Exhibit 15.2
NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Succeeding with customers NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 1

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 2

NatWest Group is a UK-focused banking organisation, serving over 19 million customers, with business operations reaching across retail, commercial and private banking markets.

Our 2024 reporting suite

Annual Report and Accounts


Succeeding
with customers

Disclosures related to our strategic performance, governance and remuneration, risk and capital management, along with our financial statements and related notes, including the independent auditor's report.

Sustainability Report


Succeeding
with customers

Progress on sustainability-related matters, including our Climate transition plan. Supported by our Sustainability Datasheet, which outlines our key metrics and progress against selected industry-wide standards and our Sustainability Basis of Reporting.

Annual results


2024
Annual results

Our latest company information, including our financial performance for the year.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 3

Inside this report

03 Strategic report
04 Our 2024 performance
08 Group Chair's statement
10 Group Chief Executive's review
11 Outlook statement
12 Our strategic framework
13 Progress against our strategic priorities
14 Key performance indicators
18 Our investment case
20 Our business model
22 Business performance review
- 22 Retail Banking
- 24 Private Banking
- 26 Commercial & Institutional

28 Market environment
30 Our stakeholders
34 Section 172(1) statement
37 Our colleagues
40 Responsible business
- 40 How we operate
- 41 Respecting human rights
- 42 Meeting our tax responsibilities
- 43 Diversity, equity and inclusion

46 Climate-related disclosures
57 Task-force on Climate-related Financial Disclosures (TCFD) overview
58 Risk overview
64 Non-financial and sustainability information statement

67 Governance and remuneration
68 Corporate governance report
- 68 Our Board
- 71 Executive management team
- 72 Chair's introduction
- 73 Governance at a glance
- 93 Report of the Group Nominations and Governance Committee
- 96 Report of the Group Audit Committee
- 102 Report of the Group Board Risk Committee
- 109 Report of the Group Sustainable Banking Committee

113 Directors' remuneration report
- 117 Remuneration at a glance
- 121 The directors' remuneration policy and wider workforce remuneration
- 133 Annual remuneration report

150 Compliance report
153 Report of the directors
157 Statement of directors' responsibilities

Approval of Strategic report

The Strategic report for the year ended 31 December 2024 set out on pages 3 to 66 was approved by the Board of directors on 13 February 2025.

By order of the Board

Jan Cargill
Chief Governance Officer and Company Secretary

13 February 2025

Group Chair:
Rick Haythornthwaite

Executive directors:
Paul Thwaite (Group CEO)
Katie Murray (Group CFO)

Non-executive directors:
Frank Dangeard
Roisin Donnelly
Patrick Flynn
Geeta Gopalan
Yasmin Jetha
Stuart Lewis
Mark Seligman
Gill Whitehead
Lena Wilson

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 4

Our 2024 performance

Strong performance helping customers succeed

Disciplined growth

Income
£14,703m
(2023: £14,752m)

Loans to customers (amortised cost)
£400.3bn
(2023: £381.4bn)

Profit before tax
£6,195m
(2023: £6,178m)

Customer deposits
£433.5bn
(2023: £431.4bn)

Profit attributable to shareholders
£4,519m
(2023: £4,394m)

AUMA net flows[1]
£3.2bn
(2023: £1.9bn)

Bank-wide simplification

Operating expenses
£8,149m
(2023: £7,996m)

Retail Banking customers banking entirely digitally[3]
79%
(2023: 77%)

Operating expenses (excl. litigation and conduct)[2]
£7,854m
(2023: £7,641m)

Commercial & Institutional customers banking digitally first[4]
83%
(2023: 81%)

Active balance sheet and risk management

Capital generation pre-distributions
243bps
(2023: 111bps)

RWA management[5]
£6.8bn
(2023: n/a)

Common Equity Tier 1 (CET1) ratio
13.6%
(2023: 13.4%)

Liquidity coverage ratio (LCR)
150%
(2023: 144%)

Delivering attractive returns

Return on tangible equity
17.5%
(2023: 17.8%)

Tangible net asset value per share
329p
(2023: 292p)

Dividend per ordinary share
21.5p
(2023: 17.0p)

Buybacks
£2.2bn
(2023: £2.1bn)

Total capital returned to shareholders[6]
£4.0bn
(2023: £3.6bn)

Reduction in share count
7.4%
(2023: 28%)

(1) Assets under management and administration.
(2) Litigation and conduct costs of £295 million (2023 – £355 million).
(3) Retail Banking customers with active current accounts that have accessed a digital platform (online or mobile) and not used the branch or telephony in a rolling 90 days in the reporting period. Inactive customers and customers with no channel usage excluded.
(4) Commercial & Institutional customers with active non-personal accounts that access their account 95% or higher through digital channels (online, mobile, Bankline), for three rolling months in the reporting period.
(5) RWA management savings are achieved through multiple levers including significant risk transfers, credit risk insurance, asset sales and balance sheet optimisation.
(6) Distributions paid and proposed. For full details of our distributions over the last three years refer to page 19.
(7) Refer to the Non-IFRS financial measures section for details of the basis of preparation and reconciliation of non-IFRS financial measures and performance metrics.

Read more in our Financial review on pages 11 to 22 of the Annual Report on Form 20-F.

Our purpose is to be the bank that turns possibilities into progress. By being a vital and trusted partner to our customers and understanding their hopes and needs, we want to help them make progress to reach their goals. By succeeding with our 19 million customers, we can also help to deliver growth across the local communities we serve and the wider UK economy. with customers Succeeding with customers NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 5

Giving the next generation financial independence. Supporting young customers to develop good money habits and financial confidence with Rooster Money. Read more on page 16. Helping start-ups to scale. Our one-to-one coaching, mentoring and networking opportunities provide start-ups with confidence and skills to succeed. Read more on page 66. Lending to help make home ownership more manageable. As one of the UK’s largest mortgage providers, we have the knowledge, products and expertise to support UK home buyers: from first-time home buyers to remortgaging. Read more on page 23. Planning a more secure future. We’re here to provide the banking products our customers need at every stage of their lives. Read more on pages 22 to 25. with customers Succeeding NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 6

Being a trusted partner for UK businesses. We’re aiming to help businesses of all sizes to scale and succeed. Read more on page 33. with customers Succeeding Being technology and innovation driven to help our customers succeed. Developing our lending products to match our customers’ needs. Read more on page 17. Supporting the UK’s transition to a net-zero future. We have provided a cumulative total of £93.4 billion of climate and sustainable funding and financing against our target to provide £100 billion between 1 July 2021 and the end of 2025. Read more on pages 46 to 57. Partnering with Team GB in 2024 to inspire our customers. We look to support the communities we live and work in. Read more on pages 31 and 39. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 7

Group Chair’s statement ‘As a bank that serves more than 19 million customers, the combination of our scale and our strong local relationships provides us with the data and insight to better anticipate, understand and respond to customers’ changing needs. The strategy that has been set by the Board and is being delivered by Paul and his leadership team reflects the opportunity to deepen those customer relationships and attract new ones.’ It was a privilege to join the Board of NatWest Group at the start of 2024 and assume my role as Chair in April. The bank that I inherited from my predecessor, Howard Davies, is consistently profitable, more customer-focused, and significantly stronger than the one he took on in 2015. We should not underestimate how much this bank has changed under his chairmanship. On behalf of the Board, I would like to thank Howard for his many years of dedicated service to the bank. Indeed, the strength of NatWest Group today is reflected in our performance at the year end, with an operating profit of £6.2 billion, and an attributable profit of £4.5 billion. While Howard was faced with fixing the issues of the past, I have taken on the role of Chair with a mandate to help shape NatWest Group’s future. Joining the bank in January 2024, my first and critical role in shaping our future was to work with the Board to appoint a permanent CEO. Following a rigorous and competitive search process, the Board agreed that Paul Thwaite was the outstanding candidate for the role. The banking sector is evolving rapidly and, as a Board, we believe Paul has the skills to succeed in this changing landscape and, importantly, to make the most of the opportunities it presents. I spent much of 2024 getting to know the business. I firmly believe the strengths we have today are the foundation for our future success: we have a clear business model with our leading customer segments, and importantly, deep-rooted local connections in communities across all nations and regions of the UK. Throughout 2024, I had the opportunity to travel and meet some of our customers and colleagues in different parts of the country, as well as internationally. I have seen firsthand the energy and enthusiasm that our colleagues have for supporting our customers and the communities we serve. I have met teams in our Accelerator Hubs helping entrepreneurs to scale, as well as commercial and corporate managers who are lending to help businesses to grow and export, bringing positive impacts to local economies. Our colleagues’ knowledge and expertise also support international customers who are looking to set up and establish operations in the UK. As a bank that serves more than 19 million customers, the combination of our scale and our strong local relationships provides us with the data and insight to better anticipate, understand and respond to customers’ changing needs. The strategy that has been set by the Board and is being delivered by Paul and his leadership team reflects the opportunity to deepen those customer relationships and attract new ones. To fully capitalise on these opportunities, we are becoming a simpler, better integrated and more technology-enabled NatWest Group – with the agility and flexibility to serve our customers how, when and where they want. At a time when competition is coming from all corners, this focus is paramount. From our incumbent peers, to US investment banks offering competitive products to UK consumers, as well as challenger banks and fintechs, customers have more choice than ever before about who they bank with. Our ability to keep up with the ever-evolving external landscape depends on us having the right technology available. The Board visited our strategic hubs in Gurugram and Bengaluru in India in spring 2024 and met some of the colleagues who are building the capabilities we need to make sure we can meet the expectations of our customers while increasing our productivity. To support this change, the Board and management have spent a lot of time thinking not only about our strategy, but also about our culture. For over a decade the bank has been in recovery mode, and if we are to seize the opportunity in front of us, we need to operate as a more dynamic and less bureaucratic business. This includes decentralising accountabilities to liberate the talent of our frontline colleagues and will require intelligent risk taking, with the ambition of driving disciplined growth, and ensuring our customers get the best possible outcomes. With the input of colleagues across NatWest Group, we have also evolved our purpose to become ‘the bank that turns possibilities into progress’. Being a trusted partner who understands our customers’ needs and ambitions, and helps them make progress towards their goals is at the heart of our strategy. Our purpose now reflects ‘Our business is strong and has momentum behind it. The expected return of NatWest Group to private ownership in 2025 will signal a new, forward-looking chapter in the bank’s story as we shape our future.’ NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 8

‘The return of the bank to private ownership is in the interest of all of our shareholders and will be a symbolic moment for the bank. The progress towards the bank’s return to privatisation in 2024 has also helped us to attract new global investors who share our growth ambitions.’ this positive role we play as a bank for our customers, and in turn, the communities we serve. Delivering for our shareholders Our strategy has been delivering consistently for our shareholders. We saw strong share price performance through 2024, with growth of 83.3% over the year. Our tangible net asset value rose consistently during 2024 – supported by strong earnings growth and a significant reduction in share count following two successful directed buybacks and completion of a further on-market buyback programme. For 2024, we announced £4.0 billion of capital returned to shareholders, including an interim dividend of £500 million and a proposed final dividend of £1.2 billion. As a result of the regulator changing the Listing rules in the summer, we were able to complete two directed buybacks from the UK Government in a year for the first time: the first in May 2024 of £1.2 billion; and the second in November 2024 of £1 billion. Additionally, in February 2024, we completed the £300 million on-market buyback announced at full year 2023. We have been pleased with the pace of the sell-down of the government’s shareholding in 2024, from around 38% in December 2023 to just 9.99% in December 2024, and welcomed the clarity that the new government gave on its intentions to divest its remaining shares in the bank by 2025/26. With the progress that was made in 2024, we expect that the government will cease to be a shareholder in 2025. As a Board we would like to thank them for their continued support. The return of the bank to private ownership is in the interest of all of our shareholders and will be a symbolic moment for the bank. The progress towards the bank’s return to privatisation in 2024 has also helped us to attract new global investors who share our growth ambitions. Looking ahead, in the absence of any major geopolitical and economic disruption, the macroeconomic backdrop in which we and our customers operate is expected to be one with lower inflation, a lower bank rate and a renewed national focus on growth. Our ambitions are aligned with the new government’s growth agenda. For this agenda to succeed, it must be delivered in collaboration with the private sector, in particular with banks like NatWest Group that play a vital role in the lives of our customers and the UK economy. Board appointments As a Board, we welcomed Geeta Gopalan as an independent non-executive director on 1 July 2024, as part of the continued evolution of the Board’s composition. Geeta brings with her substantial financial and banking expertise, combined with a strong track record as a plc non-executive director. Outside the reporting period, in January 2025, we welcomed Gill Whitehead to the Board. Gill’s deep expertise in data science and analytics, emerging customer-focused technologies, global technology regulation and digital transformation are all highly relevant skills as we look to shape the future of NatWest Group. In July 2024, we announced that Mark Seligman, non-executive director and Senior Independent Director, will retire from the Board on 31 March 2025. I would like to take the opportunity to thank Mark Seligman for his significant contribution to the Board and its committees since his appointment in April 2017. During his tenure, Mark has dedicated significant time to NatWest Group and has been a highly valued director and colleague. I was pleased we announced in December 2024 that Lena Wilson, independent non-executive director, will assume the role of Senior Independent Director from 1 April 2025. Lena is a highly experienced Board member who has demonstrated strong leadership and is highly regarded by her fellow directors. She will continue to chair the Group Performance and Remuneration Committee. Finally, Jan Cargill retires from her role as Chief Governance Officer and Company Secretary in February 2025. Jan joined NatWest Group in 1989 as a graduate and was appointed to her current role in 2019. On behalf of my fellow directors, I would like to extend our thanks to Jan for her long service with the bank. I am personally grateful for her advice and support since joining the Board in 2024 and in my transition into the role of Chair, and wish her the best for her well-deserved retirement. The Board was pleased to announce the appointment of Gary Moore as the new Group Chief Governance Officer and Company Secretary at the end of 2024. Gary, a qualified solicitor who joined NatWest Group in 2010, has significant experience of board-level governance, as well as legal and regulatory compliance, so is well-placed to support the Board and executive team. I would like to thank the Board and all of our colleagues for their hard work and the support they have given to our customers in 2024. Their focus is key to our success, and has been recognised through our bonus pool and Sharing in Success scheme, the latter of which paid out for the first time in 2024. As a result of this scheme, almost 60,000 colleagues received NatWest Group shares in 2024. Our business is strong and has momentum behind it. The expected return of NatWest Group to private ownership in 2025 will signal a new, forward-looking chapter in the bank’s story as we shape our future. Rick Haythornthwaite Chair Group Chair’s statement continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 9 Elsewhere, our Group Performance and Remuneration Committee has worked hard in 2024 on our directors’ remuneration policy, which – to align to our strategy – is grounded in rewarding performance. The detail of this is set out within the Governance and remuneration section of this report on pages 113 to 149.

Group Chief Executive’s review ‘To deliver on our ambition, we’re becoming simpler, more agile, and more technology-driven and we invested over £1.1 billion in 2024 in developing these capabilities to better serve our customers. We want to build on this, using data and insight to anticipate, understand and respond to customers’ changing needs faster and more efficiently.’ Overview NatWest Group delivered a strong financial performance in 2024. Against an uncertain external backdrop, we made good progress on our strategic priorities, grew all three of our customer businesses, and saw an acceleration in the reduction of the UK Government’s shareholding. The progress achieved in 2024 is reflected in our growing ambition for the bank and our future. That ambition is simple: to succeed with customers. Because when they succeed, so do we. As a vital and trusted partner, we are growing with them, improving and scaling the services we offer, and generating real momentum across the bank. While I am proud of all that we achieved in 2024, our focus is now firmly on the future. Having entered 2025 on a positive trajectory, I’m optimistic about the opportunities ahead of us to build on our performance, grow our business and create further value for our shareholders. Business performance When I was permanently appointed as Chief Executive in February 2024, I set out three clear priorities to create value for our shareholders. Firstly, to deliver disciplined growth; secondly, to enable bank-wide simplification; and finally, to focus on active balance sheet and risk management. Throughout 2024, NatWest Group delivered a strong performance, with income excluding notable items of £14.6 billion, and a return on tangible equity (RoTE) of 17.5%. our Foreign Exchange client onboarding times by 83% on average. We also provided £31.5 billion of climate and sustainable funding and financing in 2024; this took our cumulative total to £93.4 billion towards our target to provide £100 billion between 1 July 2021 and the end of 2025. To complement the organic growth that we have generated in Retail Banking, we were proactive in making a number of acquisitions that build on our existing areas of strength. Our acquisition of the retail assets and liabilities from Sainsbury’s Bank will add around one million Retail Banking customer accounts when it is completed. And, in September 2024, we also acquired £2.3 billion of prime residential mortgages from Metro Bank. Both transactions help accelerate growth at attractive returns, in line with our strategic priorities. Shaping our future At the time of my appointment, I said that we should not underestimate the strength of our foundations, or the opportunity we have to deepen our customer relationships. The enterprise-wide strategy we’ve developed as a leadership team, and agreed as a Board, is anchored in these competitive advantages. Today, we serve over 19 million customers across our three businesses. We are the UK’s biggest bank for business, we have a large and highly digitalised Retail Bank, and, in Coutts, we have an award-winning Private Bank and one of the strongest wealth brands in the country. Importantly, each of these delivers an attractive return on equity and has the potential for further disciplined growth. These are businesses that are deeply connected into our local communities across all nations and regions of the UK. Our operating profit before tax was up on 2023, at £6.2 billion. Importantly, we welcomed around 500,000 new customers to NatWest Group, grew each of our three customer businesses and delivered growth on both sides of the balance sheet – with increases in lending and deposits, as well as assets under management. For our shareholders, we generated attractive returns and distributed £4.0 billion through a combination of dividends and buybacks, with dividends per share increasing by 26%. We have also confirmed that we intend to increase our ordinary dividend payout ratio from c.40% to c.50% from 2025. Our performance is grounded in the support and services we provide to our customers and the wider UK economy. Throughout 2024, we helped over 351,000 mortgage customers to buy or refinance their homes. This included helping over 35,000 first-time buyers to get on the housing ladder. At the same time, we helped more than 400,000 customers to save £100 with us for the first time in 2024. For business customers, we grew our lending by £10 billion and welcomed 91,000 new start-ups to NatWest Group, helping more businesses across Britain get started than any other bank. We also continued to adapt and innovate, launching services to meet our customers’ changing needs and improve the services we offer. These included a new proposition which allows high-growth businesses to secure lending against their intellectual property. Elsewhere, putting customers’ needs front of mind, we brought to market a travel credit card with 0% foreign transaction fees, and mortgage offers available in as little as 24 hours. Improvements to internal processes have also enabled us to reduce NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 10 As this report describes on pages 12 to 13, we made good progress against each of these, and we now have strong conviction they are the right priorities to help us succeed.

The following statements are based on our current expectations for interest rates and economic conditions. We will monitor and react to market conditions and refine our internal forecasts as the economic position evolves. In 2025 we expect: – to achieve a return on tangible equity in the range of 15-16%. – income excluding notable items to be in the range of £15.2-15.7 billion. – Group operating costs, excluding litigation and conduct costs, to be around £8.1 billion including £0.1 billion of one-time integration costs. – our loan impairment rate to be below 20 basis points. – RWAs to be to be in the range of £190-195 billion at the end of 2025, dependent on final CRD IV model outcomes. In 2027 we expect: – to achieve a return on tangible equity for the Group of greater than 15%. Capital – we continue to target a CET1 ratio in the range of 13-14%. – we expect to pay ordinary dividends of around 50% of attributable profit from 2025 and will consider buybacks as appropriate. Whether it’s through our active regional Outlook(1) boards, our successful network of Accelerator Hubs, or our international offices supporting UK businesses to trade globally – I’ve seen time and again the depth of relationships our colleagues have built. This makes them uniquely placed to understand the opportunities and challenges within the cities, towns and communities where our customers live, work, and do business. The combination of our scale and these deep local connections equips us with the insight and data to better anticipate, understand and respond to customers’ changing needs with the right services and expertise. In doing this, we will continue to grow our business and customer base with a focus on returns and improving share in target segments. In recent years, we have proven our ability to grow our position in attractive segments that provide good returns and present significant opportunities for the future: whether that’s building a share in the youth market, making NatWest Group Britain’s leading bank for start-ups, or growing our assets under management and administration. Our strategy also benefits from our clear and focused business model, refined in recent years. Having now completed several structural and strategic changes – for example, optimising the size of NatWest Markets and combining it into our new Corporate & Institutional business segment, and our withdrawal from the Republic of Ireland – we are now able to focus fully on the future and the opportunities that lie ahead. Succeeding with customers Our focus today and for the years ahead remains our customers. At a time when customers are facing multiple technological, environmental and social changes, our ambition is to succeed with them and grow as a trusted and vital partner. This means understanding their aspirations and priorities, as well as the challenges they face, and providing the personalised services and expertise they need to achieve their goals: whether it’s buying a home, growing a business, or investing for the future. As such, we evolved our purpose to reflect this role we play for our customers, as the bank that turns possibilities into progress. To deliver on our ambition, we’re becoming simpler, more agile, and more technology-driven, and we invested over £1.1 billion in 2024 in developing these capabilities to better serve our customers. We want to build on this, using data and insight to anticipate, understand and respond to customers’ changing needs faster and more efficiently. At the same time, we’re using technology to give us the ability to serve our customers how, when and where they want, whilst improving our productivity and efficiency. As Rick Haythornthwaite has referenced in his Chair’s letter, we took the time as a Board in 2024 to reflect on culture, as well as our strategy. Specifically, how we can work together as a more integrated, future-fit bank that is capable of even greater impact. The most rewarding part of my role is spending time with our customers and colleagues; we have brilliant and committed people across the bank who are dedicated to serving our customers – whether that’s in our fraud teams, in our branches, or through our relationship managers and software engineers. However, the way we work together has become overly complicated and fragmented. There remains huge opportunity if we can free ourselves from this unnecessary complexity and use technology more effectively to create a working environment that drives agility, simplicity and speed – all in service of the customer. Group Chief Executive’s review continued The year ahead As we enter 2025, we are realistic about the challenges and opportunities ahead. However, there are some reasons for optimism. Inflation in the UK has come down from previous highs, with modest economic growth predicted in the year ahead. While consumer and business confidence dipped in the latter part of 2024, we have seen resilience and good levels of activity amongst our customer base. The new government has a clear intent to deliver growth across all nations and regions of the UK and, importantly, has recognised the role that our bank and the wider sector can play. We can take confidence from our 2024 performance, and it is validation that our strategy is working. However, there is no room for complacency in today’s competitive landscape. We are fully focused on delivery as we shape the future of NatWest Group as a vital and trusted partner to our customers and to the UK, and in doing so, create further value for our shareholders. 2025 is also likely to be the year that NatWest Group returns to full private ownership. The acceleration towards privatisation has attracted investment from those that share our growth ambition and will mark a new, forward-looking chapter for the bank. Finally, I would like to thank our colleagues for all their hard work throughout 2024. Our strong performance is down to them and the support they provide to our customers every day. Because ultimately, if we succeed with customers, we win together, for our colleagues, our communities and our shareholders. Paul Thwaite Group Chief Executive Officer NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 11 (1) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management’s current expectations and are subject to change, including as a result of the factors described in the Risk Factors section of the Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the Annual Report on Form 20-F.

Disciplined growth Bank-wide simplification Active balance sheet and risk management Succeeding with customers The bank that turns possibilities into progress Purpose Ambition Read more about how we are succeeding with customers and turning their possibilities into progress at natwestgroup.com. Our strategic framework Becoming a vital and trusted partner to our customers is at the heart of our strategy. It unites our ambition and purpose and is delivered by three clear strategic priorities. These enable us to succeed with customers and deliver sustainable shareholder value. Whether it’s buying a home, investing for tomorrow, growing a business, or helping our customers to build a more sustainable future, we can succeed with customers by understanding their world and what matters to them: their priorities, aspirations, and the challenges they face. We want to help them to navigate change and make progress towards their goals with the right services and expertise. At the same time, we are becoming a simpler, more integrated and technology-driven NatWest Group: able to anticipate, understand and respond to customers’ changing needs and expectations faster and more effectively, and with greater impact. By turning our customers’ possibilities into progress we can succeed together. Delivering our strategy NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 12 Careful consideration by the Board of the alignment of our refocused purpose with our strategy, and the role that culture will play in its implementation, is explained in more detail in our Section 172(1) statement on page 34.

Active balance sheet and risk management Disciplined growth Bank-wide simplification Progress against our strategic priorities To leverage our balance sheet and deliver within our existing risk profile To build a future-fit platform, culture and operating systems to enable even greater impact To attract new customers and deepen relationships – In 2024, we grew our customer base across all three business segments: around 500,000 new customers in Retail Banking; around 10,000 new customers in Commercial & Institutional; and a 26% increase in NatWest Group referrals in Private Banking. – Our acquisition of Sainsbury’s Bank retail banking assets in May 2025 will add around one million Retail Banking customer accounts on completion, across credit cards, loans, and deposits portfolios. In September 2024, we also acquired £2.3 billion of prime residential mortgages from Metro Bank. – In Private Banking, assets under management and administration grew by £8.1 billion in 2024, up 19.9% compared with 2023. – Retail Banking maintained high levels of digital engagement, with 79% of customers banking entirely digitally in 2024, compared with 77% in 2023.(1) – 83% of Commercial & Institutional customers banked digitally first in 2024, compared with 81% in 2023.(2) – In Private Banking 94.0% of payments were made digitally, a 0.5% increase compared with 2023. – We enabled eligible customers to receive mortgage offers within 24 hours through our digital channels, while our overall average time from application to offer reduced by 20% in 2024. – In 2024, Cora, our AI virtual assistant, handled 11.2 million – A focus on capital allocation helped drive optimal risk-adjusted returns, delivering 243 basis points (bps) of capital generation pre-distributions in 2024. – Management of risk-weighted assets (RWA), through multiple levers, including significant risk transfers, credit risk insurance, asset sales and balance sheet optimisation, resulted in savings of £6.8 billion. – There was strong risk management throughout our loan book, evidenced by: – Our loan impairment rate of 9bps in 2024 being lower than the 19bps average between 2018 – 2023. – The proportion of our total loan portfolio at Stage 3 (credit impaired) was 1.45% compared with 1.72% between 2018 – 2023. – As such, our provision for expected credit loss was £3.4 billion, equating to 0.83% in 2024 compared with 0.93% in 2023. (1) Retail Banking customers with active current accounts that have accessed a digital platform (online or mobile) and not used the branch or telephony for three rolling months in the reporting period. Inactive customers and customers with no channel usage excluded. (2) Commercial & Institutional customers with active non-personal accounts that access their account 95% or higher through digital channels (online, mobile, Bankline), for three rolling months in the reporting period. (3) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management’s current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F. (4) NatWest Group uses its climate and sustainable funding and financing inclusion criteria to determine the assets, activities and companies that are eligible to be included within its climate and sustainable funding and financing targets. This includes both provision of committed (on and off-balance sheet) funding and financing, including provision of services for underwriting issuances and private placements. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 13 – We provided £93.4 billion in climate and sustainable funding and financing (£31.5 billion in 2024) (4) towards our £100 billion target between 1 July 2021 and the end of 2025. Retail Banking conversations, almost half of which required no human input. We also introduced Cora+, enhanced with GenAI capabilities.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 14

Key performance indicators

Measuring our 2024 performance

Financial measures

Return on tangible equity

17.5%

2024	17.5%
2023	17.8%
2022	12.3%

Performance against 2024 guidance given in our 2023 Annual Report and Accounts

Achieve a return on tangible equity of around 12% in 2024.

Our performance

Return on equity was 11.9% compared with 12.1% in 2023. Return on tangible equity was 17.5%, above our guided range, compared with 17.8% in 2023.

Common Equity Tier 1 (CET1) ratio

13.6%

2024	13.6%
2023	13.4%
2022	14.2%

Continue to target a CET1 ratio in the range of 13–14%.

Our performance

The CET1 ratio of 13.6% was 20 basis points higher than 2023. The increase principally reflects the attributable profit, c.240 basis points, partially offset by distributions deducted from capital of c.220 basis points.

Income (excluding notable items)

£14,648m

2024	£14,648m
2023	£14,339m
2022	£13,061m

Expect total income excluding notable items to be in the range of £13.0 – £13.5 billion 2024.

Our performance

Total income of £14,703 was £49 million, or 0.3%, lower compared with 2023. Total income excluding notable items[1] of £14,648 million was £309 million, or 2.2% higher compared with 2023, principally reflecting deposit margin expansion and lending growth.

(1) Notable items of £55 million (2023 – £413 million; 2022 – £95 million).

Operating expenses (excluding litigation and conduct)

£7,854m

2024	£7,854m
2023	£7,641m
2022	£7,302m

Expect operating expenses (excl. litigation and conduct) to be broadly stable in 2024 compared with 2023.

Our performance

Operating expenses of £8,149 million were £153 million, or 1.9% higher compared with 2023. Other operating expenses of £7,854 million were £213 million (2.8%) higher than 2023, or excluding costs in relation to a retail share offering of £24 million and additional bank levies of £102 million, were 1.1% higher and in line with our guidance.

Alignment to our strategic priorities

Disciplined growth

Bank-wide simplification

Active balance sheet and risk management

2024 target achieved

Target on track

Read more: Our investment case on page 18 and our Outlook statement on page 11.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 15

Key performance indicators continued

Climate and sustainable funding and financing[1,7]

£93.4bn

Provided between 1 July 2021 and the end of 2024.

2024	£31.5bn
2023	£29.3bn
2022	£24.5bn
2021	£8.1bn

Non-financial measures

Supporting UK businesses through enterprise programmes

401,478

2024	401,478
2023	300,771
2022	269,084

Build and strengthen a healthy culture[2]

83

2024	83
2023	83
2022	82

Net Promoter Score® (NPS)[3]

NatWest Retail Banking

2024	
2023	21
2022	22

Business Banking

2024	-7
2023	-8
2022	-6

Commercial Mid-Market[4]

2024	5
2023	8
2022	15

Performance against 2024 targets given in our 2023 Annual Report and Accounts

Target to provide £100 billion of climate and sustainable funding and financing between 1 July 2021 and the end of 2025.

Our performance

In 2024 we provided £31.5 billion of climate and sustainable funding and financing against our £100 billion target. This took our cumulative total since July 2021 to £93.4 billion.

Read more: Climate-related disclosures on pages 46 to 57.

Support UK businesses through enterprise programmes with 350,000 interventions to start, run and grow a business.

Our performance

In 2024 we delivered 401,478 customer interventions through our enterprise programmes to start, run and grow a business.

Read more: Annual remuneration report on pages 129 to 135.

Achieve our culture target of 83 points as measured through the Our View colleague engagement survey.

Our performance

In 2024, we met our Culture target of 83.

Read more: Our colleagues on pages 37 to 39 and our Annual remuneration report on pages 129 to 135.

On average, we've met or exceeded our targets.[5]

Our performance

Despite inflation, low consumer confidence and mixed business confidence, NatWest Retail Banking's NPS increased from 21 in Q4 2023 to 23 in Q4 2024. Business Banking's NPS improved to -7 in Q4 2024, while Commercial Mid-Market NPS fell to 5 but remains top-ranked in its segment.

Read more: Customer trust and advocacy on page 32 and our Annual remuneration report on pages 129 to 135.

(1) For the year ended 31 December 2024, the NatWest Group CSFFI criteria published in March 2024 was used to determine eligible assets, activities and companies for inclusion. For the year ended 31 December 2023, our CSFFI criteria published in December 2022 was applied. For the year ended 31 December 2022, our CSFFI criteria published in October 2021 was applied. For the period ended 31 December 2021, the CSFFI criteria published in February 2021 was applied. Climate and sustainable funding and financing, as defined in our CSFFI criteria, represents only a relatively small proportion of our overall funding and financing.

(2) The culture index used to measure culture consists of 10 questions as defined and measured in Our View, our colleague engagement survey. All scores shown are for NatWest Group and exclude Ulster Bank RoI. To enable like-for-like year-on-year comparisons, all scores shown are based on the Willis Towers Watson (WTW) calculation methodology.

(3) NPS® and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., NICE Systems, Inc., and Fred Reichheld.

(4) During 2024, a methodological change was made to the Commercial Mid-Market NPS measurement by changing the turnover definition from £750k+ turnover businesses to £750k-£250m. The only impact this had on historical data was the NatWest 2022 score changing from 16 to 15.

(5) NatWest Group use NPS across the customer franchises, reflecting the contribution of each franchise to NatWest Group income. Where NPS is not available for NatWest Markets, an internal customer touchpoint rating is used to assess NatWest Market's customer performance. We met or exceeded six out of eight customer goals set for 2024.

(6) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management's current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F.

(7) NatWest Group uses its climate and sustainable funding and financing inclusion criteria to determine the assets, activities and companies that are eligible to be included within its climate and sustainable funding and financing targets. This includes both provision of committed (on and off-balance sheet) funding and financing, including provision of services for underwriting issuances and private placements.

Top: Branch colleague Gavin Giles supporting Vicki, Emilia and Sophie Davies. Bottom left: Emilia and Sophie doing their Rooster chores. Bottom right: Rooster Money app screen. Delivering our strategy continued The Davies family, with sisters Emilia (11) and Sophie (8), tell us how NatWest Rooster Money is helping them to develop good money habits and build financial confidence. NatWest Rooster Money our pocket money card and app Through the Rooster Money app, parents Vicki and Steve transfer pocket money into their children’s Rooster accounts after the girls have completed their chores. Emilia and Sophie can then choose to either spend their earnings with their Rooster cards or build up their savings to reach their goals. ‘We all love Rooster Money’ says Vicki. ‘As parents, we’re able to teach our children all about financial independence and give them control over what they spend, and where they spend it.’ Like all our customers, Emilia and Sophie manage their money differently. ‘I like to use my Rooster card to go out and get hot chocolate with my friends,’ says Emilia, who enjoys spending her pocket money. Sister Sophie is more future-focused. ‘Rooster Money is helping me save to buy the phone that I want.’ Rooster accounts are connected to a parent or guardian’s account with flexible parental controls and real-time spending notifications, giving children the independence they want, and parents the reassurance they need. ‘I can set spending limits and see in real-time how they’re spending their money. It’s really helped my children learn about the value of money in a safe, secure environment.’ Succeeding with customers through the right products CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 16

Delivering our strategy continued Succeeding with customers through innovations At NatWest Group, we understand that high-growth businesses need funding to scale and grow in line with their ambitions. Intellectual property-backed lending helping to scale growth However, many firms may lack valuable traditional fixed assets to pledge as security for loans. That’s why in January 2024, we launched an innovative new lending proposition that enables businesses to unlock the value of their intellectual property (IP). Open Bionics, a Bristol-based prosthetics manufacturer, is one such company. It secured a six-figure loan from NatWest Group using intellectual property as collateral to invest in expanding its operations in the US. ‘We’re really excited to use this funding to supercharge growth,’ says Samantha Payne, Open Bionics co-founder and CEO. ‘For a company like ours, it’s been great to be able to leverage our intellectual capital through such an innovative funding solution’. With loans starting from £250,000, IP-backed lending aims to improve the funding pipeline for high-growth UK businesses who, because of their lack of fixed assets, often find it difficult to secure funding to drive their growth. For Louis Spencer, Relationship Director at NatWest Group, this new form of lending is an example of how the bank can be a vital partner to businesses such as Open Bionics. ‘This financing solution bridges a gap by enabling scale-ups like Open Bionics to use their intangible assets – such as patents, copyright and trademarks – to secure lending and ultimately drive growth.’ Top: NatWest Group Relationship Director Louis Spencer (left) meeting Damian Axford, CTO of Open Bionics (right). Bottom left: Louis trialling a bionic arm. Bottom right: the Open Bionics team using a 3D scanner. CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 17

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 18

Our investment case

Our focus is on creating sustainable long-term value for our shareholders.

1 Leading positions in an attractive UK market

Strong market positions across our three customer businesses reaching all regions of the UK

Retail Banking

Private Banking

Commercial & Institutional

2 Scale player with capacity for growth

>19m
Customers

12.6%
Share of UK mortgages(1)

6.4%
Share of unsecured lending(2)

~20%
Share of UK start ups(3)

3 Clear strategy to drive returns

Three strategic priorities:

Disciplined growth

Bank-wide simplification

Active balance sheet and risk management

4 Creating sustainable shareholder value

Generating capital to reinvest in the business and deliver attractive returns to shareholders

Delivering attractive returns to shareholders(4)

Return on tangible equity of **>15%** in 2027

Ordinary dividend payout ratio **~50%** from 2025

Surplus capital returned via buybacks

CET1 ratio in the range of **13-14%**

(1) Stock share of Retail Banking and Private Banking mortgages, calculated as a percentage of balances outstanding of total sterling net secured lending to individuals not seasonally adjusted as per December 2024 BoE data.

(2) Based on unsecured lending including cards, loans, overdrafts and central items calculated as a percentage of balances outstanding of total (excluding the Student Loans Company) sterling net unsecured lending to individuals not seasonally adjusted based on December 2024 BoE data.

(3) 19.4% of those operating for less than two years identified NatWest Group as their main bank. Source: MarketVue Business Banking from Savanta Q4 2024 based on 566 start-ups interviewed in the 12 months up to that date. The survey results have been weighted to reflect the regional distribution and turnover of businesses across Great Britain.

(4) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management's current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 19

Shareholder value

We have continued to grow tangible net asset value per share through strong profitability and share count reduction. We have increased the ordinary dividend per share and returned surplus capital via buybacks facilitating further UK Government ownership reduction.

329p
Tangible net asset value per share in 2024, up 13% compared with 2023

Tangible net asset value per share (pence)(1)

Year	Tangible net asset value per share (pence)	Tangible equity (£bn)
2024	329	26.48
2023	292	25.65
2022	264	25.48

21.5p
Ordinary dividend per share in 2024, up 26% compared with 2023

Ordinary dividend per share (pence)(2)

Year	Interim dividend	Final dividend	Total	Ordinary dividend (£m)
2024	6.0	15.5	21.5p	1,746
2023	5.5	11.5	17.0p	1,499
2022	3.5	10.0	13.5p	1,329

£2.2bn
Total buybacks in 2024, up 9% compared with 2023

Total buybacks (£bn)

Year	On market buyback	Directed buyback	Total	Ordinary shares outstanding(3) (bn)	UK Government ownership(3) (%)
2024	2.2		2.2	8.3	9.99
2023	0.8	1.3	2.1	8.8	37.97
2022	0.8	1.2	2.0	9.7	45.97

95.6%
Total shareholder return(4)
2024

7.4%
reduction in share count
2024

UK Government shareholding reduced to
9.99%
as at 31 December 2024

~£2.6bn
returned to the UK Government in 2024(5)

(1) The number of ordinary shares in issue excludes own shares held.
(2) Paid and proposed.
(3) As at 31 December.
(4) Total shareholder return includes the share price change between 31 December 2023 and 31 December 2024 plus dividends paid during the year, the 2023 final dividend and the 2024 interim dividend, assuming reinvestment at the prevailing share price.
(5) Includes 2023 final dividend per share, 2024 interim ordinary dividend per share and directed buybacks executed in 2024.

Our business model Retail Banking Through the NatWest, Royal Bank of Scotland and Ulster Bank NI brands we provide a comprehensive range of banking products and related financial services including current accounts, mortgages, personal unsecured lending and personal deposits. Through our key relationships and resources we aim to achieve the following: Relationships – A trusted partner to our customers, helping them to succeed. – Providing our colleagues with the capabilities and future skills they need to fulfil their potential. – Building powerful partnerships and collaborations across the organisation. – Strong links into our communities. – Striving to build a diverse and responsible supply chain, aiming to maintain fairness and transparency with our suppliers. Resources – Strong financial performance, with a robust balance sheet and strong capital generation. – Strong market positions with extensive product and service offering. – Targeted investment in people, technology and partnerships to create a simple, safe and smart bank, driven by data and digital innovation. – A highly engaged, customer-focused, diverse workforce with significant expertise and experience. Investors We have an active programme of engagement with investors and will continue to help support the reduction of the UK Government investment in NatWest Group. Customers We know that our success depends on the success of our customers. We want to continue to understand our customers so we can provide the services they want and the expertise they need, now and in the future. Colleagues By supporting our colleagues in what they do and by striving to make NatWest Group a great place to work, we provide them with the capabilities they need to succeed with customers. Communities As a leading bank in the UK, we believe we can make a real and positive difference to the communities we live and do business in. Regulators We understand the need to have an ongoing, constructive and open dialogue with all relevant regulatory bodies and embed this in our business as a priority. Suppliers We promote sustainability in our supply chain by collaborating with stakeholders to prioritise supplier selection that emphasises ESG, supporting our ambition to reach net zero by 2050 across our operational value chain. We earn income from interest charged on lending to our customers and fees from transactions and other services. We also pay interest to customers who place deposits with us. Our key relationships and resources Our integrated businesses Our network of stakeholders Commercial & Institutional Through specialist sector knowledge and capabilities, we deliver comprehensive products and solutions for businesses ranging from start-ups to corporates and large institutions. Private Banking We serve the banking, lending and wealth management needs of UK-connected high-net-worth individuals and their interests. Our Investment Centre of Excellence delivers investment requirements of customers across NatWest Group. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 20

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 21

Our business model continued

Retail Banking Youth to mass affluent	Private Banking Affluent to high-net-worth	Commercial & Institutional Start-ups to large corporates and financial institutions

Multi-channel brands serving over 19 million customers

Retail Banking	Private Banking	Commercial & Institutional
NatWest, Royal Bank of Scotland, Ulster Bank	Coutts	NatWest, Royal Bank of Scotland, RBS International

Strong market positions with extensive product and service offering

Retail Banking			Private Banking			Commercial & Institutional		
16.2% share of current accounts[1]	**12.6%** share of UK mortgages[2]	**6.4%** share of unsecured lending[3]	**Award-winning** UK private bank	**£48.9bn** AUMA	**£3.2bn** AUMA net flows	**25%** share of deposits[4]	**20%** share of lending[5]	**~20%** share of UK start ups[6]

Delivering strong returns in 2024

Retail Banking			Private Banking			Commercial & Institutional		
£5.7bn income	**£65.5bn** risk-weighted assets	**19.9%** return on equity	**£1.0bn** income	**£11.0bn** risk-weighted assets	**14.2%** return on equity	**£8.0bn** income	**£104.7bn** risk-weighted assets	**17.2%** return on equity

Creating value for our stakeholders

- **£4.0bn** capital returned to shareholders.[7]
- **7.8m** financial wellbeing interventions in 2024 to help customers take control of their finances.[8]
- **401,478** interventions delivered to start, run and grow a business.
- **£31.5bn** 2024 contribution towards £100 billion climate and sustainable funding and financing target.[9,11]
- **58%** of managed assets considered portfolio aligned to a net-zero pathway as at 31 December 2024.[10]
- **91%** Our View colleague survey inclusion score.
- **£10.4m** direct community investment.
- **£4.2m** raised for a range of causes and 140,172 hours volunteered.

(1) Current account balances outstanding. Full year 2024 share based on November 2024 CACI data.
(2) Stock share of Retail Banking and Private Banking mortgages, calculated as a percentage of balances outstanding of total sterling net secured lending to individuals not seasonally adjusted as per December 2024 BoE data.
(3) Based on unsecured lending including cards, loans, overdrafts and central items calculated as a percentage of balances outstanding of total (excluding the Student Loans Company) sterling net unsecured lending to individuals not seasonally adjusted based on December 2024 BoE data.
(4) Based on customer deposits (£bn) for Commercial & Institutional excluding NatWest Markets and RBSI, calculated as a percentage of M4 liabilities for Private Non-financial Businesses (PNFC's) as per December 2024 BoE data.
(5) Based on gross loans and advances to customers at amortised cost for Commercial & Institutional excluding NatWest Markets and RBSI, calculated as a percentage of monthly amounts outstanding of sterling and all foreign currency loans to SMEs and large businesses as per December 2024 BoE data.
(6) 19.4% of those operating for less than two years identified NatWest Group as their main bank. Source: MarketVue Business Banking from Savanta Q4 2024 based on 566 start ups interviewed in the 12 months up to that date. The survey results have been weighted to reflect the regional distribution and turnover of businesses across Great Britain.
(7) Distributions paid and proposed. For full details of our distributions over the last three years refer to page 19.
(8) Includes additional initiatives in 2024 including digital regular saver and Insights. We have an ambition to help 10 million people, per year, manage their financial wellbeing by 2027. We plan to review our financial wellbeing ambition during 2025 in the context of our strategy. Underlying banking products and features in our financial wellbeing ambition will continue to be offered unless otherwise specified.
(9) Target to provide £100 billion climate and sustainable funding and financing between 1 July 2021 and the end of 2025.
(10) We consider Managed Assets (those assets we invest on our customers' behalf, which represented 83% of AUM as at 31 December 2024) to be in-scope for our interim 2030 portfolio alignment target and our weighted average carbon intensity (WACI) ambition.
(11) NatWest Group uses its climate and sustainable funding and financing inclusion criteria to determine the assets, activities and companies that are eligible to be included within its climate and sustainable funding and financing targets. This includes both provision of committed (on and off-balance sheet) funding and financing, including provision of services for underwriting issuances and private placements.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 22

Business performance review

Retail Banking



'Our customers are our priority. We will win with our customers through the most simple, engaging, and personalised digital experience in the UK.'

David Lindberg
CEO, Retail Banking

Total income	Net loans to customers	Operating profit
£5,650m	**£208.4bn**	**£2,431m**
2023: £5,931m	2023: £205.2bn	2023: £2,638m
Customer deposits	**Return on equity**	**Risk-weighted assets**
£194.8bn	**19.9%**	**£65.5bn**
2023: £188.0bn	2023: 23.8%	2023: £61.6bn

In Retail Banking, we aim to be a trusted financial partner for our 18.1[(1)] million customers by offering personalised experiences through our competitive products and tailored insights. We aim to support our customers every day and through every important life moment. Whether they're opening their first account, managing their money, or saving for the future.

2024 focus and highlights

In 2024, we had 10.5 million[(2)] active mobile app users, who logged in to our app an average of 33 times per month, and 70% of our active current account customers chose us as their primary bank. We've been committed to building our customers' financial resilience, delivering exceptional experiences and making more digital capabilities available. In 2024, 7.8 million[LA] customers accessed features and tools to support them in managing their financial wellbeing, including 6.4 million customers who have accessed Insights, the financial wellbeing tool in our mobile Retail Banking app. In July 2024, we launched 'Fast-track your goals', a new Insights feature, which asks customers how they feel about their finances and recommends tailored coaching plans.

We're continuing to support customers to grow their savings. Our customers' total savings balance has increased by £8.4 billion[(3)]. Customers have also earned more interest from their money this year through higher rates on their fixed term savings accounts, and our fixed rate savings balance has increased by £2.7 billion. Since February 2020, we've helped 2.7 million customers start to save with us and since February 2022, we helped 1.7 million customers save an average of £381 each through Round Ups.

Our support to future generations through our youth accounts such as Rooster, is increasing. Since our acquisition of Rooster Money in 2021, its customer base has grown to 0.5 million card subscribers, with ~70% growth in 2024.

As well as helping customers make the most of their money today, we're also empowering them to plan for tomorrow with our credit score tool, Know Your Credit Score, which has been used by over four million customers in 2024.

In September 2024, we acquired a £2.3 billion UK prime mortgage portfolio from Metro Bank. Additionally, we are set to complete the acquisition of the retail banking assets and liabilities of Sainsbury's Bank in 2025, introducing around one million new customer accounts across portfolios of credit cards, unsecured personal loans and savings. We've continued to grow our credit cards market share to 9.7%[(4)] in 2024 with 0.5 million new credit card customers, more of them now originating from aggregator channels, where customers can compare and apply for cards from different providers based on their personal preferences and financial circumstances. We broadened our third-party partners, and our cards journey is now live on six aggregator channels, covering more than 90% of the market.

In the mortgage market, as macro-economic conditions improved, we've seen

(1) Retail Banking customers including Premier and Rooster customers and excluding secondary cards.
(2) Number of personal and business customers who used the mobile app in the last 90 days.
(3) This is the increase in savings spot balances from 31 December 2023 to 31 December 2024.
(4) Stock share of Retail Banking and Private Banking credit cards calculated as a percentage of total sterling net credit card lending to individuals (in sterling millions) not seasonally adjusted as per December 2024 Bank of England (BoE) data.

We understand that, for some customers, a mortgage is likely to be their biggest financial commitment, and we want their journey to be as simple and straightforward as possible. That’s why in February 2024 we introduced our new Mortgage Customer Platform, an improvement to our processes which brings better customer conversations and swifter mortgage decisions. Our new platform streamlines the mortgage journey by combining multiple mortgage systems into one from start to finish. It simplifies handovers between different parts of the process – from getting a decision in principle to completing the full application – and improves efficiency by carrying customer data across the full journey. And through intuitive processes, the platform tailors questions to each customer, meaning we only spend time capturing the data we need. By eliminating repetitive tasks, our colleagues now spend less time inputting data and instead focus on having quality conversations, making it a faster and more personalised experience for our customers. increased momentum in market activity, especially in the second half of the year. Our stock share of that market has remained stable at 12.6%.(1) Customers find our application process easier in 2024 with the new Non-Advised Digital Additional Mortgage Borrowing Journey. Eligible customers can now self-serve and complete their applications in about ten minutes, compared to two hours in the Advice Channel. We’ve also improved average speed to offer times by 20% in 2024. We have maintained our leading share in a growing loans market with our five star loans proposition, as evaluated by both Defaqto and Moneyfacts. In November 2024, we launched Whole of Market lending, enabling customers without a current account to apply for a personal loan and allowing us to further increase our reach. In 2024, we made significant digital improvements to simplify and transform the customer experience while reducing costs. 79%(2) of our customers are now banking entirely digitally and 93% of customers’ needs are being met digitally. Around half of eligible customers self-serve via voice and we’ve achieved close to full straight-through processing in both cards (97%) and loans (98%). The launch of Cora+, our new GenAI virtual assistant, means it’s even easier for customers to get support via the mobile app and online banking. Around half of Cora conversations are now entirely contained and we achieved a Cora CSAT of 66%.(3) And to simplify banking abroad, in May 2024, we launched our new travel account within the mobile app, meaning eligible customers can exchange pounds with euros at any time with no foreign currency transaction fees. We continued to invest in protecting our customers from fraud and scams. From September 2024, customers can use their voice to authenticate payments in the mobile app alongside facial authentication, making biometrics more accessible and providing better protection. In 2024, 126,000 customers registered for voice authentication, and biometric approval is now used by 67% of our active mobile app users. Also, in 2024, 3.2 million customers visited My Security Profile in the mobile app, which helps customers understand their current level of security and provides information on the latest scam threats. We continued to proactively contact our customers in vulnerable situations to offer tailored support to help them cope with the rising cost of living. We have seen a 7% reduction in customers who have reached the final persistent debt stage, and we assisted 14% more customers in avoiding or exiting persistent debt through our voluntary Minimum Payment Plus amount. We collaborated with Hestia to create ‘Safe Spaces’ for people experiencing domestic abuse in more than 360 of our branches and contributed a further £1 million to The Circle Fund, to help frontline services provide emergency grants to over 4,000 survivors of domestic abuse. 2025 priorities In 2025, we’ll focus on growing our Retail Banking business and delivering personalised experiences that deliver value for customers. We aim to understand what matters most to our customers and design innovative solutions that are aligned to their needs. We will continue to focus and invest on digitalisation to further enhance and simplify the customer and colleague experience. Business performance review continued Succeeding with customers by speeding up mortgage decisions Mortgage Customer Platform improving our processes (1) Stock share of Retail Banking and Private Banking mortgages, calculated as a percentage of monthly amounts outstanding of total sterling net secured lending to individuals (in sterling millions) not seasonally adjusted as per December 2024 BoE data. (2) Percentage of Retail Banking customers with current accounts that have accessed a digital platform (online or mobile) and not used the branch or telephony for 90 days in the reporting period. Excluding inactive customers and customers with no channel usage. (3) Customer Satisfaction Score (CSAT) measures customer satisfaction with a business, purchase, or interaction. It’s measured by asking the following question at the end of the interaction: ‘How satisfied were you with the service you received from Cora today?’ and is expressed as % of customers who responded with either very satisfied (5) or satisfied (4). NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 23

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 24

Business performance review continued

Private Banking



'Through our relationship-led, digitally enabled, proactive client engagement model, we aim to deliver the best possible outcomes for our clients, managing their wealth responsibly, while supporting the wider NatWest Group to deliver on our strategy.'

Emma Crystal
CEO, Private Banking

Total income	Net loans to customers	Operating profit
£969m	**£18.2bn**	**£264m**
2023: £990m	2023: £18.5bn	2023: £291m
Customer deposits	**Return on equity**	**Risk-weighted assets**
£42.4bn	**14.2%**	**£11.0bn**
2023: £37.7bn	2023: 14.8%	2023: £11.2bn

(1) Client assets and liabilities refers to customer deposits, net loans to customers and assets under management and administration. c. £1 billion of investment cash is reported in both customer deposits and assets under management and administration.

(2) Net Promoter Score® and Net Promoter System® are service marks of Bain & Company, Inc., NICE Systems, Inc., and Fred Reichheld.

With over 300 years of experience in private banking and wealth management, Coutts has established itself as a trusted partner for UK-connected high-net-worth individuals and their business interests. Our comprehensive suite of services and products includes banking, lending and wealth management, all designed to meet the diverse needs of our clients. In addition, we meet the investment needs of our customers across NatWest Group through our Investment Centre of Expertise.

2024 focus and highlights

In 2024, we continued to support our clients through an uncertain external backdrop, adapting to their evolving needs. We manage £109.5 billion in client assets and liabilities, growing balances by over £12 billion in the year.[1] At the end of 2024, we delivered a 14.2% return on equity and registered an 11-point increase in our Net Promoter Score®, underscoring the strength of our client relationships and the value we deliver.[2]

Our savings propositions, supported by the enhancement of our digital journeys, drove year-on-year customer deposit growth of 12.5%. This resulted in a loan:deposit ratio of 43%, providing a key liquidity source for NatWest Group. In 2024, we evolved our lending proposition to help our clients benefit further from offerings across NatWest Group. Our Coutts NatWest Mortgage now includes a buy-to-let and product switch offering which led to a £21 million saving in our RWAs in 2024 by directing to the most capital efficient balance sheet. We also partnered with NatWest Markets to offer an interest rate management hedging solution for commercial clients, leveraging in-house expertise to service their needs and retaining £162 million of loans to customers as a result.

Our investment offering delivered strong growth in 2024 as we supported our clients' investment needs across NatWest Group through our Investment Centre of Expertise. Assets under management and administration increased by £8.1 billion to £48.9 billion in 2024. The increase was driven by assets under management net flows of £2.2 billion which represent 6.9% of opening assets under management and strong market performance of £4.8 billion. Cushon Group reflected £3 billion of assets under administration at the end of 2024, servicing the workplace pension and savings needs of over 639,000 customers, up 13% year on year.

We have delivered several key improvements to our platform in 2024, including the ability to digitally transfer into a Cash ISA, without the need for paper requests, which has contributed to growth in our Cash ISA balances. We continue to be recognised externally for our service, with Coutts awarded the UK's Best for Digital Solutions at the Euromoney Private Banking Awards.

Our ongoing investment in technology helped to drive efficiencies in 2024, while enhancing the client experience. By transitioning our telephony platform to Amazon Web Services, we now provide colleagues with real-time data insights, enabling them to deliver exceptional

Succeeding with customers through sector knowledge customer service and strengthened security. Additionally, the implementation of Generative AI-enabled tools to assist with administrative tasks has empowered our advisors to spend more time with clients. 2025 priorities We will focus on maintaining momentum and pursuing opportunities for growth in 2025, enhancing our product and relationship-led service offering to attract and deepen our engagement with high-net-worth clients, while simultaneously balancing discipline in our deployment of investment. We will look to continue the simplification of our processes through automation and prioritise services that our clients value. Ensuring we are positioned for long-term growth will remain a priority, while preparing for a shift in client behaviour in a decreasing interest rate environment. By providing a personalised and proactive service, we will aim to drive engagement across our product suite to deliver value for clients and the business. This will continue to be underpinned by responsible and sustainable balance sheet and risk management, alongside diversification of income. Coutts originally became involved in the UK’s interactive entertainment industry by helping clients access government tax support through the Video Games Tax Relief (VGTR) programme. Coutts is now an established commercial banker for the interactive entertainment sector, its gaming studios and its gaming companies. In 2024, for the third year in a row, Coutts collaborated with Games London to sponsor the London Games Festival. Coutts hosted the festival’s opening night at its head office at 440 Strand, inviting clients, festival partners, gamers and key gaming industry stakeholders to celebrate the sector. The event showcased a range of different gaming installations, allowing visitors to experience the industry’s latest developments. As well as collaborating with Games London, Coutts has dedicated relationship managers with specialist interactive entertainment industry knowledge, meaning Coutts can advise entrepreneurs on managing their finances and help them to expand their businesses. And as a private bank, Coutts also supports individual entrepreneurs, e-sports stars, gamers and streamers with their personal wealth management – providing holistic support in an ever-growing sector. Business performance review continued Specialist support for interactive entertainment (1) We consider Managed Assets (those assets we invest on our customers’ behalf which represented 83% of AUM as at 31 December 2024) to be in-scope for our interim 2030 portfolio alignment target and our weighted average carbon intensity (WACI) ambition. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 25 (2) NatWest Group uses its climate and sustainable funding and financing inclusion criteria to determine the assets, activities and companies that are eligible to be included within its climate and sustainable funding and financing targets. This includes both provision of committed (on and off-balance sheet) funding and financing, including provision of services for underwriting issuances and private placements. Our ambition for net-zero financed and managed emissions by 2050 is heavily reliant on external dependencies. We continue to engage with our clients to support their transition to a lower carbon economy, providing £415 million of climate and sustainable funding and financing during 2024(2). For investments, we consider 58% of our managed assets portfolio to be aligned to a net-zero pathway using our net zero assessment in 2024(1), up from 49% in 2023. Detailed climate-related disclosures are published in the NatWest Group plc 2024 Sustainability Report, and are consistent with the FCA’s ESG sourcebook requirements for asset managers.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 26

Business performance review continued

Commercial & Institutional



'We're working to make it simpler for customers to do business with us digitally, combined with our market leading relationship management network.'

Robert Begbie
CEO, Commercial & Institutional

Total income	Net loans to customers	Operating profit
£7,957m	**£141.9bn**	**£3,585m**
2023: £7,421m	2023: £131.9bn	2023: £3,236m
Customer deposits	**Return on equity**	**Risk-weighted assets**
£194.1bn	**17.2%**	**£104.7bn**
2023: £193.4bn	2023: 15.4%	2023: £107.4bn

(1) Source: MarketVue Business Banking from Savanta, year ending Q4 2024, based on businesses with a turnover between £2 million and £25 million in Great Britain. Of those that name NatWest Group brand as their main bank and have a Relationship Manager, 73% rate their Relationship Manager as 'excellent' or 'very good'.

Commercial & Institutional serves over one million customers, from supporting start-ups at launch to partnering with global institutions. As the biggest bank for businesses in the UK, we provide a full-service proposition, connecting our customers with unique expertise, industry insights and the solutions they need across the various sectors, regions and markets they operate in.

2024 focus and highlights

With a leading market share, we maintained our position as the UK bank of choice for UK middle market banking and SMEs, banking 1 in 5 of every small business in the UK. Our leading relationship management proposition highlighted by the quality of our people, visibility, and market presence contributed to the growth of our Commercial Mid-market business throughout 2024. We also maintained high relationship manager satisfaction ratings in mid-markets,[1] and to underline our commitment, we published a report, 'Mid-market corporates: The critical middle', outlining new support we will provide to help address challenges affecting the sector.

For smaller business owners, we enhanced our service and made it simpler for our customers to do business with us. We expanded our Business Banking mobile functionality so customers can view card balances and invoices in their app. We also integrated tax management into the app and launched business insights to provide customers with tailored access to information to support their decision processes. Our digital lending journey now enables customers to self-serve and apply for borrowing up to £100,000 (previously £50,000), with funds reaching their account within 24 hours. We also made it easier for businesses to use Broker Direct, our dedicated service for SME brokers, by increasing the borrowing limit from £250,000 to £750,000.

In 2024, our investment in digital, data and technology capabilities continued to create a simpler and better banking experience for our customers. Around 83% of our customers primarily used digital channels to interact with us, allowing our frontline teams to provide more focused in-person service. For colleagues, we launched automated fraud and security reviews, allowing more time for relationship managers to work directly with customers. Alongside this, we launched a fundamental technology transformation of Bankline, our main digital channel for mid-market and corporate customers. This aims to create a single point of access for customers to engage with all our products. We also continued to modernise our digital payments platforms under the Tyl and Payit brands. We grew our merchant base by 26% to over 38,000 in 2024, with annual transactions exceeding £11 billion.

For our corporate clients, our multi-specialist Corporates & Institutions proposition was recognised as the 'World's Best FX Prime Brokerage' and the 'UK's Best FX Bank' in the 2024 Euromoney FX Awards. We also strengthened our trade finance position, earning awards for 'Best Bank for Cash Management Technology' and 'Best Cash Management Bank' in the UK in the 2024 Euromoney Cash Management Survey. This followed the

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 27

Business performance review continued

launch of a new trade finance platform for simpler, consolidated trade loans, reducing administrative time.

We are committed to supporting our customers' transition to net zero. Since July 2021, we have provided £80 billion of climate and sustainable funding and financing(1), consolidating our position as the leading provider in this sector. Highlights included facilitating new debt for Zenobe's funding platform, for which, as sole private placement agent, we secured £410 million to support its growth and the roll out of zero-emission buses across the UK. Additionally, we introduced a new discounted finance scheme for Tesco's 1,500 farmers. We were also recognised with the 'ESG Innovation Award – Europe 2024' and 'ESG Financial Adviser of the Year – Europe 2024' at the IJGlobal ESG Awards 2024.

2025 priorities

By prioritising disciplined growth, we will support segments where our customers need us most. We aim to continue to improve our deposits, lending and transaction banking propositions over the coming years to meet the evolving needs of our customers.

Our simplification and technology transformation aims to streamline our operating model and technology architecture, increasing digital services and customer engagement, giving our relationship managers more time to spend with our customers.

We plan to continue building our balance sheet and risk management capabilities, including dynamic allocation of capital aligned to our strategic choices, strong approach to pricing, careful in-life management of resources and broadening of our distribution capabilities.

Succeeding with customers by powering up Bankline

Bankline digital channel

meeting our customers' needs


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Bankline is our digital channel that gives our mid-market and corporate customers control of their business finances. At the end of 2024, it served over 71,000 customers and had over 370,000 users, processing on average 27.6 million transactions per month.

But, in an increasingly digital landscape, we believe Bankline has the opportunity to meet even more of our customers' needs. So, in 2024, we began investing in a multi-year project to deliver a faster and better user experience from the platform.

Our investment will give customers access to new functionalities which make banking even easier. We're simplifying the service by moving it to a single cloud-based application, allowing customers to access our comprehensive suite of digital products and services, such as ClearSpend, our corporate card platform, and Agile Markets, our foreign exchange application, through a single digital entry point. New self-service features will allow customers to complete important tasks without having to contact customer support, and by strengthening the platform's security and fraud prevention measures, we'll ensure our customers can continue to bank with confidence.

We've already seen customers using these modernised journeys, especially since expanding the Bankline mobile app to RBS customers in November 2024. We're confident this new technology will increase our ability to deliver meaningful change for our customers, even quicker and at lower risk.

(1) NatWest Group uses its climate and sustainable funding and financing inclusion criteria to determine the assets, activities and companies that are eligible to be included within its climate and sustainable funding and financing targets. This includes both provision of committed (on and off-balance sheet) funding and financing, including provision of services for underwriting issuances and private placements.

Adapting to evolving market trends The environment we operate in is constantly evolving. Understanding the multiple influences on our business and our customers enables us to be prepared for change, respond quickly and create value for the long term. Economy 2024 saw UK inflation fall close to the Bank of England’s target of 2%, significantly lower than growth in average wages. The Bank of England’s base rate also fell to 5% in August and 4.75% in November 2024. Customer interest rates also reduced, causing growth in housing market activity and house prices to rise on most measures. Full-year GDP growth looked likely to beat the modest forecasts made for it at the start of 2024 and unemployment remained relatively low. Sterling ended 2024 higher against most major currencies apart from the US dollar, and the FTSE 100 index ended higher, in common with other equity major indices. Our response In 2024, we continued to adapt our services with the aim of meeting the evolving financial needs of our customers. We maintained competitive interest rates on our savings and lending products. Our digital engagement strategy developed further, with a focus on providing insights and tailored information to our customers. For our mortgage customers, we simplified mortgage journeys to bring quicker decisions, and as signatories to the UK Government’s Mortgage Charter, we Market environment offered further help and support to those customers facing increases in mortgage payments when remortgaging. We also worked with business customers to help actively manage payment difficulties, offering them financial guidance and a range of tools during 2024. We made it easier for businesses to borrow up to £100,000 through our digital lending journey, or up to £750,000 through Broker Direct. Technology, data and digital services As technology continues to advance at an unprecedented pace, business models and customer behaviours are evolving rapidly. The increasing availability and sophistication of Artificial Intelligence (AI) and machine learning technologies are fundamentally reshaping how our customers, suppliers and colleagues interact, transact, and manage their finances. The digital transformation is evident in the growing adoption of AI-powered financial assistants, blockchain-based payment systems, and personalised banking experiences. The shift towards a more digital-first approach is also reflected in the rise of open banking initiatives, which are fostering innovation, opportunities and competition in the financial services sector. Our response In 2024, we began the upgrade of our digital channel for mid-market and corporate customers, Bankline, to aim to make it simpler and more efficient for Commercial & Institutional customers. In addition, a single sign-on solution enables Bankline customers to securely connect to other NatWest Group products and services, including Agile Markets and ClearSpend. We launched our personal mobile banking app on Apple’s Vision Pro, an innovative 3D virtual reality system controlled by a user’s eyes, hands, and voice. This enables Retail Banking customers using the virtual reality headset to view balances, make transfers between accounts and manage direct debits through a secure, immersive experience. During 2024, we enabled credit card fraud to be reported in our mobile app and we helped 7.8 million LA people with their financial wellbeing. We also introduced Cora+, an enhancement to our AI virtual assistant, which uses generative AI to deliver responsive answers within the mobile app and e-banking platforms. This advanced solution offers our customers expert support on mortgages, credit cards, loans, and overdrafts in a natural, conversational style. We also deployed generative AI internally to support our workforce. For example, call summarisation technology is now being used by Private Banking colleagues to capture key facts more efficiently during customer conversations to improve engagement and service. Through investment in our customer data, we increased customer engagement and targeted regulatory outcomes – digitalising and simplifying customer journeys, and making data accessible through open banking. In terms of managing AI and data ethics, we introduced our AI & Data Ethics Code of Conduct to all colleagues. We also set up a specialist team to review all uses of AI through an ethical lens, with the aim of consistently delivering good outcomes for our customers and colleagues. Cyber threats and digital security Cyberattacks pose a constant risk to our operations, both directly in relation to our own digital estate and indirectly to our supply chain. Cybercrime continues to evolve and is increasingly influenced by the geopolitical landscape. Attacks may come from individuals or highly organised criminal groups intent on stealing money or sensitive data, or potentially holding organisations to ransom. An increasingly volatile geopolitical environment could increase the threat to the UK. New trade restrictions, expansion of financial sanctions and regional conflicts, increase the risk of attacks targeting UK based organisations. The targeting of companies and their third parties through ransomware attacks also remains a prominent threat. Our response To provide service continuity for customers and limit disruption, we continued to monitor and assess a diverse and evolving array of threats. We also invested in our security, which continued to expand and improve centralised security controls, helping colleagues remain secure. Progress of key programmes included: – extending coverage of real-time security monitoring by the Security Operations Centre (SOC), enabling them to react to threats as they happen; – consolidating security services so that as new solutions are built they use security controls that are embedded from the start; – automating guardrails, increasing monitoring and improving assurance processes to enable our Security team NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 28

Market environment continued to efficiently and effectively identify areas of non-compliance and work with project teams to ensure that a consistent approach to security is deployed. AI and machine learning are also transforming the cybersecurity landscape. While they create new opportunities, they also present new challenges, lowering the bar to entry for adversaries and improving their capabilities (for example, non-native speakers crafting phishing emails, more convincing deep fakes, more innovative ransomware attacks). The Security team continued to collaborate with NatWest Group’s AI Centre of Excellence in 2024 and engaged with suppliers to ensure the safe and secure adoption of these technologies. In line with the evolution of regulators’ thinking, the Third Party Risk Management (TPRM), Security and Operational Resilience teams continued to work together to plan for prolonged disruption that considers business and customer impacts. Additionally, NatWest Group is working on delivering compliance in relation to the EU’s Digital Operational Resilience Act (DORA) and the EU AI Act. We are in the process of providing the appropriate mechanisms to ensure that impacted entities have the necessary safeguards in place. Throughout 2024, NatWest Group continued to work with regulators including the FCA, Bank of England and the PRA to demonstrate NatWest Group’s cybersecurity defences. Digital service stability remains high. In 2024, we had consistently high performance and stability of our most critical systems, which have been available 99.99% of the time. Additionally, over 60,000 colleagues completed annual cybersecurity learning in 2024. Climate change Climate-related risks have the potential to affect asset values, operational costs and business models, not only through increasing frequency and severity of extreme weather events and biodiversity loss, but also as the transition to a net-zero economy accelerates. These risks, transmitted through the economy to NatWest Group, continue to evolve, reflecting increasing regulatory, legislative, political and societal change. Likewise, our response continues to develop. Our response NatWest Group has an ambition to be net zero across our financed emissions, assets under management and our operational value chain by 2050. This aligns with the UK’s legal commitment to be net zero by 2050. While we continue to support our customers’ transition to a net-zero economy, and monitor progress on supplier and fund decarbonisation, our climate ambitions are unlikely to be achieved without timely and appropriate government policy and technology developments, as well as the supplier, customer and societal response required to support the transition. We continued to implement our Climate transition plan during 2024, which lays out our plans to help our customers on their journey toward net zero, as well as actions we are taking to decarbonise our operational value chain. Key areas of progress since announcing our climate ambition in 2020 include: – Providing £93.4 billion climate and sustainable funding and financing against our target to provide £100 billion between 1 July 2021 and the end of 2025. – Achieving our ambition to reduce emissions from our direct own operations by 50%, against a 2019 baseline, with a 51% reduction as at 30 September 2024. To reflect this progress we have refreshed some of our climate-related ambitions during 2024. This includes enhancing our ambition to reduce Scope 1 and 2 location-based emissions, where we will now aim for a 70% reduction by 2030, against a 2019 baseline. This, while continuing to consume 100% renewable electricity in our direct own global operations. While the new government has announced various initiatives since the UK general election in July 2024, including the creation of the National Wealth Fund and the decarbonisation of the energy sector, these are yet to be embedded within the policy framework and the UK CCC’s credibility assessment. We will continue to engage on, and monitor government policy developments. In February 2024, we disclosed that we considered the achievement of our ambition to at least halve the climate impact of our financing activity by 2030, against a 2019 baseline, to be increasingly challenging. We continue to view this ambition as ‘increasingly challenging’, particularly in light of policy uncertainties. In light of this, we plan to review our climate ambitions and targets during 2025 in the context of the UK CCC’s Seventh Carbon Budget, which is expected to be published on 26 February 2025. Regulation We operate in a highly regulated market which continues to evolve in scope. Areas of current regulatory focus include delivering good customer outcomes, in particular, the introduction of the Financial Conduct Authority’s (FCA) new requirements for Consumer Duty. The bank is also involved in ongoing work to shape and implement post-financial crisis prudential measures, through the Basel 3.1 Framework, while additionally supporting the regulatory change needed to deliver on the new government’s growth agenda. Our response We constantly monitor regulatory change and work with our regulators to help shape those developments that materially impact the bank, responding when necessary either bilaterally or in partnership with one of our affiliated industry bodies. We implement new regulatory requirements where applicable and use our frequent engagement meetings with regulators to discuss key regulatory priorities. Focus areas in 2024 were: – Capital and liquidity management, including the UK’s approach to the implementation of Basel 3.1. – Fraud and financial crime, which included the introduction of the PSR’s new reimbursement model for authorised push payment fraud victims. – Implementing near-term amendments to the UK’s ring-fencing rules and continuing to push for wider reforms. – Supporting the FCA’s work to simplify its conduct rules by highlighting, through consultation, areas of duplication and/or complexity, while also aiding the regulator in its plans to modernise the UK redress system and improve the role that the Financial Ombudsman Service plays in customer disputes. – Implementation of the second and final phase of Consumer Duty requirements. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 29

Investors Customers Colleagues Our stakeholders – We delivered a total shareholder return of 95.6% in 2024, ranking 2nd in the FTSE 100, 3rd in the European Banks index (SX7P), and 1st in the Bloomberg World Banks index. This was supported by both the strong share price performance, with the stock gaining 83.3% in the year, and also distribution of dividends to shareholders. – Two directed buybacks of shares held by the UK Government totalling £2.2 billion, took place in May and November 2024, these reduced the UK Government’s stake in NatWest Group to 9.99% at the end of 2024. – 348 meetings with institutional shareholders and 271 meetings with fixed-income investors were held in 2024, maintaining open dialogue with our shareholders, while expanding our global reach to attract further investment by overseas institutional investors. – Quarterly results presentations took place virtually alongside the release of our financial results; investors and analysts gained a deeper understanding of our business and were able to ask questions of management. – We helped 7.8 million – The launch of our first GenAI virtual assistant Cora+ in 2024 upgraded our existing digital assistant Cora, giving customers access to a more intuitive, conversational experience 24/7. – Private Banking has increasingly adopted cloud-based technology, offering colleagues real-time, tailored insights and advanced analytics to enhance client service. – Responding to the industry-wide shift towards digital services. To help our Retail Banking customers who experience a branch closure, we proactively reach out to support them with this transition, whether through articulating alternative methods or providing increased confidence with digital banking. In 2024, we made over 200,000 calls to support Retail Banking customers with information on alternative ways to bank. – Our colleague listening strategy in 2024 included: regular colleague opinion surveys; a Colleague Advisory Panel, connected directly with our Board; the Colleague Experience Squad, which provided feedback on colleague products and services; and Engage, our social media platform. – We actively engaged our colleagues in change through participation in over 1,000 experiments and in the co-creation of new propositions: 78% of colleagues believe there is a culture of experimentation at NatWest, an increase of 7 points since September 2023, based on our Colleague Engagement Survey. – Our View colleague engagement survey, enables us to track metrics and key performance indicators, which we can benchmark with sector and high-performing comparisons. Over 50,000 colleagues (82% participant rate) across all countries and levels participated in our September 2024 survey.(1) For our Net Promoter Scores refer to page 32. We have an active programme of engagement with institutional and private shareholders, alongside fixed-income investors, and will continue to help support the reduction of the UK Government investment in NatWest Group. We know that our success depends on the success of our customers. We want to understand their challenges, ambitions, financial objectives and concerns, and help them progress towards their goals by providing the right services at the right time. By supporting our colleagues in what they do and by striving to make NatWest Group a great place to work, we provide them with the capabilities they need to succeed with customers. (1) NatWest Group Our View results exclude Ulster Bank RoI. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 30 people to manage their financial wellbeing; we also provided assisted financial health checks to 321,000 Retail Banking customers in 2024 and 22,000 to Business Banking customers in 2024. Understanding and supporting our stakeholders is vital to the success of our business. Detailed below are our key stakeholder engagements and how they help us improve outcomes for our customers, communities, and the environment. For further information on how stakeholder considerations influenced the Board’s discussions and decision-making, refer to our section 172(1) statement on pages 34 and 35, and our Corporate governance report on pages 86 to 88. Refer to the Investment case and shareholder value on pages 18 and 19. Refer to the Our colleagues section on pages 37 to 39 and Responsible business – diversity, equity and inclusion on page 43.

– We engaged constructively with policymakers to feed back the impacts of the initial proposals to implement Basel 3.1, in the UK, along with other aspects of the prudential framework including model approvals under CRD IV. Together these proposals could impact on the competitiveness of the UK financial services sector and its customers. – We maintained strong engagement with the FCA, in the final stages of Consumer Duty implementation. – During 2024, we responded to material consultations, including the FCA’s proposals to safeguard access to cash, a discussion paper on simplifying conduct rules and a joint consultation with the Payment Systems Regulator (PSR) on digital wallets. – We played a key role in helping to define and deliver the PSR’s new reimbursement model, for victims of authorised push payment (APP) scams. This mandates the reimbursement of APP scam losses up to £85,000, in almost all cases. Communities Regulators Suppliers – Establishing and building relationships, with direct community investment of £10.4 million – Supporting enterprise and engaging young people: in 2024, we delivered 401,478 interventions – Empowering financial confidence: our free Financial Foundations workshops are designed to help participants take control of their money and future. In 2024, our trained bank volunteers delivered workshops totalling 270 hours of support. – We continued to encourage our suppliers to complete an EcoVadis assessment and report emissions via CDP: 74% of our contracted supplier spend either possess an active EcoVadis scorecard or have submitted a new assessment and are in the process of receiving a new scorecard. Collectively suppliers have improved year on year, averaging 13% higher than the EcoVadis Global Average. NatWest Group scored 68% overall in 2024 (+1% from 2023) ranking in the 89th percentile. – In H1 2024, we successfully maintained immediate payment on goods and services for all legal entities: resulting in an average days-to-pay of 6 days. In H2 2024, this improved to an average of 5 days. Our consistent performance surpasses our commitments as a signatory to the government’s Prompt Payment Code. – 97% of supply chain colleagues completed climate-change training: this aims to empower them with the skills and confidence to lead effective conversations with suppliers. For more details on stakeholder engagement refer to the NatWest Group plc 2024 Sustainability Report. As a leading bank in the UK, we believe we can make a real and positive difference to the communities we live and do business in. We operate in a highly regulated market which continues to evolve. We understand the need to have an ongoing, constructive and open dialogue with all relevant regulatory bodies and embed this in our business as a priority. We are committed to creating a diverse and responsible supply chain, being fair and transparent with our suppliers and to reach net zero by 2050 across our operational value chain. Our stakeholders continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 31 in 2024. Across our fundraising and volunteering programmes, colleagues raised £4.2 million and gave 140,172 volunteering hours. As well as our network of regional managers, our seven Regional Boards are also deeply connected into cities, towns and communities across all nations and regions of the UK. to help people start, run and grow a business. We engaged over 5,000 young people across 156 youth clubs in England, helping them set future goals and learn good money habits.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 32

Our stakeholders continued

Customer trust and advocacy

Listening to our customers

We monitor a framework of independent customer feedback surveys to measure customer satisfaction, advocacy and trust for our key brands and services. These insights are reported at the most senior levels of the bank and play a crucial role in how we address the evolving needs of our customers.

Customer trust

Trust among NatWest customers remained consistent with 2023 (73% vs 72%), as did levels among Royal Bank of Scotland customers (65% vs 63%).

	NatWest	Royal Bank of Scotland
Q4 2024	73%	65%
Q4 2023	72%	63%

NatWest — Source: Yonder reputation tracker, GB, Trust among Retail Banking customers, 12-month rolling.

Royal Bank of Scotland — Source: Yonder reputation tracker, GB, Trust among Retail Banking customers, 12-month rolling.

Customer advocacy

We track customer advocacy for our key brands using the Net Promoter Score® (NPS), a commonly used metric in banking and other industries across the world.[1] NatWest Retail NPS increased, but its ranking fell to joint 4th. NatWest Business Banking NPS improved and maintained its ranking. NatWest Commercial Mid-Market NPS fell, but remained the market leader in this segment. Royal Bank NPS continued to increase for Retail and Business Banking and was flat for Commercial Mid-Market.

Overall Net Promoter Score®

NatWest

Retail Banking

Q4 2024: 23 | Q4 2023: 21

Source: Strategic NPS benchmarking study run through InMoment, England & Wales, 12-month rolling.

Business Banking

Q4 2024: -7 | Q4 2023: -8

Source: MarketVue Business Banking from Savanta, England & Wales, Businesses with a turnover up to £750k, 12-month rolling.

Commercial Mid-Market Banking

Q4 2024: 5 | Q4 2023: 8

Source: MarketVue Business Banking from Savanta, England & Wales, Businesses with a turnover between £750k-£250m, 12-month rolling.

Royal Bank of Scotland

Retail Banking

Q4 2024: 21 | Q4 2023: 18

Source: Strategic NPS benchmarking study run through InMoment, Scotland, 12-month rolling.

Business Banking

Q4 2024: 5 | Q4 2023: -5

Source: MarketVue Business Banking from Savanta, Scotland, Businesses with a turnover up to £750k, 12-month rolling.

Commercial Mid-Market Banking

Q4 2024: 7 | Q4 2023: 7

Source: MarketVue Business Banking from Savanta, Scotland, Businesses with a turnover between £750k-£250m, 12-month rolling.

Retail Banking – key measures

Account opening

Q4 2024: 28 | Q4 2023: 34

Source: NatWest Strategic NPS benchmarking study run through InMoment, England & Wales, 12-month rolling.

Mortgages

Q4 2024: 25 | Q4 2023: 23

Source: NatWest Strategic NPS benchmarking study run through InMoment, England & Wales, 12-month rolling.

Mobile banking

Q4 2024: 49 | Q4 2023: 47

Source: NatWest Strategic NPS benchmarking study run through InMoment, England & Wales, 12-month rolling.

Online banking

Q4 2024: 32 | Q4 2023: 31

Source: NatWest Strategic NPS benchmarking study run through InMoment, England & Wales, 12-month rolling.

(1) NPS® and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., NICE Systems, Inc., and Fred Reichheld.

Top: Kerr McEwan (left) meeting with Coutts Private Banker Julie Cunningham (right). Bottom left: Relationship Manager Adam Trout (left) and Kerr on site with the M Squared team. Bottom right: Kerr at home. Succeeding with customers through great service Kerr McEwan, a personal and business customer with Royal Bank of Scotland and Coutts, tells us why customer service has been a vital part of his banking journey. Providing a One-Bank service to partner with customers A Royal Bank of Scotland personal customer from the age of 15, Kerr later opened a business account with RBS for his commercial landscaping company, M Squared, and was guided to join our Accelerator Programme. ‘The support I received through the programme was a gamechanger’, reflects Kerr, ‘specifically, the coaching and peer-to-peer learning about scaling a business was invaluable.’ From there, M Squared has grown rapidly, featuring in the FT1000 fastest-growing companies in 2019. During that time, the company has been supported with a range of our banking services – from loans, overdraft facilities and asset financing, to specialist advice, such as Mentor, the bank’s employment law and HR service. Continuity of expert service has been key for Kerr. ‘The relationship I have with the bank has always been so helpful. They know me inside out and are there to anticipate my growth plans, both business and personal.’ Most recently, Kerr has also become a Coutts customer, receiving personalised wealth management support from the private banking team. ‘The partnering I get from the bank has now gone one stage further, with Coutts providing the expertise I need to help plan my family’s financial future.’ CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 33

In this statement, we describe how our directors have had regard to the matters set out in section 172(1) (a) to (f) of the Companies Act 2006 (section 172) when performing their duty to promote the success of the company. Section 172(1) statement How did the directors fulfil their duties under section 172? How were stakeholders considered? At the first strategy session, the Board discussed the external environment, changing customers’ needs and behaviours, the current and potential competitive landscape, the importance of the right business mix, and the key role an agile and future-fit technology platform would play in delivery. The important role of organisational culture was also considered. Top and emerging risks were discussed by the Board and risk management leaders immediately prior to the strategy session to ensure the directors were aware of the likely future risk environment. The directors reviewed options proposed by management and considered external perspectives from experienced business leaders. At the end of the session, directors shared their reflections and agreed the next steps which were considered across the second and third sessions. An overarching theme throughout the discussions was how our culture would support the successful implementation of the strategy. Consideration was given to how colleagues could be supported in adapting to an evolving environment. It was agreed that the bank’s culture, brand and purpose would all need to align with the strategy, consistently focusing on the customer. In conjunction with the Group Sustainable Banking Committee, the Board reviewed the evolution of the purpose statement at several points during 2024, approving the final proposal in September 2024. The output of engagement with internal and external stakeholders, including via focus groups and in-depth interviews with samples of colleagues and customers, was closely reviewed. There was consensus between management and directors that our purpose should be rooted in how the bank delivers value for our customers. It was agreed that by focusing the purpose on supporting customers to achieve their goals it would in turn help communities and businesses to grow and create a healthier environment for future generations. Having agreed the purpose statement, the second strategy session focused on the bank-wide elements of delivering the strategy, including balance sheet management, technology and culture and operating systems. Specifically the Board discussed changes which would be required to support future customer needs in a rapidly evolving digital landscape. The final dedicated strategy session focused on the importance of supporting our customers to succeed and how each segment would do so. Complementary strategies and ambitions for each segment were discussed in detail, and the variance in customer needs and expectations across NatWest Group was recognised. Management shared prioritisation plans and trade-offs, noting the activities that would no longer be pursued to ensure appropriate capacity to deliver strategic aims, both in the short and the long term. The necessary synergies between the technological, financial and cultural plans were noted. The Board discussed financial planning and budget requirements over a multi-year timescale, and how the strategies of the customer-facing elements of the business would align with the bank-wide approach. The s172 factors (a) likely long-term consequences, (b) employee interests, (c) relationships with customers, suppliers and others, (d) the impact on community and environment, (e) maintaining a reputation for high standards of business conduct, (f) acting fairly between members of the company. The strategy s172 factors considered: a, b, c, d, e, f What was the decision-making process? The Board held three dedicated sessions during 2024 to consider the strategy, as well as reviewing key elements throughout the year at its scheduled meetings. The focus of all these discussions was how the bank could evolve to continue to succeed with customers and other stakeholders to create long-term sustainable value in a rapidly evolving banking sector. Considerations were informed throughout by discussions with internal and external experts, stakeholders and investors. The Board reviews and confirms its key stakeholder groups for the purposes of section 172 annually. For 2024, these remained investors, customers, colleagues, communities, regulators and suppliers. Our directors are mindful that it is not always possible to achieve an outcome which meets the expectations of all our stakeholders, and that there may be impacted stakeholders outside the six key groups the Board has identified. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 34 Examples of how the Board has engaged with stakeholders can be found in this statement and in the Corporate governance report pages 86 and 88. Our Board and committee terms of reference (available at natwestgroup.com) reinforce the importance of considering the matters set out in section 172 (the s172 factors, as set out opposite). Our template for all Board and committee papers also supports consideration of stakeholders and enables good decision-making. The following illustrative examples provide insights into how principal decisions in two areas were made by the Board during 2024. Principal decisions are those decisions taken by the Board that are material or of strategic importance to the company, or are significant to NatWest Group’s key stakeholders.

Section 172(1) statement continued Actions and outcomes At the Board meeting in December 2024, directors confirmed support for the strategy, centred around the three strategic priorities of disciplined growth, bank-wide simplification, and active balance sheet and risk management. Further consideration was given to the impact on both external and internal stakeholders, including how their interests might be balanced, and a refreshed approach to measuring and reporting on the bank’s culture was agreed. The Board formally approved the strategy in February 2025 and will continue to monitor the embedding of the strategy, including purpose, during 2025. It will consider any additional collateral required to support implementation as appropriate, including a refreshed core behaviours framework. Capital distributions s172 factors considered: a, e, f What was the decision-making process? The Board approved a variety of external capital distributions in 2024. These included full-year and interim dividends (in February and July 2024 respectively) and participating in two directed buybacks of ordinary shares held by HM Treasury (in May and November 2024). In addition, an on-market buyback of ordinary shares was approved in February 2024. As part of our quarterly results announcements the Board also approved external guidance on capital distributions. The Board considered the proposed distributions in the context of the agreed budget and capital plans for 2024, including current and future regulatory capital requirements and the available funds for distribution. In line with standard practice, the Group Board Risk Committee reviewed all capital distribution proposals prior to submission to the Board, making appropriate recommendations having considered the views of the second and third lines of defence. How did the directors fulfil their duties under section 172? How were stakeholders considered? The decisions in relation to capital distributions aligned with the continued commitment to a c40% payout ratio, as noted in the NatWest Group plc 2023 Annual Report and Accounts. In addition, the decisions were in line with the external guidance provided in February 2024, which was updated in July 2024 and reviewed as part of each quarterly results announcement. The Board was particularly focused on ensuring the proposed distributions would support the long-term success of the company for the benefit of all stakeholders. External expectations of capital distributions were carefully considered by the directors, acknowledging the variability of preference among both equity investors and debt holders. The Board also considered the financial implications the distributions might have and any potential impact on the bank’s ability to serve our customers every day. Actions and outcomes The final dividend of 11.5 pence per ordinary share was approved by shareholders at the Annual General Meeting in April 2024 and an interim dividend of 6.0 pence per ordinary share was approved by the Board in July 2024. Two directed buybacks of ordinary shares in the company from HM Treasury were approved and undertaken in 2024. In May 2024 the Board approved participation in a standalone directed buyback of 392,448,233 ordinary shares (worth £1.24 billion). The majority of these ordinary shares were cancelled and 170,000,000 ordinary shares were held in treasury. Holding ordinary shares as treasury shares offers the ability to cancel or re-issue them at a later date, quickly and cost effectively. It also provides additional flexibility in the management of NatWest Group’s capital base, including in relation to its employee share plans. In November 2024, following Board approval, 262,605,042 ordinary shares (worth £1 billion) were again purchased via a directed buyback, and all shares were cancelled. An on-market buyback was also approved by the Board in February 2024, up to a value of £300 million which was completed in July 2024. The Board also undertook extensive preparations, along with management, for the retail share offering proposed by the UK Government. Although this activity was paused and subsequently ceased following the UK general election and the change in government, consideration was given to stakeholders throughout the process including customers, existing shareholders and colleagues as well as compliance with regulatory expectations. The Board remained mindful of the changing status of the government’s shareholding and capital solvency expectations, reviewing possible options and implications as the situation of both evolved. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 35

Top: NatWest Group Head of Strategy for Retail Banking Tanvi Gokhale (right) and Head of Digital Transformation for Retail Banking Niro Nirmalan (left). Bottom left: Fast-track your goals being used on the mobile app. Bottom right: Niro reviewing the app. Succeeding with customers through improved digital journeys With over 10 million customers now using our mobile app to manage their finances, NatWest Group’s Tanvi Gokhale, Head of Strategy for Retail Banking, and Niro Nirmalan, Head of Digital Transformation for Retail Banking, explain how we’re empowering customers through its latest digital improvements. Fast-track your goals in our mobile banking app ‘We know customers want to build good financial habits and boost their confidence with money. That’s why Insights, our financial wellbeing function in our mobile banking app, offers customers personalised support to help them better manage their money. We’ve seen some brilliant engagement with the tool since its launch in 2023, but we’re ambitious for Insights to go further. So, after gathering feedback from customers, in July 2024 we launched Fast-track your goals, our new digital experience giving customers personal plans to achieve their goals. Customers use the tool by answering some quick questions about how they feel about their finances and what matters most to them. The tool then turns their answers into personalised coaching plans broken into bite-sized exercises, making it easier for customers to take actionable steps to improve their financial wellbeing.’ ‘Coupled with the option of using it during a Financial Heath Check with a bank colleague, it’s proving to be a great way to support customers with their goals, from better budgeting to saving for the future.’ CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 36

Key highlights – We launched our new performance management framework Beyond in January 2024. – Since the launch of Beyond, over 95% of colleagues have been upskilled and 156,000 development hours invested. – Strong Our View Inclusion score of 91% and Wellbeing score of 83%, sitting at +9 and +6 vs the Global Financial Services Norm. – Over 1,100 graduates, apprentices and interns hired. Our colleagues Colleague listening Our results from our September 2024 colleague engagement survey remained steady and we maintained the strong position held in 2023. Across all comparable categories, NatWest Group remains in the top quartile, sitting an average of eight percentage points above the Global Financial Services Norm (GFSN) benchmark. While purposeful leadership has improved, we have work to do in relation to building capability, relating to the longer-term future focused development of colleagues, which has fallen back slightly since 2023, and despite improvements in experimentation; simplification, collaboration, and efficiency remain flat. Succeeding with customers Helping our colleagues(1) build the right skills for the future is pivotal to succeeding with customers. As such, we prioritise upskilling in critical core skills aligned to the Financial Services Skills Commission Industry Framework. In 2024, we onboarded an external skills partner, to enable us to have a single view of our skills supply and demand. This allowed us to begin automating skills identification, harmonising data to deliver dynamic workforce insights, and focus on skills critical to our future transformation. Cultivating a culture of always learning A strong learning culture helps colleagues proactively adapt and develop their skills in a fast-changing world. To help build capability in critical skills for a future-ready workforce, we give colleagues two dedicated learning days per year, with Delivering long-term, sustainable performance means recognising that the skills our people need in the future will be different from those of today. We are passionate about supporting colleagues in what they do and providing them with the capabilities they need to succeed with customers. capabilities they require to fulfil their potential to thrive. 70% of colleagues agree their learning has helped them develop in their role/career, whilst 80% said NatWest Group provides learning tools and resources which are useful to them. We work with several external partners including academic institutions such as the University of Edinburgh who have specifically jointly delivered learning on data; software; cybersecurity and climate. Mobility Hub The UK Mobility Hub, which provides support to colleagues at risk of redundancy, aims to boost internal mobility across NatWest Group and help colleagues find new roles. In 2024, the hub provided one or more services to 2,262 colleagues. Its core services – job matching, one-on-one career coaching, career guidance, career strategy and skills workshops, and career transition workshops – received a Net Promoter Score®(3) of +81. The hub successfully redeployed 71% of colleagues who used its job matching service into new roles during 2024. Talent identification and development In 2024, we launched our new approach to identifying talent by developing a consistent framework to help leaders identify colleagues at all levels with the aspiration, capability and influence to succeed. Our identified talent will build focused development plans from Q2 2025 in three areas of Experience, Exposure and Education. These plans will empower and develop talent to supercharge their growth and impact. c.485,000 learning hours booked since launch in 2022. 56% of elective learning completions at NatWest Group are now focused on priority skills with 77% of colleagues having completed some form of future skills learning over the past two years. We have also refreshed our NatWest Group Academy to amplify Artificial Intelligence (AI) capability as a key priority, resulting in over five times more elective learning completions focused on AI than 12 months ago. In 2024 we also made significant enhancements to the learner experience with our content partner, Skillsoft. All colleagues had access to an AI-powered development tool to make learning even more interactive with real-time role-playing and feedback. We continue to offer gigs – small, discrete pieces of work that colleagues can perform alongside their day job and that provide opportunities for cross-skilling, reskilling and upskilling. During 2024, 465 gigs were raised, providing potential opportunities for over 1,800 colleagues to develop different skills through a short-term gig opportunity. Learning campaigns that empower colleagues Our Learning At Work campaign, which launched in May 2024, used our Team GB partnership to explore how continuous learning gives us the power to achieve our goals. Of the c.7,305 colleagues who participated, 91% said they were inspired to develop their skills. As a result, NatWest Group has been ‘Highly Commended’ in the NCFE(2) Impact Awards for Inspiring a Lifelong Learning Culture. Whether it relates to a current role, or a future career, we are passionate about providing our colleagues with the (1) Colleagues means all permanent employees and, in some instances, members of the wider workforce e.g. temporary employees and agency workers. (2) NCFE (originally the Northern Council for Further Education) is an educational charity and leader in vocational and technical learning. (3) Net Promoter®, NPS®, NPS Prism®, and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., NICE Systems, Inc.,and Fred Reichheld. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 37 Refer to page 30 for more on our colleague listening strategy.

We launched our new performance management framework Beyond in January 2024. This initiative was designed to foster a culture of high performance while enhancing the overall experience for our colleagues. Over 3,400 colleagues were involved in the design of Beyond. Since launch over 95% of colleagues have been upskilled with c.156,000 development hours invested through a range of learning methods provided to support both leaders and colleagues. Introduced in four chapters: 1. Setting the ambition: We encouraged the setting of more ambitious and personalised goals to drive performance and engagement. We have more than halved the number of goals the average colleague is working on concurrently (from c.13 to c.6). As a result of learning, 86% of colleagues expressed increased knowledge and 77% expressed increased confidence in setting ambitious goals. 2. Creating meaningful conversations: We focused on improving the quality of performance discussions and reducing their administration. Coaching check-ins take place at least four times a year with a focus on regular, timely and quality feedback. Our September 2024 Supporting our leaders’ development Thrive Leadership, launched in 2022, continued to provide a blended learning offering for existing leaders to deepen their self-awareness and personal impact, with 2,673 leaders enrolled in 2024, taking total enrolments to over 6,000. Our September 2024 colleague engagement survey showed Thrive enrolled leaders received more favourable scores from their direct reports across all categories including purposeful leadership. Alongside Thrive, 12,818 colleagues have completed an element of our Leadership Fundamentals programme, designed to help new and existing leaders grow their core leadership skills. In 2024, we continued to develop the strategic leadership skills of a targeted group of our most senior leaders in the One Bank Leadership Team (OBLT). Specifically, we collaborated with the Institute for Management Development (IMD) to build capability in prioritisation and capacity creation, as well as continuing the focus on experimentation. The investment in this group of senior leaders provided them with the tools and skills necessary to lead our culture transformation. Succession planning We continued to ensure robust succession plans are in place for CEO –1, CEO –2 positions and critical roles. In April 2024, we worked with the Bank Executive Committee (ExCo) to identify roles that have the potential to deliver strategic influence in NatWest Group’s business segments. This key activity enables us to proactively support, profile and retain leaders in these jobs and ensure we build a sustainable pipeline of talent. Career development An ongoing focus on career growth empowers colleagues to build fulfilling careers at NatWest Group and is critical to organisational growth. With career development content, tools and initiatives available to colleagues, NatWest Group benchmarks favourably against the financial services and high-performing norms for career development. In August 2024, we launched enhanced career development support on the NatWest Group Academy. This made it simpler for colleagues to access the most relevant tools and learning to support their personal career growth, with 6,685 colleagues accessing the resources. Early Careers Programme We are investing in building future talent capability through our Early Careers Programme. In 2024, we hired over 1,100 graduates, interns and apprentices, including 133 apprentices from a lower income socio-economic background.(1) Our colleagues continued Our View colleague engagement survey score was 85, 22 points higher than the GFSN for check-ins, demonstrating how we are helping colleagues improve their performance conversations. 3. Unlocking performance and growth: In July 2024 we introduced People Progress sessions where line managers discuss colleagues’ performance and potential, and the best ways to support them, while helping to inform fair pay decisions. 88% of line managers who participated have expressed positive sentiment on the effectiveness of these sessions. 4. Making fair pay decisions: We shifted the focus from pay decisions based on ratings to data-driven reward decisions focused on recognising performance. This approach was created after c.2,300 colleagues were involved in 13 experiments across the bank on making pay decisions without performance ratings. We launched this Chapter in October 2024 with innovative simulated training modules that gave managers the chance to practice and feel confident in making pay decisions. Over 95% of managers completed the training with 90% agreeing that they understand what it means to make a fair pay decision. (1) Through working with third-party organisations, eligibility is based on qualification for Free School Meals (FSM) in secondary education; residence in bottom 30% areas of the Index of Multiple Deprivation (IMD); and other personal disadvantage. – 29th in the UK The Times 100 graduate employers league table (up from 36th in 2023) – 15th in the ratemyplacement.co.uk Best 100 Student Employers 2024-2025 Internships overall (up from 22nd in 2023) Read more about our Early Careers Programme at natwestgroup.com and for a full breakdown of our Early Careers Programme profiles, refer to our NatWest Group plc 2024 Sustainability Datasheet. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 38

Our colleagues continued Read more about how we support colleagues with their wellbeing at natwest.com and our NatWest Group plc 2024 Sustainability Datasheet. Supporting colleague wellbeing Supporting colleagues with their wellbeing In 2024, we continued to focus the support offered to colleagues, encouraging our colleagues to be proactive and preventative in their view of wellbeing across all our wellbeing pillars and stages of their career. Through our initiative, Live Well Being You, our colleagues were encouraged to bring the best of themselves to work, to thrive and be healthy. Guided by colleague feedback and data we invested heavily in wellbeing support tools across four wellbeing pillars (mind, body, life and money) providing awareness, understanding and knowledge to live healthy lives. Driving engagement for wellbeing support Supporting colleagues’ financial wellbeing Our virtual Financial Wellbeing Zone includes tailored guides and support for all colleagues and their families across a range of financial wellbeing themes. These include budgeting, planning for the future, and accessing expert assistance. The Financial Wellbeing Zone promoted spotlight sessions to colleagues to coincide with Pensions Week in September and Financial Wellbeing Month in November. In 2024, we maintained participation of UK colleagues in our flagship Retirement Savings Plan (RSP) at 89% and have steps in place to increase this to 100%. We also introduced a standalone Sustainable Equity fund and Sharia fund to ensure that the RSP is inclusive for all colleagues. Our wellbeing strategy relies on engagement across three key levels: i) our Executive Wellbeing Sponsor who advocates and steers strategy; ii) our bank-wide Wellbeing Implementation Committee which cascades and feeds back on our wellbeing strategy across business areas; and iii) our c.1,800 Wellbeing Champions who create an inclusive, supportive and psychologically safe environment to speak and seek support. To inform our future wellbeing strategy, we continued to build our data sources to deliver timely and relevant wellbeing interventions. This included providing targeted information on key topics, such as highlighting our employee assistance partner which provides bespoke content on resilience, and our digital cognitive behavioural therapy support, Koa Care 360. We also engaged with our graduate population to promote the support tools available in the workplace and collaborated with The University of Edinburgh on a later-life workplace wellbeing tool. Additionally, we focused on Youth Mental Health Day, delivering webinars on the challenges that young people face and the importance of supporting their emotional wellbeing. In June 2024, to celebrate our partnership with Team GB, we engaged with colleagues, customers, and communities through a nationwide baton relay and a virtual activity challenge. Across the 10 day event, the baton passed through 10 NatWest Group offices and 45 branches in Scotland, Northern Ireland, England and Wales. It reached c.24,000 colleagues, and 10,000 colleagues took part in our virtual challenge to promote mental and physical wellbeing behaviours. We celebrated our first anniversary of the launch of our initiative Just Ask A Question (JAAQ) in July 2024. Over 17,000 questions on mental health and wellbeing from colleagues were answered on the JAAQ platform during the year. A JAAQ campaign in over 400 branches also highlighted this free to use mental health resource to our customer base. On World Mental Health Day in October 2024, a series of JAAQ events took place across NatWest Group, including our head office in Gogarburn, where we welcomed four expert speakers and engaged with over 800 colleagues on topics such as burnout, cancer, dependency and neurodivergence, and how these impact mental health. Menopause, mental health and cancer support continued to play a large and important part of our people strategy in 2024. Working with Macmillan Cancer Support, we launched a new line manager training programme in June 2024 to support colleagues affected by cancer, with 818 colleagues completing the training in 2024. We are proud to be a Menopause Friendly employer. Since its launch in 2022, over 3,000 colleagues/partners have signed up with our menopause support partner, Peppy Health for personal menopause support and over 5,000 mental health learning modules were completed. In 2024, NatWest Group also maintained Tier 2 accreditation in the CCLA(1) Corporate Mental Health Benchmark and achieved the top tier of the global MindForward Alliance’s Thriving At Work Assessment. NatWest Group Benefits Hub All our employees have access to benefits. In 2024, we won the Employee Benefits Award for ‘Best use of benefits to support Diversity, Equity & Inclusion’. Employees can access our wide range of flexible benefits online via the NatWest Group Benefits Hub. There are four key categories to choose from: Pension & Protection; Healthcare; Lifestyle; and Discounts and Offers. Colleagues have access to a personalised account showing available options in their location, helping make informed decisions tailored to their own needs. (1) Churches, Charities and Local Authorities (CCLA) is a UK charity fund manager, working with charities, religious organisations and the public sector. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 39

In order to succeed with customers, it’s important we behave and act in a way that meets their expectations. We aim to follow high standards of business conduct, helping us to stay compliant with legal and regulatory requirements, and meet the behavioural expectations of our customers and stakeholders. How we do things To help drive the right behaviours in our organisation, we have four key tools which guide the way we work and behave. 1. Our Code lays out our purpose and the values and behaviours we expect from each other. It underpins all our actions and interactions, within the bank and in our external relationships and defines the principles for making responsible decisions. 2. Our critical people capabilities outline the skills, behaviours and expectations on what is consistently required from us all. They explain how we need to work every day and are aligned to our values and risk culture. 3. Our policies inform how we do things. They support the colleague experience, meet our legal and regulatory obligations and ensure we manage risk in a way that protects our colleagues, customers and enables business continuity. 4. The YES Check gives five simple questions to guide the thinking behind our decisions and actions. Read more on how the four key tools guide the way we work together at natwestgroup.com. Conflicts of interest It’s important for us to manage conflicts of interest carefully, to ensure decisions are taken to support fair and proper outcomes for the bank and our stakeholders. The NatWest Group conflicts of interest policy sets out how we identify, prevent or manage actual and potential conflicts of interest that may arise. It also specifies the procedures and measures that we have put in place to prevent or manage such conflicts. It applies to all employees, contractors and agency staff and covers all business segments, functions and legal entities within NatWest Group. We are required to take all appropriate steps to identify, prevent and manage conflicts where: – the interests of one part of NatWest Group conflict directly with those of another or a customer, – the interests of our employees conflict with those of our customers, – the interests of two or more of our customers compete with one another. Conflicts of interest meetings across first and second lines of defence support compliance with the policy. Techniques to manage conflicts of interest include information barriers across different parts of NatWest Group, separate supervision of employees involved in potentially conflicting business activities, a remuneration policy designed to avoid conflicts, maintaining a conflicts register, and providing internal guidance and training. Advocacy and political involvement NatWest Group does not make political donations, nor do we have affiliation to any political party, but we do engage – at national and local level – with the main parties, as we do with any stakeholder. We are members of relevant trade associations and, where appropriate, participate in government consultations and policy discussions to share our industry perspective. In line with good business practice our relationship with government is focused on protecting the operation of our business and the interests of our customers and shareholders. Our employee conduct policy ensures that any colleague involvement in politics is kept entirely separate from their bank role. Read more about how we manage political activities at natwestgroup.com. Whistleblowing We want our colleagues, and all those we interact with, to feel confident to raise concerns about wrongdoing or misconduct without fear of retaliation. Speak Up is our formal whistleblowing framework, which enables individuals to report concerns in confidence, and anonymously if preferred, through a secure reporting system operated by an independent third party. This includes all employees and those acting on behalf of or representing NatWest Group such as contractors, subcontractors, suppliers, temporary staff, secondees, consultants, interns and volunteers. This also includes any persons formerly in these roles. In 2024, 97% of those completing our colleague engagement survey, Our View, agreed that they know how to raise concerns about wrongdoing in their business. 90% of colleagues also agreed it was safe to speak up in their business, and 88% believe that concerns will be handled appropriately. Responsible business – how we operate Reports via Speak Up(1) 2024 2023 2022 419 355 434 In 2024, 434 reports were made through Speak Up compared with 419 in 2023. Of 402 reports investigated in 2024, 44% of all allegations related to behaviour not consistent with Our Code (including discrimination and harassment). We do not tolerate any form of harassment or discrimination and any incident reported that is substantiated could result in disciplinary action. Where reports were substantiated, appropriate action was taken to rectify the situation, following discussion with human resources and the respective business unit. Read more on our Whistleblowing pages at natwestgroup.com. Compliance We have a number of systems in place to monitor compliance with Our Code and other policies. Employee performance and remuneration are linked to conduct, behaviour and risk management, with the accountability review process reflecting these in pay outcomes where required. Regular mandatory training on YES Check, Our Code, and conduct policies is provided to all colleagues. Breaches can lead to disciplinary actions, including dismissal and notification to authorities in some instances. (1) Numbers represent the number of reports to Speak Up which qualified as whistleblowing concerns in line with the NatWest Group Speak Up policy. Responsible business NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 40

– Independent audit: this continuously assesses the effectiveness of our controls. – Customers: we seek to know our customers by undertaking risk based due diligence and monitoring. – Process and technology: we aim to have high-quality detection and prevention systems and controls across the bank to manage the risks presented. – Culture and colleagues: we aim to have a culture of financial crime detection and prevention among all our colleagues, with deep expertise in all specialist roles. We undertake annual colleague training, and colleague awareness activity so everyone understands the role they play in tackling financial crime. We undertake customer awareness activity to help them protect themselves from financial crime. – Partnership working: we recognise that we cannot tackle financial crime in isolation. However, we strive to be an industry leader, and we work with partners including industry bodies, law enforcement, regulators and government to tackle financial crime. – Governance: we have financial crime governance in place to enable the oversight of our financial crime framework. In 2024, together with seven other UK banks, we delivered a data fusion capability by sharing datasets with the National Crime Agency (NCA) and seconding our colleagues to form a public-private intelligence team to work on the resulting risk identified, for reporting to law enforcement. This is a joint project, governed equally by the banks involved and the NCA, that has advanced high priority organised crime investigations and identified new criminal networks exploiting the UK’s financial system. The value of the data fusion capability has been publicly recognised by ministers. Environmental, social and ethical (ESE) risk management We recognise that the activities of our customers can have ESE impacts – including polluting activities and the potential for human rights infringements. The ESE risk framework forms part of NatWest Group’s overall reputational risk policy and requires enhanced due diligence to be performed for certain customer relationships, transactions, activities and projects. It applies to all legal entities within NatWest Group for the onboarding of non-personal customers (for the purposes of providing lending or loan underwriting services and applies to the management of ESE risk throughout these customers’ lifecycles). Business segment executives are responsible for ensuring that the framework is implemented and have accountability for all material customer appetite decisions. To manage these risks, we have developed risk acceptance criteria (RAC) for eight sectors and one topic which present heightened ESE risk. These define the level of ESE risk the bank is prepared to accept. In 2024, we undertook 330 customer ESE assessments (2023 – 520). The reduction in cases reflects the review cycle. We also undertook 71 trade-related transactions involving defence equipment (2023 – 79). Respecting human rights We understand we have an important role in promoting respect for human rights. Our approach is informed and guided by internationally recognised standards including the United Nations Guiding Principles (UNGPs) on Business and Human Rights. In 2024, we continued to enhance policies and practices covering colleagues, customers, investments and suppliers, but we acknowledge there is more to do, particularly in light of the publication of regulatory frameworks such as the EU’s Corporate Sustainability Due Diligence Directive (CSDDD). In June 2024, in accordance with the UK Modern Slavery Act, we published our eighth Modern Slavery and Human Trafficking Statement. We also engaged with various stakeholders, including charities, investors and non-governmental organisations (NGOs), which has helped to further our knowledge and understanding of human rights issues. In 2024, we remained in the second top tier for the CCLA Modern Slavery benchmark. While there is room for further improvement, we were recognised for providing evidence of human rights due diligence practices on modern slavery informed by experts and civil society. In 2024, the focus of our Human Rights Action Group was to make further progress on managing our salient human rights issues. These are issues which have the most potential to occur if action is not taken to prevent or address them. We began work to embed our human rights RAC, which requires enhanced due diligence for sectors with human rights risk not already covered by sector-specific ESE RAC. In 2025, we plan to roll-out specific training for front-line relationship managers. To maintain our Regional and Global Living Wage status, we began a re-accreditation process. We also introduced our new anti-bullying, harassment and discrimination policy with accompanying support material and training. This is to support our colleagues and comply with new UK legislation which enhances an employer’s preventative duty on sexual harassment. Read more in the NatWest Group plc 2024 Sustainability Report. Our human rights and modern slavery disclosures can be read at natwestgroup.com. Responsible business – how we operate continued Competing fairly We are committed to competing fairly across all sectors in which we operate. We take a firm approach to compliance with competition law. This means that all employees worldwide must understand their competition law obligations whatever the nature of their role. Under our competition policy, all colleagues must complete annual competition law training to ensure they understand their obligations. Further specialist advice and training are also provided by our in-house competition lawyers on an ongoing basis. Detecting and preventing financial crime, including bribery and corruption We understand that tackling financial crime is of fundamental importance to society. NatWest Group seeks to detect and prevent financial crime and fraud to protect the bank, people, families and businesses, and to support compliance with relevant financial crime legislation and regulation in the jurisdictions in which we operate. NatWest Group strives to avoid breaches in financial crime and fraud legislation. Our Financial Crime Statement outlines our Financial Crime Programme, which covers anti-bribery and corruption, anti-tax evasion, anti-money laundering, counter terrorist financing and proliferation financing, sanctions and fraud. Read our Financial Crime Statement at natwestgroup.com. Our financial crime framework is built on the following pillars. – Policies and procedures: these support our business to prevent, detect and address financial crime that may arise as a result of our operations, products, services, customers and suppliers. – Regular risk assessments: these support the bank to continue to strengthen procedures in line with our inherent risks. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 41 Refer to page 130 of the Annual Report on Form 20-F for more information on our approach to reputational risk. Read more about our ESE RAC at natwestgroup.com.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 42

Responsible business – meeting our tax responsibilities


NatWest

At NatWest Group we aim to pay the right amount of tax in the jurisdictions in which we operate and follow the spirit as well as the letter of the law. These principles are central to our approach to tax and are underpinned by our tax strategy.

During 2024, we paid a total of £2.46 billion of tax in the UK (2023 – £1.98 billion). We were ranked as one of the highest taxpayers in terms of UK taxes paid in the PwC 2024 Total Tax Contribution survey of The 100 Group, which referenced our tax payments made in 2023. The 100 Group represents members of the FTSE 100 along with several large private companies in the UK.

In addition to the taxes we pay, we also collect and administer taxes and social security contributions on behalf of governments. During 2024 we collected a total of £0.9 billion of tax on behalf of the UK Government, primarily in relation to employee income tax and National Insurance contributions (NIC).

The charts below show the different taxes we paid globally and in the UK, as well as the taxes we collected in the UK in 2024.

Read more about our approach to tax and management of tax risk in Our Tax Strategy and 2023 Tax Transparency Report.

Read more about the taxes we paid in the UK and globally during 2024 on our tax webpage at natwestgroup.com.

£2,463 million of tax was paid by NatWest Group in the UK during 2024


£ million
1,480
468
128
315
72
Corporate income tax
Irrecoverable VAT/sales tax
UK Bank Levy
Employer payroll taxes
Business rates/other taxes

£2,704 million of tax was paid by NatWest Group globally during 2024


£ million
1,602
524
131
369
78
Corporate income tax
Irrecoverable VAT/sales tax
Bank levy
Employer payroll taxes
Business rates/other taxes

£888 million of tax was collected by NatWest Group in the UK during 2024


£ million
106
782
Net VAT and other taxes collected
Employee income tax and NIC

Our business needs to reflect the communities we serve so that we support them to the best of our ability. We want to give everyone who works here, and every customer who comes into contact with us, the opportunity to succeed. Understanding diverse perspectives also enables us to be a better business. One Bank DE&I Action Committee The One Bank DE&I Action Committee, led by our Chief Operating Officer and Chief Marketing Officer, drives a focused and impactful approach to DE&I through workstreams focused on recruitment, attraction, leadership and retention. NatWest Group’s commitment to inclusivity has been recognised externally throughout 2024 including the ‘Diversity Bank Award’ at the ACT Diversity and Sustainability Awards in October 2024. For full details of our 2024 awards, refer to natwestgroup.com. Recruitment and attraction To enhance inclusivity in our recruitment processes, we updated our Recruitment YES check, a checklist to keep DE&I and the candidate experience front of mind at every stage of the recruitment process. We also mandated inclusion-focused training for all hiring managers and expanded our Inclusive Interview Ambassadors team to over 600 members. These steps provide diverse perspectives on our interview panels. In 2024, 62% of senior external hires and 61% of internal senior hires were female, an increase of 14 percentage points in each from 2023. Leadership and retention In 2024, we enhanced our sponsorship programme to support career advancement, accelerating under-represented groups into senior roles. We held three peer-learning sessions on sponsorship techniques and extended the programme to 160 sponsors supporting 216 sponsees. While career advancement takes time, 18 sponsees have already progressed through promotions or lateral moves in 2024. Our Employee-Led Networks Our eight Employee-Led Networks (ELNs), with c.27,000 members, foster an inclusive environment at NatWest Group. In 2024, we added senior leader sponsors alongside ExCo sponsors to further enhance the support given. In September 2024, we began collaborating with a specialist external provider to ensure our ELNs have the necessary infrastructure and support. Additionally, we provided a coach to each ELN Chair through our in-house coaching faculty. For more details on our ELNs, refer to natwestgroup.com. Disability and neurodiversity In 2024, we conducted ten focus groups with disabled and neurodivergent colleagues to understand their experiences and develop a comprehensive action plan to improve disability inclusion. Membership of our Disability & Neurodiversity Network, Enable increased by 20%, and engagement on their internal social media platform was up by 20%. 1,177 colleagues have accessed the Neuro-Developmental Pathway through our private medical cover since its launch in October 2023, providing assessment, diagnosis and short-term support for Attention Deficit Hyperactivity Disorder (ADHD), Autism Spectrum Disorder (ASD) and Tourette’s Syndrome. Socio-economic diversity We contributed to Progress Together’s Shaping the Economy Report, the largest study of its kind on the link between career progression and socio-economic background in the banking industry. We also co-hosted a partner roundtable on Winning Over Leaders, looking at the role leaders play in driving greater levels of socio-economic diversity at senior levels. The Regional Board in Wales held a customer event focused on how addressing social mobility can be positive for Welsh businesses. They teamed up with Colin Jackson CBE of Team GB to showcase how considering socio-economic diversity in recruitment can benefit the economy. LGBT+ As well as celebrating Pride across the UK, NatWest Group ranked number 45 in the 2024 Top 100 Employers in Stonewall’s UK Workplace Equality Index, rewarding our commitment to being an LGBT+ inclusive employer. This is up four places from when we were last ranked in 2022. Our LGBT+ Rainbow Network and Wellbeing team launched monthly trans and non-binary wellbeing support cafés called T-Pot in April 2024. The support centred around online sessions that provided a safe space for colleagues to share experiences and feel supported. In June 2024, NatWest Group India launched the third TRANSpire cohort to promote employability for LGBT+ candidates. This programme lasted for six months, with seven candidates gaining employment with NatWest Group India. Gender NatWest Group was once again named a Times Top 50 employer for Gender Equality in June 2024 and received the highest ranking within the Parental Fog Index in September 2024. We continued to be a signatory of HM Treasury’s Women in Finance Charter, and our Group Chief Financial Officer joined the Accountable Executive Taskforce. In 2024, nine women who enrolled in Our Women in Tech pilot completed a fully funded Code First Girls master’s qualification and gained permanent Trainee Engineer Roles within the bank. Our Women in Tech pilot delivered free technology skills training to a total of 53 Ukrainian women who settled in Scotland. Ethnicity In 2024, our ethnicity sponsors reinforced our commitment to increasing Black colleague representation. We conducted six focus groups to better understand how we can support Black colleagues to thrive, and additionally developed a workstream to drive enhancements to our approach to advancement, retention, and attraction, based on the feedback. In April 2024, the Banking on Racial Equality Taskforce announced a fresh set of commitments for the bank, recognising that several of our original commitments from 2020 had been achieved. The renewed commitments focus on areas where we need to make further progress to drive positive change for our customers, colleagues, and communities. The Multi-Cultural Network ran the reciprocal mentoring programme again in 2024. The programme aims to facilitate the exchange of cultural knowledge and experiences within the c.450 mentor and mentee established relationships, fostering a deeper and more inclusive understanding of individuals with diverse backgrounds and perspectives. For full details of our refreshed commitments, refer to natwestgroup.com. Responsible business – diversity, equity and inclusion NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 43

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 44

Responsible business – diversity, equity and inclusion continued

Our progress and targets

In 2024, 94% of colleagues reported that they believe NatWest Group recognises and respects the value of people's differences and promotes an inclusive environment (+10 vs the Global Financial Services Norm and +6 vs the High Performing Norm).

Our Board composition exceeds the FTSE Women Leaders Review target of a minimum of 40% women's representation on the Board by 2025, with a figure of 45%, as at 31 December 2024. Our Executive management team was made up of 40% women, with the Group Chief Financial Officer, Group Chief Operating Officer, Chief Executive Officer – Private Banking, and Group Director, Strategic Development roles held by women.

We continuously monitor and report against our diversity targets. We have a target for full gender balance in CEO-3 positions and above globally by the end of 2030. Based on the management structures as at 1 January 2024, with performance assessed at the end of the year, we had 43% of females in our top three layers globally.[4] This represents an increase of 14 percentage points since targets were introduced in 2015.

We are committed to pay equality and have made good progress closing pay gaps this year. The mean gender pay gap for NatWest Bank, our largest reporting entity, is 25.5% closing the gap by 2.1 percentage points since last year. The mean gender bonus gap is 20.6%, closing the gap by 5.4 percentage points since last year. If we include recognition vouchers in our calculation, the bonus gap increases to 43.0% closing the gap by 6.7 percentage points since 2023. This means every colleague who received a small recognition award – for example £10 – is included in the calculations, whether or not they received a bonus. We believe the figures excluding recognition vouchers are more accurate reflections of our gender bonus gap.

Introduced in 2018, our ethnicity target is to have 14% of colleagues from ethnic minority groups in CEO-4 and above positions in the UK by the end of 2025. Based on the management structures as at 1 January 2024, with performance assessed at the end of the year, of 84% of colleagues who disclosed their ethnicity, we had an aggregate 13.2% of colleagues from ethnic minority groups in our top four layers in the UK[4]. This represents an increase of 5.2 percentage points since targets were introduced in 2018. Overall, of those who disclose their ethnicity, 21% of all colleagues in the UK identify as being from an ethnic minority group.

In line with our commitment to transparency under the UK Government's Race at Work Charter, we have voluntarily disclosed our aggregated ethnicity pay gap for NatWest Group UK. The mean ethnicity pay gap is 4.9%, closing the gap by 1.3 percentage points since 2023. The mean ethnicity bonus gap excluding recognition vouchers, is 22.3%, this gap has increased by 2.4 percentage points since 2023. We have broken down our ethnicity pay gaps to compare Asian, Black, mixed/multiple, and other ethnic minority colleague's average hourly pay to that of White colleagues for NatWest Group in Great Britain. This highlighted a wider pay gap between Black and White colleagues than the average ethnicity pay gap. The targets set to increase the number of Black colleagues in UK roles are intended, alongside other initiatives, to address underrepresentation in this area.

In 2021, we introduced our target to have 3% of Black colleagues in CEO-5 and above positions in the UK by the end of 2025. Based on management structures as at 1 January 2024, with performance assessed at the end of the year, we had 2.0% of colleagues who identify as Black in our top five layers in the UK, which is a 0.5 percentage point increase from 2023. Overall, of those who disclose their ethnicity, 3% of all colleagues in the UK identify as being Black.

For a full breakdown of our colleague data, refer to our 2024 NatWest Group plc Sustainability Datasheet and our Pay Gap Report at natwestgroup.com.

Companies Act 2006, section 414C (8)(c) disclosure

	Male #	Female #
Directors of the company	6	5
Executive employees	52	34
Directors of subsidiaries	169	66
Permanent employees (active and inactive)	32,000	28,900

There were 335 senior managers (in accordance with the definition contained within the relevant Companies Act legislation), which comprises our executive population and individuals who are directors of our subsidiaries.

14 Directors of subsidiaries have not declared their sex.

UK Corporate Governance Code (the Code) Provision 23: As at 31 December 2024, the gender balance of those in the senior management and their direct reports was 40% female and 60% male. For the purposes of this note, 'the senior management' means our executive management team and the company secretary (as required by the Code).

For Board and executive management diversity disclosures (UK Listing Rule 6.6.6 (10)), refer to page 74.

Evolution of our targets

To ensure that our diversity targets evolve appropriately and are in line with the proposed regulatory requirements and census data, we are introducing new diversity targets from the beginning of 2025 to be achieved by the end of 2030. They remain focused on female representation, ethnic minority groups, and Black colleagues and are as follows:

- 50% female representation[1] globally in our senior leadership population;[3]
- 45% female representation[1] globally in our management population;[3]
- 19% of UK colleagues from ethnic minority groups in our senior leadership population and our management population;[3]
- 5% of UK Black[2] colleagues in our senior leadership population and our management population.[3]

After updating our internal demographic data categories and running a data sharing campaign in 2025, we will explore targets for other demographics if they are found to be underrepresented.

(1) For these targets we use male and female data captured in our systems. We recognise that not all colleagues identify this way, and we are updating our systems to reflect and honour the spectrum of how colleagues identify.

(2) From 2025, we will also include Black mixed ethnicity categories into our Black diversity target calculations.

(3) The senior leadership population is CEO-2+ and our management population is grades C11+. Global targets subject to local laws and regulations.

(4) NatWest Group's management structures were revised during 2024. For the purpose of remuneration reporting, the representation targets were set based on the management structures in place at the start of 2024, with performance assessed at 31 December 2024. Based on the management structures at the end of 2024, we had 41% of females in our top three layers globally and 12.9% of colleagues from ethnic minority groups in our top four layers in the UK as at 31 December 2024.

5) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management's current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F.

(6) Any information contained on websites linked or reports referenced in this Report is for information only and will not be deemed to be incorporated by reference herein.

Top: Sina Etminan (left) and Emmett Carton (right) from HVSS. Bottom left: NatWest Group’s Trade & International Director Andrew Hallworth (left) with Emmett Carton, Managing Director at HVSS (right). Bottom right: the HVSS team at work. Succeeding with customers through specialist finance Through the use of schemes provided by UK Export Finance, NatWest Group provide businesses with access to specialist finance that might not otherwise be possible. Guaranteed export finance bonds helping companies win business One such company is High Voltage Substation Services Limited (HVSS). Through Trade Finance Director, Andrew Hallworth, we initially supported the business with a multi-million pound bond facility guaranteed by UK Export Finance, which was increased in 2024 and is used for both UK and European projects. The bond facility has enabled HVSS to issue advanced payment bonds and performance bonds to its overseas client who required these bank guarantees as part of a contract to build an electricity substation for Littleton Solar Farm Project in Worcestershire. ‘NatWest have been brilliant,’ shares Emmett Carton, Managing Director at HVSS. ‘By arranging this bond facility, we’ve been able to take on bigger projects, increase our turnover and take on more staff – ultimately making us stronger as a business.’ The bond facility is partially guaranteed by UK Export Finance and provides NatWest Group with revenue through monthly issuance fees over the bond’s duration. ‘It’s great to see the real-world outcomes of trade finance facilities supporting our customers,’ says Relationship Director, Lewis Williamson. ‘Knowing that this facility and the bonds that we have arranged for HVSS are helping the firm to not only win new business, but to support UK energy infrastructure and the transition to net zero, is a powerful demonstration of how we succeed with customers.’ CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 45

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 46

Climate-related disclosures(7)

We have an ambition to be net zero across our financed emissions, assets under management (AUM) and our operational value chain by 2050.[1] This aligns with the UK's legal commitment to be net zero by 2050.

The path to achieving net zero by 2050 is far from clear at this stage but we continue to focus on supporting our customers' transition and our own ambitions to be net zero.

To reflect the achievement of our direct own operational emissions ambition and progress against our Climate transition plan we refreshed a number of our climate-related ambitions during 2024.

We have also announced that we plan to review our climate ambitions and targets during 2025 in the context of the UK CCC's Seventh Carbon budget. Refer to page 47 for further details including key developments since February 2024, when we disclosed that we considered the achievement of our ambition to at least halve the climate impact of our financing activity by 2030, against a 2019 baseline, to be increasingly challenging.

Refer to the NatWest Group plc 2024 Sustainability Report for details of our Climate transition plan and actions supporting our ambition to at least halve the climate impact of our financing activity by 2030.

Refer to the Directors' remuneration report from page 113 for details of how sustainability considerations are included.

Reducing our own operational emissions

2024	122,619	-51%
2023	131,558	-47%
2019 baseline	247,718	

51%

reduction achieved since 2019

We have achieved our ambition to reduce our direct own operational emissions[2] by 50% between 2019 and 2025 for Scope 1, location-based Scope 2, and certain Scope 3 categories.

Four out of nine

sectors are aligned to decarbonisation convergence pathways[3]

% of Managed Assets considered portfolio aligned to a net-zero pathway

2024	58%
2023	49%

58%

as at 31 December 2024

We have an ambition to align 70% of Managed Assets to a net-zero pathway by 2030.[4]

Climate and sustainable funding and financing

2024	£31.5bn
2023	£29.3bn
2022	£24.5bn
2021	£8.1bn

£93.4bn

provided between 1 July 2021 and the end of 2024

We have a target to provide £100 billion in climate and sustainable funding and financing between 1 July 2021 and the end of 2025.[5]

% of homes in our UK mortgage portfolio rated at EPC C or better, where EPCs are available

2024	46.3%
2023	44.1%
2022	41.6%

46.3%

as at 31 December 2024

We have an ambition for 50% of our UK residential mortgage portfolio to have an Energy Performance Certificate (EPC) rating of C or better by 2030, where EPCs are available.

Exposure to coal customers globally

£0.6bn

We have an ambition to complete a global phase-out of coal by 1 January 2030.[6]

(1) The scale of our current emissions varies across different activities with approximately 90% related to Scope 3 category 15 financed emissions from our lending and investments. 7% relates to our assets under management and a further 3% to our operational value chain. Refer to page 48 for further details.

(2) NatWest Group defines direct own operational emissions as Scope 1, location-based Scope 2 and Scope 3 (paper, water, waste, business travel, commuting and work from home) emissions.

(3) Based on 2023 emissions, reflecting sectors for which convergence pathways have been developed with reference to external scenarios.

(4) We consider Managed Assets (those assets we invest on our customers' behalf, which represented 83% of AUM as at 31 December 2024) to be in-scope for our interim 2030 portfolio alignment target and our weighted average carbon intensity (WACI) ambition. Refer to page 75 of the NatWest Group plc 2024 Sustainability Report for details of WACI.

(5) Climate and sustainable funding and financing, as defined in the Climate and Sustainable Funding and Financing Inclusion (CSFFI) criteria, as defined in our CSFFI criteria, represents only a relatively small proportion of our overall funding and financing.

(6) Relates to thermal and lignite coal (coal that is typically used as a fuel for steam-electric power) coal production, coal related infrastructure or transport. Data challenges, particularly the lack of granular customer information, create challenges in identifying customers with 'coal related infrastructure' and other customers with coal-related operations within NatWest Group's large and diversified customer portfolios As such, the scope excludes companies who generate less than 5% of their revenues via coal activity (in line with Net-Zero Banking Alliance (NZBA) guidelines for climate target setting for banks), companies with a turnover of <£50 million and commodity traders. Metallurgical coal is excluded from scope as it is currently essential to the steel industry. We will continue to review our policies in line with our enterprise-wide risk management framework which considers a range of factors in the external economic, political, and regulatory environment.

(7) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management's current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F.

Climate-related disclosures continued Refreshing our climate ambitions and targets(3) Reflecting our progress and our ambition to be net zero by 2050, we will now aim for a 70% reduction in our Scope 1 and location-based Scope 2 emissions by 2030, against a 2019 baseline Having successfully met our ambition to reduce our direct own operations emissions (Scope 1, location-based Scope 2 and certain Scope 3 categories)(1) by 50% by 2025, against a 2019 baseline, this ambition has now been retired. We have also achieved our energy productivity (EP100), electric vehicles (EV100) and renewable energy (RE100) commitments, and have retired our EP100 and EV100 commitments. To reflect this progress we have refreshed our ambition to reduce Scope 1 and location-based Scope 2 emissions and will now aim for a 70% reduction by 2030, against a 2019 baseline, while continuing to consume 100% renewable electricity in our direct own global operations in line with our RE100 commitment. Refer to pages 47 to 50 of the NatWest Group plc 2024 Sustainability Report. We are now providing additional detail on the definition and scope of the following ambitions We have clarified the scope of our ambition for a global phase-out of coal by 1 January 2030 to reflect the embedded nature of coal within activities such as transportation, storage, supply chain and value add services, and to ensure due consideration is given to external factors such as energy security. We aim to support our customers to reduce the use of coal, where alternatives are available. Refer to page 33 of the NatWest Group plc 2024 Sustainability Report and our Environmental, Social and Ethical (ESE) Risk Acceptance Criteria. We have clarified our ambition for 50% of our mortgage portfolio to have an EPC rating of C or above by 2030, to specify the scope of the ambition relates to those properties where EPC data is available. Refer to page 60 of the NatWest Group plc 2024 Sustainability Report. The following ambitions are now sufficiently embedded within NatWest Group processes and will no longer be separately tracked as ambitions. – Our ambition to include targets, each year, for executive remuneration that reflect our latest climate ambitions.(2) – Our ambition to continue to integrate the financial and non-financial risks arising from climate change into our EWRMF in accordance with our multi-year climate risk maturity approach. We have an ambition to be net zero across our financed emissions, assets under management and our operational value chain by 2050, aligned with the UK’s legal commitment to be net zero by 2050. While we continue to support our customers’ transition to a net-zero economy, and monitor progress on supplier and fund decarbonisation, our climate ambitions are unlikely to be achieved without timely and appropriate government policy and technology developments, as well as the supplier, customer and societal response required to support the transition. With regards to our 2030 Scope 3 financed emissions ambitions, while UK Government policies are expected to continue to provide incentives for customer transition and technology development, delays to a range of net-zero related UK Government policies indicate the pace of implementation is slower than required for the net-zero transition as initially outlined in the UK Climate Change Committee’s (UK CCC) Sixth Carbon Budget, issued in 2020. While the new government has announced various initiatives since the UK general election in July 2024, including the creation of the National Wealth Fund and the decarbonisation of the energy sector, these are yet to be embedded within the policy framework and the UK CCC’s credibility assessment. We will continue to engage on and monitor Government policy developments. In February 2024, we disclosed that we considered the achievement of our ambition to at least halve the climate impact of our financing activity by 2030, against a 2019 baseline, to be increasingly challenging. We continue to view this ambition as increasingly challenging, particularly in light of policy uncertainties. In light of this, we plan to review our climate ambitions and targets during 2025 in the context of the UK CCC’s Seventh Carbon Budget which is expected to be published on 26 February 2025. We expect the latest proposed UK policy initiatives, will be reflected in this publication. Refer to pages 39 to 40 of the NatWest Group plc 2024 Sustainability Report for details of how our external dependencies are factored into our climate transition plan, and our approach to policy engagement and advocacy. (1) NatWest Group defines direct own operations as our Scope 1, location-based Scope 2 and Scope 3 (paper, water, waste, business travel, commuting and work from home) emissions. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 47 (3) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management’s current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F. (2) The proposed 2025 NatWest Group performance share plan includes an expected 15% weighting for sustainability metrics (including climate targets), subject to approval by shareholders as part of the new directors’ remuneration policy, which is being positioned at the 2025 NatWest Group plc AGM. Refer to the Directors Remuneration Report from page 113 for further details.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 48

Climate-related disclosures continued

NatWest Group total emissions and emissions estimates

During 2024, we continued to focus on activities with the potential to contribute towards our ambition to reduce emissions from our own operations as well as the estimated emissions associated with our funding and financing activities. For our own operational emissions we achieved a 60% reduction against a 2019 baseline in our Scope 1 and location-based Scope 2 emissions and a 44% reduction in Scope 3 operational emissions categories relevant to NatWest Group. The decrease in Scope 3 category 15 estimated financed emissions between 2022 and 2023 reflects efforts to support customer transition, complemented with better availability of customer data. Own operational emissions and estimated absolute financed emissions included in the table have been estimated based on the methodologies outlined in the NatWest Group 2024 Sustainability Basis of Reporting. Data availability and emissions estimate methodologies continue to evolve. As a result, variations in estimated emissions may not always reflect changes in customer activity. Our estimation work has been guided by the availability of methodologies for estimating financed emissions, most notably from the Partnership for Carbon Accounting Financials (PCAF).

We have an ambition to reduce our Scope 1 and location-based Scope 2 emissions by 70% by 2030, against a 2019 baseline, while continuing to consume 100% renewable electricity in our direct own global operations in line with our RE100 commitment.

Refer to pages 49 to 51 of this report and pages 47 to 50 of the NatWest Group plc 2024 Sustainability Report.

Scope 1 emissions are direct emissions from sources owned and controlled by NatWest Group, for example natural gas and fuel consumption.

Scope 2 emissions are indirect emissions from energy which NatWest Group purchases, for example, electricity used for lighting, heating and cooling.

We have a target to reduce our Scope 3 own operational emissions by 50%, against a 2019 baseline, by 2030.

Refer to pages 49 to 51 of this report to pages 47 to 50 of the NatWest Group plc 2024 Sustainability Report.

Scope 3 category 1-14 emissions include both upstream and downstream emissions. Only the categories relevant to NatWest Group are disclosed.

We have an ambition to at least halve the climate impact of our financing activity by 2030, against a 2019 baseline, supported by sector-based targets.

Refer to pages 23 to 26 and 41 to 44 of the NatWest Group plc 2024 Sustainability Report.

Scope 3: Category 15 emissions are associated with NatWest Group's lending and investment activities. Our estimation work is guided by the PCAF standard, refer to page 44 for details.

Influence	Scope 1 and Scope 2 operational emissions	2024 $MtCO_2e$	2023 $MtCO_2e$	2022 $MtCO_2e$	2019 $MtCO_2e$	Primary source of NatWest Group emissions
Easier to influence	Scope 1	0.01	0.01	0.02	0.02	Natural gas and fuel
Easier to influence	Scope 2 (location-based)	0.05	0.05	0.07	0.12	Purchased electricity
	Total Scope 1 and Scope 2 (location-based)	**0.06**	**0.06**	**0.09**	**0.14**	
	Scope 3 operational emissions categories relevant to NatWest Group[1]					
Partially influencable	1. Purchased goods and services	0.32	0.32	NF[2]	0.45	Supply chain
Partially influencable	2. Capital goods	0.03	0.05	NF[2]	0.11	Supply chain
Easier to influence	3. Fuel and energy-related activities	0.02	0.02	0.03	0.04	Supply chain
Partially influencable	4. Upstream transportation and distribution	0.01	0.01	NF[2]	0.02	Supply chain
Easier to influence	5. Waste[3]	–	–	–	–	Supply chain
Easier to influence	6. Business travel[4]	0.03	0.03	0.01	0.05	Employee activities
Partially influencable	7. Commuting and working from home	0.04	0.04	0.05	0.06	Employee activities
Harder to influence	9. Downstream transportation and distribution	0.03	0.03	0.03	0.11	Customer activities
Partially influencable	11. Use of sold products	0.01	0.01	0.01	0.01	Customer activities
Harder to influence	12. End-of-life treatment for sold products[3]	–	–	–	–	Customer activities
Partially influencable	13. Leased assets	0.01	0.01	0.01	0.01	Tenant activities
	Total applicable Scope 3 operational emissions categories	**0.48**	**0.51**	**0.13**	**0.86**	
	Scope 3 category 15: Estimated financed emissions					
Harder to influence	15. Estimated financed emissions: Lending and investing	NF[5]	15.1	17.5	NF[5]	Financing activities
Harder to influence	15. Estimated financed emissions: AUM	NF[5]	1.1	1.2	NF[5]	Financing activities
	Total Scope 3 category 15: Estimated financed emissions	NF[5]	**16.2**	**18.7**	NF[5]	
	Estimated facilitated emissions from bond underwriting and syndicated lending[6]					
Harder to influence	Estimated facilitated emissions	1.3	1.5	NF[6]	NF[6]	Facilitation activities

Easier to influence Partially influencable Harder to influence NF (no figures): where no data is calculated, refer to footnotes.

(1) Categories not relevant to NatWest Group own operational emissions: category 8: upstream leased assets, category 10: processing of sold goods, category 14: franchises.

(2) Scope 3, categories 1, 2 and 4 are marked NF as data is not estimated for year end 2022 to reflect methodology enhancements, the 2022 total of 0.13 is therefore artificially lower. We have revised our 2019 and 2023 emissions using more accurate data and methodology improvements applied for 2024 estimation. Refer to page 49 of the NatWest Group plc 2024 Sustainability Report. Own operations reporting period is 1 October to 30 September annually.

(3) A dash (-) indicates where data is calculated but rounds to 0.00 $MtCO_2e$.

(4) This includes the well-to-tank and transmission and distribution emissions associated with business travel, which sit outside of the scope of our direct own operations.

(5) Scope 3 category 15: Total estimates of financed emissions are calculated as at 31 December 2023. 2024 is therefore marked NF and this reflects the time it takes to prepare and review estimated emissions, resulting in a twelve month arrears in reporting. For December 2019, financed emissions were estimated for specific sectors as this was the first year of emissions estimation and capabilities were under development. We have continued to develop capabilities for estimating total customer Scope 1 and Scope 2 financed emissions, and these were published from December 2022 onwards, hence 2019 is marked as NF.

(6) Estimated facilitated emissions from bond underwriting and syndicated lending relate to emissions from off balance sheet activities such as underwriting, securitisation and advisory services. In 2024, we applied a 33% weighting factor to emissions estimations in line with the December 2023 PCAF Standard. In 2023, we applied a 100% weighting factor. Estimated facilitated emissions, were calculated for the first time in 2023, therefore no figures (NF) are available for 2022 and 2019. Refer to page 45 to 46 of the NatWest Group plc 2024 Sustainability Report for details of methodologies and limitations.

Totals may not cast due to rounding.

Emissions and emissions estimates methodologies and limitations Climate-related disclosures continued Own operational emissions Refer to page 47 to 50 of the NatWest Group 2024 Sustainability Report and pages 4 to 5 of the NatWest Group 2024 Sustainability Basis of Reporting for further details of our own operational emissions. Financed emissions: lending and investing Financed emissions and emissions intensities are currently estimated on an annual basis for the total in-scope balance sheet. Absolute emissions and emissions intensities are published one year in arrears of our financial reporting date to allow time for appropriate data sourcing, measurement and review. Specific limitations include: – Availability, accuracy and comparability of customer data and other public data sources. – Susceptibility to variation year on year. – Lack of industry comparability. – Complex corporate structures. – Double counting of Scope 3 and Scope 3 definition differences. Refer to page 41 to 44 of the NatWest Group 2024 Sustainability Report and pages 11 to 17 of the NatWest Group 2024 Sustainability Basis of Reporting for further details of our estimates of financed emissions. Financed emissions: assets under management Scope 1 and 2 estimated emissions and Weighted Average Carbon Intensity (WACI) cover 55% of Managed Assets and Bespoke AUM as at 31 July 2024. This includes listed equity, corporate bonds and sovereign bonds asset classes and equated to £17.1 billion. Coverage decreased from £19.6 billion (72% of Managed and Bespoke AUM) in 2023 due to newly launched funds not having available data. Advisory assets continue to be excluded as the investment decision-making sits with our customers. Cash remains out of scope as there continues to be no defined methodology for this asset class. Scope 3 managed emissions are currently not reported due to limited disclosures from companies invested in. We continue to review our approach to disclosure and expect coverage to change with the implementation of regulatory disclosure requirements in the jurisdictions in which we invest. Refer to page 75 of the NatWest Group plc 2024 Sustainability Report for further details. Facilitated emissions from bond underwriting and syndicated lending The 2023 PCAF standard allows splitting responsibility among transaction facilitators (passive and active) using either league tables based on fees or the value of the volume. For bond underwriting, NatWest Group used league tables based on volumes for active and passive roles and actual allocation for co-manager roles For loan syndication, we used both league tables based on volumes and deal information. We followed the PCAF standard guidance to define an issuer as an organisation that issues debt or equity capital markets instruments. Sovereigns, supranationals and agency issuers, as well as securitised products, are out of scope for the PCAF standard. For syndicated lending, we included the roles of active and passive underwriting and best efforts. Coordination is not in scope of the PCAF standard.(1,2) In 2024, we applied a 33% weighting factor for emissions estimations in line with the PCAF standard. In 2023, we applied a 100% weighting factor.(3) In line with the PCAF standard, to estimate greenhouse gas emissions, we sourced customer-level emissions data, where possible. Refer to page 45 to 46 of the NatWest Group 2024 Sustainability Report and pages 63 of the 2024 NatWest Markets Annual Report and Accounts for further details of estimates of facilitated emissions. (1) A syndicated loan transaction is defined by the PCAF standard as a loan made available by two or more providers under a common loan agreement and ranking credit is assigned upon signature of the loan documentation. Where a financial institution provides an underwriting facility that puts the institution’s capital at risk, this should be treated separately from the role they provide in arranging and facilitating an issuance. (2) The syndicated loan market is a private market with no requirement for banks to report collectively into third-party league tables. Based upon its own market knowledge, NatWest Group identified relevant loan markets volumes based upon an internal scope and methodology with an aim to align to guidance from PCAF issued in December 2024. Numbers reported are therefore presented on a best-endeavours basis and are subject to change as guidance develops. (3) In 2024, scope for the estimation of facilitated emissions was expanded to include syndicated lending, financial institutions and co-managers. Reporting of facilitated emissions in 2024 uses a 33% weighting factor. In 2023, the estimation of facilitated emissions included corporate bond underwriting only. Estimated facilitated emissions, reported at 100% weighting, were 1.5 MtCO2e (equating to 0.5 MtCO2e if a 33% weighting factor had been used). NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 49 NatWest Group’s own operational emissions methodology is used to account for greenhouse gas emissions across Scopes 1, 2, and 3. The reporting boundary includes all entities and facilities under our operational control. Emissions reporting adheres to the Greenhouse Gas Protocol Corporate Standard, utilising both actual and estimated data to fill gaps. As outlined on page 49, Scope 1 includes direct emissions from fossil fuels and vehicles, while Scope 2 includes emissions from electricity. Scope 3 includes indirect emissions such as supply chain, business travel, commuting, omitting leased assets, processing of sold goods, franchises and investments from its operational value chain as these are reported elsewhere in the Group’s carbon footprint or they are deemed not relevant. For indirect emissions, a combination of supplier-specific, product and service-specific, and industry average data is used to estimate supply chain emissions. NatWest Group undergoes regular updates to the emissions estimation methodology to enhance accuracy and reporting integrity, with a recalculation policy in place to adjust figures exceeding a 5% change threshold. A common theme for emissions estimation across all sectors relates to data limitations, including lack of published emissions data and granularity of customer information. As a result, the estimates included on page 49 are premised on use of the assumptions, extrapolations or aggregation at subsector levels. Based on these limitations, we expect our estimates of emissions to change as we improve the granularity and coverage of customer climate data and develop our methodologies further. Refer to page 49 of the NatWest Group plc 2024 Sustainability Report for a summary of our PCAF data quality scores by sector.

Climate-related disclosures continued In our efforts to reach our 2030 ambition for our own operations, we focused on activities that were within our direct influence and as a result we have achieved our 2025 ambitions, reducing our direct(1) own operations emissions by 51% against a 2019 baseline. We have therefore retired our 2025 ambitions and will focus on our Scope 1 and location-based Scope 2 alongside Scope 3 ambitions, as follows. NatWest Group aims to reduce its own operational emissions(2) by reducing Scope 1 and location-based Scope 2 emissions by 70% and Scope 3 emissions by 50% by 2030, against a 2019 baseline. We have made progress in 2024 driven by portfolio right-sizing, supplier engagement and projects completed during the own operations reporting year, which runs from 1 October 2023 to 30 September 2024. Energy reduction initiatives relating to movements in Scope 1 and location-based Scope 2 Due to progress made in energy reduction, energy efficiency and portfolio right-sizing, we have achieved a 60% reduction in Scope 1 and location-based Scope 2 emissions against a 2019 baseline, as of 30 September 2024. As a result of this decarbonisation, we are now aiming for a 70% reduction by 2030 from our 2019 baseline for our Scope 1 and location-based Scope 2 emissions. Our science-based target of 50% remains unchanged. Using experimentation to reduce energy consumption in our data centres has led to a reduction in 206,304 kwh per annum. This was achieved through initiatives including increasing the IT server air inlet temperature to provide more ‘free cooling’ days and installing variable speed drives on air handling units, which optimised airflows to match IT heat load and reduced fan speeds to 37Hz from 40Hz. Our LED investment programme continued in 2024 with an upgrade at Melville Gate data centre providing annual savings of 84,222 kWh and 134 out of 140 LED installs completed in 2024 in our branch network. Building Management Systems have been installed to optimise the control of energy-using systems in our buildings. As a result, we have achieved savings of 11,429,296 kWh since the programme’s inception in November 2021. In 2024 we experimented with methods to find the right solution to electrify our branch network. This included identifying branches in scope through capital investment programmes and developing our specification with principal contractors to replace decommissioned heating, ventilation and air conditioning (HVAC) equipment with our preferred solutions. In 2024, seven branches have been through this process, and we will continue to look for opportunities in 2025. There has been a 49% reduction in energy consumption at our Spinningfields office in Manchester since it opened in October 2023. This was achieved through electrifying operations, installing building management systems and LED lighting. Spinningfields continues to be our flagship building for sustainability. Following the achievement of our RE100 commitment in 2023, we have maintained 100% renewable electricity across our global operations. This was achieved through green tariffs(3), on-site solar and purchasing Renewable Electricity Certificates (RECs) for our landlord supplied properties, where we are unable to specify a requirement for renewable electricity. Emissions movements relating to Scope 3 from our operational footprint Total Scope 3 emissions have reduced by 44% from 2019 to 2024. In 2024 we continued supporting our suppliers in measuring, reporting, and reducing their emissions. We provided suppliers who accounted for 70% of our reported 2023 supply chain Own operational emissions emissions with free access to respond to the CDP supply chain module. We communicated our decarbonisation ambitions and the role of both CDP and EcoVadis in our decarbonisation journey to the suppliers who account for the highest contribution to our supply chain emissions. Refer to the 2024 NatWest Group Sustainability Basis of Reporting for further details on methodology. (1) Our direct own operations are greenhouse gas emissions from Scopes 1, 2 and 3 (paper, water, waste, business travel, commuting and working from home). (2) Own operational emissions capture greenhouse gas emissions Scopes 1, 2 and 3 (Categories 1-14, excluding Categories 8, 10, 14). Our own operational emissions in 2024 of 539,754 tCO2e represent a 46% reduction from our 2019 baseline of 995,502 tCO2e. As part of this Scope 1 and location-based Scope 2 emissions of 56,286 tCO2e collectively reduced by 60% (2019: 139,050 tCO2e) and Scope 3 emissions of 483,468 tCO2e reduced by 44% (2019: 856,452 tCO2e). For our own operations, net zero means aiming to reduce our operational value chain by a minimum 90% reduction by 2050 against a 2019 baseline. We plan to neutralise the residual 10% using carbon credits in line with ‘SBTi Corporate Net Zero Standard’ released in October 2021. (3) Tariffs are labelled as green if some or all of the units of electricity are ‘matched’ by units generated from a verified renewable energy source. 2019 2023 2024 Scope 1 and location-based Scope 2 Scope 3 -46% -43% 56,286 483,468 65,235 507,066 539,754 572,301 139,050 856,452 995,502 NatWest Group own operational emissions progress 2019 to 2024 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 50

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 51

Climate-related disclosures continued

Streamlined Energy and Carbon Reporting (SECR)

The table below has been prepared in line with the framework for sustainability reporting that covers greenhouse gas emissions and energy usage to encourage improved energy efficiency and outlines our performance for 2023 and 2024.

	1 Oct 2023 – 30 Sep 2024			1 Oct 2022 – 30 Sep 2023		
Greenhouse gas (GHG) emissions	UK and offshore area[1]	Global total (excluding UK and offshore)[1]	Total	UK and offshore area[1]	Global total (excluding UK and offshore)[1]	Total
Emissions from the combustion of fuel and operation of any facility (Scope 1 direct[2]) (tonnes of CO_2e)	8,716	686	9,402	11,980	1,017	12,997
Emissions from the purchase of electricity, heat, steam and cooling by the company for its own use (Scope 2[3] indirect) (location-based) (tonnes of CO_2e)	35,219	11,665	46,884	39,088	13,150	52,238
Total gross Scope 1 and Scope 2 (location-based) (tonnes of CO_2e)	43,935	12,351	56,286	51,068	14,167	65,235
Intensity ratio: Location-based CO_2e emissions per FTE (Scopes 1 and 2) (tonnes/FTE)	1.1	0.6	1.0	1.3	0.7	1.1
Scope 2[4] (market-based) (tonnes of CO_2e)	14	112	126	11	135	146
Energy consumption used to calculate above emissions (kWh)	214,360,749	23,512,232	237,872,981	248,015,641	29,216,095	277,231,736
Scope 3[5] emissions from our direct own operations, limited to paper, water, waste, business travel and employee commuting and working from home (tonnes of CO_2e)	45,413	20,920	66,333	46,778	19,545	66,323
Total gross Scope 1 , Scope 2 and Scope 3 direct own operations (location-based) (tonnes of CO_2e)	89,348	33,271	122,619	97,846	33,712	131,558
Intensity ratio: Location-based direct own operations CO_2e emissions per FTE (Scopes 1, 2 and 3) (tonnes/FTE)	2.3	1.7	2.1	2.5	1.7	2.2

Emissions methodology and basis of preparation

Boundary: this statement has been prepared in accordance with our regulatory obligation to report greenhouse gas (GHG) emissions pursuant to the Companies (Directors' Report) and Limited Liability Partnerships (Energy and Carbon Report) Regulations 2018 which implement the UK Government's policy on SECR. Our reporting year runs from 1 October 2023 to 30 September 2024. The emissions reporting boundary is defined as all entities and facilities either owned or under our operational control.

Reporting[6][7]: emissions have been reported using the Greenhouse Gas Protocol Corporate Standard and associated guidance and include all greenhouse gases, reported in tonnes of carbon dioxide equivalent (CO_2e) and global warming potential values. When converting data to carbon emissions, we use Emission Factors from UK Government Emissions Conversion Factors for Company Reporting (Department for Business, Energy and Industrial Strategy, 2024), CO_2 emissions from fuel combustion (International Energy Agency, 2023[8]) or relevant local authorities as required. NatWest Group uses a third-party software system, to capture and record our environmental impact and ensure that control framework and assurance requirements are met. All data is aggregated at a regional level to reflect the total regional consumption. The regional consumption results are then collated to reflect the total NatWest Group footprint. CO_2e values are attributed to these sources via an automatic conversion module in the third-party system.

For more information, refer to the own operational footprint page at www.natwestgroup.com.

(1) Offshore area as defined in The Companies (Directors Report) and Limited Liability Partnerships (Energy and Carbon) Regulations 2018. This includes Jersey and Guernsey but not our overseas sites in America, EMEA and Asia-Pacific. These are included in the global total (excluding UK and offshore).

(2) Scope 1 emissions from natural gas, liquid fossil fuels, fluorinated gas losses and owned/leased vehicles.

(3) Scope 2 emissions from electricity, district heating and cooling used in NatWest Group premises.

(4) We have procured 100% electricity from renewable sources globally using green tariffs and renewable electricity certificates. The remaining Scope 2 market-based emissions arise from district cooling, district heating and the residual amount of non-renewable electricity.

(5) Scope 3 emissions sources for our own operational emissions cover categories 1–14, with our direct own operations covering only paper, water, and categories 5–7. For more information, refer to page 23 of the NatWest Group 2024 Sustainability Report.

(6) Low data accuracy is a key risk of our reporting, as this could lead to misreporting of own operations emissions figures. To combat this, we have robust internal controls processes, with data and claims subject to third-party assurance.

(7) The historic values reported in the table above may be updated from values we reported in 2023. This is due to updated bills, data provision and extrapolations. Further, future data is subject to change following any significant change to our business size and scope, as baseline recalculation may result in differing emissions reductions.

(8) Based on IEA data from the IEA (2023) Emissions factors. All rights reserved; as modified by NatWest Group.

Climate-related disclosures continued NatWest Group’s governance of climate-related risks and opportunities Given its strategic importance, climate governance is embedded across the organisation and we continue to monitor the effectiveness of these arrangements considering the risks and opportunities for the bank and our stakeholders. The NatWest Group plc Board, subsidiaries, Board Committees, executive fora, cross-bank working groups and day-to-day decision-making all have a role to play in the delivery of this integrated governance approach. In February 2025, the Board reviewed and approved disclosure of NatWest Group’s Climate transition plan included within the 2024 NatWest Group plc Sustainability Report. Progress against our climate ambitions continues to be tracked at an executive and Board level. The chart provides an overview of the NatWest Group-level approach to climate governance. The NatWest Group Board and Board Committees considered climate-related risks and opportunities at meetings throughout 2024, including as part of strategy, budget and risk appetite discussions. Directors received training on climate transition and maximising shareholder value through decarbonisation from external climate thought leaders Paul Dickinson and Anna-Marie Slot from Transition Value Partners. The Group CEO and Group CRO continue to be jointly accountable for identifying and managing climate-related financial risks. The Group CEO’s responsibility for strategic delivery is delegated to various members of the executive team and they have responsibility for strategic delivery relating to financial risks and opportunities that arise from climate-related matters in their area. The Group CRO is responsible for ensuring that the financial and non-financial risks of climate change are reflected in the enterprise-wide risk management framework and in line with our three lines of defence model. Executive-level committees, business and functional committees, and cross-bank working groups support the executive team in discharging their responsibilities, integrating climate into business-as-usual activities, and collaboration across the organisation. All climate-related matters discussed by the Board and its Committees are reviewed and challenged at an executive level before being presented to Board. Executive Risk Committee Executive Disclosure Committee Group Reputational Risk Committee Management delivery (individual accountability) Executive team NatWest Group Board Group Board Risk Committee Group Nominations and Governance Committee Group Sustainable Banking Committee Group Audit Committee Group Performance and Remuneration Committee Board level (collective accountability) Commercial & Institutional CEO, supported by C&I ExCo Retail Banking CEO, supported by Retail ExCo Core cross-bank working groups Private Banking CEO, supported by Wealth ExCo. Business/ Business and functional governance functional delivery Business and functional governance NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 52 Further details of the roles and responsibilities of each of the forums are set out in the Corporate governance report from page 68. Details of items considered and training are also set out on page 90.

Climate-related disclosures continued Climate-related risks and opportunities identified over the short, medium and long term As a primarily UK-focused bank, we developed our Climate transition plan through a UK lens. Exceptions include our asset management business, where investments are held at a global level. Climate-related opportunities are assessed and prioritised at NatWest Group level and across our business segments through our integrated governance model. Climate-related opportunities and their potential financial impacts are assessed annually as part of the continued integration of our Climate transition plan and the financial plan and related processes. Climate-related risks and opportunities deemed material to our five-year financial planning cycle are viewed as short-term. Medium-term is defined as within the next five to 15 years. Long-term has been defined as beyond 15 years. NatWest Group’s Climate transition plan is developed and executed within the broader context of the UK’s decarbonisation and the UK Climate Change Act, under which the UK committed to achieve net zero by 2050. The UK’s net-zero target sets the pace of the transition including technology developments to support net zero and customer demand for sustainable finance products and services, which are key enablers of NatWest Group’s Climate transition plan. Climate-related opportunities and their potential financial impacts We understand that significant investment in climate change mitigation and adaptation will be necessary for the global economy to transition to net zero. This represents a key opportunity for capital providers and for the public and private sectors to work together to support technological advancements necessary to meet societal needs. The opportunities included below indicate how actions taken as part of our Climate transition plan and broader engagement with industry participants have the potential to contribute towards our bank-wide strategic goals. Disciplined growth: NatWest Group aims to support and attract customers to invest in the transition to net zero and support those customers with climate solutions whilst deepening customer engagement. This could potentially result in additional fee income through advisory and underwriting activities, increased balance sheet volumes through demand for new products and services that support transition and increased volume of climate and sustainable funding and financing, on and off-balance sheet. Bank-wide simplification: NatWest Group seeks to integrate climate into customer journeys, financial plans and IT infrastructure, as well as supplier engagements. This could potentially result in increased expenditure to support reduction in carbon footprint in our own operations and reduced expenditure on energy and travel. Active balance sheet and risk management: NatWest Group aims to improve and execute policies and procedures to identify, assess and manage climate and nature-related risks, with the potential impact of reduced exposure and geographical footprint related to activities identified as harmful within our Environmental, Social and Ethical (ESE) Risk Acceptance Criteria. Climate and nature risk is a principal risk in the NatWest Group enterprise wide risk management framework (EWRMF) and is also considered to have relatively significant cross-cutting impacts on the following principal risks: credit risk, operational risk, reputational risk, conduct risk and regulatory compliance risk. As our capabilities mature, we plan for the effective management of climate and nature risk through existing policies captured within the NatWest Group EWRMF. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 53 NatWest Group’s strategy on climate-related risks and opportunities(1) (1) The guidance, targets, expectations, and trends discussed in this section represent NatWest Group plc management’s current expectations and are subject to change, including as a result of the factors described in the Risk Factors section in the 2024 Annual Report on Form 20-F. These statements constitute forward-looking statements. Refer to Forward-looking statements in the 2024 Annual Report on Form 20-F. Further details can be found in Risk and capital management, including the latest assessment of the relative impact of climate-related risk factors to other principal risks with associated time frames, and how climate risk is managed through existing policies, refer to pages 122 to 124 of the Annual Report on Form 20-F.

Climate-related disclosures continued To support embedding of climate in decision making across NatWest Group, we are working to develop processes to incorporate climate as a consideration as part of our financial planning process, similar to other financial and non financial considerations, such as costs. This is intended to be a mechanism to monitor progress against our decarbonisation ambitions and alignment with overall strategic ambitions and financial plan. Assessing climate alongside other financial and non-financial considerations will also help us to consider trade-offs as part of the strategic decision-making process. We have continued to assess the potential Expected Credit Loss (ECL) impact from transition policy in our IFRS9 exercises, leveraging insights from our Climate Risk Macro Model(1), which has been embedded in our risk management processes since 2023. We also refined our approach, instead of the economy-wide carbon price from an external scenario used in 2023, NatWest Group calculated the expected carbon prices associated with specific climate transition policies. The current climate transition policy contributes £8 million to the total ECL of £3.4 billion at the end of 2024. The resilience of our strategy Since the Bank of England’s Climate Biennial Exploratory Scenario (CBES) exercise in 2021(2), we have continued to develop internal scenario analysis capabilities and use the insights from these exercises to support strategic decision-making in our planning processes. During 2024, we conducted a range of climate scenario analysis exercises covering our full credit book(3), including risk management and capital adequacy use-cases. Our 2024 climate scenario analysis programme assessed climate-related risks and opportunities across short (<5 years) and medium-term (5 to 10 years) horizons. The outputs of our analysis inform processes such as NatWest Group’s heightened climate-related risk sector assessment, which helps to support strategic decision-making. Whilst we recognise climate-related risks could potentially amplify other risk drivers, for example resulting in effects such as the erosion of competitiveness, profitability, or reputational damage, overall NatWest Group continues to be resilient to these risks, within the context of the scenarios tested. Key enhancements in 2024 included – Continued integration of climate into our capital adequacy (ICAAP) and Expected Credit Loss (ECL) measurement frameworks through our sectoral modelling approach to ensure we are adequately capitalised. – Partnering with climate experts from the University of Exeter’s Global Systems Institute to create bespoke climate risk scenario narratives. – Developing climate-related risk models to analyse property level physical and transition risk to NatWest Group’s UK residential mortgage portfolio. – Enhancement of our Corporate Transition Model, giving deeper insights into the automotive and airlines and aerospace sectors. Looking ahead, we intend to focus on embedding our developed climate risk modelling into business decision-making. However, it is important to acknowledge that climate risk modelling remains an emerging specialism, limiting the pace and scale of uptake within the business. Refer to pages 53 to 58 of the 2024 NatWest Group Sustainability Report for further details of limitations to our scenario analysis. The impact of climate-related risks and opportunities on our businesses, strategy and financial planning We have continued to integrate our Climate transition plan within our financial plan to ensure that climate-related opportunities and associated risks are actively considered. This approach is intended to enable colleagues in our franchises and sector teams to make decisions which support our climate ambitions. During 2024 we made enhancements to our financial planning tools, to further automate and simplify our forecasting of climate-related initiatives across all our customer franchises and sectors. This continued to enable the review and challenge of our forecast financial plan and associated emissions profile by senior stakeholder groups in business areas, Finance and other functions. Through our integrated financial planning work and our Climate transition plan, we can identify some of the financial opportunities and actions required to assist with our climate ambitions. Climate-related opportunities have been identified on a sector-by-sector basis across our core customer franchises through the Climate transition plan. (1) Formerly the Transition Risk Calculator, previously referred to on page 31 of our 2022 Climate-related Disclosures Report. (2) Details of NatWest Group’s previous scenario analysis exercises can be found on page 50 of our 2023 Climate-related Disclosures Report. (3) Full credit book includes NatWest Group’s wholesale and residential mortgage portfolio. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 54 For further detail on the approach and dependencies for assessing potential ECL impact, refer to page 43 of the Annual Report on Form 20-F.

How NatWest Group identifies, assesses and manages climate-related risks Our processes for identifying and assessing climate-related risks NatWest Group continues to enhance its processes to effectively identify and assess the potential size and scope of climate-related risks, through three key approaches. – Strategic analysis: to assess the ongoing resilience of our strategy, an evolving programme of climate scenario analysis has been in place since 2021. – Portfolio level assessment, for example through our heightened climate-related risk sector assessment. – Transaction level assessments, for example controls introduced within our product design governance processes to support our teams in avoiding greenwashing and ensure that appropriate, transparent labels are adopted. We have also begun to roll out the Climate Decisioning Framework (CDF) tools on a test-and-learn basis. Our processes for managing climate-related risks The effective management of climate risk requires the integration of climate-related risk factors into strategic planning, sector and transaction level frameworks. This page details the enhancements to our processes for managing climate-related risks, and those which will continue to evolve and improve as the organisation matures its climate risk management capabilities and reliable climate-related data becomes more widely available. We manage climate-related risk through: – Strategic management, in relation to how scenario analysis insights support strategic decision-making in our planning processes. – Portfolio management, including incorporating climate factors in our overall sector strategy, updating our ESE Risk Acceptance Criteria in response to potential climate-related risks and applying climate-enhanced Transaction Acceptance Standards (TAS). During 2024 we also applied residential mortgage lending limits based on climate characteristics, with timely remedial action required for limit breaches. – Transaction management, including ensuring enhanced oversight where climate impact is considered at several stages of the approval process for our largest lending transactions. We have also integrated climate-related risk factors into our target return requirements, allowing us to support customers helping address the climate challenge. How our processes for identifying, assessing, and managing climate-related risks are integrated into overall risk management Climate risk has been included in the NatWest Group risk directory since 2021, alongside a multi-year progressive pathway which supports maturing our capability to manage a relatively new prudential risk. In 2024, we broadened the definition to climate and nature risk and have updated our policy to reflect this. Our approach to integrating climate risk continues to focus on embedding climate-related risk management practices throughout NatWest Group, advancing our capability to identify and assess, manage and mitigate, monitor and report on these risks. We have made iterative progress, continuing to update our approach as our capabilities mature. Climate-related disclosures continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 55 Refer to pages 122 to 124 within Risk and capital management for details of how our processes for identifying, assessing and managing climate risk have been embedded into our risk management framework and how climate risk is managed through existing policies.

The metrics used to assess climate-related risks and opportunities in line with our strategy and risk management process – Exposure to heightened climate-related risk sectors: This is based on loans, loan commitments and contingent obligations. Total wholesale heightened climate-related risk exposure is £333.0 billion – Flood risk of the UK retail mortgage portfolio:(1) On a total volume basis, present day UK mortgages at high risk of flooding are 3.1% Climate-related disclosures continued (1) Flood risk data is obtained through our third-party vendor, RHDHV, and their flood risk analysis provides a measure of the likelihood and severity of a flood hazard affecting each individual property. This property-specific rating process analyses all layers within the United Kingdom FloodMap product via a weighted algorithm which looks at the predicted severity and the frequency of flooding from multiple sources. RHDHV flood score model as at 31 October 2024 and NatWest Group residential mortgage portfolio data as at 31 December 2024. As at 31 December 2024, £12.6 billion, 98.0%, of the private banking mortgage portfolio had flood risk data available (31 December 2023 – £13.0 billion, 98.1%). Of which, 5.4% were rated as high flood risk and 1.0% as very high flood risk (31 December 2023 – 5.7% high flood risk and 1.1% very high flood risk). 63% of the exposure is in the Greater London region. The targets used to manage climate-related risks and opportunities and performance against targets Executive remuneration: Since 2020, we have included a climate goal and related measures in our executive director performance goals. For 2024, 10% of potential annual bonus of executives was based on performance against the following climate ambitions: – Funding and financing committed to climate and sustainable funding and financing: Achieved £31.5 billion in 2024. – Implementation of the Climate transition plan: Two out of three targets exceeded in 2024. For performance year 2025, sustainability will be part of the non-financial measures in the long-term incentive for executive directors.(2) NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 56 of the portfolio. This is slightly lower than the overall UK volume-based analysis with high of 3.1% and very high of 1.6%. This analysis covers 98.2% of NatWest Groups UK retail mortgage portfolio. of the assessed portfolio and those at very high risk are 1.4% as at 31 December 2024, an increase of £14.1 billion since 2023, driven by increased lending in the residential mortgage portfolio and the housing associations sectors. NatWest Group’s climate-related ambitions and targets and progress against those targets is presented on pages 46 and 47. Refer to page 65 of the Annual Report on Form 20-F for a regional breakdown of flood risk and page 21 and 22 of the NatWest Group plc 2024 Sustainability Report for a further details on heightened climate-related risk sectors. For further details refer to the Directors’ remuneration report from page 113. (2) The proposed 2025 NatWest Group performance share plan includes an expected 15% weighting for sustainability metrics (including climate targets), subject to approval by shareholders as part of the new directors’ remuneration policy, which is being positioned at the 2025 NatWest Group plc AGM. Refer to the Directors Remuneration Report from page 113 for further details. We use a range of metrics to measure opportunities and risks and track our progress against our climate ambitions. As well as those related to our ambitions and targets outlined on pages 46 and 47, and related to our emissions and emissions estimates disclosed on pages 49 and 52 additionally we consider:

NatWest Group confirms that it has: – made climate-related financial disclosures for the year ended December 31, 2024 that it believes are consistent with the TCFD Recommendations and Recommended Disclosures (as defined in the FCA’s Listing Rules, as amended by the Disclosure of Climate-Related Financial Information (No 2) Instrument 2021) which include (i) Final Report – Recommendations of TCFD (June 2017) (focusing in particular on the four recommendations and the eleven recommended disclosures set out in Figure 4 of Section C of the TCFD Final Report); (ii) Implementing the Recommendations of TCFD (October 2021 version); (iii) Technical Supplement – The Use of Scenario Analysis in Disclosure of Climate-related Risks and Opportunities (June 2017); (iv) Guidance on Risk Management Integration and Disclosure (October 2020); and (v) TCFD Guidance on Metrics, Targets and Transition Plans (October 2021 version) and summarised in the tables in the 2024 NatWest Group Sustainability Datasheet; and – set out its climate-related financial disclosures in part in this report, in part in the NatWest Group 2024 Sustainability Report, in part in the NatWest Group 2024 Sustainability Basis of Reporting and in part in the NatWest Group 2024 Sustainability Datasheet (all published on 14 February 2025 and available at natwestgroup. com) to ensure that the disclosures are included in the most relevant sections in each report, as appropriate. We have adopted this approach to seek to ensure that we have presented the detailed and technical content in the clearest position for users of these reports. NatWest Group committed to support the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) recommendations in 2017 and has published climate-related disclosures consistent with the TCFD recommendations since February 2022. In 2024, climate-related disclosures have been made within the 2024 NatWest Group plc Annual Report and Accounts, the 2024 NatWest Group Sustainability Report, the 2024 NatWest Group Sustainability Basis of Reporting and the 2024 NatWest Group Sustainability Datasheet (‘2024 Climate-related Disclosures Reporting Suite’). The climate-related disclosures in the 2024 Climate-related Disclosures Reporting Suite do not cover NatWest Group’s Pension Fund (including both Defined Benefit Scheme and Retirement Savings Plan), which are reported on in separate climate-related disclosures published by the trustee of that Fund and regulated by The Pensions Regulator. NatWest Group has set out climate-related financial disclosures in respect of the four TCFD recommendations and eleven TCFD recommended disclosures in this report, the 2024 NatWest Group Sustainability Disclosures Report, the 2024 NatWest Group Sustainability Basis of Reporting and the 2024 NatWest Group Sustainability Datasheet. Refer to the 2024 NatWest Group Sustainability Datasheet for our assessment of consistency with and a full cross-referencing to the TCFD recommendations and TCFD recommended disclosures. Refer to the Non-financial and sustainability information statement on pages 64 to 65 for cross-referencing against the Climate-related financial disclosures required by sections 414CA and 414CB of the Companies Act 2006. Task Force on Climate- related Financial Disclosures (TCFD) overview Climate-related disclosures continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 57 Disclosures addressing our regulatory obligation to report greenhouse gas (GHG) emissions pursuant to the Companies (Directors’ Report) and Limited Liability Partnerships (Energy and Carbon Report) Regulations 2018 which implement the government’s policy on Streamlined Energy and Carbon Reporting (SECR) have been included on page 52.

Effective risk management helps to ensure that NatWest Group delivers its long-term strategy. Approach to risk management The enterprise-wide risk management framework (EWRMF) sets out the approach to managing risk across NatWest Group and provides a common risk language to facilitate effective risk management. The framework applies to all subsidiary legal entities, business segments and functions to help deliver NatWest Group’s strategy in a safe and sustainable way. Risk culture Our approach to risk culture, under the banner of intelligent risk-taking, ensures a focus on robust risk management behaviours and practices. This approach, in line with our strategy and our values across all three lines of defence, enables us to support better customer outcomes, develop a stronger and more sustainable business. During 2024, we continued to evolve the five key outcomes to deliver on the intelligent risk-taking approach. These outcomes focused on behaviours, leadership, risk practices, decision-making and roles and responsibilities. Risk governance The Board is collectively responsible for promoting the long-term sustainable success of NatWest Group, driving shareholder value and NatWest Group’s contribution to wider society by providing direction and leadership within a framework of prudent and effective controls which enables risks to be assessed and managed. It reviews and approves the EWRMF (including NatWest Group’s risk appetite framework) and approves the risk appetite for principal risks. It monitors performance against risk appetite, considers material risks and reviews the effectiveness of risk management and internal control systems. The Group Board Risk Committee (BRC) provides oversight and advice to the Board on current and potential future risk exposures, future risk profile including risk appetite and the approval and effectiveness of the EWRMF. It reviews performance relative to risk appetite, the effectiveness of internal controls required to manage risk and all material risk exposures and management’s recommendations to monitor, control and mitigate such exposures, including all principal and emerging risks. The BRC also approves the key risk policies in accordance with the EWRMF(1), approves the enterprise-wide risk management strategy (EWRMS), and oversees its effective delivery. It reviews and recommends to the Board the assumptions, scenarios and metrics used for stress tests. The Executive Risk Committee (ERC) supports the Chief Risk Officer (CRO) and other accountable executives in discharging their risk management accountabilities. It reviews, challenges and debates all material risk exposures including all principal risks, and management’s recommendations to monitor and control such exposures. It reviews the performance of NatWest Group relative to risk appetite and oversees management’s implementation of the risk appetite framework and the embedding of risk appetite within NatWest Group. The ERC receives and reviews reports on emerging risks, reviews the EWRMF, key risk policies(1) and the EWRMS and supports their recommendation to the BRC. It drives the implementation and embedding of the EWRMF. Three lines of defence In line with industry best practice and sound risk governance principles, NatWest Group adopts a three lines of defence model of risk governance. Everyone has a responsibility for the intelligent management of risk in day-to-day activities. This includes actively demonstrating risk practices and behaviours that are consistent with NatWest Group’s desired risk culture. As the second line of defence, the Risk function has a mandate to undertake proactive risk oversight and monitoring of all risk management activities including maintaining a robust control environment. The Risk function designs and maintains the EWRMF. The CRO leads the Risk function and plays an integral role in advising the Board on NatWest Group’s risk profile. This includes continuous monitoring to confirm that NatWest Group engages in sustainable risk-taking activities in pursuit of strategic objectives. Risk appetite The risk appetite framework is a component of the EWRMF and establishes the extent of permissible risk-taking to support business outcomes and delivery of the strategy. The EWRMF sets out the requirements regarding how risk appetite is implemented through risk policies and standards and translated into operational procedures. This consistent approach is followed for all principal risks, frameworks, tools and techniques. Risk appetite statements and associated measures are approved at least annually by the Board on the BRC’s recommendation to ensure they remain appropriate and aligned to strategy. Risk profile NatWest Group maintained a stable risk profile in 2024 despite high interest rates and geopolitical tensions creating an uncertain risk environment. The overall financial risk profile remained within risk appetite supported by stable economic conditions. Key developments in 2024 included: – A strong capital position was maintained in 2024, with a CET1 ratio of 13.6%. – A robust liquidity and funding risk profile was maintained throughout 2024, with a liquidity coverage ratio of 150% and a net stable funding ratio of 137%. The overall trend for non-financial risk improved in 2024. Areas of focus included: – Implementing an enhanced model risk management framework and the continued embedding of the enhanced risk and control self-assessment approach with a focus on material operational risks across key processes. – Continuing significant investment to support the delivery of the multi-year transformation plan across financial crime risk management. Further enhancements were made to the compliance and conduct framework, with risk toolkits and risk standards being embedded in the year. Risk overview NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 58 (1) Risk policies are in place for each principal risk and define, at a high level, the cascade of qualitative expectation, guidance and standards that stipulate the nature and extent of permissible risk-taking. They are consistently applied across NatWest Group and subsidiary legal entities and form part of the qualitative expression of risk appetite for each principal risk. (2) The factors discussd in this section and elsewhere in the document should not be regarded as a complete and comprehensive statement of all risks and uncertainties facing NatWest Group. Refer to Risk Factors in the 2024 Annual Report on Form 20-F for more details.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 59

Risk overview continued

Enterprise-wide risk management framework

The enterprise-wide risk management framework (EWRMF) sets out our approach to managing risk across NatWest Group and provides a common risk language and framework to facilitate effective risk management.

The building blocks of the EWRMF are: risk appetite, risk governance, three lines of defence and risk culture.

Enterprise-wide risk management framework

Risk appetite
Risk appetite is defined as the type and aggregate level of risk NatWest Group is willing to accept in pursuit of its strategic objectives and business plans.

Risk governance
NatWest Group's governance structure facilitates sound risk management decision-making, in line with standards of good corporate governance.

Three lines of defence
NatWest Group adopts a three lines of defence model of risk governance. Everyone has a responsibility for intelligent risk-taking.

Risk culture
The EWRMF is centred on the embedding of a strong risk culture that encompasses both prudential and conduct risk outcomes and prescribed behaviours.

The EWRMF sets out a common risk language and standard definitions to ensure consistency in the application of risk management terminology.

Common risk language, architecture and approach

Risk directory and principal risks
The risk directory provides a common language to ensure that consistent terminology is used across NatWest Group to describe the principal risks.

Principal risk policies
Risk policies are in place for each principal risk and define, at a high level, the cascade of qualitative expectations, guidance and standards that stipulate the nature and extent of permissible risk-taking.

Risk standards
Risk standards provide a more granular expression of the risk policies and provide the detail for the first line of defence to develop operational policies/procedures.

Risk toolkits
Risk toolkits define the approaches, tools and techniques for managing risk (split by all principal risks, financial and non-financial risks).

The risk toolkit cycle outlines the NatWest Group-wide approach to identify, assess, mitigate, monitor and report risks.

Report
Reporting of the risk profile, emerging themes, current issues and other key information.

Identify and assess
Effective risk identification and assessment to understand the risk profile.


Report
Identify and assess
Risk toolkit cycle
Monitor
Mitigate

Monitor
Monitoring of the risk profile through principal risk indicators or other key metrics.

Mitigate
Determination of the appropriate action for how risks are managed or mitigated.

Principal risks are used as the basis for setting risk appetite and risk identification.

Principal risks

Financial risks	Non-financial risks
Capital risk	Financial crime risk
Liquidity and funding risk	Model risk
Credit risk	Operational risk
Earnings stability risk	Reputational risk
Traded market risk	Compliance risk
Non-traded market risk	Conduct risk
Pension risk	
Climate and nature risk

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 60

Risk overview continued

Risk directory and principal risks

To ensure common language and a consistent approach across NatWest Group, the risk directory defines and documents all principal risks that NatWest Group may face, categorised into financial and non-financial. The risk directory is an important component of the EWRMF, underpinning the linkage between strategy, risk appetite, risk reporting and governance. Principal risks are the Board-approved EWRMF categories that describe the highest-level financial and non-financial risks in the risk directory. All principal risks are overseen by the ERC and BRC, with performance against risk appetite reported at every meeting and spotlights on each risk considered at least annually.

Principal risks – financial	Key developments	Mitigants
Capital risk – The risk that there is the inability to conduct business in base or stress conditions on a risk or leverage basis due to insufficient qualifying capital as well as the failure to assess, monitor, plan and manage capital adequacy requirements.	– A strong capital position was maintained in 2024, with a CET1 ratio of 13.6%. This was significantly ahead of regulatory requirements and aligned with NatWest Group's target of 13-14%.	– Capital planning is integrated into NatWest Group's wider annual budgeting process with capital plans produced over a five-year planning horizon under expected and stress conditions. – Stress testing is a principal risk management tool and is used to quantify and evaluate the potential impact of risks on the financial strength and capital position.
Liquidity and funding risk – Liquidity risk is the risk of being unable to meet actual or potential financial obligations in a timely manner when they fall due in the short term. Funding risk is the risk that current or prospective financial obligations cannot be met as they fall due in the medium to long term, either at all or without increasing funding costs unacceptably.	– A robust liquidity and funding risk profile was maintained throughout 2024, with a liquidity coverage ratio of 150% and the net stable funding ratio of 137%.	– A suite of tools is used to monitor, limit and stress test the liquidity and funding risks on the balance sheet. Limit frameworks are in place to control the level of liquidity risk, asset and liability mismatches and funding concentrations. Liquidity condition indicators are monitored daily. – Performance is reported to the Asset & Liability Management Committee on a regular basis.
Credit risk – The risk that customers, counterparties or issuers fail to meet a contractual obligation to settle outstanding amounts.	– Personal portfolio growth in 2024 was a result of the Metro Bank mortgage portfolio acquisition and continuing strong credit card growth which was driven by prime quality whole of market lending and balance transfer segments. – Non-Personal lending increased during the year, driven by corporate and non-bank financial institutions sectors, aligned to our customer strategy.	– Extensive and thorough credit processes, strategies and controls to ensure effective risk identification, management and oversight. – Non-Personal credit risk – sector appetite continues to be reviewed regularly, with particular focus on sector clusters and sub-sectors that are deemed to represent a heightened risk. – Personal credit risk – adjustments are made to affordability assumptions and stress rates to ensure that lending continued to be assessed appropriately.
Earnings stability risk – The risk that profits are not sustainable under stress.	– NatWest Group remained within earnings stability risk appetite throughout 2024.	– A range of stress sensitivities are considered, to explore downside risks to earnings stability, including a sharp fall in interest rates and stressed macro factors aligned to a 1-in-10 year event.
Traded market risk – The risk of losses in trading book positions from fluctuations in market variables, such as interest rates, credit spreads, foreign exchange rates, equity prices, implied volatilities and asset correlations.	– Despite periods of increased market volatility notably reflecting geopolitical developments, traded VaR and SVaR remained within appetite and, on an average basis, at similar levels to 2023.	– VaR, SVaR and the incremental risk charge are used to measure traded market risk. – Traded market risk exposures are monitored against limits and analysed daily. – Limit reporting is supplemented with regulatory capital and stress testing.
Non-traded market risk – The risk to the value of assets or liabilities outside the trading book, or the risk to income, that arises from changes in market prices such as interest rates, foreign exchange rates and equity prices, or from changes in managed rates.	– Total non-traded market risk VaR decreased in 2024, notably driven by action taken to manage down interest rate repricing mismatches across products. The structural hedge notional decreased. reflecting changes in the deposit mix, including increased fixed-term deposits.	– Non-traded market risk appetite is measured via VaR, SVaR, sensitivity and stress limits, and earnings-at-risk limits. – Limits are reviewed to reflect changes in risk appetite, business plans, portfolio composition and the market and economic environments. – Non-traded market risk stress results are combined with those for other risks into capital planning.
Pension risk – The inability to meet contractual obligations and other liabilities to the established employee or related company pension scheme.	– The Trustee of the Main section of the NatWest Group Pension Fund completed buy-in transactions, passing longevity and investment risk for the insured portion of the scheme to an insurer. – The 2023 triennial valuation for the Main section was completed with no requirement for any deficit contributions.	– Pension risk is monitored by the ERC and BRC, while the Asset & Liability Management Committee receives updates on the performance of NatWest Group's material pension funds. – Annual stress tests are undertaken on the material defined benefit pension schemes. These tests are also used to satisfy the requests of regulatory bodies, such as the Bank of England.
Climate and nature risk – The threat of financial loss or adverse non-financial impacts associated with climate change and nature loss respectively and the political, economic and environmental responses to it.	– We worked with the University of Exeter to develop scenario narratives that explore a range of physical and transition risks which could impact NatWest Group and its customers. Enhancements were made to our climate risk modelling capabilities and we rolled-out climate decisioning framework tools on a test and learn basis.	– There was a focus on developing the capabilities to use scenario analysis to identify the most material climate risks and opportunities for NatWest Group's customers. While this is a maturing discipline (with recognised limitations around data, scenario and methodologies), progress continues to be made to leverage the insights to inform risk management practices, maximise the opportunities arising from a transition to a low-carbon, nature-restored economy and support decision-making.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 61

Risk overview continued

Principal risks – non-financial	Key developments	Mitigants
Financial crime risk – The risk that NatWest Group's products, services, employees and/or third parties are intentionally or unintentionally used to facilitate financial crime in the form of money laundering, terrorist financing, bribery and corruption, sanctions and tax evasion, as well as external or internal fraud.	– Significant investment continued to be made to support the delivery of the multi-year transformation plan across financial crime risk management. Enhancements were made to technology, data quality and data analytics to improve the effectiveness of systems used to monitor customers and transactions.	– The financial crime framework, relevant policies, systems, processes and controls are used to mitigate and manage financial crime risk. This includes the use of dedicated screening and monitoring systems and controls to identify people, organisations, transactions and behaviours that may require further investigation or other actions.
Model risk – The potential for adverse consequences from model errors or the inappropriate use of modelled outputs to inform business decisions.	– Effort was focused on implementing an enhanced model risk management framework in response to the PRA's Supervisory Statement (SS) 1/23, including an expanded model identification exercise and roll-out of a new model tiering approach. – Model inventory design changes were delivered to support the implementation of framework enhancements.	– Model risk appetite is set to limit the level of model risk that NatWest Group is willing to accept in the course of its business activities. Policies, toolkits and model standards related to the development, validation, approval, implementation, use and ongoing monitoring of models are in place to ensure adequate control across the lifecycle of an individual model. This includes refining, redeveloping or restricting use of models where appropriate.
Operational risk – The risk of loss resulting from inadequate or failed internal processes, people and systems, or external events. It arises from day-to-day operations and is relevant to every aspect of the business.	– The continued embedding of the enhanced risk and control self-assessment approach with a focus on material operational risks across key end-to-end processes. – Automation of data-led insights to proactively drive the prioritisation of risk mitigation activities.	– The embedding of robust operational risk appetite measures provides comprehensive coverage of key operational risks for the operational risk profile. – The embedding of well-defined operational risk standards with clearly articulated control requirements drives the management of risks, within the risk appetite certification process. This is an effective means to provide a consistent and comparable view of the adequacy and effectiveness of the internal control environment.
Reputational risk – The risk of damage to stakeholder trust due to negative consequences arising from internal actions or external events.	– Reputational risk assessment guidance was updated. – Colleagues in relevant roles received updated training on key aspects of the policy and framework. – Enhancements were made to the environmental, social and ethical (ESE) risk framework, including implementation of the ESE human rights risk acceptance criteria.	– Reputational risks are identified and monitored through reputational risk registers at NatWest Group, legal entity and segment levels, with escalation and review by the NatWest Group Reputational Risk Committee as relevant. Changes to the reputational risk register are reported to ERC and BRC. – The environmental, social and ethical (ESE) risk framework requires enhanced due diligence to be performed for certain customer relationships, transactions, activities and projects. ESE risk acceptance criteria are regularly reviewed and updated, to ensure they reflect the current risk landscape.
Compliance risk – The risk that NatWest Group fails to observe the letter and spirit of all relevant laws, codes, rules, regulations and standards of good market practice.	– Further enhancements were made to the compliance framework, with the risk tool kits, risk standards and regulatory compliance operational policy framework being embedded throughout the year.	– Horizon scanning is conducted to identify and address changes in regulatory requirements. – Policies and procedures set out the principles that apply across NatWest Group, aligned to its risk appetite. Appropriate control frameworks, management information, standards and training are implemented to identify and manage regulatory compliance risk. – Rules mapping is completed to ensure the key products and supporting services that NatWest Group provides are compliant with all applicable regulatory requirements. – Business areas completed self-assessments against the NatWest Group regulatory compliance risk policy to ensure compliance is being measured and managed accurately and effectively.
Conduct risk – The risk of inappropriate behaviour towards customers, or in the markets in which NatWest Group operates, which leads to poor or inappropriate customer outcomes.	– Conduct risk related programmes across NatWest Group continue to progress with focus on further embedding of Consumer Duty requirements, addressing observations and recommendations from the Department of Justice Monitorship, and carrying out assessments relating to Access to Cash requirements.	– Risk standards are in place to ensure appropriate controls and processes that deliver good customer outcomes and support market integrity. – Business areas completed self-assessments against the NatWest Group conduct risk policy to ensure conduct is being measured and managed accurately and effectively. – Good customer outcome measures are in place to ensure good outcomes are delivered for customers, and to ensure products continue to offer customers fair value, throughout the product and service lifecycle. These are used to identify areas where we can make improvements to products, services and processes.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 62

Risk overview continued

Top and emerging risks

Top and emerging risks are future scenarios that could have a significantly negative impact on our ability to operate, or deliver, our strategy and are managed through the EWRMF toolkit. They usually combine elements of several principal risks and require a coordinated management response. Top risks could occur or require management action within two years, while emerging risks are evolving and/or could occur over a longer time horizon but have the potential to become a top risk. In 2024, the ERC, the BRC and the Board received regular reporting on top and emerging risks. The BRC also engaged in focused horizon scanning sessions in 2024, to enable early identification and mitigation of top and emerging risks.

Top risk scenarios in focus in 2024	Description	Mitigants
Increased competition	Competitive pressures could intensify, impeding NatWest Group's ability to grow or retain market share, impacting revenues and profitability, particularly in the UK Retail Banking and Commercial & Institutional segments. Drivers of competition mainly relate to developments in technology, evolving incumbents, challengers, new entrants to the market, shifts in customer behaviour and changes in regulation. For example, increased competition from technology conglomerates, who may have competitive advantages in scale, technology and customer engagement (including brand recognition).	– NatWest Group closely monitors the competitive environment and adapts its strategy as appropriate. This includes using scenario analysis and assessing how mega-trends will impact industry competitive dynamics. Strategic responses are focused on investing to deliver innovative and compelling propositions for customers and effectively leveraging acquisitions and partnerships. For example, NatWest Group has invested in a number of fintech ventures, including Mettle, Rooster Money, Boxed and Cushon.
Cyberattack	There is a constantly evolving threat from cyberattacks which are increasing in terms of frequency, sophistication, impact and severity. This includes hostile attempts to gain access to and exploit potential vulnerabilities of IT systems including via malware. Any failure in NatWest Group's cybersecurity policies, procedures or controls, may result in significant financial losses, major business disruption, inability to deliver customer services, loss of data and associated reputational damage.	– NatWest Group continues to invest in additional capability to defend against threats including developing and evolving cybersecurity policies, procedures and controls that are designed to minimise the potential effect of such attacks. The focus is to manage the impact of the attacks and maintain services for NatWest Group's customers. This includes testing and proving cyber resilience capabilities via stress testing of NatWest Group's important business services.
Economic and interest rate volatility	Economic conditions could deteriorate, depending on factors including weak economic activity, volatility in interest rates, liquidity pressures, sharp falls in asset prices, escalating geopolitical tensions and concerns regarding sovereign debt or sovereign credit ratings. Any of these may have a materially adverse effect on NatWest Group's future financial prospects.	– A range of complementary approaches is used to mitigate the risks, such as targeted scenario analysis, stress tests, targeted customer reviews and reviews of risk appetite. Stress tests included completion of regulatory stress tests such as the Bank of England 2023/24 system-wide exploratory scenario as well as a range of internal scenarios.
Climate ambitions	NatWest Group's strategy relating to climate change, ambitions, targets and transition planning entails significant financial and non-financial risks and is unlikely to be achieved without significant and timely government policy, technology and customer behavioural changes.	– Recognising the delivery threats to some of NatWest Group's climate ambitions, which if they were to crystallise, would manifest themselves in the shape of financial and non-financial risks. NatWest Group plans to review its climate ambitions during 2025 in the context of the UK Committee on Climate Change's (UK CCC) Seventh Carbon Budget which is expected to be published on 26 February 2025 and the UK CCC's 2025 Progress Report which is due for release in the summer of 2025.
Operational risk scenarios	Operational risks are inherent in NatWest Group's businesses and a broad range of scenarios are considered. NatWest Group could be adversely impacted by scenarios including a failure to access current, complete, and accurate data, or disruption to services if a third-party service provider experienced any interruptions. These scenarios could result in business and customer interruption and related reputational damage, significant compensation costs, regulatory sanctions and/or a breach of applicable regulations.	– NatWest Group devotes significant resources to third-party risk management. Focus areas include identifying critical-service suppliers, developing robust exit and contingency plans in the event of supply chain disruption, and ensuring appropriate monitoring and oversight of third party performance. – Effective and ethical use of data is critical to NatWest Group's goals, with continued focus on delivering our long-term data strategy alongside enhancing control and policy frameworks governing data usage.
Evolving regulation	NatWest Group's businesses are subject to substantial regulation and oversight, both of which are constantly evolving and may have an adverse impact on NatWest Group. Areas of ongoing regulatory focus include Basel 3.1 standards implementation, including the resulting effect on RWAs and models, as well as the FCA's Consumer Duty standards on consumer protection and the effective management of financial crime.	– NatWest Group constantly monitors regulatory change and works with the regulators to help shape those developments that materially impact NatWest Group, responding when necessary, either bilaterally or in partnership with one of the affiliated industry bodies. NatWest Group implements new regulatory requirements where applicable and uses frequent engagement meetings with regulators to discuss key regulatory priorities.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 63

Risk overview continued

Emerging risk scenarios in focus in 2024	Description	Mitigants
Artificial intelligence	Innovations in artificial intelligence (AI), including generative AI, may rapidly transform and disrupt customer interactions, the industry and the economy. NatWest Group's ability to continue to deploy AI solutions and integrate AI in systems and controls will become increasingly important to retaining and growing business. There can be no certainty that NatWest Group's innovation strategy will be successful, and competitors may be more successful in implementing AI technologies, in turn, affecting industry competitive dynamics. Developments in AI may also result in increased model risk and rising levels of fraud.	– NatWest Group closely monitors developments in disruptive technologies, including AI. Strategy is developed as appropriate to leverage AI across NatWest Group with a focus on helping improve customer journeys, personalisation, colleague effectiveness and improved risk and capital management. Using AI safely and ethically is a key area of focus, alongside compliance with evolving AI regulation. This includes developing a robust set of controls for the use of AI models and tools across NatWest Group.
Biodiversity and nature loss	The risks arising from the loss and/or decline of the state of biodiversity and nature are uncertain but could negatively impact the global financial system. These risks may include the reduction of any aspect of biological diversity and other forms of environmental degradation such as air, water and land pollution, soil quality degradation and water stress. There is also increasing investor, regulatory and stakeholder scrutiny regarding how businesses address these risks.	– Using emerging industry guidance such as the Task Force on Nature-related Financial Disclosures framework, NatWest Group is seeking to further its understanding of nature-related risks. This includes how its business activities impact nature, the dependencies NatWest Group and its counterparties (including its suppliers) and customers have on nature, and the risks and opportunities nature can generate.
Digital currency	NatWest Group operates in markets which would be exposed to any developments in digital currency, including a UK central bank digital currency (CBDC). The Bank of England and His Majesty's Treasury are exploring the case and design for a CBDC, the digital pound. The introduction of new digital currencies, including a digital pound, could result in deposit outflows, higher funding costs, and/or other implications for UK banks including NatWest Group.	– NatWest Group maintains an Executive Steering Group on digital assets including overseeing developments and engagement on digital currencies, such as CBDCs. – NatWest Group engages with the UK Government and regulators on digital currency developments. This includes engagement with policymakers on a bilateral and industry level. For example, NatWest Group is represented on the Bank of England's CBDC Engagement Forum, and responds to relevant consultations, discussion papers and other publications.
Geopolitical risk	NatWest Group is exposed to risks arising from geopolitical events or political developments. Geopolitical tensions remain elevated and a range of potential scenarios and impacts are considered. This includes the potential impact of armed conflict, global trade and supply chain disruption, volatility in commodity prices, protectionist policies or trade barriers and state sponsored cyberattacks.	– NatWest Group closely monitors the geopolitical risk outlook and undertakes regular scenario analysis to understand the potential impacts and takes mitigating actions as required. This includes second and third order analysis of impacts, for example, through customers' supply chain disruption or disruption to third party providers.
Physical climate risk	Intensifying physical climate-related risks, including climate events, materially increasing in frequency and/or severity, results in direct impacts on property, infrastructure, supply chains, geopolitics and economic activity. This could lead to significant credit, market and/or non-financial risks and, if those risks are not mitigated, losses.	– NatWest Group continues to develop a range of climate scenario narratives that include increased focus on physical risks. These seek to explore the potential implications from the global warming already observed as a result of historical emissions and will inform short-term event driven physical risk modelling. The impact of possible climate tipping points, which could lead to large irreversible changes in the climate system, are also being explored.
Shadow banking	NatWest Group is exposed to vulnerabilities within shadow banking or market-based finance (MBF), given the interlinkages between UK banks and MBF. This includes the potential for stress events or shocks to financial markets.	– NatWest Group closely monitors exposure to shadow banking or MBF. An internal framework for the identification, management, control and mitigation of the risks associated with exposure to shadow banking or MBF is maintained. This includes effective reporting and governance in respect of such exposure.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 64

Non-financial and sustainability information statement

This non-financial and sustainability information statement provides an overview of topics and related reporting references in our external reporting as required by sections 414CA and 414CB of the Companies Act 2006.

We integrate non-financial and sustainability information across the Strategic report, thereby promoting cohesive reporting of non-financial and sustainability matters.

Sustainability reporting frameworks and guidance

We monitor developments including in relation to metrics. In 2024, our focus included the UN Principles of Responsible Banking, Global Reporting Initiative (GRI) standards, Sustainability Accounting Standards Board (SASB) standards, and the Task Force on Climate-related Financial Disclosures (TCFD).

Further information on non-financial and sustainability matters can be found within our reporting suite.

- 2024 Sustainability Report
- 2024 Sustainability Datasheet
- 2024 Sustainability Basis of Reporting
- natwestgroup.com

Reporting requirement		Page references in this report
Business model	– Our strategic framework and progress against strategic priorities – Measuring our 2024 performance – Our investment case – Shareholder value – Our business model – Business performance – Our stakeholders	– 12 to 13 – 14 to 15 – 18 – 19 – 20 to 21 – 22 to 27 – 30 to 31
Our stakeholders	– Our stakeholders – Section 172(1) statement	– 30 to 31 – 34 to 35
Environment	– Adapting to market trends – Risk overview – Risk factors	– 28 to 29 – 58 to 63 – 243 to 265 of the Annual Report on Form 20-F

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 65

Non-financial and sustainability information statement continued

Reporting requirement		Page references in this report
Our colleagues	– Our colleagues – Supporting colleague wellbeing – Responsible business – diversity, equity and inclusion	– 37 to 38 – 39 – 43 to 44
Governance	– Section 172(1) statement – Governance and remuneration – Governance at a glance – Diversity in the boardroom – Directors' remuneration report – Report of the directors – Statement of directors' responsibilities	– 34 to 35 – 67 to 157 – 73 – 74 – 113 to 132 – 153 to 156 – 157
Social matters	– Our strategic framework and progress against strategic priorities – Measuring our 2024 performance – Our business model – Business performance – Our stakeholders – Our colleagues – Supporting colleague wellbeing – Responsible business – diversity, equity and inclusion	– 12 to 13 – 14 to 15 – 20 to 21 – 22 to 27 – 30 to 31 – 37 to 38 – 39 – 43 to 44
Respect for human rights	– Responsible business – Respecting human rights	– 41
Anti-bribery and corruption (ABC)	– Responsible business – how we operate – Risk overview – Risk and capital management – Compliance and conduct risk – Financial crime risk	– 40 to 41 – 58 to 63 – 25 to 29 of the Annual Report on Form 20-F – 120 of the Annual Report on Form 20-F – 121 of the Annual Report on Form 20-F
Risk management	– Risk overview – Risk and capital management – Risk factors	– 58 to 63 – 24 to 130 of the Annual Report on Form 20-F – 243 to 265 of the Annual Report on Form 20-F
Climate-related financial disclosures as required by sections 414CA and 414CB of the Companies Act 2006	– A description of the company's governance arrangements in relation to assessing and managing climate-related risks and opportunities. – A description of how the company identifies, assesses, and manages climate-related risks and opportunities. – A description of how processes for identifying, assessing, and managing climate-related risks are integrated into the company's overall risk management process. – A description of (i) the principal climate-related risks and opportunities arising in connection with the company's operations, and (ii) the time periods by reference to which those risks and opportunities are assessed. – A description of the actual and potential impacts of the principal climate-related risks and opportunities on the company's business model and strategy. – An analysis of the resilience of the company's business model and strategy, taking into account consideration of different climate-related scenarios. – A description of the targets used by the company to manage climate-related risks and to realise climate-related opportunities and of performance against those targets. – The key performance indicators used to assess progress against targets used to manage climate-related risks and realise climate-related opportunities and a description of the calculations on which those key performance indicators are based.	– 77 and 52 – 55 – 55 – 46 to 51 and 53 to 56 – 53 to 54 – 54 – 46-48, 50 and 56 – 46 and 56

Top: Jayden Patel (left) working with NatWest Group Acceleration Manager Jess Grocutt (right). Bottom left: Rohan Patel (left), Jayden Patel (middle) and Sunil Patel (right) of Aquaint talking strategy. Bottom right: NatWest Group Relationship Manager Neil Brophy (left) with Jayden (right). Succeeding with customers through expert support Our Accelerator Programme gives entrepreneurs free support to expand their businesses. Jayden Patel, CEO and co-founder of Aquaint, shares how the programme is helping him to reach his goal of streamlining the hospitality sector. Backing UK business through our Accelerator After co-founding Aquaint to improve workflow management in the food industry, Jayden joined the NatWest Accelerator for support with scaling up his business. ‘It seemed like a great opportunity to network,’ Jayden explains, ‘I’ve joined an established community of like-minded entrepreneurs and gained access to industry experts.’ On the programme, entrepreneurs receive expert group and one-to-one coaching from our experienced acceleration managers to help them set goals and track progress, as well as support with developing important business skills such as pitching. ‘The support from our Acceleration Manager Jess has been invaluable. She’s encouraged us with reaching our goals, helped us navigate and embrace change, and is a consistent reminder of how far we’re progressing as a company.’ After a successful year on the Accelerator Programme growing his business, Jayden is now one of our High-growth Business Banking customers with access to further dedicated support. ‘Our Relationship Manager Neil has really helped us get to grips with the funding landscape to help us raise money and expand.’ ‘The support we’ve received from NatWest goes beyond finances – Neil and Jess have leveraged their expertise and connected us with other businesses to boost our brand.’ CASE STUDY NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 66

Governance and remuneration 113 Directors’ remuneration report 117 Remuneration at a glance 133 Annual remuneration report NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 67 In this section 67 Corporate governance report 68 Our Board 71 Executive management team 72 Chair’s introduction 73 Governance at a glance 93 Report of the Group Nominations and Governance Committee 96 Report of the Group Audit Committee 102 Report of the Group Board Risk Committee 109 Report of the Group Sustainable Banking Committee 121 The directors’ remuneration policy and wider workforce remuneration 150 Compliance report 153 Report of the directors 157 Statement of directors’ responsibilities

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 68

Our Board

Rick Haythornthwaite
Chair

Date of appointment: 8 January 2024 (Board), 15 April 2024 (Chair)


N

Rick is a highly experienced chair who combines a successful commercial career with a deep knowledge of financial services markets and technology, as well as a strong track record of delivery at significant customer-facing organisations. He has served as Chair of Mastercard Inc, Ocado Group plc, Arc International Holdings, Centrica plc and Network Rail Limited, and was a partner at Star Capital. Rick's past non-executive directorships include Globant S.A., Cookson plc, Lafarge S.A., Land Securities plc and ICI plc. Rick's chair experience extends to SMEs across industry sectors, including a fintech company, an industrial AI company, and a sustainability consultancy. Rick has been responsible for several high-profile business transformations and rescues, including as CEO of Invensys. Rick also led the Haythornthwaite Review of UK Armed Forces Incentivisation.

Rick is currently Chair of AA Limited, Senior advisory partner at Moelis & Co. and Visiting Fellow at the Saïd Business School, University of Oxford.

Paul Thwaite
Group Chief Executive Officer

Date of appointment: 25 July 2023



Paul was appointed Chief Executive Officer in July 2023. Prior to this, he was Chief Executive of the bank's Commercial & Institutional business, bringing together the teams that support NatWest's business customers, ranging from entrepreneurs and start-ups through to multi-nationals and financial institutions. Paul brings strong UK and international expertise in strategic and cultural transformation, scale leadership, balance sheet management and risk, and a sharp focus on customer experience. Throughout his executive and non-executive career, Paul has taken an active role in promoting talent, and building and leading inclusive teams across multiple regions, geographies and disciplines, to deliver performance for customers and wider stakeholders. He has over 30 years' experience in financial services having held senior roles within Wholesale, Corporate, International, Risk and Retail Banking, across the UK, Europe and US.

Paul is currently a Member of the Board of Trustees at the University of Manchester.

Katie Murray
Group Chief Financial Officer

Date of appointment: 1 January 2019



Katie has over 30 years' experience in financial services and accounting. She has worked extensively across the UK, Europe and Africa, primarily in the financial services industry; encompassing business transformation, capital management, investor relations, corporate development and financial planning. Katie co-sponsors NatWest's gender strategy and contributes to not-for-profit organisations such as 25x25. She is responsible for NatWest's climate transition plans and is a member of Accounting for Sustainability. Katie was appointed Group Chief Financial Officer of NatWest Group in January 2019, following senior roles as Director of Finance and Deputy CFO. Previously Katie was Group Finance Director for Old Mutual Emerging Markets, based in Johannesburg, having held various roles across Old Mutual from 2002. Katie is a member of The Institute of Chartered Accountants of Scotland.

Katie is currently a non-executive director of Phoenix Group Holdings plc.

Mark Seligman
Senior Independent Director

Date of appointment: 1 April 2017 (Board), 1 January 2018 (Senior Independent Director)


A
N
Re

Mark brings comprehensive financial services knowledge and substantial FTSE 100 board experience to the Board. A former senior investment banker and boardroom adviser, Mark contributes significant banking and corporate transformation expertise, alongside a range of customer and wider stakeholder engagement skills.

Mark has held various senior roles at Credit Suisse/BZW during his executive career, including Deputy Chairman, CSFB Europe and Chairman, UK Investment Banking, CSFB. Mark has served as a non-executive director across a range of industry sectors, including BG Group plc, as Senior Independent Director of Kingfisher plc, and as Deputy Chairman of G4S plc. He has significant experience of chairing committees and as a Senior Independent Director.

Mark is currently Senior Independent Director of Smiths Group plc and Chair and trustee of The Brooklands Museum.

Board composition dashboard as at 31 December 2024[(1)]

(1) As at 31 December 2024 there were 11 directors on the Board.

Sex


55%
45%

Female
Male

Ethnicity


2
9

Minority ethnic
White

Age range


2
4
5

44-55
56-65
66-75

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 69

Our Board continued

Frank Dangeard

Independent non-executive director

Date of appointment: 16 May 2016


Re

Frank is a former investment banker and technology company CEO with substantial global board expertise. Frank's experience also encompasses key areas including customer experience, stakeholder engagement, ESG and risk. Frank's role as Chair of NatWest Markets Plc enables him to bring a unique perspective to Board debate. During his executive career, Frank held various roles at Thomson S.A., including Chairman and Chief Executive Officer, and was Deputy Chief Executive Officer of France Telecom. Prior to that he was Chairman of SG Warburg France and Managing Director of SG Warburg. Frank has also held several non-executive roles at Crédit Agricole CIB, EDF, Home Credit, Orange, Sonaecom SGPS and Arqiva Group Limited. He was also Deputy Chairman and acting Chairman of Telenor ASA.

Frank is currently Chair of Gen Digital Inc., and a non-executive director of IHS Holding Limited and the Competition & Markets Authority. He is also Chair of the Advisory Board of STJ Advisors.

Roisin Donnelly

Independent non-executive director

Date of appointment: 1 October 2022


Re
S

Roisin brings extensive customer, marketing and branding experience to the Board as a result of her long executive career at Procter & Gamble where she was most recently Chief Marketing Officer for Procter & Gamble Northern Europe. She has a strong background in digital transformation and data and has significant experience of developing ESG strategies at board level. Roisin has previously served on several listed company boards, including HomeServe plc, Just Eat plc, Holland and Barrett Limited, and Bourne Leisure Limited. Roisin is NatWest Group's Consumer Duty Board Champion, and Chair of the NatWest Group Colleague Advisory Panel, which provides a valuable link to colleague and customer issues.

Roisin is currently non-executive director of Premier Foods plc and of The Sage Group plc; non-executive advisor of the Internet Advertising Bureau; member of the Digital Advisory Board, Coca-Cola Europacific Partners plc; and a Trustee of The British Heart Foundation.

Patrick Flynn

Independent non-executive director

Date of appointment: 1 June 2018


A
N
Ri

Patrick has significant retail and commercial banking experience, gained through an extensive executive career in the banking and insurance sectors. He has a background in complex organisational restructuring and technology transformation, alongside significant financial knowledge and expertise.

Patrick was the Chief Financial Officer and a member of the Executive Board of ING Group for over eight years until May 2017. Prior to that, he worked for HSBC for 20 years. Patrick is a Fellow of Chartered Accountants Ireland.

Patrick is currently Senior Independent Director of Aviva plc.

Geeta Gopalan

Independent non-executive director

Date of appointment: 1 July 2024


A
Ri
S

Geeta brings substantial financial and banking expertise to the Board gained through her business leadership and management roles spanning commercial and retail financial services in the UK and internationally, as well as social investment and community development. She has a strong track record as a non-executive director, having served on boards across a variety of industries including Virgin Money UK plc, Dechra Pharmaceuticals Ltd, Ultra Electronics Plc, WiZink Bank S.A. and Vocalink. Geeta is also a Qualified Chartered Accountant of the Chartered Accountants Institute, India.

Geeta is currently non-executive director of Intrum AB; Senior Independent Director of Funding Circle Holdings plc and Auto Trader Group plc; and Trustee at The Old Vic Theatre.

Tenure: Chair and non-executive directors


4
5

- 0-3 years
- 3-6 years
- 6-9 years

Full Board average tenure: 3.9 years

Independence


1
2
8

- Chair
- Executive directors
- Independent non-executive directors

Board committees

- (A) Group Audit Committee (GAC)
- (N) Group Nominations and Governance Committee (N&G)
- (Re) Group Performance and Remuneration Committee (RemCo)
- (Ri) Group Board Risk Committee (BRC)
- (S) Group Sustainable Banking Committee (SBC)
- Solid background denotes Committee Chair

Gill Whitehead Independent non-executive director Date of appointment: 8 January 2025 Gill has over 25 years’ of executive experience in the consumer technology and media sectors having worked at Ofcom, Google, Channel 4 and the BBC. She is a Visiting Policy Fellow at the University of Oxford’s Internet Institute. Her board experience spans FTSE 50 companies, public bodies, and sport. Gill is a fellow of the Institute of Chartered Accountants of England and Wales. She has served as a non-executive director of the Financial Ombudsman Service and Camelot. She also previously served as Google UK’s Senior Director of Client Solutions & Analytics. She has also worked in media at Channel 4 and the BBC in a variety of data and technology-driven leadership roles. Gill is currently a non-executive director of Informa PLC and the British Olympic Association. She is also Chair of the Women’s Rugby World Cup 2025. Yasmin Jetha Independent non-executive director Date of appointment: 1 April 2020 Stuart Lewis Independent non-executive director Date of appointment: 1 April 2023 Lena Wilson CBE Independent non-executive director Date of appointment: 1 January 2018 Yasmin brings a wealth of retail banking and customer experience to the Board, as well as valuable technology and innovation insights. On 1 April 2020 Yasmin re-joined the Board of NatWest Group plc, having first been appointed in June 2017. Yasmin stepped down in April 2018 to serve solely as a director of our key ring-fenced entities; she continues to serve on these boards in addition to the Board of NatWest Group plc. During her executive career, Yasmin held Chief Information Officer roles at Bupa and the Financial Times, where she later became the Chief Operating Officer. Prior to that, Yasmin held various senior roles at Abbey National PLC, where latterly she served as an executive director on the Board. Yasmin is currently non-executive director of Guardian Media Group plc and of Nation Media Group Limited. Stuart brings extensive risk management, financial services and regulatory experience to the Board gained during his executive career, predominantly at Deutsche Bank, where he served 10 years on the Management Board as Chief Risk Officer. Stuart also brings practical board-level experience, having served on a number of boards and committees in both executive and non-executive capacities. He was previously a non-executive director of the London Stock Exchange Group plc. He was also previously a Member of the Foundation Board of the International Financial Risk Institute and served as Chair. Stuart is currently non-executive director of Singapore Exchange Limited; Member of the Board of Trustees of the Global Association of Risk Professionals; and Visiting Professor in Practice in the Finance Department, London School of Economics. Lena contributes significant knowledge and experience to the Board drawn from a broad executive and non-executive career. She has extensive transformation and development skills, with experience in enterprise, internationalisation, stakeholder management, ESG and general management. Lena has been a FTSE 100 non-executive director for over 15 years and previously served on the boards of Scottish Power Renewables Limited and Intertek Group plc. She was also previously Chair of Picton Property Income Limited. During her executive career, Lena was Chief Executive of Scottish Enterprise and prior to that was Senior Investment Advisor to The World Bank. Lena is currently Chair of FirstGroup plc; Visiting Professor, University of Strathclyde Business School; and a Member of the European Advisory Board of Workday Inc. Jan Cargill Chief Governance Officer and Company Secretary Date of appointment: 5 August 2019 Jan is a chartered company secretary with over 30 years’ corporate governance experience. She was appointed Chief Governance Officer and Company Secretary in 2019. Jan works closely with the Chair to ensure effective and efficient functioning of the Board and appropriate alignment and information flows between the Board and its committees. She is responsible for advising the Board and individual directors on all governance matters. Jan has a law degree and is a Fellow of the Chartered Banker Institute. She is also an Associate of The Chartered Governance Institute and has an INSEAD Certificate in Corporate Governance. On 18 December 2024, Jan was appointed as a Bank nominated Director of NatWest Pension Trustee Limited. Our Board continued Former directors: Howard Davies stood down as a director on 15 April 2024. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 70

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 71

Executive management team

Paul Thwaite
Group Chief Executive Officer



Katie Murray
Group Chief Financial Officer



Keiran Foad
Group Chief Risk Officer



Robert Begbie
CEO, NatWest Commercial & Institutional



Solange Chamberlain
Group Director, Strategic Development



Emma Crystal
CEO, Private Banking



Nick Curle
Group Chief Audit Executive



David Lindberg[1]
CEO, Retail Banking



Scott Marcar
Group Chief Information Officer



Jen Tippin
Group Chief Operating Officer



The executive management team supports the Group Chief Executive Officer (CEO) in managing NatWest Group's businesses.

The team meets informally once a week and formally via the Group Executive Committee to support the CEO in discharging his individual accountabilities for NatWest Group. Further information on the responsibilities of the executive management team can be found on page 78.

Executive management team biographies are available at natwestgroup.com.

(1) David Lindberg will retire as CEO of Retail Banking to be replaced on an interim basis by Angela Byrne during February 2025.

Chair’s introduction Dear Shareholder, Welcome to the 2024 Corporate governance report, my first since being appointed Chair. In July 2024 we announced Mark Seligman’s intention not to seek re-election at the next AGM, and I am delighted Lena Wilson has been appointed to succeed him as Senior Independent Director, with effect from 1 April 2025. I am grateful to Mark for his dedication to NatWest during his tenure. Principal areas of focus Purpose and strategy Stakeholder engagement Risk and controls Financial performance Legal and regulatory matters ‘2024 was a significant year for the Board – undertaking detailed work to shape and approve the strategy, alongside agreeing a range of capital actions. Board and committee appointments during the year ensure we approach 2025 in a position of strength.’ Rick Haythornthwaite Chair delivery of the strategy by the leadership team during 2025. I would like to take this opportunity to thank my fellow directors for their continued contribution and commitment to NatWest Group during 2024. I would also like to note my thanks to Jan Cargill, our Company Secretary, who will be retiring shortly. Jan has worked at NatWest for 35 years, providing invaluable support to the Board and colleagues across the bank, and leaves with our best wishes. I look forward to working with her successor, Gary Moore, who takes up the role in February 2025. Rick Haythornthwaite Chair of the Board 13 February 2025 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 72 this will help to ensure the Board is well placed in 2025 and beyond. Further information on the process and findings are available on page 74 of this report. In March 2024 the Board visited NatWest sites in India, meeting internal and external stakeholders in Gurugram and Bengaluru. The directors found the sessions very informative, and were particularly encouraged by the level of engagement from colleagues, and the opportunities discussed. You can read more about the visit on page 81. There were a number of changes in the composition of the NatWest Group plc Board during 2024, starting with the appointment of Paul Thwaite as permanent CEO in February 2024. My predecessor Howard Davies stepped down in April 2024, leaving with our good wishes and gratitude for his leadership of the Board since 2015. We welcomed Geeta Gopalan as a non-executive director in July 2024 and in December 2024 announced the appointment of Gill Whitehead. Both Geeta and Gill have since been appointed to various Board committees as noted on page 73. In September 2024, Roisin Donnelly joined the Group Performance and Remuneration Committee, further strengthening the skill set of the committee. Given the recent appointments to the Board we also reviewed succession planning and committee composition during the year. More details on this can be found in the Group Nominations and Governance Committee report on pages 93 to 95. This was complemented by a comprehensive Board skills assessment undertaken in December 2024. The outputs of Further information on the Board’s principal areas of focus in 2024 can be found on pages 79 to 80. During the first half of the year, the Board, along with management, dedicated much time to preparing for the retail share sale announced by the previous UK Government in December 2023. While the share offering was delayed by the general election and then not pursued by the subsequent government, there were many useful lessons learned from the process which have been taken forward by management. The Board was also very pleased to note the continued reduction in the UK Government’s shareholding during the year through other means. The Board approved participation in two direct buybacks of shares during the year, supporting our capital distributions strategy (more information is available in the s172(1) statement on pages 34 to 35). The Board held three strategy sessions in 2024 focusing on how the bank can continue to best serve customers. Further information on this is available in the Strategic report (pages 34 and 35) and later in this report (page 85). The discussions were collaborative and constructive, supported by considered proposals developed by management. The Board will oversee

Governance at a glance Key activities in 2024 The strategy Agreeing the future purpose and strategy of NatWest Group, including the required budget, capabilities and technology infrastructure. Read more on pages 34 and 36 Board succession planning Reviewing Board and committee membership and succession plans, and supporting Geeta Gopalan’s induction. Read more on pages 81 and 94 Board effectiveness review Appointing an external provider to undertake the annual effectiveness review of the Board and its committees. Read more on pages 90 to 92 Climate oversight Continuing to oversee climate matters, including progress against our climate ambitions. Read more on page 77 Visit to India Undertaking a visit to NatWest Group’s centres in Gurugram and Bengaluru in India, meeting colleagues and suppliers, and learning about the bank’s local community engagement activities. Read more on page 81 Capital distributions Approving a range of capital distributions during 2024, including dividend payments, an on-market buyback programme and two directed buybacks. Read more on page 35 Risk management Enhancing focus on the overall risk profile of each of our customer businesses. Read more on page 104 Control environment oversight Maintaining a continued focus on NatWest Group’s control environment. Read more on page 84 Board and committee changes 2024 8 January Rick Haythornthwaite joined as an independent non-executive director and Chair Designate. 16 February Paul Thwaite was appointed permanent CEO. 15 April Rick Haythornthwaite succeeded Howard Davies as Chair, and Howard stood down from the Board. 1 July Geeta Gopalan was appointed as an independent non-executive director. 1 September Roisin Donnelly joined the Group Performance and Remuneration Committee. 2025 1 January Geeta Gopalan joined the Group Audit Committee, Group Board Risk Committee and Group Sustainable Banking Committee. 8 January Gill Whitehead was appointed as an independent non-executive director, and joined the Group Board Risk Committee and Group Sustainable Banking Committee. 14 February Jan Cargill will retire as Chief Governance Officer and Company Secretary, and Gary Moore will assume the role. 31 March Mark Seligman will retire from the Board and as Senior Independent Director. 1 April Lena Wilson will assume the role of Senior Independent Director. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 73

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 74

Diversity in the boardroom

Board skills and experience

The Board conducted a comprehensive Board skills assessment in December 2024 using the BoardOutlook platform. This process evaluated the collective expertise and capabilities of the Board against the organisation's strategic priorities and governance needs, and the resulting data and analysis underpin the succession planning process.

By identifying critical and general skills areas, this enhanced skills assessment approach has provided valuable insights into the Board's strengths and opportunities for consideration by N&G and the Board. The findings, as reflected in the Board skills matrix below, will help to ensure that the Board remains well-equipped to navigate complex challenges, deliver long-term value creation and uphold the highest standards of governance.

Further information on the Board skills matrix can be found in the N&G report on page 93.

Board skills matrix 2024

Critical skills

Skill	Rating	Skill	Rating
Banking and financial services	●●●●●●●●○○○	Customer and partner	●●●●●○○○○○○
Risk management	●●●●●●●●○○○	Consumer digital	●●●●●●○○○○○
Strategy, innovation and disruption	●●●●●●●●○○○	Enterprise digital	●●○○○○○○○○○

General skills

Skill	Rating	Skill	Rating
Corporate governance	●●●●●●●●●●○	Major change and transformation	●●●●●●●●●○○
Regulatory engagement	●●●●●●●●○○○	Talent and leadership	●●●●●●●●○○○
Accounting and financial reporting	●●●●●●●○○○○	Remuneration	●●●●●●●○○○○
Mergers, acquisitions and divestments	●●●●●●●○○○○	Sustainability	●●●●●●○○○○○
CEO experience	●●●●●●○○○○○	Marketing, brand and communications	●●○○○○○○○○○

Dark circles represent **expert** or **advanced** levels of skills or experience

Board and executive management diversity disclosures

UK Listing Rule 6.6.6(10)

Sex

	Board members	% of the board	Number of senior positions on the board*	Number in executive management	% of executive management
Men	6	55	3	6	60
Women	5	45	1	4	40
Other categories	0	0	0	0	0
Not specified/prefer not to say	0	0	0	0	0

* Senior Board position is CEO, CFO, Chair or Senior Independent Director.

Ethnicity

	Board members	% of the board	Number of senior positions on the board*	Number in executive management	% of executive management
White British or other White (including minority-White groups)	9	82	4	7	70
Mixed/Multiple ethnic groups	0	0	0	0	0
Asian/Asian British	2	18	0	0	0
Black/African/Caribbean/Black British	0	0	0	0	0
Other ethnic group including Arab	0	0	0	0	0
Not specified/prefer not to say	0	0	0	3	30

* Senior Board position is CEO, CFO, Chair or Senior Independent Director.

UK Listing Rule 6.6.6(9)

Compliance

UK Listing Rules requirement	Outcome	Group's position at 31 December 2024
At least 40% of Board directors are women	Target met	45% of Board Directors were women
At least one senior Board position held by a woman*	Target met	The position of CFO is held by a woman
At least one Board Director from a minority ethnic background	Target met	Two Board Directors are from a minority ethnic background

(1) All data as at 31 December 2024 (the reference date).

(2) Data was collected via self-reporting methods – for Board Directors this was via email and for members of the executive management team it was collected via our HR system Workday.

(3) The Group CEO and Group CFO are members of both the Board and executive management and so are counted in both groups in the above tables.

(4) Changes since the reference date: Gill Whitehead joined the Board as an independent non-executive director on 8 January 2025. This appointment means that women's representation on the Board became 50% and representation of ethnic minorities became 17%.

* Senior Board position is CEO, CFO, Chair or Senior Independent Director.

Our boardroom inclusion policy aims to promote diversity and inclusion in our Board and committee composition via targets, which aspire to meet those set out in the UK Listing Rules, the FTSE Women Leaders Review and the Parker Review. A copy of the policy is available at natwestgroup.com.

UK Corporate Governance Code 2018 All directors are committed to observing high standards of corporate governance, business integrity and professionalism. Throughout 2024, NatWest Group plc applied the Principles and complied with the Provisions of the 2018 UK Corporate Governance Code (the Code), with two exceptions for the period from 1 January to 30 April 2024. These related to: Provision 17 – that the Group Nominations and Governance Committee should ensure plans are in place for orderly succession to both the Board and senior management positions, and oversee the development of a diverse pipeline for succession; and Provision 33 – that the Group Performance and Remuneration Committee should have delegated responsibility for setting remuneration for the Chair and executive directors. The responsibilities set out in Provisions 17 and 33 were reserved for the Board until 30 April 2024. Effective from 1 May 2024, the Board approved certain delegations to its committees in order to simplify our governance framework, aligning with best practice and the requirements of the Code. The Board noted that while oversight of executive succession would be delegated to N&G, the Board would still have opportunities to engage with potential executive successors. In addition, RemCo would retain its ability to escalate performance and remuneration matters considered to require Board oversight. Board oversight of executive director and Chair pay would be provided through RemCo Chair reports. The UK Listing Rules require companies to make a statement of how they have applied the Code’s Principles, in a manner that would enable shareholders to evaluate how the Principles have been applied. We have reviewed the requirements of the UK Corporate Governance Code 2024, which was published by the Financial Reporting Council in January 2024 (the 2024 Code). Appropriate and timely updates have been made and/or are in progress to our governance framework, policies and practices, in order to reflect the 2024 Code. Division of responsibilities (page 82 and relevant Board committee reports) Composition, succession and evaluation Remuneration Audit, risk and internal controls Information on how the company has applied the Principles and complied with the Provisions set out in this section of the Code can be found throughout the Annual Report and Accounts. The following sections are of particular relevance: The Board regularly assesses the company’s emerging and principal risks in a variety of ways including through review of the risk management report and dedicated training. Board leadership and company purpose Colleague Advisory Panel) (pages 86 to 88) NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 75 The table below cross-refers to relevant sections of this report which describe how we have applied the Principles and complied with the Provisions of the Code during 2024. The information referred to on this page supports our formal statement of compliance on page 150. – Our governance framework (role and responsibilities of the Board and Board committees) (pages 76-77) – Division of responsibilities (page 78) – Subsidiary governance and ring-fencing (page 83) – Board and committee membership and attendance – Board policies and processes, including external appointments and time commitment (page 84) – Directors’ biographies and committee memberships (pages 68 to 70) – Board composition dashboard as at 31 December 2024 (sex, ethnicity, age, tenure, independence) (pages 68 to 69) – Board and Board committee changes in 2024 and 2025 (page 73) – Board skills and experience, including the Board skills matrix (pages 74) – Board composition and succession, including our boardroom inclusion policy (page 89) – Board effectiveness review (pages 90 to 92) – Group Nominations and Governance Committee report – UK Listing Rules Board and executive management diversity disclosures (page 74) – Directors’ remuneration report (page 113) (Group Performance and Remuneration Committee activity and decisions during 2024; remuneration policy for executive directors; wider workforce remuneration). (Board appointments, executive succession) (page 93) – Our strategic framework (page 12) – Our business model (pages 20 to 21) – Principal areas of Board focus in 2024 (pages 79 to 80) – Board oversight of strategy and culture (page 85) – How the Board engaged with stakeholders (including our – Group Audit Committee report (page 96) – Compliance report (page 150) – Group Board Risk Committee report (page 102) Details of the company’s principal risks, procedures in place to identify top and emerging risks, and how these are managed or mitigated, can be found on pages 56 to 61 (Risk overview) and pages 171 to 277 of the Annual Report on Form 20-F (Risk and Capital Management).

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 76

Our governance framework

NatWest Group plc Board

- Is collectively responsible for promoting the long-term success of the company, driving shareholder value and Natwest Group's contribution to wider society.
- Establishes NatWest Group's strategy and leads the development of its culture.
- Provides leadership of the company within a framework of prudent and effective controls which enables risk to be assessed and managed.
- Sets the strategic aims of the company and its subsidiaries, ensures that the necessary resources are in place for NatWest Group to meet its objectives.
- Is responsible for the allocation and raising of capital, and reviews business and financial performance.
- Ensures that the company's obligations to its shareholders and other key stakeholders are understood and met.

To assist in providing effective oversight and leadership, the Board has established the following committees:

(A) Group Audit Committee

- Assists the Board in discharging its responsibilities in relation to the disclosure of NatWest Group's financial and non-financial reporting.
- Reviews accounting and financial reporting and regulatory compliance and NatWest Group's system of internal controls.
- Monitors the processes for internal audit, risk management, external audit and whistleblowing.

Committee report on page 96.

(Ri) Group Board Risk Committee

- Provides oversight and advice to the Board on current and potential future risk exposures of NatWest Group; future risk profile; and the approval and effectiveness of the enterprise-wide risk management framework.
- Reviews NatWest Group's performance relative to risk appetite; the effectiveness of internal controls required to manage risk; and all material risk exposures.

Committee report on page 102.

(N) Group Nominations and Governance Committee

- Assists the Board in the appointment of directors and with Board committee composition.
- Reviews the structure, size and composition of the Board and approves appointments to the boards of principal and material regulated subsidiaries.
- Monitors NatWest Group's governance arrangements.
- Considers succession planning for the Board and senior management.

Committee report on page 93.

(Re) Group Performance and Remuneration Committee

- Responsible for the overview of NatWest Group's remuneration policy and the directors' remuneration policy, ensuring that arrangements are designed to promote the long-term success of NatWest Group.
- Approves pay and performance outcomes for executive directors and senior members of management.
- Approves the annual Group-wide bonus pool.

Committee report on page 113.

(S) Group Sustainable Banking Committee

- Supports the Board in overseeing, supporting and challenging actions taken by management to run NatWest Group as a sustainable business, capable of generating long-term value for its stakeholders.
- Oversees the development and embedding of purpose; and how data, technology and innovation are used to support the customer.

Committee report on page 109.

Executive governance

The Group Executive Committee (ExCo) supports the CEO in discharging his responsibilities in managing NatWest Group's business day to day.

For further information on individual roles and responsibilities, see page 78.

Governance framework changes during 2024

The two Board Oversight Committees (BOCs) established in 2023 in connection with Customer Exits and the proposed Retail Share Offering were disbanded during 2024. The Board considered the ongoing need for each BOC and concluded that they were no longer required. This reflects the temporary, issue-focused nature of each BOC.

Further information

- Board and committee terms of reference are available at natwestgroup.com and are reviewed at least annually.
- The Board terms of reference include a formal schedule of matters specifically reserved for the Board's decision.
- Internal reviews confirmed the Board and its committees had fulfilled their remits as set out in their terms of reference during 2024.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 77

Our governance framework continued

Climate governance

The governance structure for climate-related activities is embedded across the organisation. We continue to monitor the effectiveness of these arrangements to ensure that the risks and opportunities for the bank and our stakeholders are considered. The NatWest Group plc Board, subsidiaries, Board Committees, executive fora, cross-bank working groups and day-to-day decision-making all have a role to play in the delivery of this integrated governance approach.

Areas of Board and committee focus	Board	Audit Committee	Sustainable Banking Committee	Board Risk Committee	Performance & Remuneration Committee	Nominations & Governance Committee
Risk	✓	✓		✓	✓	
Opportunities	✓		✓		✓	
Progress against transition plan	✓	✓	✓	✓	✓	
Disclosures	✓	✓				
Education	✓	✓	✓			
Skills	✓					✓

Board and Board Committee responsibilities	
Board	Responsible for promoting the long-term sustainable success of NatWest Group, sets strategic aims, monitors and oversees the risks and opportunities presented by transition including strategic climate targets.
Audit Committee	Considers financial and non-financial disclosures and receives assurance regarding the robustness of controls supporting these disclosures.
Sustainable Banking Committee	Oversees actions being taken to run the bank as a sustainable business and progress against our climate ambition.
Board Risk Committee	Considers current and potential future climate risk exposures.
Performance & Remuneration Committee	Oversees link between climate strategy and remuneration.

February
- Budget approved including carbon budget allocations. **Board**
- Agreement of Executive Director (ED) remuneration scorecard measures for climate. **RemCo & Board**

April
- **SBC** Update on customer opportunities and progress versus the climate transition plan.

July
- Spotlight on climate and nature risk. **BRC**
- **GAC & SBC** Teach-in on Financed Emissions Methodology.

September
- **SBC** Discussion on climate ambitions, progress on customer transition support and how these ambitions may evolve.

October
- **Board** Teach-in on climate transition and maximising shareholder value through decarbonisation as annual Board training.

December
- Approval of climate and nature risk appetite, risk strategy and risk policy. Review of 2025 budget. **BRC & Board**
- Skills Matrix review including climate and nature skills and experience. **N&G & Board**
- Agreement of final performance assessment vs ED Climate targets. **RemCo**

February 2025
- Annual Report & Accounts and Sustainability Report approved. **GAC & Board**
- 2025 Budget approved **Board**

Management information presented to every BRC meeting (climate & nature risk) and quarterly to SBC (climate opportunities and progress)

Executive Governance

The Group CEO holds Joint Senior Manager Function accountability for identifying and managing financial risks from climate change, together with the Group Chief Risk Officer (Group CRO). The Executive team has delegated responsibility from the Group CEO for identifying and managing financial risks and opportunities from climate change and the execution of the transition plan. This is primarily delegated to the Chief Financial Officer (Group CFO), Group Chief Information Officer (Group CIO), Group Chief Operating Officer (Group COO), Group Director, Strategic Developments and the business CEOs.

The **Executive Committee** supports the Group CEO in managing NatWest Group's businesses and operates under individual accountability. This is the primary body for oversight of the overall delivery of the climate transition plans and targets at a Group level. Additional Executive level committees operate under individual accountability to support relevant Executive Management Team members in discharging their individual accountabilities. These committees provide a forum for debate and challenge of the key issues set out in their Terms of Reference. These include the **Executive Risk Committee** which reviews and challenges all material risk exposures including operational, reputation and climate risk; **Executive Disclosure Committee** which reviews all material financial and non-financial disclosures, including climate disclosures; **Group Reputational Risk Committee** which considers the reputational impact of climate change actions and relevant Environmental, Social & Ethical Risk Policies; and **segment and function leadership teams** which manage delivery against allocated carbon budgets and associated targets.

Chair and CEO The role of Chair is distinct and separate from that of the CEO and there is a clear division of responsibilities, with the Chair leading the Board and the CEO managing the business day to day. Non-executive directors Along with the Chair and executive directors, the non-executive directors are responsible for ensuring the Board fulfils its responsibilities under its terms of reference. The non-executive directors combine broad business and commercial experience with independent and objective judgement. They provide constructive challenge, strategic guidance, and specialist advice to the executive directors and the executive management team and hold management to account. The balance between non-executive and executive directors enables the Board to provide clear and effective leadership across NatWest Group’s business activities and ensures no one individual or small group of individuals dominates the Board’s decision-making. Executive management The executive management team supports the Group Chief Executive Officer in managing NatWest Group’s businesses Decisions at all executive level committees including the Group Executive Committee are made under individual accountability where decision-making authority lies with an individual (who usually chairs committee meetings) and committee members support the relevant individual in discharging their accountabilities. These committees provide a forum for debate and challenge of the key issues set out in their terms of reference. The role of members is to provide input, support and challenge to the decision maker, including on whether to recommend matters to Board committees and the Board. The Group Executive Committee considers the delivery of strategy, financials, risk, and customer, colleague and operational issues affecting NatWest Group, as well as monitoring the implementation of cultural change. The executive management team also holds regular executive succession planning, talent and team effectiveness sessions. Members of the executive management team also have individual accountabilities for their respective areas of responsibility and have committees to support them in discharging these accountabilities. Chief Governance Officer and Company Secretary The Chief Governance Officer and Company Secretary works closely with the Chair to ensure effective and efficient functioning of the Board and appropriate alignment and information flows between the Board, its committees and management. The Chief Governance Officer and Company Secretary is responsible for advising the Board and individual directors on all governance matters, and also facilitates Board induction and directors’ professional development. Senior Independent Director Throughout 2024 the Senior Independent Director Mark Seligman acted as a sounding board for the Chair, and as an intermediary for other directors when necessary. He was available to shareholders to discuss any concerns that are not resolved through standard communication with the Chair, CEO or other members of executive management. Mr Seligman also led the non-executive directors’ year-end review of the Chair’s performance, together with the Senior Independent Director of the ring-fenced bank. Details of the key responsibilities of the Chair, CEO, Senior Independent Director and non-executive directors are available at natwestgroup.com. The executive management team is detailed on page 71 and biographies are available at natwestgroup.com. Division of responsibilities NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 78 As at the date of publication of this report the Board has 12 directors, comprising the Chair, two executive directors and nine independent non-executive directors, one of whom is the Senior Independent Director. Director biographies and details of the Board committees of which they are members can be found on page 68 to 70. Full biographies are available at natwestgroup.com. The Chair and non-executive directors meet without the executive directors present at the end of each Board meeting. The performance of the non-executive directors is evaluated annually as part of the Board effectiveness review and further details of the process undertaken can be found on pages 90 to 92.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 79

Principal areas of Board focus in 2024

January

- At an ad hoc meeting, discussed interim updates on year-end disclosures and narrative and the 2024 Budget.
- Reviewed the results of an investor perception study.

February

- Received training on directors' duties in the context of HMT's potential retail share offering.

Key approvals

- 2023 Annual Report and Accounts and associated documents.
- ESG disclosures report.
- Climate-related disclosures report and associated documents.
- 2023 Control Disclosure.
- 2024 Budget (including carbon budget allocations).
- Capital distributions, including a final ordinary dividend.
- Non-executive directors' independence;
- CEO appointment following consideration at an ad hoc meeting.

March

- Considered the proposed approach to the strategy session in June 2024.
- Reviewed enhancements to NatWest Group's outsourcing framework, including approving changes to certain risk standards.
- Received training on liquidity and funding risk.
- At an ad hoc meeting, considered changes to the executive management team.

Key approvals

- Recalibration of certain risk appetite limits.
- Attestation of the ring-fenced bank's compliance with ring fencing rules in relation to the Commercial & Institutional business.
- Year 3 operational resilience self-assessment.

April

- Attended the Annual General Meeting.
- Considered NatWest Group's digital distribution strategy, progress and ambitions.
- Discussed NatWest Group's cash cycle, cash landscape and industry direction of travel.
- Considered customer complaint volumes and themes.
- Participated in training on unconscious bias.

Key approvals

- Q1 financial results.
- ILAAP and ICAAP submissions.
- Governance simplification measures.

May

- At an ad hoc meeting, reviewed the latest versions of the prospectus and ancillary documents for the potential retail share offering.
- An ad hoc Board Committee meeting considered participation in a directed buyback of shares from HM Treasury and, on behalf of the Board, approved the purchase of c392m shares.

June

- Held the first Board strategy session of the year.
- Discussed top and emerging risks with management.
- Reviewed Our View colleague engagement survey mid-year results.
- Appointed an external facilitator for the Board effectiveness review.
- Considered proposals for the evolution of NatWest Group's purpose.
- Undertook training on diversity, equity and inclusion.

Key approvals

- 2023 Modern Slavery & Human Trafficking Statement.
- Resolvability Self Assessment.
- Recovery Plan.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 80

Principal areas of Board focus in 2024 continued

July

- Received the PRA's Periodic Summary Meeting Letter and considered the proposed response.
- Considered the first impressions of the new CEO of Private Banking.

Key approvals
- First annual 'point in time' assessment of outcomes received by customers in scope of the Consumer Duty.
- H1 financial results.
- Capital distributions, including an interim dividend.

August

- No meetings held.

September

- Undertook a deep dive into the Commercial & Institutional business.
- Gained insights on local level customer interactions through a dinner with the Regional Board Chairs.
- Considered and supported Coutts' application to be recertified as a B-Corp.
- Met potential future ExCo successors and discussed their experiences of simplification.
- Received an update on third-party risk managment.
- Undertook training on financial crime.

Key approvals
- Refreshed purpose statement for NatWest Group.

October

- Held two separate Board strategy sessions.
- Considered the results of the most recent Our View colleague engagement survey.
- Participated in training sessions on model risk and climate.

Key approvals
- Operational self-assessment follow up regulatory submission.
- 2025 Budget, Economic and Stress Scenarios and assumptions.
- Q3 financial results.
- Group Tax strategy.

November

- An ad hoc Board Committee meeting considered participation in the directed buyback of shares from HMT, and approved, on behalf of the Board, the purchase of c263m shares.

December

- Discussed the outcome of the Board effectiveness review.
- Reviewed the culture measurement report.
- Considered proposals in relation to the external distributions.
- Considered the proposed narrative of the strategic evolution for internal and external stakeholders.
- Met with investors to deepen directors' understanding of their focus areas and views of NatWest Group.
- Reviewed the finalised base plan for the 2025 Budget.

Key approvals
- Board skills matrix.
- Risk management frameworks.
- Annual risk appetite refresh.
- Directors' conflicts of interest and external appointments.
- AGM arrangements.
- SEC shelf renewal.
- Annual Issuance limits.
- Annual Single Customer View attestation.
- Appointment of Gill Whitehead to the Board.
- Committee composition enhancements.

Regular reports (provided to every scheduled meeting unless otherwise stated)
- Reports by the Group Chair, CEO and CFO.
- Board committee and NatWest Markets plc Chairs and Consumer Duty Board Champion updates.
- Business reviews.
- Risk management reports.
- Legal and regulatory updates (quarterly).
- Colleague Advisory Panel reports (bi-annually).
- Retail share offering updates (until June).

Enhancing directors’ skills and knowledge The Chief Governance Officer and Company Secretary supports directors in their training and development via a comprehensive induction programme when they join the Board and an ongoing annual schedule of training sessions and deep dives into areas of interest and relevance. These are designed to support directors’ professional development, deepen their knowledge of the businesses or specific areas of interest or offer specialised training on relevant matters. During 2024 the Board undertook several training sessions on a range of relevant topics: Topic Considerations Liquidity and funding Points considered included the principles and management of liquidity and funding risk; the approach to stress testing; the liquid asset buffer; balance sheet overview and forecasting; opportunities and challenges; and peer analysis. Model risk management The Board reviewed the current model portfolio and framework and regulatory guidance and expectations. There was a focus on Internal Rating Based Models and the current transformation programme, as well as temporary model adjustments and RWA risk. Digital assets Directors discussed the current and longer-term opportunities in respect of digital assets; potential impacts on financial stability; and how capabilities could be expanded further. Financial crime The Board considered a scenario of interconnected risks materialising simultaneously leading to increased financial crime risk and how the bank might respond to balance the needs of different stakeholders. Directors’ duties Directors were reminded of their duties in relation to year-end disclosures and processes, and a deep dive was held into their obligations in relation to the planned retail share offering. Diversity, Equity and Inclusion (DE&I) The Board discussed management’s approach to promoting and developing diversity, equity and inclusion for colleagues and customers. Consideration was also given to external expectations, including forthcoming regulatory requirements. This training was complemented by a separate session on how to avoid and address instances of unconscious bias. Climate Transition Value Partners delivered a session where the directors considered how climate transition could be supported by the bank. Consideration was given to public policy, opportunities within the bank and how data could be used to inform decisions. Deep dives During the year deep dives were held into Digital X and the Commercial & Institutional segment, and the bank’s partnership with Team GB. Committee level sessions Induction programmes After her appointment to the Board on 1 July, Geeta Gopalan undertook a full induction programme over the following months. This included meetings with members of the executive leadership team and external advisers, and discussions focused on the bank’s strategy, culture, business ambitions and stakeholder relations. Ms Gopalan attended Board committee meetings in an observational capacity to understand discussions covered at that level. During the year Mr Haythornthwaite’s comprehensive Chair induction programme continued, supporting the formal handover of Chair responsibilities in April 2024. Visit to India, March 2024 In March 2024 the Board spent a week visiting the bank’s operations in India and meeting many of the over 17,000 colleagues based in the country. Time was split between Gurugram and Bengaluru, and in both locations meetings were held with a variety of internal and external stakeholders. The programme included a focus on colleague engagement, and directors met individuals and teams from Finance, Digital X and People, who support colleagues across the bank to deliver for our customers. Discussion topics ranged from how to improve and simplify current operations to how the Board can support the DE&I agenda in India. From an external perspective, the Board met with current suppliers, representatives of emerging businesses in India and leaders of other large businesses with a presence in the country. This provided helpful insights into the operating environment, political and economic background and the opportunities available in India. The directors particularly noted the degree of experimentation and innovation in India and how the bank might support and learn from that. During the visit directors had opportunities to understand the variety of community engagement and sustainability-focused activities undertaken by colleagues in India, including visiting external projects supported by NatWest Group and an internally hosted climate roadshow showcasing active environmental projects supported by NatWest in the country. Local colleagues also presented an evening of cultural performances showcasing the talents and variety of traditional dance styles across India. The directors highly valued the time spent in India and welcomed the opportunities to meet colleagues. Following the visit, the Board discussed with management the insights gained and how these could inform future decision-making. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 81 All directors were invited to relevant agenda items, training and deep dive sessions held at Board committee level. Further information on Board committee connectivity can be found on page 82.

Board and committee meetings There were eight scheduled meetings of the Board during 2024. Additional ad hoc meetings of the Board and some of its committees were held throughout the year to receive updates and deal with time-critical matters. There were five additional Board meetings held in 2024, compared to 11 in 2023. There were also three strategy sessions with executive management in 2024, including one ad hoc session. When directors are unable to attend meetings convened at short notice, for example owing to existing commitments, they receive the papers and have the opportunity to provide any feedback in advance. In accordance with the Code, the Chair and the non-executive directors met at least once without executive directors present. At each scheduled Board meeting the directors received reports from the Chair, Board committee Chairs, NWM Chair, the Consumer Duty Board Champion, Group CEO, Group CFO, Group Chief Risk Officer and other members of the executive management team, as appropriate. Business reviews from the CEOs of our Retail Banking, Private Banking and Commercial & Institutional businesses included updates on progress against strategy and spotlights on current topics such as customer trends and trading outlook. In addition to our business CEOs, a number of other senior executives attended Board meetings throughout the year to present reports to the Board. This provided the Board with an opportunity to engage directly with management on key issues and supported succession planning. The Board also welcomed external presenters and advisers to Board meetings, providing useful insights and perspectives. The Board and Group Executive Committee (ExCo) operating rhythm continues to support a proactive and transparent agenda planning and paper preparation process. This process operates as shown opposite. How the Board operated in 2024 Board meeting At the end of each Board meeting directors have an opportunity to provide feedback on the quality of papers and any areas for future focus. Pre- and post-Board meeting The Chair, CEO, CFO and Company Secretary meet in advance of each Board meeting to reflect on the previous meeting and discuss the agenda structure, key items for consideration and guest presenters for the following meeting. Board and ExCo operating rhythm Executive level meetings Executive review of papers prior to consideration by the Board and Board committees ensures a consistent and co-ordinated approach. Board committee connectivity Having non-executive directors on multiple Board committees supports effective governance by strengthening co-ordination and alignment on shared areas of focus, particularly in relation to audit, risk and remuneration matters. Board committee members also work together to enhance their knowledge and understanding of the business through business visits and teach-ins. In 2024 these included joint GAC and BRC visits to the Risk, Internal Audit and Finance functions and a GAC and SBC Financed Emissions teach-in. Board committee membership and attendance information can be found in the relevant Board committee reports. During 2024, the Group Chair attended all N&G meetings (initially as a member and then as Chair), and attended all other Board committee meetings as an observer. Board members and attendance in 2024 Board Directors Scheduled meetings attended Rick Haythornthwaite 8 of 8 Howard Davies(1) 2 of 2 Paul Thwaite 8 of 8 Katie Murray 8 of 8 Frank Dangeard(2) 7 of 8 Stuart Lewis 8 of 8 Roisin Donnelly 8 of 8 Patrick Flynn 8 of 8 Yasmin Jetha 8 of 8 Mark Seligman 8 of 8 Lena Wilson 8 of 8 Geeta Gopalan(3) 5 of 5 (1) Howard Davies stepped down from the Board and the role of Chairman with effect from 15 April. (2) Mr Dangeard was unable to attend one scheduled meeting of the Board due to illness. (3) Ms Gopalan joined the Board on 1 July 2024. (4) In addition to the eight scheduled meetings held, there were five ad hoc meetings. All directors eligible to attend ad hoc meetings were present at those meetings, except for Mr Dangeard who was unable to attend two ad hoc meetings owing to prior commitments. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 82

Subsidiary governance and ring-fencing NatWest Group plc is a listed company with equity listed on the London and New York stock exchanges. NatWest Holdings Limited (NWH Ltd) is the holding company for our ring-fenced operations, which include our Retail and Private Banking segments and certain aspects of our Commercial & Institutional business. A common board structure is operated such that the directors of NWH Ltd are also directors of The Royal Bank of Scotland plc (RBS plc) and National Westminster Bank Plc (NWB Plc). Known collectively as the NWH Sub Group, the boards of these three entities meet concurrently. An integral part of NatWest Group’s governance arrangements is the appointment of three double independent non-executive directors (DINEDs) to the Boards, and Board committees, of the NWH Sub Group. They are Francesca Barnes, Ian Cormack and Mark Rennison. The DINEDs are independent in two respects: (i) independent of management as non-executives; and (ii) independent of the rest of NatWest Group by virtue of their NWH Sub Group-only directorships. They attend NatWest Group plc Board and relevant Board committee meetings as observers. Our DINEDs play a critical role in NatWest Group’s ring-fencing governance structure, and are responsible for exercising appropriate oversight of the independence and effectiveness of the NWH Sub Group’s governance arrangements, including the ability of each Board to take decisions independently. The governance arrangements for the Boards and Board committees of NatWest Group plc and the NWH Sub Group have been designed to enable NatWest Group plc to exercise appropriate oversight and to ensure that, as far as is reasonably practicable, the NWH Sub Group is able to take decisions independently of the wider Group. The DINEDs also have an enhanced role in managing any material conflicts which may arise between the interests of NWH Sub Group and other members of NatWest Group. Principal subsidiaries of NatWest Group include Coutts & Co, NatWest Markets Plc and The Royal Bank of Scotland International Limited. The Chair of the Board of NatWest Markets Plc is also a director of NatWest Group plc and this common membership helps to facilitate connectivity between the entities. Matters from the subsidiaries are principally escalated through the management reporting line and regular engagement between directors of NatWest Group plc and the subsidiaries. Ian’s extensive financial services career provides him with significant experience in commercial and investment banking, with particular focus on customer and risk management. He spent 30 years with Citibank/Citigroup where he held a number of senior positions, and was also chief executive of AIG’s insurance, financial services and asset management business in Europe and served on the board of Luxembourg-based bond clearing house CEDEL. Ian has previously held non-executive positions with Just Group plc, Phoenix Group Holdings plc, Hastings Group Holdings plc, Bloomsbury Publishing plc and Broadstone Acquisition Corporation Inc. Ian Cormack NWH Sub Group – Senior Independent Director and double independent non-executive director Date of appointment: 1 May 2018 Francesca brings a wealth of banking and private equity experience to the Board gained through an extensive executive career, which included roles with Chase Manhattan Bank and UBS Investment Bank. Francesca is currently the Senior Independent Director of HarbourVest Global Private Equity Limited, a non-executive director of Capvis Private Equity and previously served on the Board of Coutts & Co, a NatWest Group subsidiary. Francesca Barnes NWH Sub Group – Double independent non-executive director Date of appointment: 1 May 2018 Mark has extensive retail banking and financial services expertise, as well as broad experience at board and committee level. He is a chartered accountant with over 30 years’ experience in financial services. He began his career at Price Waterhouse (now PwC), where he spent over ten years as a partner specialising in financial services. He was CFO of Nationwide Building Society from 2007 to 2019. From 2020 to 2023 Mark was an independent non-executive director of TSB and Audit Committee Chair. Mark is currently a non-executive director of Royal London. Mark Rennison NWH Sub Group – Double independent non-executive director Date of appointment: 1 September 2023 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 83 Further information on subsidiary governance can be found in the N&G report on pages 93 to 95.

During 2024 the Board approved the appointments of Geeta Gopalan and Gill Whitehead to the Board and additional external appointments taken on by Frank Dangeard, Stuart Lewis, Mark Seligman, Roisin Donnelly, Paul Thwaite and Lena Wilson were also approved. In each case, the Board noted there would be no material impact on the time commitment required for their respective NatWest Group roles and authorised any situational conflicts of interest which had been notified, under the process described below. Conflicts of interest Our directors’ conflicts of interest policy ensures that directors understand their fiduciary duties in respect of conflicts of interest and sets out the procedures for the effective identification, management and disclosure of actual or potential conflicts of interest. It also sets out the process for authorising certain conflicts. Directors are required to notify the Board of any situational or transactional conflict of interest and to update the Board with any changes to the facts and circumstances surrounding such conflicts. Situational conflicts can be authorised by the Board in accordance with the Companies Act 2006 and the company’s Articles of Association. The Board considers each request for authorisation on a case-by-case basis and has the power to impose conditions or limitations on any authorisation granted as part of the process. Details of all directors’ conflicts of interest are recorded in a register which is maintained by the Chief Governance Officer and Company Secretary and reviewed annually by the Board. Independence Non-executive director independence and individual directors’ continuing Board policies and processes are set out in our non-executive director handbook. contribution to the company are considered by the Board, with support from the Group Nominations and Governance Committee at least annually, and when new non-executive directors are appointed. The Board considers that the Chair, Rick Haythornthwaite, was independent on appointment and that all current non-executive directors are independent, for the purposes of the Code. In February 2025, as part of its annual review of non-executive director independence, the Board noted that Frank Dangeard would reach nine years’ tenure in May 2025. The Board agreed that Mr Dangeard should continue to serve on the Board and as a member of RemCo beyond nine years to support orderly succession planning for the Board of NatWest Markets Plc. It was further agreed that, in the absence of any subsequent material change in circumstances, Mr Dangeard should continue to be considered independent under the Code notwithstanding that his tenure would extend beyond nine years, noting that he continued to be independent in character and judgement and offered a strong contribution to discussions and debate at Board and RemCo level. Information All directors receive accurate, timely and clear information on all relevant matters and have access to the advice and services of the Chief Governance Officer and Company Secretary. External advice is provided to the Board as required, and in 2024 guidance was provided in relation to matters including the retail share offering. In addition, all directors are able, if necessary, to obtain independent professional advice at the company’s expense. Key Board policies and processes External appointments and time commitment In accordance with the Code, non-executive directors are expected to allocate sufficient time to the company to discharge their responsibilities effectively and to devote such time as is necessary to fulfil their role. Our executive directors do not hold more than one non-executive directorship in a FTSE 100 company or other significant appointment. The Code emphasises the importance of ensuring directors have sufficient time to meet their board responsibilities. Before any appointment, significant commitments are disclosed with an indication of the time involved. After appointment to the Board, any new external appointments require prior approval. Time commitment is also considered during non-executive directors’ year-end review meetings with the Chair, in the context of directors’ performance and contribution to the Board. Board papers relating to new director appointments or proposed additional external appointments for existing directors include details of the individual’s full portfolio and anticipated time commitment for the external role(s) under consideration (e.g. committee Chair roles). They also include a reminder of applicable Code and Capital Requirements Directive limits on the number of directorships which may be held, and relevant proxy adviser and investor guidance. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 84

The Board is responsible for establishing the strategic direction of NatWest Group and oversees execution of the strategy. In 2024 the Board held three dedicated sessions to consider the strategy of NatWest Group, as well as reviewing key elements throughout the year at its scheduled meetings. Proposals by management and resources required for successful implementation were discussed. At the first session, macro-level matters were considered, such as customers’ evolving needs and behaviours, the current and potential competitive landscape, and the importance of the right business. The features of an agile and future-fit technology platform were also discussed. The external environment and risk landscape were also considered. The second and third sessions were focused on delivery of the strategy, at both the bank-wide and segment levels (including technological enhancements). Consideration was also given to resource allocation and the required budget to support successful delivery. The Board leads the development of NatWest Group’s culture, values and standards and is responsible for assessing and monitoring the culture. These responsibilities have been fulfilled in several ways in 2024 (as detailed in the table opposite), supported via NatWest Group’s Culture Assessment Framework which is aligned to both performance culture drivers and ethics, conduct and compliance. In anticipation of the forthcoming Code requirement for boards to assess how culture has been embedded across the organisation, enhancements to the culture assessment report have been agreed, effective from January 2025. The Board is responsible for establishing NatWest Group’s purpose, as well as the strategic direction, and detailed consideration was given to this in 2024. It was agreed that the bank’s culture, brand and purpose would all need to align with the strategy, consistently focusing on the customer. Proposals were considered by the Group Sustainable Banking Committee and subsequently the Board. Discussions were informed by a variety of factors including current market practices, directors’ personal reflections, and the output of engagement with internal and external stakeholders (including focus groups and in-depth interviews with samples of colleagues and customers). The Board also considered illustrative examples of the purpose and communication strategies for different stakeholder groups. The final purpose statement (The bank that turns possibilities into progress) was approved by the Board in September 2024. The Board has confirmed support for the strategy, centred around the three strategic priorities of disciplined growth, bank-wide simplification and active balance sheet and risk management. The Board reviewed the proposed stakeholder engagement approach to the strategy, purpose and culture to ensure there was consistent but tailored messaging. It was noted that the strategy would be supported by a refreshed core behaviours framework, which will be rolled out during 2025. Proposals will be presented to the Board following collaboration with internal and external stakeholders. Board oversight of strategy and culture The Board assesses and monitors NatWest Group’s culture in a variety of ways, as described below. Board reporting on culture What did the Board receive? Key areas of focus and outcomes Culture assessment reports The Culture assessment report to the Board includes a wide range of metrics and assesses culture based on the NatWest Group culture assessment framework. The framework is aligned to both performance culture drivers and ethics, conduct and compliance. In December, the format of the report was reviewed and an evolved assessment framework was agreed which will be implemented in Board reporting from January 2025. Our View colleague engagement survey results Insights from the Our View colleague engagement surveys conducted in April and September are provided to the Board bi-annually. Colleagues responded to questions across the whole colleague experience including wellbeing, building capability, leadership and ethics and integrity. Strong results were noted, with targeted action plans in place to drive improvements. Colleague Advisory Panel reports Feedback on discussions from Colleague Advisory Panel (CAP) meetings held in May and November are provided to the Board by the CAP Chair. Topics discussed in 2024 included executive remuneration and the wider workforce, the new performance management system Beyond, NatWest Group’s evolving purpose and responsible AI. Culture strategy As part of the Board strategy sessions careful consideration was given to the cultural shift required to deliver the renewed strategy. External case studies of cultural transformation informed discussions, as did extensive internal diagnostic work undertaken by management. Purpose The impact on culture of the refreshed purpose was a key consideration by the Board. It reviewed the output of research undertaken with colleagues on the proposed purpose statement and management’s planned approach to embed the new purpose in the bank’s culture. Evaluating ethics The Group Sustainable Banking Committee received an annual update on business ethics within NatWest Group, which is a key part of the culture assessment framework. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 85 For further information on the Board’s decisions in relation to the strategy, refer to the s172(1) statement on pages 34 to 35 of the Strategic report.

How the Board engaged with stakeholders The Board reviews and confirms its key stakeholder groups for the purposes of section 172 annually. For 2024, the key stakeholder groups remained investors, customers, colleagues, communities, regulators and suppliers. The Board’s agenda and engagement plans were structured to enhance its understanding of stakeholders’ views and interests. This in turn has informed Board discussions and decision-making. The Chair also provided regular updates to the Board on meetings with regulators, key stakeholders and other relevant bodies including clients, financial institutions, advisers, and government representatives. Investors How the Board engaged The Board engaged with investors in a variety of ways during 2024. As well as receiving regular updates on investor activity and share price performance, directors had the opportunity to engage with private shareholders at two virtual shareholder events and at the Annual General Meeting. Directors also held roundtable discussions with representatives of three institutional investors, enabling a valuable two-way dialogue on a range of topics including the investors’ views of NatWest Group’s financial performance, strategic priorities, and ESG matters. UKGI also had the opportunity to meet Board committee chairs bi-laterally to support it in discharging its stewardship responsibilities. Following his appointment as Chair, Rick Haythornthwaite undertook an active programme of engagement with institutional investors which continued throughout the year. The Chair of the Group Performance and Remuneration Committee and senior members of management met with institutional shareholders, UKGI, proxy advisers and the UK regulators in late 2024 to discuss the triennial review of the directors’ remuneration policy. Outcome of engagement Direct engagement with both private and institutional shareholders offers directors an ideal opportunity to understand key areas of interest. This was further informed by the output of an investor perception study which was considered by the Board. The findings of this survey were also helpful in informing external messaging and our approach to engagement with investors. Feedback from shareholders (both direct and indirect) supported directors’ understanding of investor sentiment, and informed communications strategies and external disclosure priorities. Common themes of importance to shareholders were considered by directors throughout the year, in particular during discussions on the strategy of NatWest Group. The feedback received on the refreshed directors’ remuneration policy was valuable in helping shape the policy to align with expectations of external stakeholders. Customers How the Board engaged The Board received regular updates from the Group CEO and business CEOs on customer engagement activity and sentiment, including Competition and Markets Authority survey results and Net Promoter Scores. The Board also received a report on the volume of complaints received and common themes. During discussions with the Regional Board Chairs the directors heard about customers’ concerns and opportunities at a local level. Directors also had opportunities throughout the year to attend customer listening sessions and recordings, one of which was an attempt to defraud a customer. Through live demonstrations by management the Board was able to better understand innovations underway in the mobile app and the virtual assistant Cora. In her role as Consumer Duty Board Champion, Roisin Donnelly reported at each Board meeting on relevant matters and discussions with management. During his programme of regional visits the Chair met with a range of customers from the UK and abroad. Customers also attended dinners hosted by the Chair during the year. The Chair reported to the Board the main themes evident from these engagement opportunities. Outcome of engagement Regular discussions on customer behaviour, sentiment and feedback provide directors with rich insights into how the bank can best support customers at present and in the future, and how the bank can satisfy its Consumer Duty obligations. Hearing directly from customers offers firsthand examples of the challenges they face and the work of colleagues to support them. Gaining an insight into how financial crime is evolving enables directors to understand how it is being managed and how colleagues are helping customers. This in turn impacts strategic and risk conversations. The reports of the Consumer Duty Board Champion supported the Board in discharging its collective responsiblity in this respect. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 86 Our section 172(1) statement on pages 34 to 35 describes how stakeholder interests have been considered in Board discussions and decision-making, including principal decisions. In addition to the examples highlighted in the Strategic report, the Board engaged with the views and interests of stakeholders in a variety of other ways, as described in detail below.

How the Board engaged with stakeholders continued Communities How the Board engaged During the visit to India in March 2024, the Board undertook a variety of community engagement sessions. These included spending time at the Vidya School in Gurugram (which provides high quality public-school education to under-privileged children) and the ‘I am Gurgaon’ project in the city (which is seeking to improve the local ecosystem and reduce the risk of flooding). In addition, directors also participated in a Climate Action Roadshow during their time in India. This showcased active environmental projects supported by colleagues, and included contributions from non-government organisations and beneficiaries of the projects. As part of the Board’s annual training programme, Transition Value Partners provided a dedicated session on climate. This explored how NatWest Group could support broader climate transition, via engagement with external stakeholders on public policy and the use of internally available data to support decision-making. Outcome of engagement The valuable insights gained by directors into the community support initiatives undertaken in India provided a deeper understanding of the impact NatWest Group and its colleagues have in the country. The knowledge shared informed directors’ approach to a range of topics including climate activities in the UK and how best to support colleagues in India. Expanding their knowledge of climate matters ensures the directors meet their regulatory requirements and are able to make better informed decisions on such matters. Suppliers How the Board engaged The Board and its committees received regular updates from management on key supplier and partnership relationships and the infrastructure in place to support and engage with third parties. During their visit to India, directors also met with representatives of a variety of suppliers to hear of their experiences in dealing with NatWest Group and how colleagues might meet future expectations. During a supplier spotlight with the Group Sustainable Banking Committee, discussions centred around sustainability enhancements to the Supplier Charter and procurement processes, work being undertaken to meet our Human Rights obligations and maturing supply chain decarbonisation. Outcome of engagement As well as fulfilling their regulatory obligations in this area, the direct engagement with suppliers enabled directors to build their knowledge of suppliers’ experiences with NatWest Group, and how this was impacted by location. It also highlighted to the Board the varied work undertaken by colleagues to support suppliers and partners. Engagement with suppliers on matters of importance to NatWest Group enables collaboration towards achieving shared benefits. Regulators How the Board engaged Engagement with regulators in 2024 occurred via bi-lateral and collective meetings on a range of topics. Directors engaged regularly through continuous assessment and proactive engagement meetings with the supervisory teams at the PRA and FCA respectively. Directors also participated bilaterally in regulatory review activity when requested. Representatives of the PRA joined the Board meeting in July to present the outcome of its annual Periodic Summary Meeting (PSM). During the year the Board also considered key regulatory submissions such as the Operational Resilience Self Assessment. Outcome of engagement The bi-lateral meetings are an opportunity to discuss in more depth areas of directors’ expertise and interest with the regulators. Participation in specific reviews or deep dives by the regulators allows directors to discuss matters in more detail to support the regulatory agenda. Following receipt and review of the outcome of the PSM, the Board was able to understand the key areas of regulatory concern and agree an approach to how these would be addressed. Following discussion with management, including input from the second and third lines of defence, the Board approved important regulatory submissions. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 87

How the Board engaged with stakeholders continued Colleagues How the Board engaged with colleagues The Board continued to engage with colleagues through our multi-channel colleague listening approach with a variety of listening and reporting tools. These tools – set out opposite – all contributed to promoting the colleague voice in the boardroom. This multi-channel approach aims to provide representation from across the bank and guards against the risks of relying on a single source to gather views. Our Colleague Advisory Panel With regards to Provision 5 of the Code, we have adopted a formal workforce advisory panel as our chosen method of engagement with the workforce. NatWest Group’s Colleague Advisory Panel (CAP) was set up in 2018 to help promote the colleague voice in the boardroom. Since April 2023 it has been chaired by Roisin Donnelly, one of our non-executive directors who is also a member of SBC and RemCo which often consider colleague-related topics. Each meeting is attended by at least two other directors, and following each meeting Ms Donnelly provides a report to the Board to update all directors on discussions and colleague sentiment. Through the CAP, colleagues can engage directly with the Board on topics which are important to them. In the context of the CAP, ‘colleagues’ means all permanent employees and members of the wider workforce e.g. temporary employees and agency workers. The CAP is made up of 28 colleagues who are self-nominated and are representative of the bank’s population e.g., business area, level, location, working Board and colleague engagement activities Management reporting and activities Board-level reporting from the Group CEO and the executive management team includes insights on colleague engagement, wellbeing and development. The Board and committee paper template encourages consideration of colleague views or impact, as well as other stakeholder groups. Presentation of papers by colleagues also offers an opportunity to bring the colleague voice into the boardroom. Dedicated deep dive sessions during the year with teams from across the bank also enabled directors to hear directly from colleagues. Colleague surveys and behavioural audits The Board and Group Sustainable Banking Committee receive the results of the bi-annual Our View colleague engagement surveys which provide insight at all levels and aspects of colleague experience. Another valuable Board-level source is Behavioural Audit reports from Internal Audit covering sub-culture findings. Board talent sessions and other direct engagement At Board talent sessions, directors meet with potential executive-level successors and explore strategic issues with them. Directors also met with a variety of colleagues during the visit to India, and the Chair engaged with colleagues during his programme of regional visits. Through these varied activities directors discussed a broad range of topics with colleagues including strategy, objectives, performance, diversity and inclusion, sustainability and community initiatives. Colleague Advisory Panel Provides a means by which the ‘colleague voice’ can be strengthened and promoted within the boardroom. Board members engage directly with colleagues on strategic topics. A key outputs report supports discussion at the next scheduled Board meeting. Further detail is provided opposite and below. pattern and employee-led networks. Ms Donnelly has met all CAP members individually which further supports a strong colleague voice in the boardroom. The CAP met with representatives from the Board twice in 2024, in May and November. Panel members and directors shared views on executive remuneration and the wider workforce, the new performance management approach Beyond, evolving our purpose, and responsible AI. The CAP Chair reported to the Board on those discussions in June and December and followed up with Panel members post-Board, ensuring a continuous feedback loop. The CAP continues to be highly regarded by those who attend and has proven to be an effective way of establishing two-way dialogue between colleagues and Board members. The effectiveness of Board stakeholder engagement mechanisms is considered periodically as part of the Board effectiveness review process. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 88 Further information on how CAP members and directors engaged on remuneration matters can be found in the Directors’ remuneration report on page 131. Further information on NatWest Group’s approach to investing in and rewarding its workforce can be found on pages 37 to 39 of the Strategic report and page 130 of the Directors’ remuneration report.

Composition The Board is structured to ensure that the directors provide the company with the appropriate combination of skills, experience, knowledge and diversity, as well as independence. Board committees also comprise directors with a variety of skills and experience so that no undue reliance is placed on any one individual. The Board operates a boardroom inclusion policy which reflects NatWest Group’s values, its inclusion guidelines and relevant legal or voluntary code requirements. Our boardroom inclusion policy aims to promote diversity and inclusion in the composition of the Boards and Board committees of NatWest Group plc, NWH Ltd, NWB Plc and RBS plc and in the nominations and appointments process. Succession N&G supports the Board in ensuring adequate succession planning for the Board, so as to maintain an appropriate balance of skills and experience. In December 2024, following review and recommendation by N&G, the Board approved succession plans for the roles of Senior Independent Director and Board committee Chairs. These set out orderly transition plans and contingency arrangements which could be implemented in case of an emergency. These succession plans are reviewed by N&G and approved by the Board at least once a year. Election and re-election of directors In accordance with the provisions of the Code, all directors will stand for election or re-election by shareholders at the company’s AGM, with the exception of Mark Seligman, who will retire on 31 March 2025. In accordance with the UK Listing Rules, the election or re-election of independent directors also requires approval by all shareholders. Composition and succession NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 89 The Group Nominations and Governance Committee (N&G) makes recommendations to the Board on director appointments and Board committee membership. Further information on Board recruitment and Board committee membership changes can be found on page 73 and in the N&G report on page 93. In December 2024 N&G recommended, and the Board approved, an enhanced version of our Board skills matrix, which was developed using a new technology tool. A summary view of the 2024 Board skills matrix can be found on page 74 and further information is available in the N&G report on page 93. A copy of the policy is available at natwestgroup.com and details of our progress against its objectives are set out in our UK Listing Rules disclosures on page 74. The N&G report describes how diversity and inclusion have been considered in its activity during the year. With effect from 1 May 2024, the Board delegated responsibility for oversight of executive succession planning to N&G, aligned to Provision 17 of the Code. Further information on executive succession planning is available in the N&G report on page 94.

Board effectiveness review Information gathering Dr Long held initial briefing meetings with the Chair and Company Secretary in order to agree discussion themes and priorities for the review. Then, during Q4 2024, Dr Long held individual interviews with all NatWest Group plc and NWH Sub Group directors, the Company Secretary and members of the executive management team. Further information was gathered through: – Board and committee meeting observations during September and October, including a strategy session and Board dinner. – Board and committee paper review (last 12 months). – Review of additional governance materials including key Board policies and processes, and Board and committee Terms of Reference. In accordance with the Code, an evaluation of the performance of the Board, its committees, the Chair and individual directors usually takes place annually. The evaluation is externally facilitated every three years, with internal evaluations in the intervening years. In 2023 the Board decided to defer the internal evaluation of Board and committee effectiveness due in Q4 2023 until 2024, given the July 2023 change in Group CEO and upcoming Chair succession. The most recent external evaluation was conducted in 2021, and therefore the 2024 process was due to be conducted externally in accordance with the three-year cycle set out in the Code. 2024 Board effectiveness review process Appointment of an external facilitator In June 2024 N&G agreed a shortlist of potential external facilitators for the 2024 Board effectiveness review. Following a competitive tender process N&G recommended, and the Board approved, the appointment of Boardroom Review Limited (BRL), noting their deep expertise and established track record in the field. BRL has no other connection with NatWest Group. Objectives and scope BRL was engaged to conduct a comprehensive review of Board and committee effectiveness, with the Boards and Board committees of NatWest Group plc and the NWH Sub Group all in scope. The agreed methodology, tailored specifically for NatWest Group, was designed to encourage candid reflections from executive and non-executive directors and executive management on the Boards’ current strengths and preparation for future challenges. The review was led by Dr Tracy Long CBE, director of BRL. 1 2 3 Presentation of review findings In December 2024 Dr Long presented the outcomes of the Board effectiveness review to the Board. A discussion document was circulated to directors in advance, which summarised BRL’s assessment of the Board’s strengths and priorities, together with challenges and recommendations for the future. Directors welcomed the opportunity to discuss BRL’s findings and recommendations with Dr Long. 4 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 90

Board effectiveness review continued 2024 Board effectiveness review findings Board findings Directors were pleased to note BRL’s conclusion that the Board is operating effectively. Strengths BRL concluded that the Board has a strong platform on which to build, directors are preparing for the future and there is meaningful engagement between executive management and non-executive directors. In particular BRL’s review found that: – Directors are well led and informed by the new Chair, Senior Independent Director, committee Chairs, CEO, CFO, CRO and ExCo, with diversity of tenure, voice and experience. – Board time is carefully planned with a healthy mix of formal and informal meetings, interaction with relevant executives and strong support from the legal and governance teams. – The culture of the Board encourages openness and challenge between the parties. – There is a shared perspective of the short-medium term strategy and significant domain knowledge and horizon scanning. – The lines of defence are clear, and relationships with regulators are visible and considered. – Culture change and transformation are high on the agenda. – There is a commitment to leadership development and executive succession planning. Directors noted that the Board’s visit to India, Board strategy sessions, and engagement activity with Regional Board Chairs during 2024 had all received positive feedback during BRL’s review. The significant attention from the CEO, ExCo and Board to the sustainability agenda was also acknowledged. Challenges Challenges identified included: – ensuring a united Board culture – future Board composition 5 – the fast changing landscape (including cyber) – the impact of culture change on the organisation – acting on “lessons learned” – leadership development and executive succession planning. The Board noted work underway in these areas. Board succession planning continued to focus on enhancing diversity and ensuring the Board possessed the right blend of skills and experience to support future strategy. Board culture was evolving positively under the new Chair’s stewardship and the Chair and non-executive directors had agreed to set more time aside for 1:1 meetings together across the year. In addition, the Board was following management activity on organisational culture closely. Next steps At the December Board meeting, the Chair undertook to develop and consult on proposals for further Board consideration and implementation from Q1 2025. ‘I was pleased to see the Board fully embrace this year’s review process and that the Board and its committees were found to be operating effectively. We welcome the opportunity to develop further as a high performing Board, building on our strong foundations and responding to the future challenges the review has identified.’ Rick Haythornthwaite, Chair NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 91

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 92

Board effectiveness review continued

6

Board committee findings

BRL found that Board committees are also operating effectively, noting they are:

- used effectively for detailed analysis and debate
- well chaired and attended
- well supported by executive management.

BRL also noted that Board committee members are given high quality information and are fully engaged and willing to devote significant formal and informal time to the issues.

The Board acknowledged there were opportunities to consider the balance of Board and committee agendas, and to review the remit and membership (noting the single sex dynamic) of the Group Sustainable Banking Committee.

BRL also highlighted that the Group Audit Committee's membership was single sex, a dynamic which has since been addressed with Geeta Gopalan joining the committee on 1 January 2025.

7

Individual effectiveness reviews

The Chair met each non-executive director individually to discuss their performance, continuing professional development and contribution to the company's long-term sustainable success. The Chair also shared peer feedback collated as part of the review process.

Separately, the Senior Independent Director, together with the Senior Independent Director of the NWH Sub Group, sought feedback on the Chair's performance from the non-executive directors, executive directors and other key internal and external stakeholders and discussed it with the Chair. This included peer feedback collated as part of the review process.

These reviews concluded that each non-executive director and the Chair continue to contribute positively to the long-term sustainable success of the company.


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Report of the Group Nominations and Governance Committee to oversee further recruitment activity in respect of the Board and the board of NWH Ltd. Board skills matrix Effectiveness review Subsidiary governance The committee has also continued to oversee the subsidiary governance framework. Several of NatWest Group’s principal subsidiaries made appointments to their boards during 2024, which the committee has approved in accordance with its terms of reference. Korn Ferry, Heidrick & Struggles, Odgers Berndtson and Dear Shareholder, As Chair of the Board and Chair of the Group Nominations and Governance Committee, I am pleased to present this report on the committee’s activity during 2024. The committee is responsible for reviewing the Board’s structure, size and composition, as well as the membership and chairs of Board committees, and recommends appointments to the Board. It also monitors NatWest Group’s governance arrangements to uphold best corporate governance practices and considers developments in banking reform and analogous issues affecting NatWest Group, making recommendations to the Board for any consequential changes to NatWest Group’s operating model. In a change from previous years, from 1 May 2024, the approach to oversight of executive succession was aligned to the Code and is now overseen by the committee. Board recruitment Board recruitment continued to be a principal area of focus and during 2024 the committee’s membership supported comprehensive candidate searches with diversity and inclusion considerations factored into all search criteria. During the search processes, the committee held several discussions on potential candidates, assessing the credentials of each candidate against the qualities and capabilities set out in the role specifications agreed by the committee. Following a rigorous process, the committee recommended Gill Whitehead to the Board for appointment as a non-executive director. The committee continues Members and attendance in 2024 Directors Scheduled meetings attended Rick Haythornthwaite (Chair from 15 April 2024) 4 of 4 Howard Davies (Chairman until 15 April 2024) 1 of 1 Mark Seligman 4 of 4 Stuart Lewis 4 of 4 Lena Wilson 4 of 4 Patrick Flynn 4 of 4 In addition to the four scheduled meetings there were three ad hoc meetings. All directors eligible to attend ad hoc meetings were present at those meetings, except for Mr Davies, who recused himself from two of the meetings which were chaired by Mr Haythornthwaite in early 2024, and Mr Flynn who did not attend one meeting due to a prior commitment. Principal areas of focus Board and committee composition Board recruitment Succession planning Diversity and inclusion Subsidiary governance Audeliss have all been engaged during the year to support NatWest Group’s board search activity. The firms are members of the retained executive search panel of suppliers (managed by NatWest Executive Search). I would like to thank Ian Cormack, Senior Independent Director of NWH Ltd, for attending all meetings of the committee in 2024 as an observer and all the committee members and attendees for their commitment and contributions in 2024. Rick Haythornthwaite Chair of the Group Nominations and Governance Committee 13 February 2025 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 93 The committee agreed to implement a new digital tool, provided by BoardOutlook, to develop a refreshed Board skills matrix in support of its review of Board composition and succession planning. In developing the matrix, the committee considered and agreed the critical and general skills the Board should collectively possess in order to effectively support the organisation’s strategic priorities. The revised 2024 Board skills matrix can be found on page 74. In accordance with the Code, an evaluation of the performance of the Board and its committees, including N&G, was conducted by an external facilitator in 2024. The committee conducted the competitive tender process and recommended Boardroom Review Limited be appointed to conduct the review. The committee also discussed and agreed the scope of the review and monitored progress ahead of the findings being issued. Further information on the review can be found on pages 90 to 92. Further information on each principal area of focus can be found on pages 94 to 95.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 94

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Principal areas of Group Nominations and Governance Committee focus in 2024

Theme	Principal areas of committee focus	Outcomes
Board and committee composition	The committee supports the Chair in keeping the composition of the Board and its committees under regular review.	The committee supported the Chair's review of Board composition following his assumption of the chair of the committee on 15 April 2024. The extensive recruitment activity overseen by the committee which followed this review culminated in the Board approving the appointment of Gill Whitehead. The changes to the Board and Board committees in 2024 and early 2025 are summarised on page 73.
	Composition is reviewed with reference to the skills and experience of individual directors, ensuring that the Board's collective skill-set remains appropriately balanced and aligned to current and future strategic priorities.	The committee agreed to implement BoardOutlook to support its review of the collective skills and composition of the Board which will be used to inform future recruitment and succession planning and more detail can be found on page 74.
Succession planning	Alongside composition, the committee reviews succession plans periodically to ensure there are up to date contingency plans in place for successors to the Board executive directors, Board and Board committee chairs and the Senior Independent Director.	During 2024, a revised CEO contingency plan was approved given the appointment of Paul Thwaite as permanent CEO in February 2024. The Board and Board committee succession plan was also reviewed, updated and recommended to the Board.
	From 1 May 2024, the committee assumed responsibility for oversight of executive succession within NatWest Group.	The committee also reviewed executive succession planning for CEO-1 level roles and received updates on developments periodically while noting the approach to succession beyond CEO-1 level and the review and bench marking of the holders of the top 150 roles within NatWest Group.
Diversity and inclusion	The Board operates a boardroom inclusion policy which reflects NatWest Group's values, its inclusion guidelines and relevant legal or voluntary code requirements. The policy also acknowledges NatWest Group's ambition to have gender balance in its global top three levels (CEO-3 and above) by 2030, and progress against this ambition is set out on pages 43 to 44 of the Strategic report (Diversity, Equity, and Inclusion). A copy of the boardroom inclusion policy is available at natwestgroup.com. The boardroom inclusion policy ensures that the Board and the committee follow an inclusive process when making nomination decisions. That includes ensuring that the nomination process is based on the principles of fairness, respect, and inclusion; that all nominations and appointments are made based on individual competence, skills and expertise measured against identified objective criteria without bias, prejudice, or discrimination, and that searches for Board candidates are conducted with due regard to the benefits of diversity and inclusion.	Diversity and inclusion have been considered in all of the recruitment overseen by the committee and in its review of executive succession planning in 2024 and, accordingly, as of 31 December 2024, the Board met: – the targets set out in UK Listing Rule 6.6.6 (9) (Board and executive management diversity) and disclosures under UK Listing Rule 6.6.6 (9) and (10) can be found on page 74; – the FTSE Women Leaders Review voluntary target of 40% women's representation on boards by the end of 2025, with 45% of the Board being women; – the FTSE Women Leaders Review recommendation (at least one woman in the Chair or Senior Independent Director roles on the board and/or one woman in the Chief Executive Officer or Finance Director role by the end of 2025) by having a woman CFO; and – the recommendation of the Parker Review to have at least one member of the Board being from an ethnic minority background with two such directors. Pages 43 to 44 contain more information on how NatWest Group is creating a diverse, equitable and inclusive workplace, including (in relation to Provision 23 of the Code) the gender balance of senior management and their direct reports.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 95

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Theme	Principal areas of committee focus	Outcomes
Subsidiary governance	During 2024, the committee reviewed the output of the external board effectiveness reviews of the boards of NWM, RBSI and Coutts & Co. A number of aspects were considered relating to NatWest Group/ subsidiary connectivity, strategy and culture and board succession.	The recommendations from the review were duly considered and actions approved, where appropriate, to improve the operation of the legal entity boards and the effectiveness of the subsidiary governance framework.
	The committee also took the opportunity to consider how the subsidiary governance framework could be optimised to ensure the subsidiaries operate effectively within NatWest Group.	The committee has overseen the establishment of revised governance principles and guidance for the non-executive directors of the boards of its subsidiaries, alongside a comprehensive review of the terms of reference for each of these entities with the support of external legal counsel. Finally, the committee sponsored a review and consolidation of corporate governance collateral for NatWest Group aimed at optimising policy and guidance material in support of a unified culture of governance across NatWest Group's legal entities and customer businesses.

Report of the Group Audit Committee Whistleblowing In my role as whistleblowers’ champion for NatWest Group, I regularly receive updates on the effectiveness of the whistleblowing framework, prevalent themes in reports submitted by colleagues through the systems, and the tracking of outcomes from the most significant cases. The committee is responsible for supervising the independence, autonomy, and effectiveness of NatWest Group’s whistleblowing policies and procedures. There is a suitable dissemination of information to the principal subsidiaries to ensure a cohesive approach across NatWest Group. Internal and External Audit Oversight Effectiveness review Patrick Flynn Chair of the Group Audit Committee 13 February 2025 Dear Shareholder, I am delighted to provide an overview of the Group Audit Committee’s (the committee or GAC) activities and responsibilities throughout 2024. Firstly, I extend my gratitude to my colleagues, Stuart Lewis and Mark Seligman, for their contributions to the committee. Additionally, I would like to express appreciation for the insights provided by Ian Cormack and Mark Rennison, non-executive directors and members of NatWest Holdings (NWH) Audit Committee, who attend GAC meetings in an observational capacity. Geeta Gopalan joined GAC with effect from 1 January 2025. The committee’s fundamental role is to supervise and challenge management’s approach to the preparation of financial results, as well as the disclosure of relevant financial and non-financial information. This oversight encompasses the evaluation of the application of accounting policies, the scrutiny of internal control standards related to financial reporting and accounting, and their effectiveness, and the review of quarterly disclosures prior to release. During 2024, the committee’s most significant areas of focus included the adequacy of provision in respect of expected credit loss (ECL), the robustness of the control environment, and enhanced oversight of non-financial reporting. Further details can be found in the tables on the following pages. Principal areas of focus Systems of Internal Control (financial management, reporting, and accounting issues) Financial and non-financial reporting Significant judgements and estimates Oversight of internal and external audit Members and attendance in 2024 Directors Scheduled meetings attended Patrick Flynn (Chair)* 5 of 5 Stuart Lewis 5 of 5 Mark Seligman* 5 of 5 In addition to the five scheduled meetings held, there was one ad hoc meeting. All directors eligible to attend ad hoc meetings were present. * ‘Financial experts’ as defined in the SEC rules under the US Securities Exchange Act of 1934 (the ‘Exchange Act’) and the requirements of the New York Stock Exchange, and that they have competence in accounting and/or auditing as required under the Disclosure Guidance and Transparency Rules. The Board is satisfied that all GAC members have recent and relevant financial experience and are independent as defined in the SEC rules under the Exchange Act and related guidance. On appointment with effect from 1 January 2025, Geeta Gopalan was also considered to be a ’Financial expert’. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 96 Throughout 2024, the committee maintained oversight of the external auditor and the Internal Audit function. Formal evaluations were conducted at year-end through an internal process, and the committee reviewed synopses of the feedback provided by relevant stakeholders. Additional details regarding the oversight provided can be located in the tables on pages 97 to 101. In accordance with the Code, an evaluation of the performance of the Board and its committees, including the GAC, was conducted by an external facilitator in 2024. Further information on the review can be found on pages 90 to 82. Further information on each principal area of focus can be found on pages 97-101.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 97

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Principal areas of Group Audit Committee focus in 2024

Systems of internal control

The committee placed significant emphasis on the internal control systems concerning financial management, reporting, and accounting issues. Throughout 2024, it received regular reports on this and assessed the efficiency of NatWest Group's internal control systems, encompassing any notable deficiencies or shortcomings.

Matter	Role of committee and context of discussion	How the committee addressed the matter
Sarbanes-Oxley Act of 2002	To consider compliance with section 404 of the Sarbanes-Oxley Act of 2002.	The committee received periodic updates on the bank's internal controls over financial reporting throughout 2024, enabling ongoing monitoring of progress and providing support for management's year-end conclusions. Updates from management regarding control deficiencies that emerged during the year and resolution of those outstanding from 2023 were also received. The committee maintained oversight of the plans and transition toward more automated preventive key controls. Furthermore, regular updates from EY regarding their assessment of the Sarbanes-Oxley Act compliance and the status and rating of control matters were also provided.
Regulatory and financial returns	To assess the controls and procedures implemented by management for adherence to regulatory and financial reporting standards.	As part of management's ongoing work to strengthen the financial reporting control environment in 2024, the committee continued to monitor the implementation of the findings of the industry-wide skilled person's review of regulatory returns, including review of the operational and market risk regulatory reporting conducted during 2024. The committee will continue to oversee delivery against these most recent findings in 2025.
Control environment	To evaluate the control environment ratings of the businesses, functions, and significant subsidiaries, and to assess management's efforts in preserving or enhancing the control environment in respect of financial management, reporting and accounting.	The committee noted that the overall control environment retained its satisfactory rating during 2024. The GAC noted the incorporation of the available guidance and tools, contained within the Enterprise-Wide Risk Management Framework to deliver an improved control environment assessment process which will be applied from 2025. The committee received updates regarding the acquisition capabilities of NatWest Group and operational tax procedures. Quarterly reports were received from the chairs of audit committees of material regulated subsidiaries, providing oversight of material risk and control matters and a channel for escalation of issues. Throughout the year, the GAC Chair held quarterly meetings with the Chairs of the subsidiary audit committee meetings to facilitate consistency and to share key themes discussed.
Early event escalation	To oversee control breaches identified through the internal event escalation process.	The committee received semi-annual updates on the volume and nature of the most significant control incidents escalated through the internal early event escalation process, as well as any recurrent themes. Throughout the year, all Board directors were informed about the most significant events through ad-hoc real time escalations.
Legal and regulatory reports	To note material legal investigations (existing and emerging) and their effects on financial reporting; and to supervise the bank's interaction with pertinent regulatory authorities such as the FCA and PRA.	The committee was provided with quarterly reports outlining new and ongoing significant investigations and litigation cases. They assessed the sufficiency of provision levels and the disclosures regarding potential legal issues and found them to be satisfactory. Additionally, the committee was briefed on ongoing regulatory investigations, current and anticipated areas of regulatory attention, and the nature of the interactions with the primary regulators. The committee was pleased by the overall reduction in the volume and value of outstanding of conduct and litigation matters to the extent that it supported management's proposal to remove these provisions as a critical estimate.
Other standards of control	In addition, the committee receives regular updates on matters pertinent to NatWest Group's standards of internal control.	The committee received an update on the bank's tax position and discussed matters including tax provisioning levels, significant provided and unprovided tax risks and deferred tax assets. For deferred tax, this considered sustainable profitability, the period of assessment, and changes against previous estimates. The GAC reviewed the disclosure on internal control matters in conjunction with the related guidance from the Financial Reporting Council. The committee received updates about the work undertaken to meet the internal control declaration requirements for the UK Corporate Governance Code that would be required to be in place for 2026 reporting, particularly in respect of the definition of a material control. The committee will continue to review progress against these requirements during 2025.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 98

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Financial and non-financial reporting

The GAC evaluated various accounting judgements and reporting matters during the development of NatWest Group's financial reporting in 2024. The committee examined the quarterly, interim, and annual results announcements, the annual reporting suite, and other key financial and non-financial publications for submission to Board for approval. This encompassed climate-related and ESG disclosures incorporated into a single Sustainability report, with attention given to the controls governing the formulation of these publications.

Matter	Role of committee and context of discussion	How the committee addressed the matter
Expected credit losses	To scrutinise and question management's assessments regarding credit impairments and the fundamental assumptions, methodologies, and models utilised, as well as any necessary post-model adjustments (PMAs). The influence of macro-economic risks on the credit landscape was also discussed.	The GAC discussed management assumptions, methodologies, and PMAs used for provisions under IFRS 9. Despite an improved economic outlook, the importance of longer dated risks to the economy were discussed. The committee found industry benchmarking data to be valuable in shaping its deliberations and determined that ECL aligned with peer benchmarks. Default rates remained lower than anticipated, with the PMAs focused on addressing modelling gaps and risks, and implementing necessary adjustments. The PMAs underwent quarterly review to ensure their appropriateness and accurate reflection of judgements, models, and data. The committee plans to maintain its scrutiny of PMAs in 2025. Overall, the committee determined that while models are a fundamental component of IFRS 9, they are unable to encompass all potential scenarios, particularly those not observed in the recent past. The GAC emphasized the continued importance of exercising judgement in establishing these provisions, with PMAs serving as a critical tool in facilitating this process.
Provisions and disclosures	To consider the level of provisions for regulatory, litigation and conduct issues throughout the year.	The committee reviewed the levels of provisions during the year for regulatory, litigation and conduct matters, and was satisfied these were appropriate. There were new provisions taken during the year in relation to restructuring activity, existing customer redress programmes, and payments to the Crown Estates in respect of dissolved companies.
Viability statement and the going concern basis of accounting	To review NatWest Group's going concern and viability statements.	The GAC examined evidence of NatWest Group's capital, liquidity, and funding position, and assessed the framework supporting the evaluation of principal risks. The committee evaluated NatWest Group's outlook in this context, the identified principal and emerging threats (including climate risk), and the ongoing macroeconomic developments, such as Middle-East and European political volatility. FRC guidance was integrated into the formulation of the viability statement for NatWest Group. The committee endorsed both the going concern assessment and viability statement for submission to the Board.
Fair, balanced and understandable	To oversee the review process which supports the committee and Board in concluding that the disclosures in the Annual Report and Accounts and other elements of the year-end reporting suite of documents, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the company's position and performance, business model and strategy.	The committee supervised the review procedure for the year-end disclosures, encompassing central oversight and coordination of the Annual Report and Accounts and other disclosures managed by the Finance function. The documents were reviewed by the Executive Disclosure Committee before being considered by the GAC and underwent a management certification process for the year-end reporting suite. The committee assessed whether the annual, interim, and quarterly disclosures adhered to the requirements of the UK Corporate Governance Code, ensuring they were deemed to be 'fair, balanced, and understandable'. It consistently determined that the releases met the necessary criteria. The external auditor also examined the statement as part of the year-end processes and endorsed NatWest Group's position. The committee received quarterly reports in respect of the most significant accounting judgements and estimates and receive summary from management which outlines why the reporting suite taken as a whole is considered to be fair, balance and understandable.
Non-financial reporting	To review the principal non-financial disclosures made by NatWest Group and to ensure appropriate controls are in place to support the preparation of the information. These disclosures include the Sustainability report, which includes the Climate transition plan disclosure.	The committee oversaw the ongoing enhancement of the sustainability reporting control framework, which underpins non-financial disclosures. The GAC deliberated on and provided input regarding the Sustainability report. This also includes an overview of the progress made towards the Climate transition plan. The GAC discussed the intended approach to comply with new standards for sustainability disclosures in both the EU and the US, due for implementation between 2026 and 2028 with increasing assurance requirements. It was noted that many emissions estimates and climate metrics were still at an early stage of development and did not yet have the same level of maturity as those prepared under accounting standards. The GAC also received a detailed teach-in, with Group Sustainable Banking Committee, on the basis of the calculation of financed emissions in July 2024. Reflecting on peer approaches and the expected evolution of the approach to Climate transition plans and targets, the committee encouraged a more positive narrative on the achievable nature of targets related to carbon emissions within the direct control of NatWest Group and recognition of its advocacy role in relation to the reduction of estimated financed emissions and emissions intensities.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 99

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Internal Audit

The GAC is responsible for overseeing the Internal Audit function, monitoring its effectiveness and independence.

Matter	Role of committee and context of discussion	How the committee addressed the matter
Quarterly opinions	To review quarterly opinions regarding the performance of the governance, risk management, and internal control framework, existing challenges, and the sufficiency of corrective actions.	Throughout the year, the committee received quarterly opinions from Internal Audit. Internal Audit also highlighted any material or emerging concerns identified during their audit activities. A key outcome of these discussions was clarification of accountability across all three lines of defence to address the findings from Internal Audit reviews which had resulted in a delayed resolution of a proportion of issues raised by Internal Audit, either through delivery of management actions plans which did not address fully the risks highlighted, or through delays in the completion of remediation activity. While this did not immediately result in a reduction in the overall level of delayed remediation, it did make an immediate improvement to closure validation rates. The committee thoroughly deliberated on Internal Audit's assessment of the robustness of the control environment which was assessed as of an acceptable standard.
Annual plan and budget	To agree Internal Audit's annual plan and budget before the commencement of each year, as well as any significant adjustments necessary during the year.	In December 2023, the committee approved the focus of the Internal Audit plan on the bank's most high-risk areas. This had changed from a remediation focus to those risks to the successful delivery of the NatWest Group's strategy, following the closure of significant legacy issues and the achievement of an acceptable control standard. The 2024 budget remained consistent with the prior year, reflecting efficiencies secured within the function. Subsequently, in December 2024, the committee approved Internal Audit's plan and budget for 2025.
Internal Audit Charter and independence	To approve the Internal Audit Charter each year and reviews the independence of the Chief Audit Executive (CAE) and function as a whole.	The GAC reviewed and approved the Internal Audit Charter which was consistent with prior years. The committee also noted the Independence Statement and confirmed the independence of Internal Audit in December 2024.
Performance evaluation	To monitor and review, at least annually, the effectiveness of Internal Audit.	In 2024 the CAE continued to report to the GAC Chair with a secondary reporting line for administrative purposes to the Group CEO. The GAC assessed the annual performance (including risk performance) of the function and CAE. The 2024 evaluation of the Internal Audit function was carried out internally. Stakeholders across the bank, including the GAC members, attendees and the external auditors, were invited to provide feedback, identifying areas of particular strength and those for enhancement. The overall findings were positive, and the Internal Audit function was found to be operating effectively with some opportunities to improve in respect of visibility of its leadership team and the reporting provided to the committee. An external assessment was performed in 2023. As a result of this evaluation a new internal audit management system was introduced in 2024. Progress on recommendations made from each evaluation will be overseen by the GAC in 2025.
Visit	To undertake an annual deep dive session with members of the Internal Audit leadership team.	Together with the BRC, the GAC participated in a successful deep dive session with Internal Audit's management team. A variety of issues impacting the function were discussed, including the bench strength of the function and the increased use of data and analytics techniques, including data mining and use of Generative AI techniques. The committee agreed to increase their visibility of the Internal Audit Leadership Team through their presentation of quarterly opinions on a semi-annual basis which started in Q3 2024.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 100

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External Audit

The GAC has responsibility for monitoring the independence and objectivity of the external auditor, the effectiveness of the audit process and for reviewing the bank's financial relationship with the external auditor and fixing its remuneration. The committee has overseen the process to move to NatWest Group's new auditor, PwC, ahead of their appointment from 2026. The GAC complied with the requirements of the FRC's Audit Committees and the External Audit: Minimum Standard and the Statutory Audit Services for Large Companies Market Investigation Order 2014 for the year ended 31 December 2024.

Matter	Role of committee and context of discussion	How the committee addressed the matter
External Audit reports	To review reports prepared by the external auditor in relation to NatWest Group's financial results and control environment.	The committee received quarterly reports on the review-related work and conclusions of the external auditor. The reports included EY's view of the judgements made by management, compliance with international financial reporting standards, and the external auditor's observations and assessment of effectiveness of internal controls over financial reporting.
Audit plan and fees	To consider the scope and planning of the external auditor in relation to the audit of NatWest Group. It is authorised by the shareholders to fix the remuneration of the external auditor.	The GAC reviewed EY's 2024 plan. It welcomed the external auditor's focus on ECL, the valuation of financial instruments with higher risk characteristics, the pension valuation and the net pension balance and IT access management. In line with the authority granted to the committee by shareholders at the 2024 Annual General Meeting to fix the remuneration of the external auditor, the GAC approved the audit fees for the year including the fee for the 2024 interim results. The committee received confirmation from the external auditor that the fees were appropriate to enable delivery of the required procedures to a high quality.
Annual evaluation	To review and monitor the external auditor's independence and objectivity and the effectiveness of the audit process, taking into consideration all relevant professional and regulatory requirements.	The evaluation of the external auditor's performance in 2024 was undertaken to assess the independence and objectivity of the external auditor and the effectiveness of the audit process. The GAC members, attendees, finance directors of businesses and functions, and key members of the Finance Team were consulted as part of the evaluation. Stakeholders were invited to assess the external auditor's independence, engagement, provision of robust challenge, bench strength and reporting. The evaluation concluded that the external auditor was operating effectively and with objectivity. Key strengths included the effectiveness of the lead audit partner rotation and the knowledge and skills of the senior team with opportunity to improve the strength of more junior team members. The evaluation also included consideration of the audit quality reviews conducted by the FRC and the Public Company Accounting Oversight Board (PCAOB) during the year and as part of the annual evaluation.
Audit partner	To oversee the lead audit partner and resolution of any points of disagreement with management.	Micha Missakian has been EY's lead audit partner since February 2021 until the end of H1 2024, and was replaced by Javier Faiz. Javier engaged with the Group and shadowed Micha ahead of taking over as Lead Partner. The EY Lead Partner attended all meetings of the committee in 2024 and met in private session with the committee members throughout the year. This provided the external auditor an opportunity to raise any points of disagreement with management. No such points were raised by the external auditor in 2024.
Additional reports prepared by the external auditor	To review reports prepared by the external auditor in relation to NatWest Group.	During 2024 the committee considered the results of the external auditor's assurance procedures on compliance with the FCA's Client Asset Rules for NatWest Group's regulated legal entities for the year ended 31 December 2024. EY also presented the findings of their audit of specific elements of the Sustainability report to the GAC.
Auditor transition	To oversee transition of the external auditor to PwC in 2026.	The committee received bi-annual updates on progress with the transition of external audit services from Ernst & Young to PwC for the 2026 year-end external audit. This included progress on PwC achieving independence from NatWest Group, developing an understanding of the business of the NatWest Group, and preparations in respect of securing access to the relevant data. PwC will shadow the 2025 year-end audit, which will be completed by Ernst & Young, and will attend GAC meetings from July 2025.

Matter Role of committee and context of discussion How the committee addressed the matter Non-audit services To review and approve, at least annually, NatWest Group’s policy in relation to the engagement of the external auditors to perform audit and non-audit services (the policy). All audit and non-audit services are approved by, or on behalf of, the committee to safeguard the external auditor’s independence and objectivity. The GAC reviewed and approved NatWest Group’s non-audit services policy in 2024. Under the policy, all audit-related services and permitted non-audit service engagements are approved by the GAC, with updates presented to each scheduled meeting. Where the fee for a non-audit service engagement is expected to exceed £100,000, a competitive tender process must be held; where the fee is anticipated to be £250,000 or more, approval of all GAC members is required. For fees under £250,000, work can be approved on an interim basis by the GAC Chair, subject to subsequent ratification at the next scheduled GAC meeting. The policy permits the external auditor to undertake engagements which are required by law or regulation, or relates to the provision of comfort letters in respect of debt issuance by NatWest Group, provided prior approvals are in place in accordance with the policy. The policy also allows NatWest Group to receive services from EY which result from a customer’s banking relationship, provided prior approvals are in place in accordance with the policy. All such approvals are subsequently reported to the GAC. Further details of the non-audit services policy can be found at natwestgroup.com. Report of the Group Audit Committee continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 101 During 2024, the committee approved fees paid to the external auditor in relation to work required in respect of the proposed retail offering in the shares held by HMT. Information on fees paid in respect of audit and non-audit services carried out by the external auditor can be found in Note 6 to the consolidated financial statements of the Annual Report on Form 20-F.

Report of the Group Board Risk Committee and return in each business and ensure intelligent risk taking supported NatWest Group’s strategy and ambitions. Areas of focus were closely aligned to regulatory and strategic priorities, and the committee maintained a balance between consideration of strategic risks, as well as oversight of key remediation programmes, and regulatory submissions. Operational risk was a principal area of focus at every meeting during 2024, including the risk and control self-assessment (RCSA) framework, end of life technology, data, and the cloud strategy. BRC continued to support the Board’s oversight of NatWest Group’s operational resilience self-assessment to ensure it satisfies regulatory requirements and that operational resilience activities are fully integrated across all aspects of NatWest Group. Model risk was another key area of focus throughout the year. BRC continued to oversee the effectiveness of the Model Risk Management Framework across NatWest Group and received regular progress updates on compliance with Prudential Regulation Authority (PRA) Supervisory Statement SS1/23 (Model Risk Management Principles for Banks). BRC continued its oversight of models, particularly amendments to the Internal Ratings Based (IRB) models, to comply with regulatory changes and received progress updates at every meeting as well as several dedicated spotlights. The committee also considered updates on NatWest Group’s response to external events, focusing on potential exposure and impacts on NatWest Group’s supply chain; regulatory compliance; the strategic programme to track and monitor transformation Dear Shareholder, As Chair of the Group Board Risk Committee (the committee or BRC), I am pleased to present the report of how the committee discharged its responsibilities and its key activities during 2024. I would like to thank Patrick Flynn and Lena Wilson for their valuable contributions to the committee. I would also like to welcome Geeta Gopalan and Gill Whitehead, who became members on 1 January and 8 January 2025 respectively, and look forward to their contributions. Additionally, I would like to thank Ian Cormack and Francesca Barnes for the insights they provide as non-executive directors and members of NatWest Holdings BRC, attending BRC meetings in an observer capacity. This report describes how the BRC has fulfilled its role in overseeing and advising the Board in relation to current and potential future risk exposures and risk profile; and in overseeing the effectiveness of risk management frameworks and internal controls required to manage risk. In carrying out this important role, the committee helps support the Board in determining the nature and extent of principal risks NatWest Group is willing to take in order to achieve its long-term strategic objectives. Principal areas of focus in 2024 During 2024, BRC pivoted to have more focus on its key customer businesses to provide the committee with a holistic view of the risks in each business, and a greater understanding of its overall risk profile, including emerging and principal risks. It encouraged management to consider the risk Members and attendance in 2024 Directors Scheduled meetings attended Stuart Lewis (Chair) 8 of 8 Patrick Flynn 7 of 8 Lena Wilson 7 of 8 Mr Flynn was unable to attend one scheduled meeting due to illness. Ms Wilson was unable to attend one scheduled meeting due to a prior commitment. There were no ad hoc meetings. Principal areas of focus Oversight of risk profile and risk appetite Operational risk, including operational resilience Model risk Financial and strategic risk activity within the Risk function; the embedding of the enterprise-wide risk management framework (EWRMF); liquidity & funding risk; credit risk; and capital risk, including preparations for the implementation of Basel 3.1. Principal subsidiaries provided quarterly reports to the committee, allowing an opportunity for escalation of any material risk and control matters to BRC. Further information on key topics considered during the year and areas of focus and challenge by the committee is provided on the following pages. Effectiveness review Stuart Lewis Chair of the Group Board Risk Committee 13 February 2025 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 102 Further information on each principal area of focus can be found on pages 103 to 108. In accordance with the UK Corporate Governance Code, an evaluation of the performance of the Board and its committees, including the BRC, was conducted by an external facilitator in 2024. Further information on the review can be found on pages 90 to 92.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 103

Report of the Group Board Risk Committee continued

Principal areas of Group Board Risk Committee focus in 2024

The table below describes the BRC's principal areas of focus in 2024, alongside key outcomes and stakeholders considered.

Theme	Principal areas of committee focus	Outcomes
Operational risk, operational resilience, and information and cyber security	BRC received updates on NatWest Group's performance against operational risk appetite at every meeting in addition to the annual spotlight. Updates included operational resilience, data risk, cloud risk, fraud, manual controls, and end of life systems. The committee considered the operational resilience self-assessment[1] in detail prior to approval by the Board, and on behalf of the Board oversaw NatWest Group's response to the regulatory feedback following the cross-firm thematic review. Updates on information and cybersecurity risk appetite performance were reviewed at every meeting.	BRC closely monitored the implementation of new operational risk appetite measures approved in 2023. It challenged management on remediation work underway to address the causes of risk appetite breaches and the number of high and very high unaccepted risks. Internal Audit confirmed that operational risk management had materially improved and that the risk appetite measures and RCSAs were ensuring visibility of principal risks and the mitigants in place. BRC supported the Board in its oversight of operational resilience, challenging management to ensure regulatory requirements were met and operational resilience activities were fully integrated across NatWest Group. In particular, the committee challenged the severity of scenarios and remediation plans. The committee provided feedback and guidance to management following the cross-firm thematic review and sought to ensure appropriate Board training was provided. BRC also requested additional Board training on operational resilience scenarios to take place in 2025. Throughout the year, BRC continued to challenge management on the reduction of manual controls, particularly in relation to learnings from operational risk events.
Model risk	The committee received reports from management at every meeting on model risk, including the status of the IRB models programme. Additionally, on behalf of the Board, BRC oversaw implementation of the PRA's Supervisory Statement SS1/23.	During 2024, as part of its oversight of SS1/23 implementation, BRC sought assurance from management that NatWest Group's models were appropriate. The committee provided feedback on content to be included in Board training to ensure that all directors understood their responsibilities under SS1/23. BRC challenged management on alignment with SS1/23 and was pleased to receive confirmation from management that NatWest Group was largely compliant. Throughout the year, BRC requested dedicated spotlights on the IRB programme, questioned management on progress against regulatory expectations, and discussed the quantum of temporary model adjustments. The committee also challenged management to ensure that a robust and comprehensive response to regulatory feedback was provided.

(1) Reviewed by BRC in line with the committee's role to review reports and regulatory submissions on behalf of the Board and recommend them for approval.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 104

Report of the Group Board Risk Committee continued

Theme	Principal areas of committee focus	Outcomes
Risk frameworks (including risk appetite and RCSA activity), risk management strategy and Risk function oversight	BRC continued its oversight of NatWest Group's risk frameworks (including risk appetite and RCSA activity). The EWRMF is NatWest Group's primary risk management and risk governance document. BRC received regular updates on the effectiveness of the EWRMF through the risk management report. The EWRMF was reviewed by BRC in December 2024 and recommended to the Board for approval. It was supported by Internal Audit's review of the EWRMF which concluded that it was a comprehensive framework. The committee oversaw the annual refresh of both qualitative risk appetite statements and quantitative risk appetite measures and recommended them to the Board for approval. This included confirmation from management of the effectiveness of the new non-financial risk measures approved in 2023 to drive risk management work on key operational risk topics. BRC received updates on the RCSA Programme at every meeting through the risk management report. Under delegated authority from the Board, BRC approved the enterprise-wide risk management strategy (EWRMS), which defines the strategy for risk management for NatWest Group and received ongoing updates during the year. The committee sought a detailed understanding of Risk30, the strategic programme of transformation activity within the Risk function. **Further details can be found in the Risk and capital management section of the report from page 24 of the Annual Report on Form 20-F.**	BRC considered and challenged proposed changes to the risk appetite framework, particularly wholesale credit risk limits. BRC also sought and received confirmation from management that all three lines of defence were aligned on the enhancements required to ensure compliance with the forthcoming changes to the UK Corporate Governance Code. The committee considered spotlights on all principal risks during the year. Where relevant, these were considered alongside the holistic views of customer businesses and their risk profiles. Further information on these can be found in the respective sections of this report. The committee also reviewed proposed updates to the key risk policies[1] and approved them under its Board-delegated authority. BRC welcomed confirmation from management that the RCSA Framework was effective, fit for purpose, and operationally effective. Following challenges from the committee regarding the programmes incorporated in the EWRMS, management undertook reviews to ensure they were comprehensive and appropriately prioritised. This ensured that the Board had visibility of NatWest Group's most material programmes, including regulatory remediation programmes, with escalations through the risk management report.
Risk profile and reporting	BRC reviewed and discussed NatWest Group's current and future risk profile relative to risk appetite at every meeting. Key focus areas during 2024 included operational risk and the embedding of the operational risk framework, return on capital, credit risk, and emerging threats. Detailed reports on legal and regulatory developments and litigation risks were considered on a quarterly basis, with an escalation route available at intervening meetings. Quarterly reports were received from the chairs of board risk committees of NatWest Group's principal subsidiaries, providing oversight of material risk and control matters and a channel for escalation of issues. The BRC Chair also joined the meetings of the board risk committees of NatWest Group's principal subsidiaries. Chairs of these committees also joined relevant BRC meetings.	The committee welcomed Risk's continued focus on improving the format and content of the risk management report during 2024. BRC encouraged Risk to continue to progress plans to automate the reporting as well as ensuring that data and metrics were robust. Various matters were escalated to the committee during the year including subsidiary technology stability and testing. The committee sought and received confirmation from management that remediating actions were being taken by NatWest Group management. It also received confirmation that the subsidiary board risk committee was satisfied with the approach.

(1) Risk policies are in place for each principal risk and define, at a high level, the cascade of qualitative expectation, guidance and standards that stipulate the nature and extent of permissible risk taking. They are consistently applied across NatWest Group and subsidiary legal entities and form part of the qualitative expression of risk appetite for each principal risk.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 105

Report of the Group Board Risk Committee continued

Theme	Principal areas of committee focus	Outcomes
Risk profile and reporting continued	The committee held a strategic risk focus session at which top and emerging risks as well as the geopolitical/macroeconomic environment were discussed to understand their strategic impact on NatWest Group. Updates on top and emerging risks were received at every meeting through the risk management report. The committee received an update on intelligent risk taking, which is NatWest Group's approach to risk culture.	Management carried out several reviews during the year to ensure that emerging risks were sufficiently addressed. The committee considered the output of reviews undertaken following the global IT outage caused by a Crowdstrike update, the Court of Appeal's judgement in relation to motor finance commissions, regulatory fines levied against other firms, and the potential impact of geopolitical threats, including on the budget and stress scenarios. BRC requested additional information from management as required.
Control environment	Following the control environment's achievement of a satisfactory rating in 2023, BRC continued to monitor the effectiveness of internal controls required to manage risk. The committee reviewed the H2 2023 control environment certification overview and received updates at every meeting on the control environment ratings of NatWest Group, customer businesses and functions. BRC also reviewed a proposal to change the existing approach to the control environment assessment process and recommended it to the Board as part of the annual EWRMF submission.	BRC welcomed management's proposal to align the control environment assessment process with industry best practice which clarified, simplified, and improved the assessment approach. Management confirmed that the new control environment assessment process will be applied from 2025. The committee sought and received confirmation that Internal Audit supported the proposed changes. BRC challenged management to ensure consistency in the controls testing approach across all three lines of defence, and to simplify and align the approach to ensure that controls were designed effectively, worked efficiently, and were reported consistently. BRC closely oversaw Private Banking's and RBSI's work towards an improved control environment and challenged management on timings and progress. BRC also questioned management on the measures taken to maintain effective controls, with particular focus on financial crime. The committee reviewed and supported management's report on the effectiveness of internal controls required to manage risk.
Outsourcing and third party risk management	BRC maintained oversight of NatWest Group's outsourcing and third party risk management. The committee continued its oversight of NatWest Group's critical and important material outsourced providers. Management of cloud providers and related risks was of particular focus. BRC also received progress updates from management on outsourcing risk standards, policy and framework.	BRC sought and received assurance from management that ongoing external risks, such as supply chain impacts from geopolitical events and cyber breaches in the supply chain, were actively managed and that exit plans were in place. Additionally, the committee received updates from management on regulatory expectations in relation to cloud and supported management's decisions concerning the deployment of cloud-hosted applications. Management also provided an update on more severe scenario testing and the development of supplier-level playbooks incorporating business impact mitigation for prolonged outages. The committee recommended the outsourcing policies for Board approval.

Report of the Group Board Risk Committee continued Theme Principal areas of committee focus Outcomes Financial and strategic risks BRC monitored principal financial and strategic risks through risk reporting at every meeting and regular spotlights. NatWest Group’s performance in relation to return on capital and risk weighted assets were particular areas of focus throughout the year. BRC reviewed capital, liquidity and funding requirements during 2024 and also reviewed capital distribution proposals prior to Board consideration. Additionally, BRC oversaw the risk management aspects of the programme established in response to the UK Government’s announcement that it intended to explore a retail share offer for NatWest Group shares. BRC received separate updates on the retail and wholesale credit risk portfolios, and on traded and non-traded market risk. These spotlights were considered in conjunction with the holistic overview of risks in the Retail and the Commercial & Institutional customer businesses that were presented at BRC during the year. This enabled the committee to understand the risks within the context of broader business themes. The spotlights were in addition to reporting on credit and market risk within the risk management report. The committee also discussed the management response to the Dear CRO letter received from the PRA on Private Equity financing. Additionally, the committee received regular updates on the decisions made by the Executive Credit Group. The committee received reports at every meeting on NatWest Group’s performance against risk appetite in relation to climate and nature risk. Additionally, BRC received an annual spotlight. The committee received updates on pension risk appetite at every meeting through the risk management report. The committee also received a dedicated spotlight on pension risk which included a progress update on the buy-in transactions with third party insurers entered into by the Trustee of the NatWest Group Pension Fund during 2024. Credit risk – In relation to retail credit risk, the committee was pleased to receive confirmation from management that the credit card market portfolio’s returns and credit quality were robust. Management confirmed that financial health and customer support was a key focus area and that innovative techniques and technology had been deployed to identify and support customers in financial difficulty. In relation to wholesale credit risk, management confirmed that a regulatory review of the mid-corporate and SME books had concluded satisfactorily, and that overall, the wholesale credit risk portfolio remained robust. Market risk – In response to a challenge from BRC on the appropriateness of the traded market risk limits, management reviewed and revised the existing approach. In relation to non-traded market risk, the committee requested and received an overview of the most material risks to NatWest Group. ICAAPs, ILAAPs and budget and risk appetite stress tests(1) – BRC reviewed and recommended to the Board the scenarios to be used during 2025 for the budget process, and the monitoring of the risk profile relative to the approved risk appetite. It reviewed the budget and budget stress test as well as the NatWest Group ICAAP and ILAAP and recommended them to the Board for approval. At the committee’s request, management also provided BRC with the outputs of a review on how key messages from the ICAAPs were used across NatWest Group on an ongoing basis to drive outcomes. The committee approved the ILAAP scenarios under delegated authority. Liquidity and funding – The committee continued to monitor NatWest Group’s deposit strategy closely and received updates at every meeting on overall performance against risk appetite. Capital distributions – BRC carried out a detailed review of the risk aspects of proposals for capital distributions to shareholders, and the capital trajectory, and recommended them to the Board for approval. Climate and nature risk – BRC was pleased to receive confirmation from management that NatWest Group’s climate risk management approach was robust and was generally aligned with its peers and regulatory expectations. A progress update on mainstreaming climate risk into decision-making, including the full inclusion of carbon emissions in NatWest Group’s credit decisioning model, was provided. In relation to nature risk, management confirmed that focus was on determining NatWest Group’s overall approach whilst also supporting its eurozone subsidiaries in complying with regulatory requirements. Pension risk – The committee welcomed management’s confirmation that the risk appetite measures remained appropriate and that the buy-in transactions had reduced risk. (1) Reviewed by BRC in line with the committee’s role to review reports and regulatory submissions on behalf of the Board and recommend them for approval. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 106

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 107

Report of the Group Board Risk Committee continued

Theme	Principal areas of committee focus	Outcomes
Stress testing, recovery plans and the resolvability self-assessment	BRC carried out a review of the stress testing activity conducted by management. BRC also devoted time and focus to oversight of the plans which would allow NatWest Group to be dealt with effectively in the event of financial failure. This included the review of NatWest Group's resolvability self-assessment action plan in response to regulatory feedback on NatWest Group's readiness for resolution.	**Stress testing scenarios –** The committee continued to closely review stress testing scenarios used to monitor and measure risk profile. In particular, it challenged how the potential impact of Basel 3.1 would be reflected. BRC reviewed the stress scenarios to be used for monitoring a moderate, severe and extreme stress and recommended them to the Board. Additionally, in response to a request from BRC, management provided an update on how stress testing capabilities were aligned with Board and regulatory expectations. **Recovery Plan –** BRC reviewed the NatWest Group recovery plans and recommended them to the Board ahead of their submission to the PRA in June 2024. **Resolvability self-assessment –** In response to regulatory feedback, the committee requested integrated scenario-based Board training on resolution planning and sought and received confirmation from management that operational resilience would form part of the training.
Conduct and regulatory compliance risk (including ring-fencing compliance)	The committee received updates on conduct and regulatory compliance performance against risk appetite at every meeting, including Consumer Duty-related matters. Updates on conduct risk issues pertaining to each customer business were received through the business strategic risk spotlights. BRC also received a spotlight on conduct and regulatory compliance which provided an update on risk appetite, risk profile and key activities. Additionally, BRC received an update from the Internal Audit function on the effectiveness of ring-fencing arrangements.	BRC welcomed Internal Audit's observation of the positive progress made across the conduct and regulatory compliance portfolio and encouraged management to maintain its focus on the ongoing work to enhance reporting. The committee had close oversight of regulatory activity, including frequent updates on the programme established to respond to the review carried out by the Department of Justice Compliance Monitor. BRC held management to account on prioritisation of the programme and delivery of the action plan. The committee received regular updates from management on ring-fencing conflicts, the steps taken to further embed ring-fencing requirements across NatWest Group, and its approach to support the Board ring-fencing compliance attestation ahead of its regulatory submission in March 2024.
Data risk management and BCBS239	BRC received regular reports on the data management risk profile in the risk management report. Additionally, BRC received a data risk management spotlight. This included an update on management's strategy and return to appetite plan. BRC reviewed NatWest Group's data aggregation and risk reporting framework (BCBS239) to ensure regulatory compliance.	BRC welcomed management's evolution of the data management strategy and discussed steps being taken to improve data risk management. In relation to the BCBS239 attestation, the committee considered and challenged management's proposal to include a new scope methodology and amend its assessment approach, noting it would align NatWest Group with industry best practice and regulatory expectations. Changes to the BCBS239 framework were reviewed and approved by the committee under Board delegated authority.
Financial crime	BRC received updates on the financial crime risk profile in the risk management report at every meeting. It also received biannual spotlights which included updates on RBSI's return to appetite. Additionally, BRC received the Money Laundering Reporting Officer's (MLRO's) report and the annual NatWest Group financial crime risk assessment.	BRC supported management's focus on constant evolution and investment to maintain NatWest Group's within risk appetite position and to meet new and existing challenges as well as regulatory expectations. It also welcomed the progress made on fraud prevention and questioned management on NatWest Group's position in relation to its peers. BRC challenged management on ensuring that sufficient focus was on preventative actions, particularly in resolving any issues impacting the effective operation of systems and technology. Additionally, BRC closely oversaw RBSI's return to appetite and encouraged pace of progress and integration into the NatWest Group financial crime hub. BRC continued to monitor emerging financial crime risks throughout the year. The committee challenged management on assurance processes, the effective use of transaction monitoring tools, and improvements to risk culture, and requested progress updates.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 108

Report of the Group Board Risk Committee continued

Theme	Principal areas of committee focus	Outcomes
Transformation/ major change programmes	BRC continued to oversee delivery of NatWest Group's transformation and material change programmes and their position relative to risk appetite through biannual spotlights, with interim updates communicated in the risk management report. The committee also received updates on the management of UBI DAC withdrawal risks as part of the phased withdrawal from the Republic of Ireland.	In response to feedback from BRC, management's presentations focused on demonstrating how the major change programmes had improved NatWest Group's operational risk profile, supported delivery of the bank's strategy, and were appropriately funded. BRC challenged management on ensuring that all of NatWest Group's regulatory programmes were included within the transformation portfolio.
Reputational risk	BRC received updates at every meeting on reputational risk performance against risk appetite. Additionally, the committee received an annual spotlight which focused on changes and improvements that had been made to strengthen the reputational risk framework.	The committee welcomed management's confirmation that reputational risk had materially reduced since 2023 and was particularly pleased by the improvements seen in the Private Banking business. In response to challenges and questions from the committee, management provided detail on the processes and governance in place to identify emerging threats and ensure the efficient escalation of potential issues from the customer businesses and functions. At the committee's request, management also provided an overview of the Environmental, Social and Ethical framework used to support the management of reputational risk appetite and confirmed alignment with peers. The committee suggested enhanced Board oversight in certain areas.
Accountability and remuneration	BRC continued to provide oversight over the risk considerations of performance and remuneration arrangements, as well as reviewing accountability review recommendations from a risk management perspective, working closely with RemCo. **Further detail on how risk is considered in remuneration decisions can be found in the Directors' remuneration report on pages 113 to 132.**	**Remuneration –** BRC reviewed the risk and control goals of the NatWest Group Executive Committee members and relevant attendees (ExCo). These were recommended to RemCo, together with the individual performance goals for the Group Chief Risk Officer. BRC also considered the risk and conduct performance of ExCo, to ensure a fair reflection of risk and conduct performance in variable pay award and vesting outcomes and recommended them to RemCo. The committee discussed and recommended to RemCo proposed risk adjustments to NatWest Group's bonus pool calculation to reflect NatWest Group's risk and conduct management performance. Following previous feedback and challenge from BRC, the committee welcomed the simplified approach taken towards the end of year remuneration process by management and encouraged management to consider further simplification measures. **Remuneration policy –** The committee considered the proposed changes to the directors' remuneration policy and recommended the proposed mechanisms for risk adjustments within the new policy construct to RemCo. In addition, the committee carried out its annual review of the Material Risk Taker identification process. BRC welcomed management's update to the committee that a review of Material Risk Takers was underway to ensure alignment with NatWest Group's peers. **Accountability –** The committee continued its oversight of regulatory reportable events, other material investigations and resultant accountability review recommendations, advising RemCo on the appropriateness of these recommendations from a risk perspective.

Report of the Group Sustainable Banking Committee Technology, innovation and data are integral to our strategic priorities as we work to generate long-term value for stakeholders and succeed with customers. Updates have focused on the data strategy, approach to innovation, and artificial intelligence, including emerging challenges, ethics, and potential areas for transformational change for customers. The customer and Consumer Duty underpin all discussions and the committee continued to provide oversight and challenge of Consumer Duty on behalf of the Board, including review of the annual self-assessment of NatWest Group’s monitoring and actions in advance of Board approval. Thank you to everyone who has contributed to the committee’s activities during 2024, especially my fellow directors, Lena Wilson and Roisin Donnelly, and Francesca Barnes as non-executive director and member of NatWest Holdings (NWH) Sustainable Banking Committee, attending SBC meetings in an observational capacity. I would also like to thank attendees and presenters for their invaluable contributions. SBC welcomed Geeta Goplan and Gill Whitehead as members with effect from 1 and 8 January 2025 respectively. Effectiveness review Dear Shareholder, I am delighted to present my second report as Chair of the Group Sustainable Banking Committee (the committee or SBC). During 2024, the committee continued to effectively support the Board in overseeing and challenging actions taken by management to run NatWest Group as a sustainable business generating long-term value for stakeholders. We held several spotlight sessions throughout the year covering the principal areas of focus for the committee, namely: customer; climate and environmental progress; people & culture; learning; technology, data and innovation; and small business support. The views of internal and external stakeholders were sought wherever possible and meeting time was prioritised towards meaningful debate and discussion. SBC considered key items of strategic focus and had spotlights on a range of climate and sustainability matters. The committee’s discussions on people, culture and learning focused on embedding the bank’s new performance management framework, future skills and strategic workforce planning. Members and attendance in 2024 Directors Scheduled meetings attended Yasmin Jetha (Chair) 5 of 5 Roisin Donnelly 5 of 5 (The Group Consumer Duty Board Champion) Lena Wilson 4 of 5 Lena Wilson was unable to attend the October meeting owing to a prior commitment. There were no ad hoc meetings. Principal areas of focus Customer, including Small Business Support and Consumer Duty Climate and environmental progress People, culture and learning Technology, data and innovation Supporting long-term value creation Conclusion Our strategic approach and operating rhythm ensured that the committee continues to support the Board in overseeing the execution of our strategy and promoting NatWest Group’s long-term sustainable success. We considered a broad range of sustainability (including Environmental, Social and Governance) matters to better understand our impact and how NatWest Group’s actions are supporting our customers, colleagues and society. Yasmin Jetha Chair of the Group Sustainable Banking Committee 13 February 2025 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 109 In accordance with the Code, an evaluation of the performance of the Board and its committees, including the SBC, was conducted by an external facilitator in 2024. Further information on the review can be found on pages 90 to 92. Further information on each principal area of focus can be found on pages 110 to 112. Our areas of focus are supported by strong engagement with executive management and the SBC framework ensures that all updates align with the remit of the committee. Further details of the framework can be found on page 112.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 110

Report of the Group Sustainable Banking Committee continued

Theme	Principal areas of committee focus	Outcomes
Customer	The committee considered actions being taken by management to improve customer service and experience across key customer segments. The committee continued to support the Board in its oversight of steps to embed Consumer Duty and delivery of Good Customer Outcomes was a central focus. The committee received updates at three of its five meetings in 2024. The Consumer Duty Board Champion is a member of the committee and provided input on industry discussions and engagement with management. Updates included progress on implementation; regulatory engagement; and spotlights on approach to customer communications, good customer outcomes reporting; complaints, and affordable lending. The updates also outlined the Board assessment governance timeline for 2025 and associated actions. The committee had a spotlight session on external fraud and scams and the impact on the customer. Actions being taken by management to improve customer service, including use of digitalisation and technology to deliver enhanced customer experience, were outlined. Discussion also considered liability, evolving threats, achieving good customer outcomes, and support for customers in vulnerable situations. The committee experienced customer calls by fraudsters reinforcing the need for strategic capabilities and continued investment. SBC received an update on NatWest Group's Small Business Support strategy and customer offering, including feedback from customers on their experience. Spotlights on the Accelerator programme and small business lending highlighted efforts to revitalise plans to grow our lending. The committee discussed the annual Internal Audit Behavioural Risk review which focused on customer vulnerability, personalisation and customer outcomes.	The committee reviewed and recommended the first annual self-assessment of monitoring and actions on compliance with Consumer Duty regulations to Board for approval. The committee recognised the progress on improvement actions for on and off sale product journeys and acknowledged the positive impact that Consumer Duty was having for customers. It also recommended that NatWest Group recognise these benefits externally. In relation to fraud, the committee noted the importance of active engagement on fraud across the banking sector and with governments and law enforcement agencies In relation to small business support, the committee acknowledged the success and impact of the Accelerator programme over the last 10 years and encouraged management to focus on helping businesses to scale beyond the initial growth phase. Challenges regarding the increased presence and role of brokers were discussed noting the importance of engaging with this market. As a result of a request from the committee to learn more about how we could leverage the power of the regions, the Board held a successful engagement session with the Regional Board Chairs to discuss work underway to support regional initiatives, including lending. The committee challenged how the work being carried out by the behavioural risk audit team was being used by the business to enhance customer outcomes, noting the connection with Consumer Duty.
Climate and environmental progress	Presentations considered progress on climate matters and focus areas for 2024 to support our climate ambitions. The SBC reviewed a management information dashboard on a quarterly basis which included key metrics and targets aligned with our climate-related ambitions. It discussed progress against the climate ambitions and considered how these might evolve in future. The committee has continued to support the Board in its oversight of the implementation and delivery of the Climate transition plan with particular focus on steps being taken to support our customers' transition including opportunities for growth, the importance of partnerships to enable and accelerate systems led decarbonisation, and tools such as the Climate Decisioning Framework and Carbon planner tool. It was noted that NatWest Group received a CDP A rating, for 2023, and was ranked third globally in The Autonomous Paris Readiness Index (APRI) in 2023. The Group Audit Committee and SBC held a joint session on financed emissions methodology.	The committee noted the progress on climate ambitions and encouraged the work to integrate climate into the wider bank strategy and support for customers. Continued challenges such as external dependencies beyond NatWest Group's control and management of risks were considered. The committee discussed the intention to refresh NatWest Group's climate ambition in the context of the UK's Seventh Carbon Budget, and in a way which is aligned with the wider strategy, developing regulation, and is simplified. The committee welcomed the strong focus on supporting customer transition and encouraged efforts to accelerate progress on the identified growth opportunities and leverage the breadth of activities underway. In relation to opportunities, the committee challenged the need to elevate the corporate narrative, strategic implications of being a UK bank, and encouraged management to consider further opportunities within Commercial Real Estate and Energy systems.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 111

Report of the Group Sustainable Banking Committee continued

Theme	Principal areas of committee focus	Outcomes
People, Culture and Learning	The committee had close oversight of the performance culture work, including implementing the bank's new performance management framework, Beyond, which was launched at the start of 2024. The committee noted positive feedback and engagement with colleagues and valued additional observations from the Colleague Advisory Panel. It also considered the work on leading and scaling experimentation to support data-led decision-making, and potential changes to simplify colleague frameworks. The committee discussed the approach to future skills, including developing deep skills intelligence to support customers and anticipate future skill requirements. The committee considered the results and insights from employee survey results specifically in relation to culture, inclusion, ethics and engagement. On behalf of the Board, the committee noted the approach taken to the development of workforce policies and practices.	The committee acknowledged the scale and significance of introducing the new performance management framework and supported work to track lessons learned, given it would take time to embed. The committee requested that additional updates on performance management are provided in 2025. The committee noted the importance of developing deep skills intelligence to support customers, execute on the strategy and adapt to wider changes in the workforce. Directors emphasised the need for communications on the future approach to emphasise empowerment of colleagues to drive their skills forward. It sought further demonstration of how the approach would be implemented. In order to simplify processes, it was agreed that SBC would no longer be required to have a formal role in remuneration governance decisions but could continue to be consulted if required.
Technology, data and innovation	Sessions focused on: data and automation; competitive threats and opportunities; artificial intelligence (AI); payments; innovation and partnerships; and emerging technology trends. Data is a key enabler to our strategy and SBC noted how the data strategy and target architecture will deliver value to customers, including personalisation, understanding consumer behaviour, and providing actionable insights to generate value. It was noted that Good Customer Outcome Monitoring data had been successfully implemented to support Consumer Duty, using a One Bank approach. Discussion was enhanced by the attendance of one of the bank's 'Distinguished Engineers'. Progress on the bank's AI adoption activity, strategic direction and ambition was discussed. The updates focused on: customer benefit; plans to scale use cases; delivery and adoption; emerging challenges; areas for transformational change; and ethics. Adrian Joseph OBE, a member of the Technology Advisory Board and data expert, provided an external perspective on data and AI. The committee received an update on payment technology strategy and target architecture to better understand how the multi-year transformation will ensure future resilience, regulatory compliance and lower costs through modernisation and simplification. The committee received an overview of how the enhanced innovation framework was embedding and innovation activity for the year. The committee considered the emerging technology trends which had the potential to be disruptive by 2030 or beyond, focusing on the continued development of artificial intelligence capabilities, including agents; new types of consumer devices; digital markets; and quantum computing.	The committee noted the technology, data and innovation focus areas and potential areas of benefit to our customers. The committee encouraged prioritisation, close management of funding, and taking an agile approach. They noted the importance of resource, ownership and governance. The committee requested plans to measure the pace and delivery of milestones to track progress on data strategy and architectural improvements. The committee discussed the potential of AI noting that balance would be required to ensure appropriate consideration of risk and controls whilst being able to target transformational opportunities and continued adoption at scale. The committee discussed NatWest Group's external approach to AI encouraging a proactive stance with regulators, investors and customers. In relation to payments, the committee acknowledged the challenges of disintermediation and complexity of infrastructure and discussed the steps being taken to address this. The committee agreed on the importance of monitoring future trends and requested a further update on NatWest Group's plans and peer action in respect of the potentially disruptive technology trends related to AI and agents, and new consumer devices. The committee also noted the opportunities presented by the work being undertaken by suppliers and vendors to enhance their AI capabilities.

Theme Principal areas of committee focus Outcomes Supporting long-term value creation The committee followed a framework to ensure that the items presented were aligned with long-term sustainable value creation. This included highlighting the benefits to the customer, NatWest Group’s position relative to peers, including what could be learned from peer approaches and other industries, and the specific actions or milestones required to deliver the required outcome. The committee supported the Board in overseeing work to evolve NatWest Group’s purpose prior to approval by Board. The committee discussed a pilot sought to develop thinking on sustainability topics and inform potential approaches to conducting materiality assessments. The pilot was supported by an external third party and was intended to build on our existing approach while also considering future reporting requirements. It also considered the implications for NatWest Group and the next steps required. SBC considered NatWest Group’s 8th Annual Modern Slavery & Human Trafficking Statement. The committee received a detailed update on Human Rights (including Salient Human Rights Issues) progress made in 2024 and the plan for 2025. The committee noted the progress on ESG ratings achieved by NatWest Group which included improved scores resulting from a combination of investor and rating agency dialogue, and enriched disclosures. SBC discussed the approach taken to embed ESG considerations within NatWest Group’s supply chain management processes. This included embedding the Supplier Charter and use of EcoVadis assessments, to improve understanding of suppliers’ impact on the end-to-end value chain. By ensuring that the updates presented followed the agreed framework, it allowed the committee to focus on long-term value creation. The committee provided detailed feedback on purpose proposals developed with internal and external stakeholders. In relation to the pilot that helped inform our thinking on future materiality assessments, the committee queried how the assessment would be used in practice to ensure it delivered value. The committee sought to understand how multiple competing regulatory approaches could be satisfied through future materiality assessments. The committee recommended NatWest Group’s 8th Annual Modern Slavery & Human Trafficking Statement to the Board for approval. Regarding the ESG ratings approach, SBC cautioned any over-simplification of its approach. Disclosure, transparency and granular detail were key requirements from investor discussions. In respect of the embedding of ESG considerations within NatWest Group’s supply chain management process, SBC stressed the importance of ensuring that the process did not discourage smaller businesses from providing services to NatWest Group. Report of the Group Sustainable Banking Committee continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 112

Directors’ remuneration report Dear Shareholder, On behalf of the Board, I am pleased to present the remuneration report for 2024. As part of this report, we have set out a new directors’ remuneration policy (the Policy). This is subject to approval from shareholders at the 2025 NatWest Group plc Annual General Meeting (AGM) and is intended to operate for three years. The report also details the remuneration decisions we made under the existing Policy for 2024 and how we intend to apply the new Policy in 2025. Revised remuneration policy for executive directors The current Policy has been in place since 2022, when NatWest Group introduced an annual bonus plan and a Restricted Share Plan (RSP), which brought us more in line with the market at the time, but resulted in less performance variability than a more typical long-term incentive arrangement. While the current Policy has worked well in supporting our transition to a more market-aligned construct, we believe that the new Policy must continue to evolve in order to support the business strategy by further strengthening the link between reward and performance. We have also been mindful that within the last 12 months there have been significant changes to the external regulatory, investor and market environment. In particular, the Group Performance and Remuneration Committee (the committee) notes the decision by the Prudential Regulation Authority (PRA) and Financial Conduct Authority (FCA) to remove the bonus cap, which provides greater flexibility to introduce higher leverage and set more stretching performance-based incentives. NatWest Group is now the only major UK bank operating a RSP as its long-term incentive (LTI). We are also the only major UK bank to operate on a 1:1 ratio between variable and fixed pay. We have listened very carefully to shareholders and other stakeholders to ensure that the new Policy brings our LTI construct in line with that of other UK banks, in a manner that is appropriate to our circumstances and strategic aims. In addition to external environment changes, we have a new Board Chair and a Group Chief Executive Officer (CEO) who has been in role for just over 18 months. We approach the future with optimism, confident we can build on our strong FY24 performance and shareholder returns. NatWest Group continues to be well positioned to create sustainable long-term growth and value for its shareholders. Members and attendance in 2024 Directors Scheduled meetings attended Lena Wilson (Chair) 5 of 5 Roisin Donnelly (Member since 1 September 2024) 2 of 2 Mark Seligman 5 of 5 Frank Dangeard 4 of 5 Mr Dangeard was unable to attend one scheduled meeting due to illness. In addition to the five scheduled meetings held, there were three ad hoc meetings. All directors eligible to attend ad hoc meetings were present at those meetings. Wider workforce highlights January 2024 – We launched Beyond, our new performance management framework, designed to foster a culture of high performance while enhancing colleague experience, and shifting the focus from pay decisions based on ratings to data-driven reward decisions. April 2024 – Nearly 95% of our junior UK colleagues (A and B grades) covered by our negotiated pay approach received a salary increase of at least 3.5%, with almost two-thirds receiving 5% or more. May 2024 – The first award under our Sharing in Success scheme was delivered, with a share award of £1,000 for all eligible employees (adjusted for local salary levels). From April 2025 onwards – Nearly 84% of our junior UK colleagues will receive a salary increase of at least 2%, and our UK starting salary will increase to £24,525 per annum, an uplift of 24% since September 2022, maintaining a competitive market position. – In May 2025, all eligible employees will receive a Sharing in Success award of £1,275 (adjusted for local salary levels), subject to shareholder approval of the recommended dividend. Contents NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 113 113 Chair’s introduction 117 Remuneration at a glance 121 The directors’ remuneration policy and wider workforce remuneration 133 Annual remuneration report

Directors’ remuneration report continued Stakeholder consultation on the changes We have built flexibility into the new Policy to respond to the expected changes the PRA and FCA have recently announced, as part of their joint consultation paper, to the PRA/FCA remuneration rules. Any material Taking into account all of these factors, we have designed a new Policy to support the delivery of our business strategy through the re-introduction of a Performance Share Plan (PSP), with a higher, but proportionate, degree of leverage. Summary of changes to the Policy We are proposing two key changes. Firstly, the RSP award, currently capped at 150% of salary, will be replaced by an annual PSP award, capped at 300% of salary. Performance measures, weightings and targets will be determined by the committee each year, with stretching targets, directly linked to the bank’s strategy, set to reflect the increased potential pay out under the PSP. Secondly, the annual bonus opportunity, currently 100% of salary, will be increased to 150% of salary. Performance targets will incorporate greater stretch above the target performance level, up to the maximum, to reflect the greater opportunity. Other key elements of the Policy, including the operation of the fixed share allowance, remain unchanged. Impact of the changes While the new Policy results in higher pay at maximum performance, pay only increases marginally at target performance, and importantly, at threshold (i.e. start to earn) pay will be lower than the current Policy for executive directors. When considering the new Policy, the committee was mindful that for the past decade NatWest Group has operated within a 1:1 variable to fixed construct. The PSP combined with annual bonus introduces greater leverage, creating a more performance-focused construct as part of this Policy renewal. Removal of the fixed share allowance was considered, however this would have required an even greater increase in variable pay opportunity in order to retain market positioning. Given the Group’s starting point on its variable to fixed pay ratio, the committee concluded that it was appropriate to retain the fixed share allowance for this Policy period, as it acts as a counterweight that ensures the overall package is not too highly leveraged. The continued delivery of the fixed share allowance in shares also ensures alignment with shareholder experience. The use of the fixed share allowance, and peer practice on pay, will continue to be kept under review. Timing of the changes In line with regulatory expectations, the first PSP awards will be made in March 2026, with the grant of awards being contingent on satisfactory performance under a ‘pre-grant test’ in the year to 31 December 2025. PSP scorecards will be finalised in 2025, and details of the measures will be disclosed in line with our strong track record for transparent and comprehensive annual bonus disclosure. Final RSP awards will be made in March 2025 following the FY24 annual results announcement. The new bonus opportunity will be effective for the year ending 31 December 2025. changes to the operation of the Policy to reflect such regulatory updates will remain consistent with UK market practice and investor requirements. We would also engage with key stakeholders before implementing such changes. The Board believes these Policy proposals support the next phase of our business strategy and a stronger performance culture by providing a more competitive package for our executive directors, which is an important factor in attracting and retaining highly talented individuals. The Board, therefore, recommends that shareholders vote in favour of the new Policy. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 114 We have consulted widely with our major stakeholders on the Policy proposals, with positive feedback received. Discussions centred on the business context for transitioning to a PSP and the importance of measuring performance against stretching targets. Further details of the consultations and discussions are on page 118. These proposed Policy changes align executive directors to the 2:1 variable to fixed pay ratio for our wider workforce, published in the 2023 Directors’ remuneration report. The committee remains of the view that this ratio is appropriate for our current circumstances as we transition towards a significantly more performance-focused pay model. Further details of the new Policy and why it is right for us are on page 118 to 120.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 115

Directors' remuneration report continued

Group remuneration outcomes for 2024

The current Policy operated as intended during 2024. A paper summarising the operation of the Policy is presented to the committee each year.

The assessment of performance against annual bonus scorecards resulted in a scorecard outcome of 77.9% for Group CEO, Paul Thwaite and 76.0% for Group Chief Financial Officer (CFO), Katie Murray. The committee considered the outcomes for Mr Thwaite and Ms Murray to be a fair reflection of performance and felt no further discretionary adjustments were required. Full details of the annual bonus can be found on pages 133 and 134.

Performance measures	Weighted outcome	
Financial (60%)	**50% out of 60%**	
Group RoTE (30%)		30.0%
Income growth (10%)		10.0%
Cost reduction (10%)		5.0%
CET1 (10%)		5.0%
Non-financial (35%)	**23.9% out of 35%**	
Climate (10%)		8.8%
Customer (10%)		4.7%
Purpose, culture and people (10%)		5.7%
Enterprise and capability (5%)		4.8%
Personal (5%)		
Group CEO		4.0%
Group CFO		3.0%
Pre application of risk modifier (0-100%)		
Group CEO		77.9%
Group CFO		76.9%
Post application of risk modifier (0-100%)		
Group CEO outcome		77.9%
Group CFO outcome		76.0%

Performance highlights

Income excluding notable items

2.2%

2023: 9.8%

Attributable profit

£4,519 million

2023: £4,394 million

RoTE

17.5%

2023: 17.8%

Climate and sustainable funding and financing[1]

£31.5 billion

2023: £29.3 billion

Shareholder returns through dividends and buybacks

£4.0 billion

2023: £3.6 billion

Grant of the 2025 RSP

The committee approved the grant of RSP awards for Mr Thwaite and Ms Murray at maximum level, as satisfactory performance had been achieved over 2024 in line with the current Policy. The vesting of the RSP awards will be subject to assessment against pre-determined criteria that consider whether sustainable performance has been delivered over the three-year performance period. Full details of the RSP performance assessment can be found on page 138.

Vesting of LTI awards granted in 2022

LTI awards were granted to Mr Thwaite and Ms Murray in March 2022, the final grant under our former Policy. As disclosed at the time, prior to the awards being granted, a reduction of 29.5% was applied to the maximum award as a result of the pre-grant performance assessment for 2021. In December 2024, the committee considered whether anything had come to light since the awards were granted which would change its original view of performance. Based on the pre-vest assessment, the committee concluded that a strong and sustainable level of performance had been achieved over the period and there had been no material deterioration in financial, customer, risk, culture or purpose-linked performance since grant. Therefore, no further adjustments were necessary under the pre-vest test. Full details can be found on pages 136 and 137.

Wider workforce

Following targeted action in 2023 to support our colleagues through the cost of living crisis, we continued to focus on rewarding colleagues in a fair, sustainable and transparent way during 2024. Our UK starting salary increased to £23,500 per

(1) Cumulative contribution of £93.4 billion towards £100 billion between 1 July 2021 and the end of 2025 target.

Directors’ remuneration report continued annum in April 2024, and nearly 95% of our junior UK colleagues (A and B grades) covered by our negotiated pay approach received a salary increase of at least 3.5%, with almost two-thirds receiving 5% or more. We will build on this in April 2025, continuing to focus on paying colleagues fairly, and further increasing our minimum rate of pay in the UK to £24,525 per annum. In December 2024, the committee agreed 2% salary increases would apply from 1 April 2025 for the Group CEO and Group CFO. This compares to an average salary increase for the global workforce at 3.3%. The first award under our Sharing in Success scheme for all colleagues was delivered in shares in May 2024, based on performance in 2023. The scheme is intended to drive a performance culture and further align colleagues with our strategic direction. For 2024, we measured success based on being brilliant for our customers, underpinned by financial performance, our approach to risk and delivering value for shareholders. Our fair pay approach NatWest Group has been an accredited Living Wage Employer in the UK since 2014 and sets pay levels above the real living wage rates. In 2023 we were certified as a Global living wage employer, recognising that our rates of pay for our colleagues outside the UK are at or above the living wage threshold as defined by the Fair Wage Network. We are currently going through the re-certification process. For full details of our fair pay approach see natwestgroup.com. The second award under the scheme will be granted in May 2025, with a share award of £1,275 to all eligible employees (adjusted for local salary levels of £725 for Poland and £465 for India), subject to shareholder approval of the recommended dividend at the 2025 NatWest Group plc AGM. Over 28,000 colleagues contribute to our Sharesave scheme each month, which is available to approximately 98% of colleagues, with participants across the UK and India currently eligible to participate in new Sharesave offers. It provides an opportunity for colleagues to align their interests with shareholders, with limited risk, and is particularly popular with colleagues at A-C grades. A range of support and financial education was provided throughout 2024 to colleagues, including guidance on becoming a shareholder. At the end of 2024, 59% of our colleagues were shareholders. Financial wellbeing remains important, and colleagues are supported with access to pension and protection products, as well as a comprehensive range of financial health initiatives. Bonus pool for the wider workforce The bonus pool is based on performance against a balanced scorecard of strategically important measures: financial performance; customer outcomes; people, culture and diversity; risk management; risk events; and progress against our climate and purpose ambitions. The committee agreed a 2024 bonus pool of £446.6 million for those colleagues eligible to receive an award. This is 25.4% higher than the 2023 bonus pool of £356.0 million. The bonus pool outturn for 2023 was reduced, reflecting the impact on shareholders due to missed guidance during the year. The increase in the bonus pool for 2024 reflects stronger business performance, including attributable profits of £4,519 million, strong share price performance and positive progress on our climate and enterprise goals. Pay gap reporting We are making good progress in building a diverse, equitable and inclusive workplace and the committee reviews gender and ethnicity pay gap outcomes on an annual basis. We are pleased to see continued improvement in a number of our pay gaps, especially NatWest Bank, our largest reporting entity. In addition to our mandatory gender pay gap disclosures, this is the seventh year we have published ethnicity pay gap information on a voluntary basis. We continue to disaggregate our ethnicity pay gaps to compare the average hourly pay of colleagues from ethnic minority groups to that of white colleagues. We are confident that our colleagues are paid fairly, and our policies and processes are kept under review to make sure this continues to be the case. Further details of our pay gap reporting can be found in the Strategic report and at natwestgroup.com. Looking ahead The committee understands that expectations in relation to oversight of remuneration continue to evolve, and we will remain focused on this, as well as how our strategy and purpose continue to be reflected in remuneration delivered to our colleagues in 2025. The committee is focused on ensuring a smooth transition to the new Policy, subject to approval at the 2025 NatWest Group plc AGM. Full details of the Policy are set out later in this report. The proposed changes set out in this letter are an important step in the evolution of the Policy, and I hope shareholders will vote for its approval. I am grateful for the support of our stakeholders throughout this process and would like to extend my thanks to my fellow committee members for their valuable contributions. Lena Wilson, CBE Chair of the Group Performance and Remuneration Committee 13 February 2025 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 116 To drive individual and organisational performance further, in 2024 we launched Beyond, our new performance management framework. Beyond is designed to foster a culture of high performance while enhancing the overall experience for our colleagues. We have encouraged the setting of more ambitious and personalised goals to drive performance and engagement, focused on improving the quality of performance discussions, and shifted the focus from pay decisions based on ratings to data-driven reward decisions. This approach was created after c.2,300 colleagues were involved in 13 experiments across the bank in making pay decisions without performance ratings. Further details of Beyond can be found in Our colleagues section on page 38 in the Strategic report. Wider workforce considerations remained a focus of the committee throughout 2024. It is imperative for us to continue to monitor and discuss colleague sentiment with regard to both performance and pay matters. I attended the Colleague Advisory Panel (CAP) in May 2024 to discuss colleague remuneration and benefits, as well as our approach to executive pay and its link to our strategy and purpose. These ongoing two-way discussions with colleagues are a valuable tool to deepen our understanding of colleague views and also to explain the alignment between our executive director and wider workforce pay policies. More details of our work with the CAP are on page 131.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 117

Remuneration at a glance

Executive director remuneration outcomes (£000's)

		Paul Thwaite					Katie Murray				
		Fixed pay	Bonus	RSP/LTI	Other benefits	**Total**	Fixed pay	Bonus	RSP/LTI	Other benefits	**Total**
Pay outcomes	Awarded for 2024	2,474	890	1,713	–	**5,077**	1,697	599	1,182	–	**3,477**
	Single figure 2024	2,474	890	1,572	1	**4,936**	1,697	599	2,224	1	**4,520**

Fixed pay | Annual bonus | RSP award | 2022 LTI | Other benefits

	Fixed pay (£000's)	2024 Annual bonus	2024 RSP pre-grant	2022 LTI vesting
Paul Thwaite	**2,474**		**150%** of salary to be granted in March 2025	
Katie Murray	**1,697**		**150%** of salary to be granted in March 2025	

Post risk modifier
77.9% of max
Scorecard assessment
50.0%
83% of max
23.9%
68% of max
4.0%
80% of max
77.9% of max
Maximum
60%
35%
5%
Financial
Strategic
Personal

£1,060k
Maximum
70.5% of max, £747k
Following pre-grant test
70.5% of max, £747k
Following pre-vest test
£1,572k
Vesting value (including share price movement)

Post risk modifier
76.0% of max
Scorecard assessment
50.0%
83% of max
23.9%
68% of max
3.0%
60% of max
76.9% of max
Maximum
60%
35%
5%
Financial
Strategic
Personal

£1,500k
Maximum
70.5% of max, £1,058k
Following pre-grant test
70.5% of max, £1,058k
Following pre-vest test
£2,224k
Vesting value (including share price movement)

The maximum bonus award was based on 100% of salary earned over 2024. This equated to £1,142k for Mr Thwaite and £788k for Ms Murray. The assessment of performance against their annual bonus scorecards resulted in a scorecard outcome of 77.9% of maximum for Mr Thwaite and 76.0% of maximum for Ms Murray.

The committee considered the outcomes to be a fair reflection of performance and agreed that no further discretionary adjustments were required. See pages 133 and 134 for more details.

Awards levels reflect Group and individual performance in 2024 and will be subject to a pre-vesting assessment. Awards are delivered in shares to align with long-term performance and shareholder interests.

See page 138 for further details of the pre-grant and pre-vest performance.

Prior to the awards being granted to Mr Thwaite and Ms Murray, a reduction of 29.5% was applied as a result of the pre-grant performance assessment over 2021, which included an adjustment to mirror the downward adjustment to the 2021 bonus pool for the fine imposed on NatWest Bank Plc in 2021 for breaches of the Money Laundering Regulations 2007 between 2012 and 2016, and the investigation of financial crime remediation.

In December 2024, after considering whether anything had come to light since the grant which would change the original view of performance, no adjustment was proposed. Vesting value reflects an increase in share price over the period. See page 137 for more details.

Q. What are the key changes proposed from the last Policy? Remuneration at a glance continued 2025 Directors’ remuneration policy – Listening to our shareholders A. We are proposing two key changes: – Firstly, the RSP award, currently capped at 150% of salary, will be replaced by an annual PSP award, capped at 300% of salary. Performance measures, weightings and targets will be determined by the committee each year, with stretching targets, directly linked to the bank’s strategy, set to reflect the increased potential pay out under the PSP. – Secondly, the annual bonus opportunity, currently 100% of salary, will be increased to 150% of salary. Performance targets will incorporate greater stretch above the target performance level, up to the maximum, to reflect the greater opportunity. Q. Why are we changing our Policy after one cycle? A. While our current policy supported our transition to a more market-aligned construct, we are fostering a stronger performance culture and need our Policy to evolve in order to support the business strategy. For executive directors we want to introduce more performance-based variability of pay outcomes, creating further alignment between executive pay and the long-term value created for our shareholders. Q. Why are we increasing variable pay? A. While the new Policy results in higher pay at maximum performance, pay only increases marginally at target performance and, crucially, there is lower pay for executive directors at threshold incentive payment levels. Nearly all the increased leverage is achieved through the move from RSP to PSP which brings significant downside risk alongside potential upside. The modest increase to variable remuneration at target (equivalent to 25% of salary), through the increased annual bonus opportunity, provides a stronger link to the achievement of stretching business targets linked to our strategy. The annual bonus opportunity was set at a conservative level when introduced in 2022, noting that no annual bonus plan had been operated for many years. As this plan has now been established for three years and is working well with robust targets and a good link of pay outs to performance, we are comfortable to make this increase without driving additional risk-taking. These proposals support the next phase of our business strategy and a stronger performance culture by providing a more competitive package to our executive directors, which is an important factor in attracting and retaining highly talented individuals. In determining the appropriate positioning of variable pay, we also noted that the current package remained behind our main UK banking peers and we are comfortable that the proposed package is appropriate within the context of our FTSE and banking peers. Engagement with stakeholders on remuneration Every year we undertake an engagement programme with major shareholders and other stakeholders before the committee makes final decisions on pay awards. In late 2024, we engaged with a number of institutional shareholders, proxy advisers and the UK regulators to discuss our approach to remuneration for the 2025 performance year and our proposed Policy amendments for executive directors ahead of the next triennial vote on the Policy by shareholders in 2025. On the whole, feedback received on the Policy proposals was overwhelmingly positive, with shareholders understanding the business context for moving to a PSP construct, as set out in the Chair’s letter at the front of this report. In addition, common areas of discussion were expectations regarding the use of stretching, quantifiable targets to incentivise outperformance; the transparent disclosure of such targets; and the bank’s rationale for not re-balancing the fixed share allowance following the introduction of the more leveraged PSP. Our responses to the most commonly raised questions from this consultation are set out to the right and on the next page. Shareholders play a vital role in helping us develop remuneration practices that meet the needs of all our stakeholders, and we are grateful for their involvement in this year’s consultation. In addition to the above discussions, we also held two virtual shareholder events with retail shareholders (including colleague shareholders) in 2024 to ensure we heard from the wider shareholder base on matters of importance. During the events, shareholders raised questions on new digital skills colleagues will need and the impact of Artificial Intelligence; the importance of the leadership skills in our executive directors; and also on our strategy for attracting, retaining and developing future talent. Further shareholder events are planned for 2025. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 118 A summary of the new Policy can be found on page 120, followed by the main Policy tables which set out full details.

Remuneration at a glance continued Q. How will we respond to any changes the PRA and FCA may announce to the remuneration rules? Q. What are the measures and weightings for our annual bonus and PSP? Q. What will the Relative Total Shareholder Return (TSR) peer group look like? A. When designing the Policy, we have been mindful of the proposed changes published by the PRA and FCA in November 2024. While the changes that are being proposed remain in consultation, the committee is aware that during the life of the Policy there is likely to be a degree of change which, in general, will provide less onerous requirements in certain areas. The Policy has been designed in such a way as to allow the committee to operate it under a less stringent regulatory regime, while also still ensuring that the operation of the Policy aligns with market best practice for FTSE listed companies. Any changes to the operation of the Policy, following any regulatory changes being finalised, will be fully disclosed as part of our reporting on the implementation of Policy. A. For the bonus and PSP for performance year 2025, the measures will be split 60% financial, 40% non-financial. The balance between financial and non-financial is representative of business strategy and our priorities, and is aligned to market practice in the UK banking sector. It also recognises the expectation of the UK regulators that remuneration contains a significant element of non-financial performance. The proposed non-financial measures are clearly aligned to the interests of stakeholders and our strategy and form the bedrock of delivering long-term sustainable value creation to shareholders. The tables on the next page give a breakdown of the planned weighting of metrics. Both the risk modifier for the annual bonus and the risk and conduct underpin for the PSP have the ability to reduce the annual bonus and PSP outcome to zero where deemed appropriate. A. Following extensive analysis of appropriate peers, we have agreed that TSR performance will be measured against a peer group of large UK and Western European banks. The peer group will include the three other major UK listed retail banks (HSBC, Barclays and Lloyds) and in Europe there is a balance across the market with a broad footprint across the main markets. It is currently anticipated that the TSR comparator group will comprise around 18 constituents. Our analysis concluded that this is the most appropriate approach, recognising our business mix and taking into account that a UK-only group would not be large enough. While the peer group has been agreed in principle, the final group will be confirmed shortly before the PSP awards are made in order to ensure that they remain relevant and appropriate. Q. Given that the limits on fixed to variable remuneration have been removed, why are we retaining the fixed share allowance? A. We are aware that other UK banking peers may change the balance of their packages in response to the bonus cap removal. While peer practice is one factor that we consider, we do not believe this would be appropriate for us at this time. Removal of the fixed share allowance was considered; however, this would have required an even greater increase in variable pay opportunity in order to retain market positioning. Given our starting point on variable to fixed pay ratio, the committee concluded that it was appropriate to retain the fixed share allowance for this Policy period, as it acts as a counterweight that ensures the overall package is not too highly leveraged. The continued delivery of the fixed share allowance in shares also ensures alignment with shareholder experience. The use of the fixed share allowance, and peer practice on pay, will be kept under review. Q. Why is the first grant under the PSP being made in 2026 rather than 2025? A. All changes to the Policy will apply to performance year 2025 awards, which will be granted in March 2026. This is in line with regulatory expectations, with the grant of PSP awards contingent on satisfactory performance as assessed with reference to a pre-grant test in respect of performance in 2025. This approach aligns with our historic practice and market practice for our sector. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 119

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 120

Remuneration at a glance continued

Summary of Policy including key changes if approved by shareholders at the 2025 NatWest Group plc AGM (changes in bold)

Key elements	Performance year	Variable pay grant year / Years +1 +2 +3 +4 +5 +6 +7 +8 +9 +10	Summary of Policy and proposed changes for 2025
Base salary	Paid over performance year		Any future salary increases will take in-role performance into account and will be considered against peer companies. Increases will normally not be greater than the average rate of salary increase for NatWest Group employees over the period of the Policy, other than in exceptional circumstances such as material change in the executive director's role.
Pension	Paid over performance year		The pension allowance rates for executive directors are aligned with the rate applicable to the majority of the wider workforce (currently at 10% of base salary).
Benefits	Paid over performance year		Standard level of benefit funding, currently set at £26,250. Other benefits can be paid within the terms of the Policy.
Fixed Share Allowance	Paid over performance year	20% 20% 20% 20% 20% Released in equal tranches over a five-year period	An award of shares with an annual value of up to 100% of base salary at the time of award. Shares released over five years. Payable broadly in arrears over the performance year, currently in four instalments per year.
Sharing in Success		100% shares Paid upfront	**Maximum award:** £1,500 per colleague. **Operation:** Subject to performance criteria being met, awards will be delivered in shares.
Bonus	Performance year	50% cash 50% shares 50% Paid upfront; Share element subject to 12 months' retention period	**Maximum award:** Until 2024 – 100% of salary. From 2025 – **150% of salary**. **Operation:** Awarded upfront with a 50/50 split of cash and shares. Based on a weighted scorecard of measures, as set out below for performance year 2025. A downwards risk modifier also applies.

Financial metrics	Weighting	Non-financial metrics	Weighting
Group RoTE[3]	25%	Customer	20%
Attributable profit	25%	Colleague	10%
Group operating expenses, excluding litigation and conduct costs	10%	Simplification	10%
Total	**60%**	**Total**	**40%**

Key elements	Performance year	Variable pay grant year / Years +1 +2 +3 +4 +5 +6 +7 +8 +9 +10	Summary of Policy and proposed changes for 2025
Performance Share Plan [1]	Granted provided satisfactory performance over year	After three years, performance assessed against a challenging scorecard of metrics 20% 20% / 20% 20% / 20% 20% / 20% 20% / 20% 20% Vests pro-rata over years 3-7, subject to 12 months' retention period[2].	**Maximum award: 300% of salary**. **Operation: Delivered in shares. Subject to satisfactory performance pre-grant, and after three years' performance is assessed against a challenging pre-determined scorecard of metrics pre-vesting.** **Metrics: Includes a mix of financial (minimum of 50%) and non-financial measures, as set out below for performance year 2025.[1] A risk and conduct underpin also applies.**

Financial metrics	Expected weighting	Non-financial metrics	Expected weighting
Group RoTE[3]	30%	Strategic measures	25%
Relative TSR	30%	Sustainability[4]	15%
Total	**60%**	**Total**	**40%**

Key elements	Performance year	Variable pay grant year / Years +1 +2 +3 +4 +5 +6 +7 +8 +9 +10	Summary of Policy and proposed changes for 2025
Share ownership		Ongoing	**Group CEO:** 500% of salary. **Group CFO:** 300% of salary. On leaving, requirement to hold shares of a value equal to the lower of the shareholding requirement immediately prior to departure or the actual shareholding on departure, for a period of two years.
Malus and clawback		Subject to malus provisions prior to vesting. Subject to clawback provisions for seven years from grant Clawback extended to 10 years in certain circumstances	Any variable pay awarded is subject to malus provisions prior to vesting, and clawback provisions in line with regulations – currently seven (and potentially up to 10) years from the date of award. See page 132 for further details.

(1) For performance year 2024, the RSP will remain. The PSP will only apply from performance year 2025 pending shareholder approval. As the first grant of the PSP is in March 2026, the weightings and detail of the measures are illustrative.
(2) Subject to any changes in regulations.
(3) RoTE will be subject to CET1 remaining within our externally guided range of 13-14%, with allowance given for the impact of certain strategic choices where appropriate.
(4) Sustainability metric includes Climate targets.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 121

The directors' remuneration policy (the Policy)

Subject to approval from shareholders, the new Policy set out below will be effective from the date of the 2025 NatWest Group plc AGM. It will apply for a period of three years, until the date of the 2028 NatWest Group plc AGM, unless a revised Policy is approved by shareholders before then. The Policy is also available under the Governance section of natwestgroup.com, along with the full terms of reference of the Group Performance and Remuneration Committee.

References contained within this Policy and its operation are on the basis of current regulatory requirements at the time of publication. Following the publication in November 2024 of the PRA's outstanding consultation paper CP16/24 – 'Remuneration reform', setting out proposed changes to the remuneration regulations for PRA regulated firms – it is foreseen that a number of changes to the regulatory requirements will be made which will take effect following the start of the Policy. There is flexibility within the operation of the Policy to adapt to any changes to the regulatory requirements and the committee will disclose its planned implementation of the Policy after the final regulations are known.

Fixed pay for executive directors

Purpose and link to strategy	Operation	Maximum potential value
Base salary Providing fair levels of base salary and other elements of pay supports the recruitment and retention of high-calibre executives to develop and deliver strategic priorities. Base salary is set at a competitive level to avoid undue reliance on variable pay. This helps to discourage excessive risk-taking.	Base salary is paid monthly in cash and reviewed annually. Rates are determined based on the individual's role, skills and experience and are benchmarked against market practice. We use a peer group, which includes comparable roles in other financial services groups of a similar size, to determine the appropriate level of base salary. We amend this peer group from time to time to ensure it remains relevant.	Any future salary increases will take in-role performance into account and will be considered against peer companies. Increases will normally not be greater than the average rate of salary increase for NatWest Group employees over the period of the Policy, other than in exceptional circumstances such as a material change in the executive director's role.
Fixed share allowance Additional fixed pay that reflects the skills and experience required and the complexities and responsibilities of the role. It also supports the delivery of a balanced remuneration policy offering a suitable mix of fixed and variable pay. Delivery in shares provides strong alignment between the interests of executives and shareholders.	This is a fixed allowance usually paid in shares, quarterly in arrears. Shares vest immediately subject to any deductions required for tax purposes. A retention period applies such that shares are released 20% annually, in five equal tranches, on a pro-rata basis over one to five years from the date of award.[1] The committee may alter the frequency of release of the shares at their discretion. As shares are held beneficially, the directors will be entitled to any dividends paid on those shares. The fixed share allowance is not pensionable and no performance conditions apply.	An award of shares with an annual value of up to 100% of base salary at the time of award.
Benefits Providing a range of flexible and market competitive benefits that employees value helps them perform their duties effectively.	Executive directors can select from a range of standard benefits including a company car, private medical cover, life assurance and critical illness insurance. Executive directors are also entitled to travel assistance connected with company business including the use of a car and driver. NatWest Group will meet the cost of any tax due on this benefit. On rare occasions when executive directors are accompanied by their spouse or partner to business events, NatWest Group may also meet the costs and any associated tax liability. NatWest Group may offer further benefits including, but not limited to, relocation assistance in line with market practice. We may also put in place certain security arrangements for executive directors when that is deemed appropriate and meet the cost of any tax due on these benefits.	A set level of funding for standard benefits. The maximum potential value of benefits will depend on the type of benefit and the cost of providing it, which will vary according to market rates.
Pension Encouraging planning for retirement and long-term savings.	This involves the provision of a monthly pension allowance paid in cash and based on a percentage of salary. Recipients can use the cash to participate in a defined contribution pension scheme.	The pension allowance rates for executive directors are aligned with the rate applicable to the majority of the wider workforce (currently 10% of base salary).

(1) If regulatory requirements emerge that prohibit allowances from being delivered in shares, then NatWest Group reserves the right to provide the value of the allowance in cash in order to ensure compliance with such requirements.

The directors’ remuneration policy and wider workforce remuneration continued Variable pay for executive directors Purpose and link to strategy Operation Maximum potential value Performance assessment Annual bonus To support a culture where individuals are rewarded for the delivery of superior performance, taking into account NatWest Group’s strategic objectives and purpose. Performance is assessed on a range of financial and non-financial measures that encourage long-term value creation for shareholders. Alignment with shareholders is further enhanced through the payment of part of the annual bonus in shares, with a holding period. Awards are subject to malus and clawback provisions to support long-term decision-making. Annual bonus awards will operate as follows: – performance will be assessed against a balanced scorecard of measures to determine the value of any award for a particular year; – awards will be delivered in a mix of cash and shares, taking into account regulatory requirements, currently 50% in shares and 50% in cash; – awards will be paid in combination with long-term incentive awards to meet or exceed the deferral period for variable pay in order to comply with regulatory requirements; – a post-vesting retention period may apply to the amount delivered in shares in line with regulations (currently 12 months); and – malus provisions apply prior to vesting, and clawback provisions apply in line with regulations – currently seven (and potentially up to 10) years from the date of award. To determine the number of shares in the bonus element that is payable in shares, we may base the calculation on a share price that is discounted to reflect the absence of the right to receive dividends or equivalents during the vesting period. The discounted share price will be calculated with reference to estimated ordinary dividend yields based on market consensus and the length of the vesting period. If regulations permit the use of dividend equivalents in future, awards may be eligible to receive dividend equivalents instead. The maximum value of annual bonus awards will be set at 150% of earned salary for executive directors. The level of the award to be paid will normally vest on a straight-line basis between 10% of maximum for threshold performance, 50% of maximum for target performance and 100% of maximum opportunity for each scorecard measure. The committee will set and assess performance against the scorecard with weightings that apply to each category, with threshold, target and stretch performance hurdles clearly defined to the extent possible. The measures, targets and weightings will reflect NatWest Group’s strategic priorities for the year and align with our purpose. Financial measures will account for at least 50% of the annual bonus opportunity. Following the end of the performance year, the committee will determine performance against the targets set. The out-turn will be calculated on a straight-line basis wherever possible (and in all cases where measures are quantifiable). The committee has discretion to vary the performance measures and weightings applying to in-year bonuses in exceptional circumstances. In the event that this discretion is operated, this will be explained in the next Directors’ remuneration report. A risk modifier will also apply to the scorecard outcome, enabling risk performance to be assessed and awards reduced, potentially to zero. As well as the application of the risk modifier, the committee also has discretion to determine the appropriate bonus outcome when the assessment of performance against the formulaic measures and targets would drive an unrepresentative outcome or when it is necessary to consider strategic, economic, or societal impacts that were not or could not have been accounted for at the point of agreeing the bonus scorecard. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 122

The directors’ remuneration policy and wider workforce remuneration continued Variable pay for executive directors continued Purpose and link to strategy Operation Maximum potential value Performance assessment PSP awards The Performance Share Plan (PSP) is designed to support the execution of the strategy and deliver strong performance over a multi-year period. Stretching performance conditions, coupled with the underlying delivery of all PSP awards in shares, with payments deferred over several years, creates a strong alignment with shareholders over the long term. Awards are subject to malus and clawback provisions to discourage excessive risk-taking to support long-term decision-making. PSP awards will be granted from 2026 under the Employee Share Plan approved by shareholders at the 2024 NatWest Group plc AGM. PSP awards will operate as follows: – a PSP award will be granted provided satisfactory performance has been achieved in the prior year (‘pre-grant test’). The pre-grant test will be assessed using the performance management process that applies to employees across the bank; – PSP awards will be assessed against a range of pre-determined performance criteria, following a three-year performance period, to determine the extent to which they will vest; – subject to the assessment of performance conditions, awards will vest in combination with annual bonus awards to meet or exceed any minimum expected deferral period for variable pay under UK regulatory requirements (currently between years three to seven after grant); – a post-vesting retention period may apply to the shares issued on vesting taking into account UK regulatory requirements (currently 12 months in combination with deferred vesting); and – malus can be applied prior to vesting and clawback provisions apply in line with regulations, currently for seven (and potentially up to 10) years from the date of award. Awards will be subject to any other terms regulators require from time to time. To determine the number of shares comprising an award we may use a share price that is discounted to reflect the absence of the right to receive dividends or equivalents during the vesting period. The discounted share price will be calculated with reference to estimated ordinary dividend yields based on market consensus and the length of the vesting period. If regulations permit the use of dividend equivalents in future, awards may be eligible to receive dividend equivalents instead. The maximum value of PSP awards will be set at 300% of earned salary. A PSP award will be granted provided performance over the prior year is considered by the committee to be satisfactory, when assessed using our performance management processes. Awards will be subject to forward-looking performance conditions measured over three years commencing in the year that the award is made. The performance conditions will include a mix of financial (which can include relative total shareholder return (TSR)) and non-financial measures. A minimum of 50% of the award will be subject to financial performance conditions. Under each component of the performance scorecard, the portion of the relevant award that will vest will normally be between 25% and 100%, measured on a straight-line basis for performance between threshold and maximum. At the time of vesting, a risk and conduct underpin will also apply, to determine if there has been any material deterioration or a serious conduct/reputational issue that may warrant a downwards adjustment, potentially to zero. The committee will retain the discretion to adjust the final vesting outcome based on any strategic, stakeholder or external factors that are deemed appropriate. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 123

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 124

The directors' remuneration policy and wider workforce remuneration continued

Other elements of the Policy for executive directors

Purpose and link to strategy	Operation	Maximum potential value
Shareholding requirements Executive directors must build and continue to hold a significant shareholding both during and after employment. This helps to further align their interests with returns to shareholders over the long term.	Shares held outright qualify towards the shareholding requirement. Unvested share awards count on a net-of-tax basis towards the shareholding requirement once performance conditions have been assessed. When any applicable retention periods have passed, executive directors can dispose of up to 25% of the net-of-tax shares received ('25% shares'). Any shares purchased voluntarily will count towards the requirement but are excluded from the restriction on sale. On leaving, executive directors are required to hold shares of a value equal to the lower of their shareholding requirement immediately prior to departure and the actual shareholding on departure, for a period of two years. The requirement includes vested and unvested shares that have been assessed for performance, but shares purchased voluntarily are excluded from the post-employment shareholding requirement. A fixed number of shares for the post-employment requirement will be determined at the date of departure. Procedures are in place to help enforce the shareholding requirements, both during and after employment. Executive directors are required to agree to be bound by the terms of the requirements and to use prescribed nominee accounts to hold shares subject to restrictions. In order that executive directors can engage in structured, regular share dealing activity, the bank may offer them an annual opportunity to enter into a trading plan in respect of those vested shares which are free from retention requirements. Such trading plans allow executive directors to sell such shares via a broker, on a non-discretionary basis, to assist with cash flow and diversification of their portfolio. Executive directors would only be able to enter into a trading plan with regard to any 25% shares they hold at the date they enter into the plan.	Minimum target requirement: Group CEO – 500% of salary. Group CFO – 300% of salary.
Employee share plans and other all-employee arrangements Providing an opportunity for executive directors to acquire shares in the company on a consistent basis to the schemes offered to UK employees. This helps to further align their interests with returns to shareholders over the long term.	Executive directors may participate in any all-employee share plans operated by NatWest Group on the same basis as other eligible employees. NatWest Group currently operates two voluntary all-employee share plans providing an opportunity for eligible colleagues to contribute from their salary and acquire shares. In the UK, this currently includes: – the Sharesave plan, where monthly savings over a fixed period may be used to purchase shares at an agreed option price; and – the Buy As You Earn plan, where shares can be purchased from pre-tax salary. The above all-employee share plans are not subject to performance conditions in line with legislative requirements. NatWest Group also provides the opportunity for all eligible employees to receive a Sharing in Success award of shares, subject to the achievement of specific goals connected to bank strategy. Executive directors receive the same level of award as all other employees.	In the case of the voluntary all-employee share plans, the maximum potential value is determined with reference to the statutory limits that are imposed by HMRC in the UK or the limits under the relevant share plan rules. The maximum level of Sharing in Success award is currently £1,500 per annum for all employees, including executive directors, or such other level as the committee may determine from time to time.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 125

The directors' remuneration policy and wider workforce remuneration continued

Other elements of the Policy for executive directors continued

Purpose and link to strategy	Operation	Maximum potential value
Legacy arrangements To ensure NatWest Group can continue to honour payments due to executive directors.	In approving this Policy, authority is given to honour any previous commitments or arrangements entered into with current or former executive directors. This includes any share awards granted under the 2014 Employee Share Plan. For the avoidance of doubt, all outstanding long-term incentive (LTI) awards or Restricted Share Plan (RSP) awards granted under previous policies will continue to vest subject to the terms agreed at the time of grant. Authority is also given to honour arrangements agreed with an employee prior to appointment as an executive director that may have different terms or performance conditions.	In line with existing commitments and arrangements.

Remuneration for the Chair and non-executive directors

Purpose and link to strategy	Operation	Potential value
Fees Competitive fixed remuneration that reflects the skills, experience and time commitment required for the role. Fees are set at an appropriate level to attract individuals with the attributes needed to oversee the Board's strategy. A portion of fees is paid in cash and used to acquire shares, in line with our shareholding policy, with the objective of aligning the interests of the Chair and non-executive directors, over their respective tenures, with the interests of shareholders.	Fees are normally paid monthly in cash, with a portion of the net monthly fee being retained by the Company and used to purchase shares every quarter. The Board retains discretion to pay fees in cash, shares or a combination of the two. The level of remuneration reflects the responsibility and time commitment required, and the level of fees paid to non-executive directors of comparable major UK companies. We review fees regularly, and the Board may choose to apply an increase within the limits of the Policy on an annual or less frequent basis. The Chair receives an all-inclusive fee. Non-executive directors receive a basic Board fee with additional payments when serving as a member or chair of a Board committee or performing an additional role such as the Senior Independent Director. Non-executive directors may also receive fees as directors of subsidiary companies. No variable pay is provided, enabling the Chair and non-executive directors to maintain appropriate independence, focus on long-term decision-making and constructively challenge the performance of the executive directors and wider management. Additional fees may be payable in exceptional circumstances, including, but not limited to, situations where there has been an unusually heavy time commitment for a particular period.	Any increase to fees will not normally be greater than the average inflation rate or rate of salary increases for the wider workforce over the period of the new Policy. However, we take into account that any change in responsibilities, role or time commitment may merit a larger increase. The Chair is required to build towards a shareholding equivalent to four times the basic Board fee for non-executive directors, and for non-executive directors the target is one times the basic annual Board fee. For non-executive directors the portion of the net monthly fee retained to purchase shares is 25%, and for the Chair it is 10%, until the target shareholding is met. Once the target is achieved, monthly deductions and quarterly purchases will continue at a reduced percentage of net monthly fees (10% for non-executive directors and 5% for the Chair). The shares purchased under the shareholding policy are held in a nominee account with dividends reinvested and shares retained until the director steps down from the Board.

The directors’ remuneration policy and wider workforce remuneration continued Other policy elements for directors Provisions Operation Recruitment policy Our boardroom inclusion policy is in place to ensure that NatWest Group can attract, motivate and retain the best talent and avoid limiting potential caused by bias, prejudice or discrimination. When recruiting new executive directors, the Policy aims to be competitive and to structure pay in line with the framework applicable to current directors (as stated in the tables above), while recognising that adjustment to quantum may be necessary to secure the preferred candidate. A buyout policy exists to replace awards forfeited or payments forgone, which is in line with regulatory requirements. The committee will minimise buyouts wherever possible and ensure they are no more generous than, and on similar terms to, the original awards or payments they are replacing. No sign-on awards will be offered on joining. Any awards granted following recruitment may be made under such NatWest Group employee share plans as are in place from time to time or otherwise in accordance with the relevant provisions in the Listing Rules. Notice and termination provisions Executive directors Executive directors’ contracts are typically permanent and there is no fixed duration, and, as set out in our executive directors’ service agreements, each party is required to give 12 months’ notice to the other party to terminate the employment. The committee will ensure that any proposals relating to termination payments recognise that failure is not rewarded. There are no pre-determined provisions for compensation on termination. There is discretion for NatWest Group to make a payment in lieu of notice (based on salary only) which is released in monthly instalments. The executive director must take all reasonable steps to find alternative work and any remaining instalments will be reduced as appropriate to offset income from any such work. Chair and non-executive directors Instead of service contracts, the Chair and the non-executive directors have letters of appointment that reflect their responsibilities and time commitments. There are no notice periods and we will pay no compensation in the event of termination, other than standard payments for the period served up to the termination date. Under the Board appointment policy, non-executive directors are appointed for an initial term of three years, subject to annual re-election by shareholders. At the end of this initial term, a further three-year term may be agreed. Non-executive directors may be invited to serve beyond six years, typically up to a maximum tenure of nine years. In the event of any non-executive directors being invited to extend their tenure beyond nine years, the rationale for any such extension would be explained in NatWest Group plc Annual Report and Accounts for the year in question. The Chair is not subject to the Board appointment policy but is subject to the UK Corporate Governance Code’s requirements relating to the maximum nine-year tenure period for chairs. All directors stand for annual election or re-election by shareholders at the NatWest Group plc AGM. All director appointment dates are detailed in the Our Board section of the Corporate governance report. Benefits Providing a level of benefits in line with market practice. The Chair and non-executive directors are entitled to travel assistance connected with Company business, including the use of a car and driver, where deemed appropriate. Where this is a taxable benefit for the recipient, NatWest Group will meet the cost of any tax due on the benefit. On rare occasions when directors are accompanied by their spouse or partner to business events, NatWest Group may also meet the costs and any associated tax liability. We may also offer other benefits in line with market practice. In line with our hybrid working model NatWest Group may provide assistance in meeting reasonable costs to support the Chair and non-executive directors in the effective undertaking of their roles from different locations. If additional tax liabilities arise from this practice, NatWest Group will also meet these costs when deemed appropriate. The Chair is entitled to private medical cover and life insurance. Reasonable expenses incurred in connection with the performance of duties will also be reimbursed. The value of the private medical and life insurance cover provided to the Chair as well as other benefits provided under the Policy will be in line with market rates. Remuneration for the Chair and non-executive directors continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 126

The directors’ remuneration policy and wider workforce remuneration continued Other Policy elements for directors continued Provisions Operation Treatment of outstanding bonus and share plan awards on termination On termination, we will treat awards in accordance with the relevant plan rules or other terms on which they were granted. Individuals will only qualify for ‘good leaver’ treatment if they leave due to ill-health, injury, disability, death, retirement (as agreed with NatWest Group), redundancy, the employing company ceasing to be a member of NatWest Group, transfer of the employing business, or any other reason if, and to the extent, the committee decides in any case. Malus and clawback provisions will continue to apply to all leavers and could be used to adjust awards if subsequent issues relating to executive directors’ performance become known. In the event of a change of control, outstanding awards will be treated in line with the provisions of the relevant plan rules, as approved by shareholders. Fixed share allowances Accrued fixed share allowance shares will continue to be released over the applicable retention period helping to ensure that former executive directors maintain an appropriate interest in shares. In all leaver circumstances, executive directors will continue to be eligible to receive a pro-rated fixed share allowance to reflect the period up to and including the termination date. Annual bonus awards Bonus awards will not usually be made in the final year of employment unless the termination is for one of the specified ‘good leaver’ reasons, in which case a bonus may be payable on a pro-rata basis for the year in which an executive director leaves. Bonus awards will remain subject to the achievement of the performance measures assessed at the year end. Bonuses would continue to be paid in cash and shares. Any deferred bonus awards that are unvested will normally lapse on leaving unless good leaver circumstances apply, in which case the awards will normally continue to vest on the original vesting dates. PSP and RSP awards Unvested PSP and RSP awards normally lapse in full on leaving unless the termination is for one of the specified ‘good leaver’ reasons. Unvested PSP and RSP awards held by good leavers will normally vest on the original vesting dates, subject to the applicable performance conditions being met and the rules of the relevant plan, including pro-rating for time served (unless the committee exercises discretion to disapply such pro-rating). Individuals under notice will not be eligible to be considered for a PSP award in respect of the final year of employment, even if they are considered good leavers. No further RSP awards will be granted to executive directors following the approval of the Policy by shareholders at the 2025 NatWest Group plc AGM. Contractual provisions Executive director service agreements include standard clauses covering remuneration arrangements and discretionary incentive plans (as set out in this report). The agreements also reference: reimbursement of reasonable out-of-pocket expenses; annual leave; redundancy terms and sickness absence; the performance review process; directors’ and officers’ insurance; the disciplinary procedure; and potential for dismissal in the event of personal underperformance or breaches of NatWest Group’s policies. The committee retains the discretion to make payments (including but not limited to professional and outplacement fees) to: facilitate smooth handovers; mitigate against legal claims; and/or procure reasonable assistance with investigations or claims. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 127

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 128

The directors' remuneration policy and wider workforce remuneration continued

Summary of proposed changes for executive directors

Under the new Policy, the key changes are as follows:

- Annual bonus potential will be increased from 100% to 150% of salary to provide a market-competitive opportunity and subject to the achievement of stretching performance measures.
- RSP awards will be replaced with PSP awards subject to a cap of 300% of salary, as described in the Policy table. This will provide a more market-aligned and competitive remuneration package for executive directors, while incentivising growth and the delivery of our strategy. It will also align more closely to shareholder expectations.

Changes to the Policy for the Chair and non-executive directors

In 2023, NatWest Group introduced a target shareholding policy for the Chair and non-executive directors, to be built through the purchase of shares each quarter using a portion of their net fees. This has now been formally embedded into the Policy, notwithstanding that the shareholding policy has been operational since January 2023.

Illustration of annual remuneration for executive directors under the new Policy

Group Chief Executive Officer (£000's) / Group Chief Financial Officer (£000's)


2,490
6%
47%
47%
Minimum
Fixed pay only
5,129
34%
17%
3%
23%
23%
Target
Bonus, PSP and fixed shared allowance at constant share price
7,768
45%
23%
2%
15%
15%
Maximum
9,528
55%
18%
2%
12%
12%
Maximum with share price increase
PSP at 50% share price increase (fixed share allowance and bonus at constant share price)
1,706
6%
47%
47%
Minimum
Fixed pay only
3,505
34%
17%
3%
23%
23%
Target
Bonus, PSP and fixed shared allowance at constant share price
5,305
45%
23%
2%
15%
15%
Maximum
6,504
55%
18%
2%
12%
12%
Maximum with share price increase
PSP at 50% share price increase (fixed share allowance and bonus at constant share price)
Base salary
Fixed share allowance
Pension & benefits
Annual bonus
PSP award (vesting value)

(1) The charts above are for illustration only, with minimum representing actual earned fixed remuneration for 2025 (base salary, fixed share allowance, pension and standard benefit funding).
(2) The target value assumes annual bonus payments will be made at 75% of earned salary and PSP awards will vest at 150% of earned salary.
(3) Maximum assumes both annual bonus and PSP awards are paid and vest in full at 150% of earned salary for annual bonus and 300% of earned salary for PSP. Maximum with share price increase extends this to show the impact of a 50% increase in the share price over the period of grant to vest.
(4) The benefits figure includes standard benefit funding but excludes any potential other benefits under the Policy such as travel assistance in connection with company business. We will disclose the value of any taxable business expenses in the total remuneration table each year.
(5) Percentages in the bar charts show the proportion of each element of pay as a percentage of total pay, at each performance scenario.

The Policy continues to align with Provision 40 of the UK Corporate Governance Code (the Code):

- **Clarity** – There is clarity on how performance will be assessed and the expected behaviours. We provide transparency through our detailed disclosures and engage with shareholders as well as the workforce on our approach to executive pay.
- **Simplicity** – Most of the remuneration for executive directors is share-based and subject to deferral and retention requirements, which creates simple and significant alignment with our shareholders.
- **Risk** – We take risk into account at various stages of the performance assessment process, with underpins and malus and clawback provisions to adjust awards if necessary.
- **Predictability** – Maximum award levels applicable to our annual and long-term incentives, as well as areas of committee discretion, are detailed in the Policy.
- **Proportionality** – Annual bonus and long-term incentive measures are reviewed annually to maintain alignment to strategy. Committee discretion and malus and clawback ensure outcomes do not reward poor performance.
- **Alignment to culture** – Variable pay is subject to sustainable performance and progress against our strategic goals. Shareholding requirements further align the interests of executive directors with the returns to shareholders.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 129

The directors' remuneration policy and wider workforce remuneration continued

Linking executive and wider workforce pay to our strategy and sustainability priorities

Ambition

Succeeding with customers

Purpose

The bank that turns possibilities into progress.

Strategy

- Disciplined growth
- Bank-wide simplification
- Active balance sheet and risk management

Stakeholders

- Investors
- Regulators
- Customers
- Communities
- Colleagues

	Annual bonus	PSP awards	Sharing in Success
Performance measures	– Financial performance – Non-financial measures including; customer, colleague and simplification measures – Downwards risk modifier	– Financial performance – Non-financial measures including; sustainability and strategic measures – Risk and conduct underpin	– Winning with customers – Financial performance – Our approach to risk – Delivering value for shareholders
	Investors, Colleagues, Regulators, Customers	Investors, Regulators, Communities	Investors, Regulators, Customers

Alignment with our strategy and stakeholders

- Delivering on our strategy helps to support growth, make a positive contribution to society and drive attractive returns for our shareholders.
- Linking performance with pay encourages everyone to recognise customer outcomes across the bank.
- The performance goals and measures agreed for executive directors flow through to the executive management team and wider workforce, adjusted as appropriate to reflect individual areas of responsibility.
- Having a balanced scorecard of measures and targets helps incentivise strong financial and risk performance as well as outcomes aligned to our strategy.
- Pay is delivered in a way that aligns with the long-term interests of our stakeholders. For those who receive higher amounts of remuneration, a larger proportion is delivered in shares and subject to holding periods.
- Through malus and clawback, we can recover variable pay previously awarded where new information comes to light.

Alignment with our sustainability priorities

- People measures have featured in the performance and pay decisions of our executive directors for over 10 years. Our approach has evolved beyond employee engagement to include purpose and culture targets as well as creating a diverse and inclusive workplace.
- Our climate focus for 2024 included a target for climate and sustainable funding and financing as well as progressing our Climate transition plan.
- In 2024, we had targets to build the financial wellbeing of our customers and to support diverse enterprise, prioritising harder to reach groups with higher barriers to entering and growing a business.
- For our wider workforce, the annual bonus pool is based on performance against a balanced scorecard of strategically important measures: financial performance; customer outcomes; people, culture and diversity; risk management; risk events and progress against our climate and purpose ambitions, broadly aligning with the position for the executive directors and the executive management team.
- Sharing in Success provides a further way for sustainable performance to be reflected in pay decisions throughout the organisation. For 2024, we measured success based on being brilliant for our customers, underpinned by financial performance, our approach to risk and delivering value for shareholders.

Details of performance against the 2024 targets for executive directors can be found later in this report. More information on our sustainability priorities can be found in the NatWest Group plc 2024 Sustainability Report, available at natwestgroup.com.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 130

The directors' remuneration policy and wider workforce remuneration continued

Wider workforce remuneration

We have invested significantly in colleague[1] pay over the last few years, focusing on rewarding colleagues in a fair, sustainable and transparent way. The remuneration policy for our wider workforce supports a culture where individuals are rewarded for sustained performance and demonstrating the right behaviours. The same principles apply to everyone, adjusted to comply with local requirements. The principles are designed to support a performance culture, be market facing and ensure compliance and governance.

How the committee oversees wider workforce remuneration

Each year the committee:

1 Approves the **remuneration policy principles** and reviews the implementation.

The committee is supported by Subsidiary Performance and Remuneration Committees which review whether the policies and practices are appropriate at the respective legal entity level.

2 Considers a report on **how pay has been distributed** across the workforce.

The report includes analysis by grade and diversity, and there are checks in place to ensure decisions are made fairly.

3 **Approves the bonus pool** for bonus-eligible colleagues and **Sharing in Success awards**.

The bonus pool is determined after considering performance against a balanced scorecard of strategically important measures. Sharing in Success awards are based on the achievement of pre-defined measures.

4 Reviews the **annual spend on fixed pay**, and **gender and ethnicity pay gap reporting.**

We continue to focus on rewarding colleagues in a fair, sustainable and transparent way. Details of our pay gap reporting are in the Strategic report and at natwestgroup.com.

5 Reviews and **approves share plan offerings** for colleagues.

Sharesave is available to approximately 98% of colleagues, with participants across the UK and India currently eligible to participate in new Sharesave offers. It encourages colleagues to think about their financial wellbeing with an option to buy NatWest Group shares.

Fixed pay			Variable pay		
Salary and pension funding	Benefit funding	Role-based allowances	Sharing in Success	Annual bonus	Long-term incentive
Provided to all colleagues. A competitive level of salary paid in cash and reviewed annually. Additional funding is provided which colleagues can use to save in a company pension scheme. UK colleagues receive pension funding at 10% of base salary. Rates in other locations reflect local market practice.	**Applies to certain jobs.** Some colleagues receive funding which they can use towards the cost of benefits (e.g. private medical cover) or take as cash. Individuals in some jurisdictions can also join share plans, providing an efficient way to buy NatWest Group shares and align their interests with shareholders.	**Applies to some Material Risk Takers (MRTs) only.** Delivered in cash and/or shares depending on the level of the allowance and the seniority of the recipient. Shares are released in instalments over a minimum three-year period with a five-year period applying to executive directors.	**Provided to all colleagues.** Launched in 2023, the scheme is intended to drive a performance culture and further align colleagues with our strategic direction. Subject to performance criteria being met, awards are delivered in shares, with a maximum value of £1,500 per colleague (adjusted for local salary levels).	**Applies to mainly manager grade and above including executive directors.** The bonus pool is based on a scorecard of measures across our core strategic areas. Allocation from the pool depends on the performance of the business area and the individual. Awards are made in cash and/or shares.	**Applies to executive directors and members of senior executive committees.** Delivered in shares. Long-term incentive arrangements comprise RSP until PY 2024, with PSP from PY 2025 onwards, subject to shareholder approval of the Policy.

Pay for executive directors is aligned with the wider workforce, with two main differences: (i) the use of long-term incentive awards; and (ii) a requirement to maintain a holding of shares in NatWest Group, both during and after employment. These differences are deliberate and recognise that it is in the best interests of our stakeholders for executive directors to have a significant proportion of their remuneration paid in shares and subject to long-term shareholding requirements.

(1) Colleagues mean all permanent employees and, in some instances, members of the wider workforce e.g. temporary employees and agency workers.

Engaging with our colleagues and wider stakeholders Regulators and Government Investors Colleagues Employee Representative Bodies Society We listen to our colleagues and shareholders regularly and use their feedback to inform our approach to remuneration. – Our colleague engagement survey (Our View) allows people to have a say on what it feels like to work at NatWest Group. 82% of our colleagues took part in the latest survey. Colleague sentiment on reward declined slightly in 2024, but remains above the Global Finance Services Norm. – We help colleagues to have an awareness of financial and economic factors affecting our performance through quarterly Results Explained communications and events with our Group CEO and Group CFO. – We consult with our employee representative bodies on remuneration at relevant points during the year. – Regular question and answer sessions take place between colleagues and senior executives throughout the year. – Our Chair of the Group Performance and Remuneration Committee regularly engages with shareholders to seek feedback to guide our decision-making. – We consult with and align with the relevant regulators, following any updates and best practice. – The committee also tracks pay gaps, monitoring the actions being taken to close them. Colleague Advisory Panel (CAP) Our CAP continues to be an effective way to strengthen colleague voice in the Boardroom, by enabling two-way discussions on topics important to them. By connecting colleagues directly with the Board, this deepens our understanding of colleague sentiment. The CAP is chaired by Roisin Donnelly, one of our non-executive directors, and she is joined by at least two additional Board members in every CAP meeting. CAP membership is refreshed regularly, and it currently comprises 28 colleagues who are self-nominated and are representative of the bank’s population e.g., business area, grade, location and working pattern. Following each meeting, a report summarising the main points discussed is presented at the next Board meeting. Roisin then updates CAP members with feedback from the Board discussion. In 2024, CAP meetings were held in May and November. Topics are either chosen by CAP or are requested by Board, and in 2024 have included our purpose, our performance management approach Beyond, responsible artificial intelligence and our standing annual item: executive and wider workforce remuneration. Short presentations are held on each topic, followed by group discussions to allow for questions and debate. The May 2024 meeting focused on executive remuneration and its alignment to wider workforce pay. Lena Wilson, non-executive director and Chair of the Group Performance and Remuneration Committee, gave a presentation covering the directors’ remuneration policy; the latest colleague sentiment on reward; a review of the first year of Sharing in Success; investments made in colleagues throughout 2023 and 2024; and the alignment of wider workforce and executive pay and how it supports our strategy. Discussion was also held on how remuneration covers more than just pay and includes employee benefits and wellbeing, investment in learning opportunities, as well as market leading policies such as Partner Leave. CAP members discussed the Sharing in Success scheme and suggested regular updates for colleagues on how the bank is progressing against its targets. These suggestions were actioned with a half-year progress update being added to our Sharing in Success intranet pages for all colleagues to read and understand progress during 2024. Aligning remuneration with our culture In determining performance outcomes, we consider both the achievements made and how they have been delivered. Our Code of Conduct sets out clear expectations of appropriate behavioural standards, supported by our values. If a colleague’s behaviour falls below these expectations, this will be reflected in their performance conversations, fixed pay progression and variable pay decisions (where their role is eligible). The governance is clearly laid out, with specific senior manager roles having defined accountabilities which are reflected in their performance and pay decisions. Key stakeholders to executive director and wider workforce remuneration The directors’ remuneration policy and wider workforce remuneration continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 131

in-year bonus reductions to adjust variable pay that would otherwise have been awarded for the current year. The circumstances in which we may make adjustments include: – Conduct which results in significant financial losses for NatWest Group; – an individual failing to meet appropriate standards of fitness and propriety; – an individual’s misbehaviour or material error; – NatWest Group or the individual’s business unit suffering a material failure of risk management; and – For malus and in-year bonus reduction only, circumstances where there has been a material downturn in performance of the relevant business unit. This list is not exhaustive and further circumstances may be considered where appropriate. Malus can be applied to any unvested awards, which for our most senior colleagues can be up to seven years after the original award grant date. For all Material Risk Takers, clawback can be applied for at least seven years after an award is granted, and this period can be extended to 10 years post grant in certain circumstances for Senior Manager Function roles. These periods align to regulatory requirements and take account of the fact that new information may take several years to come to light after an event. Adjustments in 2024 Since the last Directors’ remuneration report, no new matters have been raised in relation to the executive directors. We will advise of any changes in future disclosures. We are making good progress in building a diverse, equitable and inclusive workplace. Performance measures to support progress in this area affect the pay of executive directors, senior management and other bonus-eligible colleagues. Pay equality, including neutrality in respect of protected characteristics such as sex and race, is a core feature of our approach to support fair pay across NatWest Group. Our NatWest Group pay gap reporting and Our Code of Conduct can be found at natwestgroup.com. Details on how we support colleague learning, wellbeing, create an inclusive workplace and progress against our targets are in the Diversity, equity and inclusion and Our colleagues sections of the Strategic report. Adjusting remuneration in light of new information An accountability review process allows NatWest Group to respond where new information would change our variable pay decisions made in previous years and/or the decisions to be made in the current year. The process is used to apply commensurate ex-post risk adjustments to variable pay, where material failure of risk management, material error or employee misbehaviour are identified. Malus provisions allow us to reduce the amount of any unvested variable pay awards, potentially to zero, prior to payment. Clawback can be used to recover variable pay awards that have already vested and we can also apply The directors’ remuneration policy and wider workforce remuneration continued NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 132

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 133

Annual remuneration report

Single total figure of remuneration for executive directors for 2024 (audited)

	Paul Thwaite		Katie Murray	
	2024	2023	2024	2023
	£'000	£'000	£'000	£'000
Base salary	**1,142**	458	**788**	782
Fixed share allowance	**1,142**	458	**788**	782
Benefits	**92**	34	**42**	30
Pension	**97**	0	**79**	78
Total fixed remuneration	**2,474**	951	**1,697**	1,673
Annual bonus	**890**	245	**599**	409
Long-term incentive	**1,572**	508	**2,224**	859
Other benefits	**1**	2	**1**	3
Total variable remuneration	**2,463**	755	**2,824**	1,271
Total remuneration	**4,936**	1,706	**4,520**	2,944

(1) **Fixed share allowance:** The fixed share allowance is based on 100% of salary and, as part of fixed remuneration, is not subject to any performance conditions.

(2) **Benefits:** Includes standard benefit funding at £26,250 per annum. For Mr Thwaite this includes travel assistance in connection with company business (£63,154) and assistance with home security (£2,924). For Ms Murray it includes travel assistance in connection with company business (£12,824) and assistance with home security (£2,924).

(3) **Pension:** Executive directors receive a monthly pension allowance of 10% of base salary and can choose to participate in the company's pension arrangements. Mr Thwaite stopped being a member of the defined benefit pension scheme on 28 February 2024. The value of the defined benefit pension for Mr Thwaite from 1 January to 28 February 2024 is based on the capitalised pension accrual (net of CPI inflation) during the period less the direct employee contribution (£2,918). Due to Mr Thwaite's pensionable salary not increasing over this period and the CPI inflation figure required to be used in the calculation, the outcome of this calculation was negative £78,280. As the aggregate value of these elements is negative, in line with regulations, the amount included in the single figure for 1 January to 28 February 2024 is zero. Full details of the defined benefit pension scheme can be found in the 2023 Directors' remuneration report.

(4) **Annual bonus:** In determining bonus awards for 2024, the committee assessed performance against financial, strategic and personal measures as set out below and on the next page.

(5) **Long-term incentive:** The 2024 value relates to LTI awards granted in 2022. The committee assessed performance prior to vesting and also considered whether the outcome could represent a windfall gain, as set out on pages 136 and 137.

(6) **Other benefits:** The 2024 value relates to the first Sharing in Success award delivered in NatWest Group shares in May 2024 to all colleagues (including executive directors). Awards of £1,000 per colleague were made in respect of 2023 performance (adjusted for local salary levels). See page 116 for details of the performance conditions. The 2023 value refers to our employee share plan Sharesave. There are no Sharesave gains for the executive directors in 2024.

Annual bonus performance assessment for 2024

The committee considered performance against financial and non-financial measures set to reflect our strategy as well as risk and personal performance by the executive directors. Bonus awards of 50% of maximum would be expected to be made for the achievement of target performance. The outcome of the assessment against the measures and targets under the bonus scorecard is set out in full on the next page.

The committee noted that Mr Thwaite has evidenced strong overall performance during 2024, and that has been demonstrated in feedback from the Group Chair and other Group Board members. Mr Thwaite has overseen the delivery of strong results and share price growth, maintained good risk management discipline and demonstrated strong strategic, operational and cultural leadership.

Ms Murray was also considered to have delivered good overall performance. In particular, good progress has been made on the evolving approach to Investor Relations, with strong engagement throughout 2024 and improving investor sentiment. It was also recognised that there has been good financial performance overall, delivering on the bank's strategic targets on balance sheet management, and maintaining a focused effort on costs and efficiency.

The committee agreed the final outcome reflected the considerable achievements by the executive directors and therefore no further discretion was applied to the resulting award levels.

The maximum bonus award was set at 100% of base salary for 2024. The final bonus amounts are set out below and awards will be made in early 2025, spilt equally in cash and shares. Malus and clawback provisions apply to the awards and the shares will be subject to a 12-month retention period.

	Maximum award	Final bonus award	Award level %
Paul Thwaite	£1,142,243	£890,150	77.93%
Katie Murray	£787,950	£598,606	75.97%

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 134

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Annual bonus performance assessment for 2024

Annual bonus measures	Minimum (10% payable)	On target (50% payable)	Maximum (100% payable)	Weighting	Weighted outcome
Financial (60%)					
Group RoTE[1],[3]	11.7%	12.8%	14.3%	30%	30.00%
			Achieved 14.8%		
Group underlying income[2],[3]	£13 billion	£13.5 billion	£14 billion	10%	10.00%
			Achieved £14.2bn		
Group cost: Achieve operating expenses excluding litigation & conduct	£7.8 billion	£7.7 billion	£7.6 billion	10%	5.00%
		Achieved £7.7bn			
CET1[4]	n/a	CET1 target range of 13-14%	n/a	10%	5.00%
		Achieved 13.6%			
Strategic (35%)					
Climate					
Climate and sustainable funding and financing	£25.0 billion	£25.8 billion	£30.0 billion	5%	5.00%
			Achieved £31.5bn in 2024		
Implementation of the Climate transition plan[6]	2 out of 3 targets met	All 3 targets met	3 out of 3 targets exceeded	5%	3.75%
		2 out of 3 targets exceeded			
Customer					
Aggregated view of Net Promoter Score (NPS) and Customer Touchpoint Rating (CTR) for our brands[7]		Meet target on average		10%	4.72%
		Target met on average			
Purpose, culture and people					
Purposeful Leadership score (Our View)	80	84	86	3.33%	2.50%
		Achieved 85			
Culture score (Our View)	71	83	85	3.33%	1.67%
		Achieved 83			
Percentage of females in top three layers of the organisation (globally)[8]	40%	43%	45%	1.67%	0.84%
		Achieved 43%			
Percentage of colleagues from ethnic minority groups in top four layers (UK)[8]	12%	13.5%	15.5%	1.67%	0.70%
	Achieved 13.2%				
Enterprise and capability					
Supporting diverse enterprise, prioritising support for harder to reach groups[9]	332,500	350,000	402,500	1.67%	1.65%
			401,478 customer interactions		
To help 10 million people, per year, to manage their financial wellbeing by 2027: Number of unique people using Financial Health Checks and Digital Features	6.65 million	7 million	8.05 million	1.67%	1.50%
		Achieved 7.8 million in 2024			
To improve the financial wellbeing of young people and help them to feel more confident about their future	0.95 million	1 million	1.15 million	1.67%	1.60%
		Reached 1.14 million young people in 2024			
Personal measures (5%)					
Discretionary assessment at year end for both executive directors	Strong performance across core areas by both directors.			5%	4.0% (CEO) 3.0% (CFO)
Downward risk modifier (0-100%)					
Downward risk modifier of 0.96% applied for the Group CFO. No downward risk modifier applied for the Group CEO.				Final outcome post risk modifier	77.93% (CEO) 75.97% (CFO)

Performance achieved in 2024

The reconciliation to the reported figures and footnotes for the table above is set out on the next page.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 135

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Reconciliation to reported figures and footnotes

	Amount (£billion)	Group RoTE	Group underlying income excluding notable items (£billion)	Group operating costs, excluding litigation & conduct costs (£billion)
Reported figure		17.5%	£14.6	£(7.9)
Base rate adjustment	£0.2[5]	(0.6)%	£(0.2)	
Other income not driven by management actions	£0.3[5]	(0.8)%	£(0.3)	
Gains from interest and FX risk management derivatives not in accounting hedge relationships, own credit adjustments and FX losses	£0.1[5]	(0.3)%		
Increase in bank levies, costs in relation to retail share offering and strategic costs in respect of the Poland branch exit	£(0.2)[5]	0.6%		£0.2
Deferred tax asset and tax rate	£0.4	(1.6)%		
Figures used in bonus scorecard		14.8%	£14.2	£(7.7)

(1) For the purpose of assessment under the bonus scorecard, adjustments are made to the published RoTE to exclude material factors outside of management's control. Items will only be adjusted if this results in an impact of at least 0.25% to the RoTE figure. For performance year 2024, these include:

a. Material changes in base rate from that assumed at the beginning of the year;
b. Gains from interest and FX risk management derivatives not in accounting hedge relationships, own credit adjustments, and the timing of FX losses;
c. Deferred tax asset and effective tax rate changes;
d. Other income not driven by management actions; and
e. Increase in bank levies, costs in relation to retail share offering and strategic decision to exit Poland branch operations within operating costs.

(2) Similarly for income, the definition for the purpose of the scorecard excludes the material changes in base rate from that assumed at the beginning of the year as well as other income not driven by management actions.

(3) For operating expenses, the impact of increase in bank levies and costs in relation to retail share offering have been excluded in line with our external guidance; as well as excluding the impact of the strategic decision to exit Poland branch operations.

(4) Capital has been assessed on a qualitative basis against the range.

(5) Amounts quoted are pre tax whereas RoTE impacts are post tax.

(6) Targets: Volume of customer engagement through carbon tracking, energy and retrofit journey tools; Number of large customers for which the Customer Transition Plan Assessment (CTPA) is undertaken; and % of in-scope AUM which align to a net zero trajectory. Achieved: Volume of customer engagement through carbon tracking, energy and retrofit journey tools achieved with the following two targets exceeded: 2024 achievement of 573 CTPA assessments undertaken versus a target of 100; and achievement of 58% of in-scope AUM versus a target of 40%. Full details on climate metrics can be found in the NatWest Group plc 2024 Sustainability Report.

(7) As NPS is not available for NatWest Markets, an internal CTR is applied to assess NatWest Markets' customer performance. The aggregated view reflects the contribution of each franchise to NatWest Group's income. Targets: Consumers: Maintain NatWest Retail Main Bank NPS at +22. Businesses: Maintain NatWest Business Banking £0-750k NPS at -6 and maintain NatWest Commercial Mid-Market (£750k-£250m) NPS at +11 and maintain NatWest Large Corporate >£250m NPS at +19. Wealth: Maintain Premier NPS at +17. Improve Coutts NPS to +34. RBSI: Improve NPS by 2 points on the new 2024 baseline to +43. NatWest Markets: Maintain average CTR of 75%. We met or exceeded six out of the eight customer goals set for 2024. The weighted average rating across these eight targets mean that the Customer outcome is 4.72%.

(8) NatWest Group's management structures were revised during 2024. For the purpose of remuneration reporting, the representation targets were set based on the management structures in place at the start of 2024, with performance assessed at 31 December 2024.

(9) Support UK businesses through enterprise programmes with 350,000 interventions to start, run and grow a business. In-person support (where measurement is possible; excluding digital) being distributed as follows: 75% to UK regions outside London & South East; 50% to females; 20% to individuals from ethnic minority groups.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 136

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2022 LTI award – Pre-vest performance assessment framework

LTI awards were made in early 2022 following an assessment of performance over the 2021 financial year. Before vesting, the committee carries out a further review to consider whether anything has come to light which might call the original award into question. Internal control functions, the Group Board Risk Committee (BRC) and Korn Ferry, as independent advisers, support the committee in this assessment, with the outcome set out below.

Looking back to performance for 2021 and 'knowing what we know now', has NatWest Group;

Core questions

1. Remained safe and secure, taking into account financial results and the capital position?

2. Been a good bank for customers taking into account customer and advocacy performance?

3. Operated in an environment in which risk is seen as part of the way we work and think?

4. Operated in a way that reflects our stated values and purpose?

Evidenced by...

Has NatWest Group breached a minimum capital ratio over the period?	Has there been a material fall in the NatWest Group share price over the period?	Has Net Promoter Score (NPS) fallen across the business?	Have there been indicators of a material deterioration in the risk culture or profile, taking into account annual assessments by the Risk function and the BRC?	Has colleague sentiment, as assessed through the Our View survey, fallen materially?	Has there been a material deterioration in purpose-linked indicators over the period?

Analysis

NO NatWest Group has remained well capitalised since 2021.	**NO** The share price has risen since the end of 2021.	**Some declines** Declines in certain limited areas.	**NO** No material deterioration in risk culture or profile since 2021.	**NO** No material fall in colleague sentiment since 2021.	**NO** No material deterioration in purpose-linked indicators.

Potential under-performance?

YES

Where the answer is 'Yes', three further questions are considered:

1. Is the underperformance due to factors within management's reasonable control in the circumstances?
2. Can the underperformance be linked back to the performance year to which the award relates, rather than to performance developments since?
3. Is it appropriate to reflect the underperformance in the current pre-vest test (i.e. if the underperformance has not been adequately reflected in other ways such as subsequent pre-grant tests and awards in the interim)?

If the answer to each of these questions is 'Yes', the committee may decide that a reduction on pre-vest is appropriate, and it has the discretion to decide the amount.

Further analysis

While NPS has fallen back in some areas since 2021, the declines reflect challenging market factors and are not related to 2021 performance. Overall, the bank has met its customer goals in each of the three years during the pre-vest period. Given this, and that there was no deterioration in financial, customer, risk or culture performance, the committee concluded that no performance issues have been identified that would merit a reduction prior to vesting. The committee noted there had been a reduction for pre-grant performance to reflect the investigation of financial crime remediation and the fine imposed on NatWest Bank Plc in 2021 for breaches of the Money Laundering Regulations between 2012 and 2016. No further adjustments were considered necessary as part of the 2022 LTI pre-vest assessment.

NO

No adjustment proposed, subject to underpins to consider any significant risk, stakeholder or reputational matters not already captured in the performance assessment, with advice from the BRC. The underpins also allowed the committee to consider events arising during the period between grant and the end of year three.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 137

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Vesting of 2022 LTI awards (audited)

LTI awards were granted to Mr Thwaite and Ms Murray in March 2022 in respect of performance year 2021. Individual performance was considered to be strong in 2021 for both Mr Thwaite and Ms Murray. In light of the performance achieved, the committee agreed that LTI awards of £747,300 for Mr Thwaite and £1,057,500 for Ms Murray would be appropriate. This represented 70.5% of the maximum LTI award available.

In order to ensure parity of treatment with the wider workforce, the LTI outcome reflected an adjustment to mirror the downward adjustment to the 2021 bonus pool for the fine imposed on NatWest Bank Plc in 2021 for breaches of the Money Laundering Regulations between 2012 and 2016, and the investigation of financial crime remediation.

At the end of 2024, a further assessment took place to review whether anything had come to light which might call into question the original award. The pre-vest assessment found that there had been no material deterioration in financial, customer, risk, culture and purpose performance since grant. Overall, the data indicated that the required level of sustainable performance had been achieved and no further reductions were made to the 2022 LTI awards under the pre-vest test.

The committee also considered the potential application of risk and stakeholder perception underpins, which included a detailed discussion of whether the vesting outcome could result in potential windfall gains. The committee used our pre-disclosed framework and a range of other factors to assess windfall gains and agreed there was a strong rationale for not making any adjustment. The committee considered the following factors:

- the level of the grant price in comparison to the preceding year – the 2022 LTI grant price was £1.8205 while the 2021 grant price was £1.8660. This represents a reduction of 2.438%.
- the level of share price appreciation (if any) over the period up to vesting – NatWest Group financial performance during 2021 to 2024 has remained strong, during what has been a particularly volatile period. This is reflected in share price growth of 140% over the period from January 2021 up to the end of October 2024.
- consideration of whether share price appreciation was unique to NatWest Group and indicative of strong management performance – Share price growth over this period in our view reflects the improvement in the financial performance of NatWest Group as reflected in the profit and RoTE performance during the pre-vest period and Total Shareholder Return (TSR) outperformance compared to other peer UK banks.

Considering the above, the committee concluded that no further adjustment was required to be made to the 2022 LTI awards prior to vesting.

A summary of the position from grant to vest is set out in the table along with the estimated vesting values for the 2022 LTI award, which is used in the single total figure of remuneration table. The shares will vest in equal amounts between 2025 and 2029, followed by a 12-month retention period. Malus and clawback provisions also apply.

	Paul Thwaite		Katie Murray	
2022 LTI Award	Shares	Value	Shares	Value
Maximum opportunity	582,258	£1,060,000	823,950	£1,500,000
Reduction for pre-grant test	171,766	£312,700	243,065	£442,500
Award granted	410,492	£747,300	580,885	£1,057,500
Reduction for pre-vest test	–	–	–	–
Amount post performance tests	410,492	£747,300	580,885	£1,057,500
Increase in value due to share price	–	£824,432	–	£1,166,649
Estimated vesting value	–	£1,571,732	–	£2,224,149

(1) Share price used to determine the value of awards was £1.8205. This was determined using the share price at grant of £2.2334 which was discounted to reflect the absence of the right to receive dividends or dividend equivalents during the vesting period, in line with the shareholder approved Policy. The estimated vesting value was based on share price of £3.8289, the average over the three-month period from October to December 2024.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 138

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Scheme interest – RSP awards granted during 2024 (audited)

	Grant date	Face value	Award price[1]	Shares awarded[2]	Vesting levels	Performance requirement
Paul Thwaite	07-Mar-24	£1,215,775	£1.7943	677,576	Between 0% – 100% with no set minimum vesting	The award was subject to a pre-grant assessment of performance over 2023. The committee will make a further assessment at the end of the three-year performance period (covering financial years 2024 to 2026) to determine whether sustainable performance has been achieved. Before vesting, the outcome will be reviewed by the committee using the underpin criteria below, as well as their broader discretion.
Katie Murray	07-Mar-24	£1,173,320	£1.7943	653,915		

(1) The award price shown is calculated as the average share price over the five days prior to the grant date, discounted to reflect the absence of the right to receive dividends or dividend equivalents during the vesting period, in line with the Policy. For reference, the full market price of NatWest Group shares at the time of grant for the 2024 RSP awards was £2.4410.

(2) The conditional share awards equated to 150% of base salary. The number of shares was calculated taking into account performance and the maximum potential award. Subject to the pre-vest assessment, these awards will vest in equal amounts between years 2027 and 2031. Service conditions and malus provisions apply up until vest, and clawback provisions apply for a period of at least seven years from the date of grant.

RSP awards to be granted for 2024 (audited)

RSP awards are granted provided the committee considers performance over the prior year has been satisfactory, based on an assessment against our internal performance management framework. The determination of whether satisfactory performance has been achieved is based on a full review that performance goals have been fully achieved throughout the year and behaviours have been demonstrated at the required level.

This normally results in the RSP award being granted at maximum. Performance against regulatory accountabilities is also considered.

The maximum RSP award under the current Policy is limited to 150% of base salary. Mr Thwaite and Ms Murray both fully achieved or exceeded the relevant performance goals, and behaviours were demonstrated at the required level. All regulatory accountabilities were also met. Noting the achievements by both executive directors over the year, the committee agreed that RSP awards would be granted at maximum, in line with the Policy.

As a result, Mr Thwaite and Ms Murray will receive RSP awards of £1,713,364 and £1,181,925 respectively. The awards will be delivered entirely in shares and are subject to conditions before vesting. Malus and clawback provisions will also apply.

Pre-vest underpin

The committee will make an assessment at the end of the three-year performance period (covering financial years 2025 to 2027) to determine whether sustainable performance has been achieved. Before vesting, the outcome will be reviewed using the underpin criteria below. Following the assessment, RSP awards may vest in full, in part or lapse in their entirety, with discretion to consider other factors and apply discretion before deciding the final vesting outcome. This will mitigate any potential unintended outcomes that might arise and ensure that there is a fair outcome.

A sustainable level of performance over the period will be considered with reference to:


2024
2025
Criteria before vesting
2028
Pre-grant performance
Year of grant
1
The level of capital held relative to the maximum distribution amount.
2
Total distributions paid relative to our distribution policy.
3
Any material deterioration in the risk or regulatory compliance profile or control environment of NatWest Group, or a serious conduct or reputational event.
Start of vesting
Vests in equal amounts between 2028 and 2032, with a 12-month retention period after each vesting.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 139

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Remuneration for the Chair and non-executive directors in 2024

The Chair's composite fee was increased from £775,000 to £800,000 per annum and the basic Board fee was increased from £85,000 to £88,000 per annum from 1 May 2024. The increases were made after considering the fees paid by other major UK banks as well as salary increases for the wider workforce. The increases of 3.23% and 3.53% respectively were lower than the 4% average salary increase applied across our global workforce from April 2024. The Colleague Advisory Panel (CAP) Chair fee was unchanged at £15,000. All changes were within the scope of the Policy approved by shareholders and no directors were involved in decisions involving their own remuneration. All other fee increases are detailed in the table below.

	2023 fees £	2024 fees £	Increase £	Increase %
Chair – composite fee	775,000	800,000	25,000	3.23
Basic Board fee	85,000	88,000	3,000	3.53
Senior Independent Director (SID)	36,000	37,000	1,000	2.78
Chair – GAC, BRC and RemCo[1]	75,000	77,500	2,500	3.33
Chair – SBC[1]	65,000	67,500	2,500	3.85
Member – GAC, BRC and RemCo[1]	35,000	36,000	1,000	2.86
Member – N&G[1]	16,000	16,500	500	3.13
Member – SBC[1]	32,000	33,000	1,000	3.13
NatWest Markets plc Chair – composite fee	280,000	290,000	10,000	3.57

(1) GAC (Group Audit Committee), BRC (Group Board Risk Committee), RemCo (Group Performance and Remuneration Committee), N&G (Group Nominations and Governance Committee), SBC (Group Sustainable Banking Committee).

For NatWest Group plc Board directors who also serve on the boards and committees of NatWest Holdings Limited, National Westminster Bank Plc and The Royal Bank of Scotland plc, the fees above reflect membership of all four boards and their respective Board committees and no additional fees are paid for membership of these entities. Directors may also receive fees for membership of other subsidiary company boards and committees, the value of which would be included below. No variable pay is provided to the Chair and non-executive directors. Further details of Board and committee members and their attendance at meetings can be found in the Board and relevant committee reports.

Total remuneration for the Chair and non-executive directors in 2024 (audited)

	Fees		Benefits[1]		Total	
	2024	2023	2024	2023	2024	2023
Chair (composite fee)	£'000	£'000	£'000	£'000	£'000	£'000
Howard Davies[2]	226	767	0	6	226	772
Rick Haythornthwaite[3]	596	–	68	–	664	–
Non-executive directors						
Frank Dangeard	287	277	3	2	290	279
Roisin Donnelly	147	118	6	6	153	124
Patrick Flynn	216	219	9	3	225	222
Geeta Gopalan[4]	44	–	3	–	47	–
Yasmin Jetha	153	158	4	5	157	163
Stuart Lewis	216	139	6	5	222	144
Mark Seligman	211	204	9	5	220	209
Lena Wilson	248	278	23	11	271	289

(1) The benefits column for the Chair includes travel assistance in connection with company business, as well as private medical cover, life cover and expenses in connection with travel and attendance at Board meetings. Non-executive directors are reimbursed expenses incurred in connection with travel and attendance at Board meetings.

(2) Howard Davies stepped down as Chairman on 15 April 2024.

(3) Rick Haythornthwaite was appointed to the Board as a non-executive director on 8 January 2024 before becoming Chair on 15 April 2024. His fees are inclusive of Q1 2024 fees paid as a non-executive director prior to becoming Chair. His benefits include travel assistance in connection with company business (£54,087), as well as private medical cover, life cover and expenses in connection with travel and attendance at Board meetings.

(4) Geeta Gopalan was appointed to the Board with effect from 1 July 2024.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 140

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Payments for loss of office and payments to past directors (audited)

As previously disclosed, former Group CEO Alison Rose received fixed pay elements for her contractual notice period which ended on 26 July 2024 in line with the terms of our approved Policy. Full details can be found in the 2023 Directors' remuneration report.

We also made a payment of £916 in April 2024 relating to Ross McEwan, who stepped down as Group CEO in 2019. The payment was made to Deloitte in respect of services rendered for a tax return for a business trip to California while Mr McEwan was in employment with NatWest Group. This met requirements to report historic business travellers to the California tax board.

There are no other payments to past directors to disclose for 2024.

Implementation of remuneration policy in 2025

Pay arrangements

Both executive directors will receive annual bonus and RSP awards in March 2025 in respect of the 2024 performance year. Full details of these awards can be found on pages 133 and 138. In December 2024, the committee agreed that a 2% salary increase would apply from 1 April 2025 for both the Group CEO and Group CFO. This compares to an average salary increase for the global workforce at 3.3%. Pay arrangements for the 2025 performance year are set out below.

	Salary (1 Jan 2025)	Salary (1 Apr 2025)	Standard benefits[1]	Pension	Fixed share allowance[2]	Maximum bonus award for 2025[3]	Maximum PSP award for 2025[4]
Paul Thwaite	£1,155,660	£1,178,773	£26,250	10% of salary	100% of salary	£1,759,492	£3,518,984
Katie Murray	£787,950	£803,709	£26,250	10% of salary	100% of salary	£1,199,654	£2,399,308

(1) Amounts shown relate to standard benefit funding. Executive directors are also entitled to benefits such as travel assistance and security arrangements in line with the Policy. We will disclose the value of benefits received each year. Executive directors are eligible to participate in all-employee share plan arrangements on the same basis as colleagues.

(2) Fixed share allowance is payable broadly in arrears, currently in four instalments per year. The shares will be released in equal amounts over a five-year period.

(3) The maximum bonus award under the Policy is proposed to be set at 150% of base salary and is calculated on salary earned over the year. The award is expected to vest at 50% where on-target performance is achieved across the scorecard.

(4) The maximum PSP award under the Policy is set at 300% of base salary and is calculated on salary earned over the year. The maximum value of the PSP award receivable by the CEO and CFO for 2025 would increase to £5,278,476 and £3,598,962 respectively in the event there was a 50% increase in the NatWest Group plc share price over the PSP three-year period from grant to vest.

Annual bonus and PSP for 2025

Subject to being approved by shareholders at the 2025 NatWest Group plc AGM, the Policy on pages 121 to 128 will apply to the executive directors from 2025. The committee intends to implement the new Policy as follows:

Annual bonus performance assessment for 2025

The annual bonus scorecard will be based on weighted performance measures and appropriately stretching targets across financial and non-financial areas that align with our strategy. For 2025, financial performance will represent 60% of the scorecard with target ranges set in line with the budget. Non-financial measures will be focused across customer, colleague and simplification measures and represent an aggregate of 40% of the scorecard in line with the expectation of the UK regulators. A downward Risk modifier will also apply, enabling risk performance to be assessed and awards reduced, potentially to zero.

Details of the targets for 2025 are on the next page. Threshold and maximum targets will be disclosed retrospectively at the end of the performance period in the 2025 Directors' remuneration report, alongside the actual level of performance achieved and associated narrative. No award will be made if threshold performance, as determined by the committee, is not achieved. The maximum value of annual bonus awards will be set at 150% of base salary for executive directors. The level of the award to be paid will normally increase on a straight-line basis between 10% of maximum for threshold performance, 50% of maximum for target performance and 100% of maximum opportunity for each scorecard measure.

All assessments of performance are subject to the committee's judgement to determine the appropriate outcome. Discretion will only be used by the committee when the application of the formulaic performance outcome drives an unrepresentative outcome or when it is necessary to take into account strategic, economic or societal impacts that were not or could not have been accounted for at the point of agreeing the bonus scorecard.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 141

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Annual bonus performance measures and targets for 2025

Category		Performance measures	Target[2]	Weighting
Financial				**60%**
	Group RoTE.[1]		Target will be set with appropriate reference to our external guidance for RoTE. The targets set and the extent of their achievement will be disclosed in the 2025 NatWest Group plc Annual Report and Accounts as the committee considers them to be commercially sensitive at this point in time.	25%
	Attributable profit.		The targets set and the extent of their achievement will be disclosed in the 2025 NatWest Group plc Annual Report and Accounts as the committee considers them to be commercially sensitive at this point in time.	25%
	Group operating expenses, excluding litigation and conduct costs.		Target to be in line with our external Group operating expenses guidance.	10%
Non-financial				**40%**
	Customer	Group measure using Net Promoter Score (NPS) methodology across the customer franchises, reflecting the contribution of each franchise to Group income. Where NPS is not available for NatWest Markets, an internal Customer Touchpoint Rating (CTR) and independent deal league tables is applied to assess NatWest Markets' customer performance.	On average, to meet or exceed our targets. Targets are set to maintain or improve at specific segment levels and/or strategic growth areas.	20%
	Colleague	Progress against purposeful leadership targets.	Purposeful leadership target from Our View = 85.	10%
		Progress against performance culture targets.	Performance culture target from Our View = 83.	
		Increasing diversity in our senior roles.	Aggregated diversity target = 17.9%. We will assess each of the three measures (Female, Ethnicity and Black[3]) across two populations, the senior leadership population and the management population.[4]	
	Simplification	% of Retail customers banking entirely Digital.	80%. Retail franchise customers with active current accounts that have accessed a digital platform (online or mobile) and not used a branch or telephony for 90 days in the reporting period. Inactive customers and customers with no channel usage excluded.	10%
		% of Commercial and Institutional (C&I) customers banking Digital first.	85%. C&I franchise (ring-fenced bank) customers with active non-personal account/s that access their account 95% or higher through digital channels for three rolling months in the reporting period.	
		Average deployment frequency for features and digital services.	Seven days. Average time (rolling quarterly) to deploy new features and services to end users where the application is marked "In-service", "Active" and has had four or more changes in the last 12 months.	
Risk (0 – 100%)	Risk performance assessment based on Group, NatWest Holdings, Functional (CFO only) and individual risk performance.		Discretionary downwards modifier.	0-100%

(1) RoTE will be subject to CET1 remaining within our externally guided range of 13-14%, with allowance given for the impact of certain strategic choices where appropriate.
(2) Any targets not disclosed here will be disclosed retrospectively at the end of the performance period in the 2025 Directors' remuneration report, alongside the actual level of performance achieved and associated narrative.
(3) From 2025, we will also include Black mixed ethnicity categories into our Black diversity target calculations.
(4) The senior leadership population is CEO-2+ and our management population is grades C11+.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 142

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PSP performance assessment under the new Policy for 2025

The maximum value of PSP awards will be set at 300% of earned salary. The committee will determine the award annually within this maximum based on performance against the pre-grant test.

When the PSP awards are granted following the end of the pre-grant performance period, threshold and maximum targets will be disclosed prospectively for each metric in the scorecard. Targets under each element of the scorecard are assessed independently. No vesting will occur under an element if threshold performance, as determined by the committee, is not achieved.

The PSP scorecard will be based on weighted performance measures and appropriately stretching targets across financial and non-financial areas that align with our strategy and regulatory expectations. For awards in respect of performance year 2025, financial performance will represent 60% of the scorecard with a proposal to include relative TSR. Non-financial measures will be focused on sustainability and strategic measures representing an aggregate of 40% of the scorecard.

Sharing in Success

For 2025, we will measure success based on winning with customers, underpinned by financial performance, our approach to risk and delivering value for shareholders. Subject to performance criteria being met, awards will be delivered to all eligible colleagues, including executive directors, in NatWest Group shares. Awards have a maximum value of £1,500 per colleague (adjusted for local salary levels).

Chair and non-executive directors' shareholding policy and annual fees for 2025

From 1 January 2023, the Board introduced a formal shareholding policy for the Chair and non-executive directors. The policy did not apply to directors who were due to step down from the Board within 12 months of 1 January 2023. Under the shareholding policy, NatWest Group retains a portion of the net monthly basic fees (10% for the Chair and 25% for non-executive directors) which is used to purchase shares every quarter. The Chair is required to build towards a shareholding equivalent to four times the basic annual Board fee (currently £352,000) and for non-executive directors the target is one times the basic annual Board fee (currently £88,000). Once the target is achieved, monthly deductions and quarterly purchases will continue at a reduced percentage of net monthly fees (5% for the Chair and 10% for non-executive directors). The shares purchased under the shareholding policy are held in a nominee account with dividends reinvested and shares retained until the director steps down from the Board.

We believe this is a progressive and proportionate approach to shareholder alignment that will provide consistency and ultimately higher levels of shareholdings for this cohort. It will also ensure there is a continuous element of shareholder alignment as the Chair and non-executive directors will continue to acquire shares over their entire tenure.

The annual fees applicable from 1 January 2025 are set out in the tables, with the fees delivered in a combination of cash and shares in line with the shareholding policy above.

Fees for NatWest Group plc Board(1)	Rates from 1 January 2025
Chair (composite fee)	£800,000
Non-executive director basic fee	£88,000
Senior Independent Director	£37,000

Fees for NatWest Group plc Board committees(1)	Member	Chair
Group Board Risk Committee	£36,000	£77,500
Group Audit Committee	£36,000	£77,500
Group Performance and Remuneration Committee	£36,000	£77,500
Group Sustainable Banking Committee	£33,000	£67,500
Group Nominations and Governance Committee	£16,500	–

Other fees for NatWest Group plc Board directors	Rates from 1 January 2025
Chair of NatWest Markets plc (composite fee to cover all boards and committees)	£290,000
Chair of the Colleague Advisory Panel	£15,000

(1) No additional fees are payable where the director is also a member of the boards and respective Board committees of NatWest Holdings Limited, National Westminster Bank Plc and The Royal Bank of Scotland plc. Where appropriate, directors receive additional fees for membership of other subsidiary company boards and committees including NatWest Markets Plc. If applicable, we will disclose the value of fees received in this report each year.

Other external directorships

Any new external appointments to be undertaken by directors require prior Board approval. Steps are in place to make sure that directors comply with regulatory limits on the number of directorships held. The Board also considers whether it is appropriate for executive directors to retain any remuneration from any new external roles, depending on the appointment. Details of current external appointments can be found in the biographies section of the Corporate governance report.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2

Page 143

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Annual change in directors' pay compared to average change in employee pay

Remuneration for employees is based on salary, benefits and annual bonus. Executive directors receive fixed share allowances and, from the 2022 performance year onwards, annual bonus awards. The Chair and non-executive directors receive fees rather than salary and do not receive annual bonus awards. We regularly review membership of Board committees and changes in membership will impact the level of fees paid to non-executive directors from one year to the next. The benefits figures for non-executive directors can also change significantly year on year depending on the amount of travel undertaken in connection with Board meetings. The data for non-executive directors below reflects the value of benefits mainly falling in 2020 and 2021, due to less travel during the COVID-19 restrictions, before returning to more typical levels from 2022.

Annual percentage change	2023 to 2024			2022 to 2023			2021 to 2022			2020 to 2021			2019 to 2020		
	Salary	Benefits[1]	Annual Bonus	Salary	Benefits[1]	Annual Bonus	Salary	Benefits[1]	Annual Bonus	Salary	Benefits[1]	Annual Bonus	Salary	Benefits[1]	Annual Bonus
UK employees[2]	4.34%	6.87%	30.03%	8.11%	9.65%	7.13%	5.20%	6.34%	42.48%	2.02%	4.68%	35.24%	2.86%	1.70%	-32.40%
Executive directors															
Paul Thwaite[3]	41%	0%	98%	–	–	–	–	–	n/a	–	–	n/a	–	–	n/a
Katie Murray	1%	0%	46%	3%	0%	-2%	1.50%	0%	n/a	0%	0%	n/a	0%	0%	n/a
Chair and non-executive directors	Fees	Benefits	Annual Bonus	Fees	Benefits	Annual Bonus	Fees	Benefits	Annual Bonus	Fees	Benefits	Annual Bonus	Fees	Benefits	Annual Bonus
Howard Davies[4]	-71%	-100%	n/a	2%	-57%	n/a	0%	8%	n/a	0%	8%	n/a	0%	9%	n/a
Rick Haythornthwaite[5]	–	–	n/a	–	–	n/a	–	–	n/a	–	–	n/a	–	–	n/a
Frank Dangeard	4%	17%	n/a	3%	-33%	n/a	2%	200%	n/a	1%	0%	n/a	0%	-75%	n/a
Roisin Donnelly[6]	25%	13%	n/a	462%	0%	n/a	–	–	n/a	–	–	n/a	–	–	n/a
Patrick Flynn	-1%	192%	n/a	-6%	-40%	n/a	2%	400%	n/a	0%	-67%	n/a	2%	-70%	n/a
Geeta Gopalan[6]	–	–	n/a	–	–	n/a	–	–	n/a	–	–	n/a	–	–	n/a
Yasmin Jetha[6]	-3%	-26%	n/a	-8%	25%	n/a	1%	300%	n/a	33%	100%	n/a	–	–	n/a
Stuart Lewis[6]	55%	27%	n/a	–	–	n/a	–	–	n/a	–	–	n/a	–	–	n/a
Mark Seligman	3%	81%	n/a	3%	0%	n/a	4%	400%	n/a	1%	0%	n/a	-4%	-88%	n/a
Lena Wilson	-11%	108%	n/a	36%	-35%	n/a	5%	240%	n/a	8%	25%	n/a	16%	-64%	n/a

(1) Standard benefit funding for executive directors has remained unchanged. The figures above exclude any other benefits to executive directors such as travel assistance in connection with company business, the value of which is disclosed each year in the single total figure table.

(2) NatWest Group plc is a holding company and is not an employing entity. The disclosure above compares the change in directors' pay with all employees based in the UK. The data is based on the average full time equivalent salary and benefit costs of UK-based employees of NatWest Group, excluding the CEO and the CFO. This is considered to be the most representative comparator group, as it covers the majority of employees and the CEO and CFO are based in the UK. The average percentage change relates to salaries and benefits awarded in the respective financial years for UK employees and therefore may differ from figures quoted elsewhere in the report, for example, the proposed salary increases announced in December 2024 to be awarded from April 2025.

(3) Paul Thwaite was appointed as Group CEO on 25 July 2023, so there are no prior year comparisons. As he was an employee of NatWest Group before becoming Group CEO, the change in his remuneration is based on actual amounts he earned over the whole of 2023, not just in his capacity as Group CEO.

(4) Howard Davies stepped down from the role of Chairman on 15 April 2024.

(5) Rick Haythornthwaite joined the Board of NatWest Group plc as an independent non-executive director on 8 January 2024 and following a handover period took over as Chair on 15 April 2024. Therefore, there are no prior year comparisons.

(6) Geeta Gopalan joined the Board on 1 July 2024, Stuart Lewis joined the Board on 1 April 2023, Roisin Donnelly joined the Board on 1 October 2022 and Yasmin Jetha re-joined the Board on 1 April 2020, so there are no prior year comparisons.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 144

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CEO to employee pay ratios

The ratios below compare the total pay of the Group CEO, as set out in the single figure of remuneration table in this report, against the pay of three employees whose earnings represent the lower, median and upper quartiles of the UK employee population.

A significant proportion of the Group CEO's total remuneration is delivered through long-term incentive arrangements, linked to performance and share price movements, which means this part of the ratio can fluctuate significantly from one year to the next. None of the three employees identified this year received equivalent long-term incentive arrangements. Information based on salary only is included as a further comparison.

The pay ratios reflect the diverse range of roles and pay levels across NatWest Group. For the total remuneration comparison, the median employee for 2024 works in C&I and the median pay ratio is consistent with the pay and reward policies for UK employees as a whole. We are pay each individual a fair rate for the role performed, using consistent reward policies. We set out further information on our fair pay approach at natwestgroup.com.

The change in the median pay ratio since 2018 is largely driven by the volatile nature of performance-related pay for the CEO. In April 2020, Alison Rose decided to forgo 25% of her fixed pay for the rest of the year which contributed to the ratio falling in 2020 before rising in 2021. The median pay ratio then increased further in 2022 primarily due to Ms Rose receiving an annual bonus award for the first time under the new Policy and a high vesting value for the LTI award as a result of strong share price performance.

In 2023, the single figure table was the pro-rated amount of Paul Thwaite's annual bonus award as he took the Group CEO role on part way through the year. Also, as Ms Rose voluntarily declined a LTI award in 2021, in relation to events relating to COVID-19, there was no vesting amount to include. This contributed to the pay ratio falling in 2023 before rising again in 2024 primarily due to higher vesting value for the LTI award as a result of strong share price performance in 2024.

The total remuneration and salary only for employees at the lower, median and upper quartiles has either remained stable or increased year-on-year.

Year	Methodology		P25 (LQ)	P50 (Median)	P75 (UQ)	Calculation	CEO	Y25 (LQ)	Y50 (Median)	Y75 (UQ)
2018	A	Total remuneration	143:1	97:1	56:1	Total remuneration	3,578	25	37	64
		Salary only	44:1	30:1	19:1	Salary only	1,000	23	33	51
2019	A	Total remuneration	175:1	118:1	69:1	Total remuneration	4,517	26	38	66
		Salary only	44:1	30:1	19:1	Salary only	1,017	23	34	52
2020	A	Total remuneration	99:1	66:1	39:1	Total remuneration	2,615	26	40	66
		Salary only	46:1	31:1	20:1	Salary only	1,100	24	36	54
2021	A	Total remuneration	130:1	87:1	51:1	Total remuneration	3,588	28	41	70
		Salary only	44:1	29:1	20:1	Salary only	1,100	25	37	55
2022	A	Total remuneration	177:1	119:1	71:1	Total remuneration	5,249	30	44	74
		Salary only	42:1	28:1	19:1	Salary only	1,117	27	40	58
2023	A	Total remuneration	95:1	64:1	39:1	Total remuneration	3,158	33	50	81
		Salary only	38:1	25:1	17:1	Salary only	1,106	29	44	63
2024	A	**Total remuneration**	139:1	93:1	56:1	**Total remuneration**	4,936	36	53	87
		Salary only	37:1	25:1	17:1	**Salary only**	1,142	31	46	66

Supplementary information on the pay ratio table:

(1) The data for 2024 is based on remuneration earned by Mr Thwaite, as set out in the single total figure of remuneration table in the remuneration report.

(2) The employees at the 25th, 50th and 75th percentiles (lower, median and upper quartiles) were determined as at 31 December of the relevant year, based on full-time equivalent remuneration for all UK employees. This includes fixed pay (salary, pension funding and where relevant benefit funding and other allowances) and also any variable pay (based on the amount to be paid). For employees who work part time, fixed pay is grossed up to the full-time equivalent.

(3) 'Option A' methodology was selected as this is considered the most statistically accurate method. UK employees receive a pension funding allowance set as a percentage of salary. Some employees continue to participate in the defined benefit pension scheme. For simplicity and consistency with prior years, we have included the pension funding allowance value in the calculation for all employees.

(4) The data for the three employees identified has been considered and fairly reflects pay at the relevant quartiles among the UK employee population. Each of the three individuals was a full-time employee during the year and none received an exceptional award that would otherwise inflate their pay figure.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 145

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Summary of remuneration levels for employees in 2024


1.62%
11.10%
22.17%
65.12%

- 44,290 employees earned total remuneration up to £50,000
- 15,077 employees earned total remuneration between £50,000 and £100,000
- 7,547 employees earned total remuneration between £100,000 and £250,000
- 1,099 employees earned total remuneration over £250,000

The disclosure of remuneration levels for employees includes anyone employed by NatWest Group during the year.

Remuneration of Material Risk Takers (MRTs) in 2024

Each year, we disclose the remuneration paid to individuals whose activities have a material influence over NatWest Group's performance or risk profile, known as MRTs. The disclosures are made in line with regulatory requirements and full details can be found in our Pillar 3 reports at natwestgroup.com. The tables below summarise the total pay for colleagues identified as MRTs for one or more entities across NatWest Group along with the number of individuals earning more than €1 million for the year. Note that the number of MRTs excludes colleagues who left NatWest Group prior to 31 December 2024 in line with regulatory requirements.

Number of MRTs	640
Remuneration (£millions)	
Total fixed pay	£193.6
Total variable pay	£123.5
Total remuneration	**£317.1**

Number of >€1m earners[1]	
€1.0 million to below €1.5 million	50
€1.5 million to below €2.0 million	17
€2.0 million to below €2.5 million	3
€2.5 million to below €3.0 million	9
€3.0 million to below €3.5 million	1
€3.5 million to below €4.0 million	–
€4.0 million to below €4.5 million	1
Total	**81**

(1) This information is disclosed in Euros in line with the requirements of the regulations.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 146

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Directors' interests in NatWest Group plc shares (audited)

Under the shareholding requirements, the Group CEO and Group CFO need to build up and maintain shares to the value of 500% of salary and 300% of salary, respectively. The requirements apply both during employment and for two years after leaving, in line with best practice. Procedures are in place including the submission of pre-approval requests prior to the execution of any trades, or the application of trade restrictions for leavers, to ensure the shareholding requirement is enforced. Further details of our shareholding requirements as part of our Policy can be found on page 124.

	Paul Thwaite	Katie Murray
Shares held – beneficially owned[1]	871,191	544,078
Shares held – performance assessed unvested shares[2]	118,001	422,577
Total shares held counting towards requirements[3]	989,192	966,655
Shareholding requirement	500% of salary	300% of salary
Position against requirement[4]	344% of salary	493% of salary

(1) Shares owned beneficially as at 31 December 2024. Includes shares held by persons closely associated with the directors.
(2) Share awards are also included for the purposes of the shareholding requirement once any performance assessment has been completed. All share awards are included net of taxes due to be paid on vesting.
(3) As at 14 February 2025, there were no changes to the shares held as shown above for Paul Thwaite and Katie Murray.
(4) The position against the requirement was calculated as at 31 December 2024 based on the closing price of £4.0210 on 31 December 2024.

Share interests held by Chair and non-executive directors

As set out on page 142, the Chair and non-executive directors are subject to a separate shareholding policy. Under the shareholding policy, NatWest Group retains a portion of the net monthly basic fees (10% for the Chair and 25% for non-executive directors) which is used to purchase shares every quarter. The shareholding requirement for the Chair is four times the basic annual Board fee and for non-executive directors the target is one times the basic annual Board fee. Once the target is achieved, monthly deductions and quarterly purchases will continue at a reduced percentage of net monthly fees (5% for the Chair and 10% for non-executive directors). The shares purchased under the shareholding policy are held in a nominee account with dividends reinvested and shares retained until the director steps down from the Board. The shareholding requirement is expressed as a number of shares, which is calculated at the beginning of each year. The progress being made towards the shareholding requirement is in line with expectations. A number of the directors held shares prior to the policy's introduction which has accelerated their progress.

	Howard Davies[2]	Rick Haythornthwaite[6]	Frank Dangeard	Roisin Donnelly	Patrick Flynn	Geeta Gopalan[4]	Yasmin Jetha	Stuart Lewis	Mark Seligman[5]	Lena Wilson
Shares held[1),(7]	123,342	9,422	13,180	15,788	27,202	1,362	35,914	7,924	61,177	35,428
Shareholding requirement[3]	4x basic annual Board fee	4x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee	1x basic annual Board fee
Position against requirement	79% of target	6% of target	34% of target	40% of target	70% of target	3% of target	92% of target	20% of target	157% of target	91% of target

(1) Shares owned beneficially as at 31 December 2024 or at the date of stepping down from the Board if earlier. Includes shares held by persons closely associated. As at 14 February 2025, there were no changes to the shares held as shown above.
(2) Howard Davies stepped down from the Board on 15 April 2024.
(3) Shareholding requirement for 2024 equates to 154,986 for Rick Haythornthwaite and Howard Davies and 38,742 for other non-executive directors. These amounts are not pro-rated and were calculated by multiplying the Board fee at the start of 2024 (£85,000) by 4 or 1, as applicable, and dividing by £2.1940 which was the share price on 29 December 2023.
(4) Geeta Gopalan was appointed to the Board with effect from 1 July 2024.
(5) 36,585 shares are held in the name of M Seligman & Co Limited, of which Mark Seligman and Louise Seligman are shareholders.
(6) Given Rick Haythornthwaite was appointed as Chair with effect from 15 April 2024, one-third of his 2024 purchases were at the non-executive director rate of 25% of the basic non-executive director fee and two-thirds at the Chair rate of 10% of the Chair fee. While the Chair's position relative to the shareholding requirement will be dependent on share price fluctuations, Rick Haythornthwaite's position against target is expected to accelerate through 2025 as more shares are purchased with reference to the higher Chair deduction percentage.
(7) For Rick Haythornthwaite and the non-executive directors, a final share purchase under the shareholding policy for 2024 was made on 2 January 2025 and this has been included in the table above as it related to deductions from 2024 fees.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 147

Annual remuneration report continued

Share awards under share plans

	Year	Awards held 1 Jan 2024	Awards granted	Award price £[4]	Full market value at grant £	Awards vested	Awards lapsed	Awards held 31-Dec-24	Expected vesting dates
Paul Thwaite									
Deferred award[3]	2019	19,434		2.64		19,434		-	
Deferred award[3]	2020	60,250		1.70		30,127		**30,123[1]**	07.03.25
LTI award	2021	240,655		1.67	1.87	48,131		**192,524[1]**	07.03.25 – 07.03.28
LTI award	2022	410,492		1.82	2.23			**410,492[2]**	07.03.25 – 07.03.29
RSP award	2023	425,074		2.21	2.92			**425,074[2]**	07.03.26 – 07.03.30
RSP award	2024		677,576	1.79	2.44			**677,576[2]**	07.03.27 – 07.03.31
Annual bonus/Deferred award[3]	2024		98,878	2.33	2.44	98,878		-	
Sharing in Success award[5]	2024		330	3.04		330		-	
		1,155,905	776,784			196,900		**1,735,789**	
Total LTI and RSP awards subject to service								**222,647[1]**	
Total LTI and RSP awards subject to performance and service								**1,513,142[2]**	

	Year	Awards held 1 Jan 2024	Awards granted	Award price £[4]	Full market value at grant £	Awards vested	Awards lapsed	Awards held 31-Dec-24	Expected vesting dates
Katie Murray									
Deferred award[3]	2019	125,365		2.64		41,790		**83,575[1]**	07.03.25 – 07.03.26
LTI award	2020	517,252		1.70		129,313		**387,939[1]**	07.03.25 – 07.03.27
LTI award	2021	407,262		1.67	1.87	81,453		**325,809[1]**	07.03.25 – 07.03.28
LTI award	2022	580,885		1.82	2.23			**580,885[2]**	07.03.25 – 07.03.29
RSP award	2023	431,451		2.21	2.92			**431,451[2]**	07.03.26 – 07.03.30
RSP award	2024		653,915	1.79	2.44			**653,915[2]**	07.03.27 – 07.03.31
Annual bonus/Deferred award[3]	2024		87,744	2.33	2.44	87,744		-	
Sharing in Success award[5]	2024		330	3.04		330		-	
		2,062,215	741,989			340,630		**2,463,574**	
Total LTI and RSP awards subject to service								**797,323[1]**	
Total LTI and RSP awards subject to performance and service								**1,666,251[2]**	

(1) Performance assessment has taken place and awards remain subject to deferral and employment conditions before vesting. These awards count on a net-of-tax basis towards meeting the shareholding requirement.

(2) Awards are subject to the pre-vest performance assessment along with deferral and employment conditions before vesting. See earlier in this report for the pre-vest assessment of the 2022 LTI award. The first vesting of this award is due to take place in March 2025, which will be reflected in next year's table together with any shares lapsed for performance.

(3) For annual bonus, shares were granted as an element of the up-front bonus; these were awarded and vested in 2024, in line with the Policy. For Mr Thwaite deferred awards for 2019 and 2020 relate to annual bonus awards granted for performance prior to becoming an executive director, with payments deferred in line with regulatory requirements. Similarly, for Ms Murray the deferred award from 2019 relates to annual bonus awards granted for performance prior to becoming an executive director.

(4) The award price shown from 2021 onwards is discounted to reflect the absence of the right to receive dividends or dividend equivalents during the vesting period, in line with the Policy. For reference, the full market price of NatWest Group shares at the time of grant is also shown.

(5) The Sharing in Success award was delivered in shares in May 2024 to all colleagues including executive directors. Awards of £1,000 were made in respect of 2023 performance (adjusted for local salary levels).

Annual remuneration report continued Relative importance of spend on pay £m (% change on 2023) (2) Reflects distributions to shareholders through dividend payments during the financial year. The Board has confirmed its intention to pay a dividend of 15.5p per ordinary share in respect of financial year 2024, which will be paid in 2025 subject to approval by shareholders at the forthcoming NatWest Group plc AGM. Shareholder dilution and share sourcing NatWest Group can use new issue, market-purchase or treasury shares to deliver shares that are required for employee share plans. Best practice dilution limits are monitored and govern the number of shares that may be issued to satisfy share plan awards. Total Shareholder Return (TSR) performance The graph compares the TSR performance of NatWest Group with companies comprising the FTSE 100 Index over the last 10 years. We have selected this index because NatWest Group is a member of the FTSE 100 and it represents a cross-section of leading UK companies. CEO pay over the same period 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Total remuneration (£000s)(1) PT 1,706 4,936 AR 1,401 2,615 3,588 5,249 1,452 RM 3,492 3,702 3,487 3,578 4,066 Annual bonus against maximum opportunity PT 54% 78% AR 68% – – LTI vesting rates against maximum opportunity PT 45% 71% AR 60% 82% 83% 78% – – RM 62% 56% 89% 41% 78% – (1) CEOs are Paul Thwaite (PT), Alison Rose (AR) and Ross McEwan (RM) with figures based on the single figure of remuneration for the relevant year. Statement of shareholder voting The resolutions to approve the Policy at the 2022 NatWest Group plc AGM and the Annual remuneration report from the 2024 NatWest Group plc AGM received strong levels of support, as set out below. 250 200 150 100 50 0 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 FTSE 100 NatWest Group Directors’ remuneration policy Vote Number of shares Percentage For 33,883,943,928 92.75% Against 2,649,384,392 7.25% Withheld 126,953,196 – Annual remuneration report Vote Number of shares Percentage For 28,625,951,928 97.83% Against 635,893,952 2.17% Withheld 5,220,112 – Remuneration paid to all employees(1) Distributions to holders of ordinary shares(2) Distributions to holders of paid-in equity 1,456 242 3,348 Remuneration paid to all employees(1) Distributions to holders of ordinary shares(2) Distributions to holders of preference shares and paid-in equity 1,505 (+3.37%) 283 (+16.94%) 3,361 (+0.39%) 2024 2023 NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 148 (1) Remuneration paid to all employees represents total staff expenses as per Note 3 to the consolidated financial statements of the Annual Report on Form 20-F, exclusive of social security and other staff costs.

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 149

Annual remuneration report continued

The Group Performance and Remuneration Committee overview

Principal areas of focus of 2024

	Jan	Feb	April	Sept	Dec
Wider workforce					
Approving and overseeing the NatWest Group-wide remuneration policy.			●		
Considering how pay has been allocated across the workforce, including analysis by colleague level, geography and diversity.			●		
Reviewing fixed pay proposals.					●
Approving Sharesave offers to colleagues.				●	
Reviewing performance over the year and approving bonus pools for the business areas.					●
Reviewing gender and ethnicity pay gap reporting.					●
Approving the Sharing in Success outcome and measures and targets.	●				
Executive remuneration					
Reviewing performance assessments and remuneration arrangements for the committee's 'in-scope' population.	●	●		●	●
Setting performance objectives for senior executives.	●	●	●	●	
Approving the outcomes of variable pay awards.	●				●
Approving remuneration for senior hires and arrangements for any leavers.	●	●		●	●
Engaging with stakeholders on our remuneration proposals.	●			●	●
Reviewing and approving the Directors' remuneration report.	●				●
Receiving benchmarking data on executive pay and peer practice.			●		●
Reviewing and approving the directors' remuneration policy.		●	●	●	●
Governance and regulatory					
Approving agenda planners and ensuring the committee is meeting all its obligations under its terms of reference (ToR).			●	●	
Considering matters escalated by other Board committees and subsidiary Performance and Remuneration Committees.	●	●	●	●	●
Overseeing the MRT identification process.			●	●	
Receiving accountability review updates and approving accountability decisions for the population within its governance.			●	●	

The committee also approves submissions made throughout the year to the UK regulators outside the formal meetings, as required.

Membership	Details of members and attendance is on page 113.
Effectiveness review	In accordance with the Code, an evaluation of the performance of the Board and its committees, including Group RemCo, was conducted by an external facilitator in 2024. Further information on the review can be found on pages 90 to 92.
Role of the committee	To mitigate potential conflicts of interest, no individuals are involved in decisions regarding their own remuneration. The Group Chief Operating Officer, who is responsible for the People function and executive compensation, may be present to support the committee when discussions take place on senior executive pay, but she is never present for discussions on her own remuneration. It is the committee, rather than management, that appoints the remuneration advisers.
Committee advisers	Korn Ferry (KF) were appointed by the committee as remuneration adviser to the committee in March 2024 following a period of transition from our previous adviser PricewaterhouseCoopers LLP (PwC). Details of PwC's appointment can be found in the 2023 Directors' remuneration report. KF provide executive/professional search services alongside HR advisory services including assessment services and organisational strategy services to NatWest Group subsidiaries. PwC provide professional services including assurance, advisory, tax and legal advice to NatWest Group subsidiaries. PwC and KF are signatories to the voluntary code of conduct in relation to remuneration consulting in the UK. The committee is satisfied the advice received is independent and objective. There are no connections between PwC, KF and individual directors to be disclosed. Fees paid to PwC and KF for advising the committee are based primarily on a fixed fee structure with any additional items charged on a time/cost basis. Fees for 2024 in relation to directors' remuneration for PwC amounted to £107,562 for January and February 2024, before they ceased to formally advise the committee (2023 – £211,506), and £290,000 for KF (2023 – £19,000) excluding VAT. The committee also took account of the views of the Group Chair, the Group CEO, the Group CFO, the Group Chief Operating Officer, the Director of Reward & Employment, the Group Chief Risk Officer, the Group Chief Audit Executive and other support and control functions. The committee also received input from the BRC, the GAC and the Performance and Remuneration Committees for the principal legal entities across NatWest Group. In addition, the committee received external legal advice from Clifford Chance on a small number of matters in 2024.

Statement of compliance NatWest Group plc is committed to high standards of corporate governance, business integrity and professionalism in all its activities. Throughout the year ended 31 December 2024, NatWest Group plc applied the Principles and complied with the Provisions of the UK Corporate Governance Code issued by the Financial Reporting Council in July 2018 (the Code), with two exceptions for the period from 1 January to 30 April 2024. These related to: – Provision 17, that the Group Nominations and Governance Committee (N&G) should ensure plans are in place for orderly succession to both the Board and senior management positions and oversee the development of a diverse pipeline for succession; and – Provision 33, that the Group Performance and Remuneration Committee (RemCo) should have delegated responsibility for setting remuneration for the Chair and executive directors. The responsibilities set out in Provisions 17 and 33 were reserved for the Board until 30 April 2024. Effective from 1 May 2024, the Board approved certain delegations to its committees in order to simplify our governance framework, aligning with best practice and the requirements of the Code. Further information on how NatWest Group plc applied the Principles, and complied with the Provisions of the Code can be found in the Corporate governance section of this report, which includes Ongoing processes are in place for the identification, evaluation and management of the principal risks faced by NatWest Group operated throughout the period from 1 January 2024 to 13 February 2025, the date the directors approved the Annual Report and Accounts. These included the bi-annual Control Environment Certification process, which requires senior members of the executive and management to assess the adequacy and effectiveness of their internal control frameworks which supports certification that their business or function is compliant with regulatory requirements and with the requirements of the UK Corporate Governance Code section on Risk Management and Internal Controls. The policies that govern these processes – and reports on internal controls arising from them – are reviewed by the Board and meet the requirements of the Financial Reporting Council’s Guidance on Risk Management, Internal Control and Related Financial and Business Reporting. NatWest Group operates a three lines of defence model for the ownership, oversight and assurance of its risks and internal control environment. Management across the organisation are the first line of defence and, therefore, are the primary owners of the risk and are responsible for the design, implementation and maintenance of effective processes, procedures, and controls to manage the risks within risk appetite. The Risk function is the second line of defence which exercises oversight and challenge of the risk management activities undertaken by the first line of defence. The Internal Audit function, which is the third line of defence, undertakes independent and objective assurance cross-references to relevant sections of the Strategic report and other related disclosures. A copy of the Code can be found at frc.org.uk. NatWest Group plc has complied in all material respects with the Financial Reporting Council Guidance on Audit Committees issued in April 2016. The Group Audit Committee also complied with the requirements of the FRC’s Audit Committees and the External Audit: Minimum Standard and the Statutory Audit Services for Large Companies Market Investigation (Mandatory Use of Competitive Tender Processes and Audit Committee Responsibilities) Order 2014 for the year ended 31 December 2024. Under the US Sarbanes-Oxley Act of 2002, specific standards of corporate governance and business and financial disclosures and controls apply to companies with securities registered in the US. NatWest Group plc complies with all applicable sections of the US Sarbanes-Oxley Act of 2002, subject to a number of exceptions available to foreign private issuers. Internal control The Board of directors is accountable for the system of internal controls that is designed to maintain effective and efficient operations, compliant with applicable laws and regulations. The system of internal controls is designed to manage risk to an acceptable residual level rather than to eliminate it entirely. Systems of internal control can only provide reasonable and not absolute assurance against material misstatement, fraud, or any other loss. activities on the governance, risk management and internal controls to manage risks to enable achievement of NatWest Group’s objectives and reports on the adequacy and effectiveness thereof to the Board and executive management. The effectiveness of NatWest Group’s internal controls is reviewed regularly throughout the year by the Board, the Group Audit Committee, and the Group Board Risk Committee. In addition, the Board receives a risk management report at each Board meeting. Executive management committees at NatWest Group level and each of its businesses also receive regular reports on risks facing their business and the management thereof through internal controls. Details of NatWest Group’s approach to risk management are provided in the Risk and capital management section of the Annual Report and Accounts. Progress in 2024 NatWest Group’s control environment remains robust, with notable enhancements delivered across financial crime, payments, technology, risk management framework and processes and remediation of known control issues. These enhancements have resulted in an improved control environment in 2024. Throughout 2024, work was undertaken to deliver enhancements to the control environment for the mitigation of financial crime risk. NatWest Group continues to make significant investment to support delivery of the multi-year transformation plans across financial crime risk management. Compliance report NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 150

Compliance report continued NatWest Group recognises the value in continuing its investment in payments systems in line with agreed prioritisation criteria. As such, focus remains on enhancing payment-related controls. In addition, NatWest Group’s key operational risk focus areas have been cyber risk, data quality, third-party risk management, operational resilience and end-of-life systems given increasing inherent risk impact of these themes on the overall operational risk profile. These focus areas have resulted in significant progress being made in bringing the associated risks within appetite and in actions being taken to enhance maturity in the management thereof. NatWest Group, as part of its robust risk culture, continued to make enhancements to its risk management processes to maintain an effective control environment. This has included the embedding of enhanced risk and control self-assessments with focus on material non-financial risks across end-to-end processes as part of its enterprise-wide risk management framework. This has been supported by an industry aligned risk directory and the development of a focused suite of risk standards, operational guidance and risk toolkits, which provide a consistent approach to risk management and control requirements for each non- financial risk. The outcomes of the risk and control self- assessments provide insight into the adequacy and effectiveness of the control environment and the impact thereof on the residual risk exposures. They further support the initiation of actions to address control gaps and identify control rationalisation and automation opportunities. The outcomes of the risk and control self-assessments are used as input into risk profile reporting to the Board and senior management and assists in prioritisation of risk mitigation activities considering risk appetite. Key controls are regularly assessed for adequacy and tested for effectiveness. The results are monitored and, where a material change is identified, the associated risk is reassessed. To support management of the operational risk profile, the Operational Risk Executive Steering Group meets regularly and this forum ensures all material operational risks are monitored and actions are in place to manage the risks within risk appetite. The remediation of known control issues through defined action plans continued to be an important focus for both the Group Audit Committee and the Board Risk Committee during 2024. For further information on their oversight of remediation of the most material issues, refer to the Report of the Group Audit Committee and the Report of the Group Board Risk Committee. The Group Audit Committee and the Group Board Risk Committee will continue to focus on such remediation activity, particularly in view of the transformation agenda and risk appetite. The independent auditors present reports to the Group Audit Committee that include details of any significant internal control deficiencies they have identified as part of their review of the financial reporting. In addition, quarterly review meetings are held between the senior executive and the independent auditors to help support oversight. Further, the system of internal controls is also subject to regulatory oversight in the UK and overseas. Additional details of regulatory oversight are given in the Risk and capital management section. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 151 Management's report on internal control over financial reporting Management is responsible for establishing and maintaining adequate internal control over financial reporting for NatWest Group. NatWest Group’s internal control over financial reporting is a component of an overall system of internal control and is designed to provide reasonable assurance regarding the preparation, reliability and fair presentation of financial statements in accordance with International Financial Reporting Standards (IFRS) and includes: a) Policies and procedures that relate to the maintenance of records that, in reasonable detail, fairly and accurately reflect the transactions and disposition of assets; b) Controls providing reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with IFRS, and that receipts and expenditures are being made only as authorised by Management; and c) Controls providing reasonable assurance regarding the prevention or timely detection of unauthorised acquisition, use or disposition of assets that could have a material effect on the financial statements. Management has assessed the effectiveness of its internal control over financial reporting as at 31 December 2024 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in the 2013 publication of “Internal Control – Integrated Framework”. Based on its assessment, Management has concluded that, as at 31 December 2024, NatWest Group’s internal control over financial reporting is effective. Disclosure controls and procedures As required by Exchange Act rules, management (including the Group CEO and Group CFO) have conducted an evaluation of the effectiveness and design of NatWest Group’s disclosure controls and procedures (as defined in the Exchange Act rules) as of 31 December 2024. Based on this evaluation, management (including the Group CEO and Group CFO) concluded that NatWest Group plc’s disclosure controls and procedures were effective as of the end of the period covered by this Annual Report and Accounts. Internal control over financial reporting may not prevent or detect misstatements due to its inherent limitations. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or because the degree of compliance with policies or procedures may deteriorate. The effectiveness of NatWest Group’s internal control over financial reporting as at 31 December 2024 has been audited by Ernst & Young LLP, NatWest Group’s independent registered public accounting firm. The report of the independent registered public accounting firm to the directors of NatWest Group expresses an unqualified opinion on NatWest Group’s internal control over financial reporting as at 31 December 2024.

Compliance report continued NatWest Group plc is also required to provide an Annual Written Affirmation to the NYSE of its compliance with the mandatory applicable NYSE Standards. In March 2024 NatWest Group plc submitted its most recent Annual Written Affirmation to the NYSE which confirmed NatWest Group plc’s full compliance with the applicable provisions. The Board has reviewed its corporate governance arrangements and is satisfied that these are consistent with the NYSE Standards, subject to the following departures: i. NYSE Standards require the majority of the Board to be independent. The NYSE Standards contain different tests from the Code for determining whether a director is independent. NatWest Group plc follows the Code’s requirements in determining the independence of its directors and currently has eight independent non-executive directors, one of whom is the Senior Independent Director. iv. The NYSE standards require that the compensation committee of a listed company be composed entirely of independent directors. Although the members of the Group Performance and Remuneration Committee (Group RemCo) are deemed independent in compliance with the provisions of the Code, the Board has not assessed the independence of the members of the Group RemCo and Group RemCo has not assessed the independence of any compensation consultant, legal counsel or other adviser, in each case, in accordance with the independence tests prescribed by the NYSE Standards. The NYSE Standards require that the compensation committee must have direct responsibility to review and approve the CEO’s remuneration. As stated at the start of this Compliance report, in the case of NatWest Group plc, the Board rather than the Group RemCo reserves the authority to make the final determination of the remuneration of the CEO. v. The NYSE Standards require listed companies to adopt and disclose corporate governance guidelines. Throughout the year ended 31 December 2024, NatWest Group plc has complied with all of the provisions of the Code (subject to the exceptions described above) and the Code does not require NatWest Group plc to disclose the full range of corporate governance guidelines with which it complies. ii. The NYSE Standards require non-management directors to hold regular sessions without management present, and that independent directors meet at least once a year. The Code requires the Chair to hold meetings with non- executive directors without the executives present and non-executive directors are to meet without the Chair present at least once a year to appraise the Chair’s performance and NatWest Group plc complies with the requirements of the Code. iii. The NYSE Standards require that the nominating/corporate governance committee of a listed company be composed entirely of independent directors. The Chair of the Board is also the Chair of the Group Nominations and Governance Committee, which is permitted under the Code (which requires that a majority of members of the committee should be independent non-executive directors). The terms of reference of the Group Nominations and Governance Committee differ in certain limited respects from the requirements set out in the NYSE Standards, including because the Group Nominations and Governance Committee does not have responsibility for overseeing the evaluation of management. vi. The NYSE Standards require listed companies to adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers. NatWest Group has adopted a code of conduct which is supplemented by a number of key policies and guidance dealing with matters including, among others, anti-bribery and corruption, anti-money laundering, sanctions, confidentiality, inside information, health, safety and environment, conflicts of interest, market conduct and management records. This code of conduct applies to all officers and employees and is fully aligned to the PRA and FCA Conduct Rules which apply to all directors. The Code of Conduct is available to view on NatWest Group’s website at natwestgroup.com. This Compliance report forms part of the Corporate governance report and the Report of the directors. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 152 Changes in internal control There was no change in NatWest Group’s internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, NatWest Group’s internal control over financial reporting. The New York Stock Exchange As a foreign private issuer with American Depositary Shares representing ordinary shares, preference shares and debt securities listed on the New York Stock Exchange (the NYSE), NatWest Group plc is not required to comply with all of the NYSE corporate governance standards applicable to US domestic companies (the NYSE Standards) provided that it follows home country practice in lieu of the NYSE Standards and discloses any significant ways in which its corporate governance practices differ from the NYSE Standards. The Group Audit Committee fully complies with the mandatory provisions of the NYSE Standards (including by reference to the rules of the Exchange Act) that relate to the composition, responsibilities and operation of audit committees. More detailed information about the Group Audit Committee and its work during 2024 is set out in the Group Audit Committee report on pages 93 to 101.

The directors present their report together with the audited accounts for the year ended 31 December 2024. Other information incorporated into this report by reference can be found at: Page/Note Our colleagues 37 Corporate governance report 68 Board of directors and secretary 68 Remuneration policy, including directors’ remuneration policy 121 Section 172(1) statement 34 Consolidated financial statements and notes 131 of the Annual Report on Form 20-F Capital, liquidity and funding Disclosures required pursuant to Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended) (‘2008 Regs’) are located on the following pages: HM Treasury (HMT) shareholding Following placing and open offers in December 2008 and in April 2009, HMT owned approximately 70.3% of the enlarged ordinary share capital of the company. In December 2009, the company issued a further £25.5 billion of new capital to HMT in the form of B shares. The table below summarises the changes in HMT’s shareholding in the company since 2009: Date Transaction August 2015 HMT sold 630 million ordinary shares in the company October 2015 HMT converted its holding of 51 billion B shares into 5.1 billion new ordinary shares in the company June 2018 HMT sold 925 million ordinary shares in the company March 2021 NatWest Group carried out an off-market purchase of 591 million of its ordinary shares from HMT May 2021 HMT sold 580 million ordinary shares in the company through an accelerated book building process to institutional investors July 2021 HMT announced its intention to sell part of its shareholding in NatWest Group over a 12-month period via a trading plan March 2022 NatWest Group carried out an off-market purchase of 550 million of its ordinary shares from HMT June 2022 HMT announced an extension to its trading plan for a further 12-month term to August 2023 April 2023 HMT announced an extension to its trading plan to terminate no later than 11 August 2025 May 2023 NatWest Group carried out an off-market purchase of 469 million of its ordinary shares from HMT May 2024 NatWest Group carried out an off-market purchase of 392 million of its ordinary shares from HMT November 2024 NatWest Group carried out an off-market purchase of 263 million of its ordinary shares from HMT On 25 March 2024, an announcement was released to the market advising that HMT’s holding in the total voting rights (TVR) of the company had reduced to 29.82% with effect from 22 March 2024 and HMT ceased to be a Controlling Shareholder under the UK Listing Rules. At 31 December 2024, HMT’s holding in the total voting rights of the company was 9.99%. The percentage was correct as at the date of notification on 12 December 2024. Employee engagement (Schedule 7, Paragraphs 11 and 11A, 2008 Regs): Engagement with suppliers, customers and others (Schedule 7, Paragraph 11B, 2008 Regs): Group structure NatWest Group plc is the parent of NatWest Group and its subsidiary undertakings are structured in compliance with ring-fencing requirements. There are three main subsidiaries – NatWest Holdings Limited (the parent of the ring-fenced group which includes National Westminster Bank Plc, The Royal Bank of Scotland plc and Ulster Bank Ireland DAC) – NatWest Markets Plc (the investment bank and the parent of NatWest Markets N.V.) and – The Royal Bank of Scotland International (Holdings) Limited (the parent of The Royal Bank of Scotland International Limited). Report of the directors NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 153 Risk factors Material contracts 243 of the Annual Report on Form 20-F 270 of the Annual Report on Form 20-F 87 of the Annual Report on Form 20-F Page 57 Climate-related financial disclosures (Schedule 7, Paragraphs 15-19) – Pages 34 to 39 (section 172(1) statement and stakeholder engagement) – Page 37 (Colleagues) – Page 88 (Corporate governance report, workforce engagement) – Pages 34 to 39 (section 172(1) statement and stakeholder engagement) – Pages 86 to 88 (Corporate governance report, stakeholder engagement) Page 172 of the Annual Report on Form 20-F Financial instruments (Schedule 7, Paragraph 6) Page 222 of the Annual Report on Form 20-F, Post balance sheet events (Schedule 7, Paragraph 7 (1) (a)) Page 190 of the Annual Report on Form 20-F, Hedge accounting policy (Schedule 7, Paragraph 6)

Report of the directors continued Activities NatWest Group is mainly engaged in providing a wide range of banking and other financial services. Details of the organisational structure and a business overview of NatWest Group are contained in the Business review. This includes details of the products and services provided by each of our operating areas and the markets where they operate. Details of the strategy for delivering the company’s objectives can be found in the Strategic report Results and dividends UK company law states that dividends can only be paid if a company has sufficient distributable profits available to cover the dividend. A company’s distributable profits are classed as its accumulated, realised profits (not previously distributed or capitalised), less its accumulated, realised losses (not previously written off in a reduction or re-organisation of capital). At 31 December 2024, NatWest Group plc’s distributable profits were £32,201 million. In 2024 NatWest Group paid an interim dividend of £498 million, or 6 pence per ordinary share (2023 – £491 million, or 5.5 pence per ordinary share). The company has announced that the directors have recommended a final dividend of 1.2 billion, or 15.5 pence per ordinary share (2023 – £1.0 billion, or 11.5 pence per ordinary share). The final dividend recommended by directors is subject to shareholders’ approval at the Annual General Meeting (AGM) on 23 April 2025. of what it is like to work at NatWest Group. The company also makes sure that candidates can easily request reasonable adjustments to support at any stage of the recruitment process. Going concern The directors have prepared the financial statements on a going concern basis after assessing the principal risks, forecasts, projections and other relevant evidence over the twelve months from the date the financial statements are approved. UK Code for Financial Reporting Disclosure NatWest Group plc’s 2024 financial statements have been prepared in compliance with the principles set out in the Code for Financial Reporting Disclosure published by UK Finance. The Code sets out five disclosure principles together with supporting guidance. The principles are that NatWest Group and other major UK banks will provide high quality, meaningful and decision-useful disclosures; review and enhance their financial instrument disclosures for key areas of interest to If approved, payment will be made on 28 April 2025 to shareholders on the register at the close of business on 14 March 2025. The ex-dividend date will be 13 March 2025. Subject to the condition mentioned above, the payment of interim dividends on ordinary shares is at the discretion of the Board. Dividend waivers The employee share trusts, which hold shares NatWest Group in respect of the awards and options granted to employees, have lodged standing instructions to waive dividends on shares held by them. A waiver instruction is also in place in respect of dividends on own shares held in treasury. The total amount of dividends waived during 2024 was £37 million. Colleagues Employment for colleagues with disabilities and long-term conditions NatWest Group makes workplace adjustments to support colleagues with disabilities and long-term conditions to succeed. If a colleague develops a disability or long-term condition, NatWest Group will, wherever possible, make adjustments to support them in their existing job or re-deploy them to a more suitable alternative job. The NatWest Group Careers site gives comprehensive insights into NatWest Group jobs, culture, locations and application processes. It also hosts a variety of blog content to portray stories market participants; assess the applicability and relevance of good practice recommendations to their disclosures, acknowledging the importance of such guidance; seek to enhance the comparability of financial statement disclosures across the UK banking sector; and clearly differentiate in their annual reports between information that is audited and information that is unaudited. Enhanced Disclosure Task Force (EDTF) and Disclosures on Expected Credit Losses (DECL) Taskforce recommendations The EDTF, established by the Financial Stability Board, published its report ‘Enhancing the Risk Disclosures of Banks’ in October 2012, with an update in November 2015 covering IFRS 9 expected credit losses (ECL). The DECL Taskforce, jointly established by the Financial Conduct Authority, Financial Reporting Council and the Prudential Regulation Authority, published its phase 2 report recommendations in December 2019. NatWest Group plc’s 2024 Annual Report and Accounts and Pillar 3 Report reflect EDTF and have regard to DECL Taskforce recommendations. Authority to repurchase shares On-market purchases At the AGM in 2023, shareholders renewed the authority for the company to make market purchases of up to 966,778,930 ordinary shares. The directors used the authority obtained at the 2023 AGM (2023 Authority) to carry out share buyback programmes of up to £500 million (2023 Programme) and £300 million (2024 Programme). NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 154 The profit attributable to the ordinary shareholders of NatWest Group plc for the year ended 31 December 2024 was £4,519 million compared with a profit of £4,394 million for the year ended 31 December 2023, as set out in the consolidated income statement on page 137 of the Annual Report on Form 20-F. As at 31 December 2024, NatWest Group employed 60,700 people (excluding temporary staff). Details of all related costs are included in Note 3 to the consolidated accounts of the Annual Report on Form 20-F. NatWest Group’s business activities and financial position, the factors likely to affect its future development and performance and its objectives and policies in managing the financial risks to which it is exposed and its capital are discussed in the Business review. The risk factors which could materially affect NatWest Group’s future results are set out on pages 243 to 265 of the Annual Report on Form 20-F. NatWest Group’s regulatory capital resources and significant developments in 2024 and anticipated future developments are detailed in the Capital, liquidity and funding section on pages 234 to 253 of the Annual Report on Form 20-F. This section also describes NatWest Group’s funding and liquidity profile, including changes in key metrics and the build up of liquidity reserves.

Report of the directors continued The maximum number of ordinary shares that could be purchased under the 2023 Programme was 919,858,922 (reflecting the impact on the 2023 Authority of the reduction in issued share capital following the off-market buyback announced on 22 May 2023). The maximum number of Ordinary Shares that could be purchased under the 2024 Programme was 696,743,990 (reflecting the impact on the 2023 Authority of the reduction in issued share capital following the off-market buyback announced on 22 May 2023 and further reduced by the number of shares purchased to 19 February 2024 under the 2023 Programme). The 2023 Programme started on 31 July 2023 and ended on 22 March 2024. 227,760,624 ordinary shares (nominal value £245,280,672) were purchased by the company under the Programme at a volume weighted average price of 217.1788 pence per Ordinary Share for a total consideration of £494,647,875.28. All of the purchased ordinary shares were cancelled, representing 2.52% of the company’s issued ordinary share capital. The 2024 Programme started on 19 February 2024 and ended on 24 July 2024. 104,485,015 ordinary shares (nominal value £112,522,324) were purchased by the company under the Programme at a volume weighted average price of 287.1225 pence per ordinary share for a total consideration of £299,999,997.21. All of the purchased ordinary shares were cancelled, representing 1.19% of the company’s issued ordinary share capital. Shareholders will be asked to renew the authority for the company to make market purchases or ordinary shares at the AGM in 2025. Preference shares At the AGM in 2024, shareholders renewed the authority for the company to make an off-market purchase of its preference shares. Shareholders will be asked to renew the authority at the AGM in 2025. Additional information Where not provided elsewhere in the Report of the directors, the following additional information is required to be disclosed by Part 6 of Schedule 7 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008. Share Capital The rights and obligations attached to the company’s ordinary shares and preference shares are set out in our Articles of Association. Copies can be obtained from Companies House in the UK or can be found at natwestgroup.com. The rules governing the powers of directors and their appointment, including in relation to issuing or buying back shares, are set out in our Articles of Association. It will be proposed at the 2025 AGM that the directors’ authorities to allot shares under the Companies Act 2006 (the Companies Act) be renewed. At the 2024 AGM, shareholders gave authority to directors to offer a scrip dividend alternative on any dividend paid up to the conclusion of the AGM in 2027. The Articles of Association may only be amended by a special resolution at a General Meeting of shareholders. Voting The cumulative preference shares represent less than 0.006% of the total voting rights of the company, the remainder being represented by the ordinary shares. Off-market purchases A Directed Buyback Contract between the Company and HMT was approved by the shareholders of the Company at a General Meeting on 6 February 2019. Amendments to the Directed Buyback Contract were approved by the shareholders at a General Meeting on 25 August 2022 and at the 2024 AGM. The authority from shareholders to make off-market purchases of ordinary shares from HMT (or its nominee) under the terms of the Directed Buyback Contract was renewed at the 2024 AGM. The company used this authority to make an off-market purchase of 392,448,233 ordinary shares (nominal value £422,636,559) in the company from HMT on 31 May 2024, at a price of 316.2 pence per ordinary share for the total consideration of £1,240,921,312.75, representing 4.50% of the company’s issued ordinary share capital. The company cancelled 222,448,233 of the purchased ordinary shares and transferred the remaining 170,000,000 ordinary shares to treasury. On 11 November 2024, the company made a further off-market purchase of 262,605,042 ordinary shares (nominal value £282,805,430) in the company from HMT, at a price of 380.8 pence per ordinary share for the total consideration of £1 billion, representing 3.16% of the company’s issued ordinary share capital. The company cancelled all of the purchased ordinary shares. Shareholders will be asked to renew the authority for the company to make off-market purchases of its ordinary shares from HMT (or its nominee) at the AGM in 2025. In a show of hands at a General Meeting of the company, every holder of ordinary shares and cumulative preference shares who is present in person or by proxy and entitled to vote, shall have one vote. On a poll, every holder of ordinary shares who is present in person or by proxy and entitled to vote shall have four votes for every share held. Every holder of cumulative preference shares shall have one vote for each 25p nominal amount held. The notices of Annual General Meetings and General Meetings specify the deadlines for exercising voting rights and appointing a proxy or proxies to vote in relation to resolutions to be passed at the meeting. Transfers There are no restrictions on the transfer of ordinary shares in the company other than certain restrictions which may from time to time be imposed by laws and regulations (for example, insider trading laws). The company is not aware of any agreements between shareholders that may result in restrictions on the transfer of securities and/or voting rights. Pursuant to the UK Listing Rules, certain employees of the company require the approval of the company to deal in the company’s shares. Special rights There are no persons holding securities carrying special rights with regard to control of the company. Employee Share Plans A number of the company’s employee share plans include restrictions on transfers of shares while shares are subject to the plans. Note 3 to the consolidated financial statements sets out a summary of the plans. NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 155

NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 156

Report of the directors continued

Under the rules of certain employee share plans, voting rights are exercised by the Trustees of the plan on receipt of participants' instructions. If a participant does not submit an instruction to the Trustee no vote is registered.

For shares held in the company's other employee share trusts, in accordance with investor protection guidelines, the Trustees abstain from voting. The Trustees would take independent advice before accepting any offer in respect of their shareholdings for the company in a takeover bid situation. The Trustees have chosen to waive their entitlement to the dividend on shares held by the Trusts.

A change of control of the company following a takeover bid may cause a number of agreements to which the company is party to take effect, alter or terminate. All of the company's employee share plans contain provisions relating to a change of control. In the context of the company as a whole, these agreements are not considered to be significant.

Directors

The names and brief biographical details of the current directors are shown on pages 68 to 70.

Frank Dangeard, Roisin Donnelly, Patrick Flynn, Yasmin Jetha, Stuart Lewis, Katie Murray, Mark Seligman, Paul Thwaite and Lena Wilson all served throughout 2024 and to the date of signing of the financial statements.

Geeta Gopalan was appointed to the Board on 1 July 2024.

Howard Davies resigned from the Board on 15 April 2024. Richard Haythornthwaite joined the Board as an independent non-executive director on 8 January 2024 and, following a handover period, succeeded Howard Davies as Chair on 15 April 2024.

Mark Seligman has confirmed his intention to retire from the Board on 31 March 2025.

All directors of the company are required to stand for election or re-election annually by shareholders at the AGM. In accordance with the UK Listing Rules, the election or re-election of independent directors requires approval by all shareholders.

Directors' interests

The interests of the directors in the shares of the company at 31 December 2024 are shown on page 146. None of the directors held an interest in the loan capital of the company or in the shares or loan capital of any of the subsidiary undertakings of the company, during the period from 1 January 2024 to 13 February 2025.

Directors' indemnities

In terms of section 236 of the Companies Act, Qualifying Third Party Indemnity Provisions have been issued by the company to its directors, members of the NatWest Group and NWH Executive Committees, individuals authorised by the PRA/FCA, certain directors and/or officers of NatWest Group subsidiaries and all trustees of NatWest Group pension schemes.

NatWest Group also maintains Directors' and Officers' Liability Insurance to provide appropriate protection to directors from liabilities that may arise against them in connection with their role.

Controlling shareholder

In accordance with the UK Listing Rules, the directors confirm that the company's ability to carry out its main business independently at all times of its controlling shareholder, HM Treasury, was complied with. HM Treasury ceased to be a controlling shareholder of the company on 22 March 2024.

Shareholdings

The following table shows the shareholders that have notified NatWest Group that they hold more than 3% of the total voting rights of the company at 31 December 2024.

	Ordinary shares (millions)	% of issued share capital with voting rights held[1]
Solicitor for the Affairs of His Majesty's Treasury as Nominee for His Majesty's Treasury	803	9.99
Blackrock, Inc.	461	5.26
Massachusetts Financial Services Company	448	5.12
The Capital Group, Companies, Inc.	403	5.01
Norges Bank	250	3.01

(1) Percentages provided were correct at the date of notifications on 12 December 2024, 31 May 2024, 6 March 2024, 19 November 2024 and 2 August 2024, respectively.

On 27 January 2025 a notification under Rule 5 of the Disclosure and Transparency Rules ('DTR') was received from HMT notifying that it held 643 million ordinary shares, representing 7.98% of the issued share capital with voting rights.

UK Listing rule 6.6.4

The information to be disclosed in the Annual Report and Accounts under UK Listing Rule 6.6.4 is set out in this Directors' report with the exception of details of contracts of significance under UK Listing Rule 6.6.1 R (9) and (10) given in Material contracts on page 270 of the Annual Report on Form 20-F.

Political donations

At the AGM in 2024, shareholders gave authority, under Part 14 of the Companies Act 2006, for a period of one year, for the company (and its subsidiaries) to make political donations and incur political expenditure up to a maximum aggregate sum of £100,000. This authorisation was taken as a precaution only as the company has a longstanding policy of not making political donations or incurring political expenditure within the ordinary meaning of those words.

During 2024, NatWest Group made no political donations, nor incurred any political expenditure in the UK or EU and it is not proposed that its longstanding policy of not making contributions to any political party be changed. Shareholders will be asked to renew this authorisation at the AGM in 2025.

Directors' disclosure to auditors

Each of the directors at the date of approval of this report confirms that:

a. so far as the director is aware, there is no relevant audit information of which the company's auditors are unaware; and
b. the director has taken all the steps that he/she ought to have taken as a director to make himself/herself aware of any relevant audit information and to establish that the company's auditors are aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act.

Auditors

Ernst & Young LLP (EY LLP) are the auditors and have indicated their willingness to continue in office. A resolution to re-appoint EY LLP as the company's auditors will be proposed at the forthcoming AGM.

By order of the Board

Jan Cargill
Chief Governance Officer and Company Secretary 13 February 2025

NatWest Group plc is registered in Scotland No. SC45551

The directors are responsible for the preparation of the Annual Report and Accounts. The directors are required to prepare Group financial statements, and as permitted by the Companies Act 2006 have elected to prepare company financial statements, for each financial year in accordance with UK adopted International Accounting Standards and International Financial Reporting Standards as issued by the International Accounting Standards Board. They are responsible for preparing financial statements that present fairly the financial position, financial performance and cash flows of NatWest Group. In preparing those financial statements, the directors are required to: – select suitable accounting policies and then apply them consistently. – make judgements and estimates that are reasonable, relevant and reliable. – state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements. – prepare the financial statements on a going concern basis unless it is inappropriate to presume that the company and Group will continue in business. In addition, the directors are of the opinion that the Annual Report and Accounts, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the company’s position and performance, business model and strategy. By order of the Board Richard Haythornthwaite Chair 13 February 2025 John-Paul Thwaite Group Chief Executive Officer Katie Murray Group Chief Financial Officer Board of directors Chair Richard Haythornthwaite Executive directors Non-executive directors John-Paul Thwaite Katie Murray Mark Seligman Frank Dangeard Roisin Donnelly Patrick Flynn Geeta Gopalan Yasmin Jetha Stuart Lewis Gillian Whitehead Lena Wilson The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of NatWest Group and to enable them to ensure that the Annual Report and Accounts complies with the Companies Act 2006. They are also responsible for safeguarding the assets of NatWest Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. Under applicable law and regulations, the directors are also responsible for preparing a Strategic report, Directors’ report, Directors’ remuneration report and Corporate governance statement that comply with that law and those regulations. The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. The directors confirm that to the best of their knowledge: – the financial statements, prepared in accordance with UK adopted International Accounting Standards and International Financial Reporting Standards as issued by the International Accounting Standards Board, give a true and fair view of the assets, liabilities, financial position and profit or loss of the company and the undertakings included in the consolidation taken as a whole; and Statement of directors’ responsibilities NatWest Group plc 2024 Annual Report on Form 20-F - Exhibit 15.2 Page 157 This statement should be read in conjunction with the responsibilities of the auditor set out in their report on pages 132 to 136 of the Annual Report on Form 20-F.